      As filed with the Securities and Exchange Commission on July 19, 1999

                            SCHEDULE 14A INFORMATION
                                 PROXY STATEMENT
        PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

  [ ]  Preliminary Proxy                [ ]  Confidential, For Use of
       Statement                             the Commission Only
  [X]  Definitive Proxy                      (as permitted by Rule 14a-6(e) (2))
       Statement
  [ ]  Definitive Additional
       Materials
  [ ]  Soliciting Material Pursuant to
       Rule 14a-11(c) or Rule 14a-12


                               Fresh America Corp.
               ---------------------------------------------------
                (Name of Registrant as Specified in its Charter)


       -------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No Fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

       ------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

       ------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       ------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

       ------------------------------------------------------------------------

    5) Total fee paid:

       ------------------------------------------------------------------------

[X] Fee paid previously with preliminary materials:
       $15,351.73
       --------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid:

       ------------------------------------------------------------------------

    2) Form, schedule or registration statement no.:

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    3) Filing party:

       ------------------------------------------------------------------------

    4) Date filed:

       ------------------------------------------------------------------------

                              [FRESH AMERICA LOGO]

                          6600 LBJ Freeway, Suite 180
                              Dallas, Texas 75240

                           -------------------------

                                 JULY 22, 1999

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholders:

     You are cordially invited to attend the 1998 Annual Meeting of the shareholders of Fresh America Corp. to be held on Friday, August 27, 1999 at 10:00 a.m. local time, at the Crowne Plaza Suites, 7800 Alpha Road, Dallas, Texas 75240.

     At the annual meeting, you will be asked to vote on the merger of FreshPoint Holdings, Inc. with and into Fresh America, pursuant to which 5,685,826 shares of our common stock will be issued to FreshPoint's stockholders. Your Board of Directors has unanimously approved and adopted an agreement and plan of merger with FreshPoint, and has concluded that the proposed merger is in the best interests of our shareholders.

     At the annual meeting you will also be asked to approve proposals to (1) amend and restate our articles of incorporation upon the effectiveness of the merger to change our name to "FreshPoint America, Inc.", increase the amount of our authorized shares of common stock from 10 million to 50 million and expand the size of our Board of Directors from six to eleven, (2) amend our existing stock option plan upon the effectiveness of the merger to change the name to the "FreshPoint America, Inc. 1999 Stock Option and Award Plan" and increase the number of shares of common stock authorized for issuance under the plan from 625,000 shares to 1,250,000 shares and provide for automatic annual increases thereafter, and (3) reelect Lawrence V. Jackson as a Class II director on our current Board.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THE ABOVE PROPOSALS.

     Whether or not you plan to attend the annual meeting, I urge you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the meeting. THE MERGER CANNOT BE COMPLETED UNLESS FRESH AMERICA SHAREHOLDERS ADOPT THE MERGER AGREEMENT AND APPROVE THE CHARTER AMENDMENT.

     The proxy statement that accompanies this letter provides you with detailed information about the proposed merger. I encourage you to read the proxy statement carefully.

     On behalf of the Board of Directors, I thank you for your support and urge you to vote for the approval of the merger.

                                            Sincerely,

                                            /s/ DAVID I. SHEINFELD

                                            DAVID I. SHEINFELD,
                                            Chairman of the Board,
                                            Chief Executive Officer and
                                            Secretary

                              FRESH AMERICA CORP.
                          6600 LBJ Freeway, Suite 180
                              Dallas, Texas 75240

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF FRESH AMERICA CORP.:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of the shareholders of Fresh America Corp. will be held on Friday, August 27, 1999 at 10:00 a.m. local time, at the Crowne Plaza Suites, 7800 Alpha Road, Dallas, Texas 75240 for the following purposes:

THE MERGER AND CHARTER AMENDMENT

     - To consider and act upon a proposal to approve the merger agreement, dated as of May 3, 1999, by and between Fresh America Corp. and FreshPoint Holdings, Inc. The merger agreement provides for, among other things, the merger of FreshPoint with and into Fresh America, pursuant to which 5,685,826 shares of Fresh America common stock, $.01 par value, will be issued to FreshPoint's stockholders.

       The number of shares of Fresh America common stock to be issued in the merger is fixed and will not increase or decrease based on changes in the market value of Fresh America common stock. As a consequence of the merger, the stockholders of FreshPoint will own approximately 52% of the outstanding Fresh America common stock immediately following the merger.

     - To consider and act upon a proposal to amend and restate the articles of incorporation of Fresh America to, among other things, (1) change Fresh America's name to "FreshPoint America, Inc.", (2) increase the number of authorized shares of Fresh America common stock from 10,000,000 to 50,000,000, and (3) expand Fresh America's Board of Directors from a six-member Board to an eleven-member Board, consisting initially of five persons designated by Fresh America and six persons designated by FreshPoint.

       Pursuant to the bylaws of the combined company, the Board of Directors will be divided into three classes with staggered three-year terms. The designated directors will hold office upon the effectiveness of the merger to the end of their respective terms and until their successors are elected and qualified. If approved at the annual meeting, the charter amendment only will become effective upon consummation of the merger.

     IN ORDER FOR THE MERGER TO BE CONSUMMATED, THE MERGER AGREEMENT AND THE CHARTER AMENDMENT MUST BE APPROVED. NEITHER PROPOSAL WILL BE DEEMED APPROVED UNLESS BOTH ARE APPROVED.

STOCK OPTION PLAN AMENDMENT

     - To consider and act upon a proposal to amend the Fresh America Corp. 1996 Stock Option and Award Plan as Amended and Restated Effective May 22, 1998 to (1) change the name of the stock option plan to the "FreshPoint America, Inc. 1999 Stock Option and Award Plan," and (2) increase the number of shares of common stock authorized for issuance under the plan from 625,000 shares to 1,250,000 shares and provide for future annual increases in the total number of shares authorized for issuance pursuant to non-qualified options and restricted stock grants under the plan equal to any percentage increase in the number of issued and outstanding shares of FreshPoint America common stock from the prior year. If approved at the annual meeting, the stock option plan amendment only will become effective upon consummation of the merger.

NOMINEE FOR CURRENT BOARD

     - To elect one Class II director to serve until the merger is consummated, or if for any reason the merger is not consummated, until the expiration of his three-year term and until his successor is elected and qualified.

OTHER PROPOSALS TO BE PRESENTED

     - To transact such other business that may properly come before the annual meeting and any adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT, THE CHARTER AMENDMENT AND THE STOCK OPTION PLAN AMENDMENT ARE IN THE BEST INTERESTS OF FRESH AMERICA AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE CHARTER AMENDMENT AND THE STOCK OPTION PLAN AMENDMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE ABOVE PROPOSALS.

     As of July 8, 1999, there were 5,241,051 shares of Fresh America common stock issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of Fresh America common stock is necessary to constitute a quorum at the annual meeting. If a quorum is present in person or by proxy, the affirmative vote by the holders of at least two-thirds of the outstanding shares of Fresh America common stock is required to approve the merger and the charter amendment. Approval of the stock option plan amendment requires approval of a majority of the votes cast with respect to that proposal. Approval of the nominee for Class II director requires the affirmative vote of a plurality of the votes cast at the annual meeting.

     Only shareholders of record as of the close of business on July 8, 1999 will be entitled to notice of and to vote at the annual meeting and any adjournment thereof.

     IN ORDER TO ASSURE THE PRESENCE OF A QUORUM, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU EXECUTE AND RETURN A PROXY, YOU HAVE THE POWER TO REVOKE IT AT ANY TIME BEFORE IT IS VOTED EITHER (1) BY PROVIDING WRITTEN NOTICE OF REVOCATION TO THE CORPORATE SECRETARY OF FRESH AMERICA PRIOR TO THE ANNUAL MEETING, (2) BY SUBMITTING A SUBSEQUENT PROXY PRIOR TO THE ANNUAL MEETING OR (3) BY VOTING IN PERSON AT THE ANNUAL MEETING. THE GIVING OF A PROXY DOES NOT AFFECT YOUR RIGHT TO ATTEND AND VOTE IN PERSON AT THE ANNUAL MEETING. HOWEVER, YOUR PRESENCE AT THE ANNUAL MEETING WITHOUT FURTHER ACTION WILL NOT REVOKE YOUR PROXY.

                                            By order of the Board of Directors,

                                             /s/ DAVID I. SHEINFELD

                                            DAVID I. SHEINFELD,
                                            Chairman of the Board,
                                            Chief Executive Officer and
                                            Secretary

Dallas, Texas
July 22, 1999

                            YOUR VOTE IS IMPORTANT.
                   PLEASE SIGN, DATE AND RETURN PROMPTLY THE
           ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED.

                                PROXY STATEMENT

                             GENERAL INFORMATION OF
                              FRESH AMERICA CORP.
                      1998 ANNUAL MEETING OF SHAREHOLDERS

     This proxy statement is being furnished to the shareholders of Fresh America Corp., a Texas corporation, in connection with the solicitation of proxies by the Board of Directors of Fresh America for use at its 1998 Annual Meeting of Shareholders (and any adjournments or postponements thereof) to be held on Friday, August 27, 1999, at the Crowne Plaza Suites, 7800 Alpha Road, Dallas, Texas 75240, at 10:00 a.m. local time.

     At the annual meeting, you will consider and vote upon a proposal to approve the merger agreement, dated as of May 3, 1999, by and between Fresh America and FreshPoint Holdings, Inc. The merger agreement provides for the merger of FreshPoint with and into Fresh America, pursuant to which 5,685,826 shares of Fresh America common stock, $.01 par value, will be issued to FreshPoint's stockholders. As a consequence of the merger, the stockholders of FreshPoint will own approximately 52% of the outstanding common stock of the combined company immediately following the merger.

     At the annual meeting, you will also consider and vote upon a proposal to amend and restate the articles of incorporation of Fresh America to, among other things, (1) change Fresh America's name to "FreshPoint America, Inc.," (2) increase the number of authorized shares of Fresh America common stock from 10,000,000 to 50,000,000, and (3) expand Fresh America's Board of Directors from a six-member Board to an eleven-member Board consisting initially of five persons designated by Fresh America and six persons designated by FreshPoint.

     In order for the merger to be consummated, the merger agreement and the charter amendment must be approved. Neither proposal will be deemed approved unless both are approved.

     At the annual meeting, you will also consider and vote upon a proposal to amend the Fresh America Corp. 1996 Stock Option and Award Plan as Amended and Restated Effective May 22, 1998 to (1) change the name of the plan to the "FreshPoint America, Inc. 1999 Stock Option and Award Plan," and (2) increase the number of shares of common stock authorized for issuance under the plan from 625,000 shares to 1,250,000 shares and provide for annual increases in the total number of shares authorized for issuance pursuant to non-qualified options and restricted stock grants under the plan equal to any percentage increase in the number of issued and outstanding shares of FreshPoint America common stock from the prior year. If approved at the annual meeting, the stock option plan amendment will only become effective upon consummation of the merger.

     On April 30, 1999, the day prior to the first public announcement of the merger, the closing sale price of Fresh America common stock on the Nasdaq Stock Market was $18 7/16 per share. On July 19, 1999, the closing sale price of Fresh America common stock on Nasdaq was $13 7/8 per share.

     This proxy statement also constitutes Fresh America's 1998 Annual Report to Shareholders.

     PLEASE READ THE "RISK FACTORS" BEGINNING ON PAGE 17 OF THIS PROXY STATEMENT FOR A DISCUSSION OF CERTAIN MATTERS WHICH YOU SHOULD CONSIDER BEFORE VOTING ON THE MERGER AGREEMENT AND THE CHARTER AMENDMENT.

     All information regarding Fresh America in this proxy statement has been supplied by Fresh America and all information regarding FreshPoint in this proxy statement has been supplied by FreshPoint.

     This proxy statement and the accompanying form of proxy are first being mailed to the shareholders of Fresh America on or about July 22, 1999.

NEITHER THIS TRANSACTION NOR THE SECURITIES OF FRESH AMERICA TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

               The date of this proxy statement is July 22, 1999.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement contains forward-looking statements. Additional written or oral forward-looking statements may be made by Fresh America from time to time in filings with the Securities and Exchange Commission or otherwise. Forward-looking statements may include, but not be limited to, projections of revenues, costs, income or loss, capital expenditures, plans for future operations, financing needs or plans and plans relating to products or services of Fresh America, as well as assumptions relating to the foregoing. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this proxy statement, including those contained in the section entitled "Risk Factors" beginning on page 17, and in the section entitled "Selected Financial Information" beginning on page 64, describe factors, among others, that could contribute to or cause such differences.

     Readers are cautioned not to place undue reliance on any forward-looking statements made by, or on behalf of, Fresh America in this proxy statement or in any filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by such forward-looking statements is included in Fresh America's current and subsequent filings with the SEC. See "Where You Can Find More Information" beginning on page 102.

                       PROXY STATEMENT TABLE OF CONTENTS

                                                              PAGE
                                                              ----
GENERAL INFORMATION.........................................    i
FORWARD-LOOKING STATEMENTS..................................   ii
SUMMARY.....................................................    1
  The Companies.............................................    1
  Business Strategy After the Merger........................    2
  The Annual Meeting........................................    3
  The Merger Agreement......................................    5
  Shareholders' Agreement...................................    7
  Albert Fisher Consent.....................................    7
  Registration Rights Agreement.............................    7
  Employment Agreements.....................................    7
  New Credit Facilities.....................................    8
  Our Recommendations to Shareholders.......................    9
  Interests of Fresh America's Directors and Officers in the
     Merger That Are Different From Your Interests..........    9
  Summary Historical Financial Data of Fresh America........   10
  Summary Historical Financial Data of FreshPoint...........   11
  Unaudited Pro Forma Summary Financial Data................   12
  Market Price Data for Fresh America Common Stock..........   13
  Comparative Per Share Data................................   15
RISK FACTORS................................................   17
THE ANNUAL MEETING..........................................   22
  Date, Time and Place......................................   22
  Proposals.................................................   22
  Who Can Vote at the Annual Meeting........................   26
  Voting and Proxies........................................   27
  Solicitation of Proxies...................................   28
  Objecting Shareholder's Rights............................   28
  Vote Required; Principal Shareholders.....................   28
BACKGROUND AND REASONS FOR THE MERGER.......................   29
  Background of the Merger..................................   29
  Reasons for the Merger....................................   30
  Potential Cost Savings and Operating Synergies............   32
  Interests of Certain Persons in the Merger................   33
BEAR STEARNS FAIRNESS OPINION...............................   33
THE MERGER AGREEMENT........................................   37
  General...................................................   37
  Effective Time............................................   37
  Merger Consideration......................................   37
  Representations and Warranties............................   38
  Certain Covenants.........................................   40
  Conditions to the Merger..................................   42
  Termination of the Merger Agreement.......................   42
  Termination Fee; Payment of Fees and Expenses.............   43
  Federal Income Tax Consequences of the Merger.............   43
  Accounting Treatment......................................   43

                                                              PAGE
                                                              ----
RELATED AGREEMENTS..........................................   44
  Shareholders' Agreement...................................   44
  Albert Fisher Consent.....................................   44
  Registration Rights Agreement.............................   46
  Employment Agreements.....................................   47
  New Credit Facilities.....................................   49
MANAGEMENT AFTER THE MERGER.................................   52
  Overview..................................................   52
  Board of Directors and Executive Officers After the
     Merger.................................................   52
FRESH AMERICA MANAGEMENT....................................   55
  Board of Directors and Executive Officers.................   55
  Executive Compensation....................................   56
  Certain Beneficial Owners.................................   57
  Meetings and Committees of the Board of Directors.........   58
  Compensation of Directors.................................   59
  Compensation Committee's Report on Executive
     Compensation...........................................   60
  Compensation Committee Interlocks and Insider
     Participation..........................................   61
  Corporate Performance Graph...............................   62
  Transactions with Management..............................   63
SELECTED FINANCIAL INFORMATION..............................   64
  Unaudited Pro Forma Combined Financial Data...............   64
  Unaudited Pro Forma Combined Capitalization...............   75
  Fresh America Historical Consolidated Financial Data......   77
  Fresh America Management's Discussion and Analysis of
     Financial Condition and Results of Operations..........   78
  FreshPoint Historical Financial Data......................   84
  FreshPoint Management's Discussion and Analysis of
     Financial Conditions and Results of Operations.........   86
FRESH AMERICA BUSINESS DESCRIPTION..........................   92
  General...................................................   92
  Business Strategy.........................................   92
  Acquisitions..............................................   93
  Services..................................................   93
  Products..................................................   94
  Operations................................................   94
  Sam's Club................................................   95
FRESHPOINT BUSINESS DESCRIPTION.............................   97
  General...................................................   97
  Services..................................................   97
  Products..................................................   98
  Operations................................................   98
DESCRIPTION OF FRESH AMERICA CAPITAL STOCK..................  100
  General...................................................  100
  Common Stock..............................................  100
  Preferred Stock...........................................  100
  Change in Control.........................................  100
AFFILIATES' RESTRICTION ON SALE OF FRESH AMERICA COMMON
  STOCK.....................................................  101
INDEPENDENT AUDITORS........................................  102
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....  102
WHERE YOU CAN FIND MORE INFORMATION.........................  102
SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING...............  103

                                                              PAGE
                                                              ----
INDEX TO HISTORICAL FINANCIAL STATEMENTS....................  F-1
APPENDICES
  Appendix A -- Agreement and Plan of Merger
     Exhibit A -- Form of Articles of Incorporation
     Exhibit B -- Form of Bylaws
     Exhibit C -- Directors and Executive Officers
     Exhibit D -- Form of Employment Agreement
     Exhibit E -- Legal Opinions of Holdings Counsel
     Exhibit F -- Form of Shareholders' Agreement
     Exhibit G -- Form of Affiliates Letters
     Exhibit H -- Fisher Consent
     Exhibit I -- Legal Opinions of Company Counsel
     Exhibit J -- Registration Rights Agreement
  Appendix B -- Opinion of Bear Stearns

                                    SUMMARY

     This brief summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. You should carefully read the entire proxy statement and the other documents to which this document refers you to fully understand the merger and related transactions. See "Where You Can Find More Information" beginning on page 102.

                      THE COMPANIES (SEE PAGES 92 AND 97)

Fresh America Corp.
6600 LBJ Freeway, Suite 180
Dallas, Texas 75240
(972) 774-0575

     Fresh America is one of the largest distributors of fresh produce and other refrigerated products in North America, serving over 4,000 customers in 47 states and Canada through 27 distribution and processing facilities. We provide fresh produce and related products and services in four primary areas of specialization: outsourcing programs, retail/wholesale distribution, specialty food service distribution and value-added processing and repackaging. We are organized under the laws of the State of Texas.

     At April 2, 1999 (the end of our first fiscal quarter for calendar 1999), Fresh America had total assets of $154.8 million and shareholders' equity of $52.4 million. For the 12 months ended April 2, 1999, Fresh America had "pro forma" revenues of approximately $762.2 million. The "pro forma" revenues include revenues from companies we acquired during the 12-month period ended April 2, 1999 as if the acquisitions occurred at the beginning of the period.

     In this proxy statement, when we use the terms "Fresh America," "we," "us" and "our," these terms refer to Fresh America Corp. and its subsidiaries, unless the context otherwise requires, such as in "The Merger Agreement -- Merger Consideration" on page 37.

FreshPoint Holdings, Inc.
15305 Dallas Parkway, Suite 1010
Dallas, Texas 75248
(972) 392-8110

     FreshPoint specializes in foodservice and retail distribution, wholesale supply and in the procurement and transportation of fresh produce. FreshPoint serves its customers throughout the United States and Canada through 28 distribution centers. At March 27, 1999 (the end of FreshPoint's first fiscal quarter for calendar 1999), FreshPoint had total assets of $181.2 million and stockholders' equity of $17.6 million. For the 12 months ending March 27, 1999, FreshPoint had revenues of approximately $736.1 million. FreshPoint is organized under the laws of the State of Delaware.

     FreshPoint began operating in November 1996 when a private investor group led by Rosecliff, Inc. purchased substantially all of the North American produce distribution business of The Albert Fisher Group PLC. In order to consummate the acquisition, the investor group formed FreshPoint Holdings, Inc. Principal stockholders of FreshPoint Holdings are Rosecliff RCD Partners, Rosecliff Albert Fisher Partners, L.P. and Rosecliff RCD Partners Benefit Reserve Trust, whom we refer to in this proxy statement as the "Rosecliff Partnerships." In this proxy statement we refer to The Albert Fisher Group PLC and its subsidiaries as "Albert Fisher" and we refer to the approximately 50 private investors in the Rosecliff Partnerships (other than Albert Fisher and FreshPoint management) as the "Rosecliff Investors."

     In this proxy statement, when we use the term "FreshPoint," this term refers to FreshPoint Holdings and its subsidiaries, unless the context otherwise requires, such as in "The Merger Agreement -- Merger Consideration" on page 37.

                       BUSINESS STRATEGY AFTER THE MERGER

     We believe the merger with FreshPoint will enhance and accelerate the implementation of our core operating strategy and enhance our competitive position and business prospects. Our business strategy after the merger includes the following key elements:

  Provide Quality Products on Profitable Terms

     We will continue to focus on quality and freshness at each step of the procurement, processing and distribution process. Our ability to pay careful attention to product selection, expeditious delivery and efficient management of our distribution infrastructure will continue to allow us to operate profitably in our highly competitive and fragmented industry.

  Develop and Maintain High Quality Customer Relationships

     We believe that the success of the combined company will be dependent upon our ability to consistently provide our customers with quality products on a timely basis at reasonable prices. Unlike broadline distributors that often make deliveries to customers on a weekly or bimonthly basis, as a distributor of fresh produce we distribute our products to our customers several times a week, and in some cases, daily. As a result, our customers tend to rely on us to deliver high quality products on a timely basis more so than what they may expect from a distributor of non-perishable items. By catering to customer demands and offering seamless service, both Fresh America and FreshPoint have developed and intend to continue to develop long-term relationships with customers.

  Effective Use of Technology

     The procurement and distribution process is extremely complex with respect to both managing perishable inventory and scheduling delivery for thousands of separate customer accounts each day. Together, Fresh America and FreshPoint will have specialized management information systems which will allow us to improve the efficiency of the process from purchasing to delivery.

  Selective Acquisition Program

     We have generated significant growth over the last three years by completing 16 acquisitions. The merger is a continuation of our strategy to selectively grow and diversify our revenue base by adding complimentary businesses to our existing operations. We intend to continue to pursue acquisitions of companies in our highly fragmented industry on a selective basis, and to integrate these operations into our operating model to achieve synergies, revenue enhancements and economies of scale.

  Comprehensive Outsourcing Solution for Institutional Customers

     The combined company will offer a national and comprehensive outsourcing solution to our customers' fresh produce requirements. This capability will allow us to offer more large institutional accounts a single source to efficiently satisfy the majority of their fresh produce needs.

  Economies of Scale in a Fragmented Industry

     We believe that the combined company will be one of the largest fresh produce distributors in a highly fragmented industry with thousands of participants in the United States and Canada. Our ability to work favorably with our suppliers and third-party transportation providers and to effectively leverage our transportation capacity should allow us to maintain an efficient operating structure and increase our profitability.

  Value-Added Services Enhance Product Offerings

     To meet customer requirements and increase the overall value of our services, we will continue to offer our customers incremental services, including ripening, repackaging and food processing. These services will provide added value for the customers of the combined company while increasing the utilization of our facilities and generating higher margin revenue at little incremental cost to us.

  Experienced Management Team with Significant Equity Ownership

     Each company's management team has extensive experience in the fresh produce distribution industry. Mitt Parker, President and Chief Executive Officer of FreshPoint, and David Sheinfeld, our Chairman of the Board and Chief Executive Officer, have over 40 years of combined industry experience. In addition, the regional management teams of the combined company, essential to efficient and profitable operations, are well experienced in the industry. Senior management will also have a significant equity stake in the combined company.

                        THE ANNUAL MEETING (SEE PAGE 22)

     The 1998 annual meeting of our shareholders will be held on Friday, August 27, 1999, at 10:00 a.m., local time, at the Crowne Plaza Suites, 7800 Alpha Road, Dallas, Texas 75240.

  Proposals

     At the annual meeting, you will be asked to consider and act upon the following proposals:

     THE MERGER AND THE CHARTER AMENDMENT

     - To consider and act upon a proposal to approve the merger agreement, dated as of May 3, 1999, by and between Fresh America and FreshPoint. The merger agreement provides for, among other things, the merger of FreshPoint with and into us, pursuant to which 5,685,826 shares of our common stock, $.01 par value, will be issued to FreshPoint's stockholders.

       The number of shares of our common stock to be issued in the merger is fixed and will not increase or decrease based on changes in the market value of our common stock. As a consequence of the merger, the stockholders of FreshPoint will own approximately 52% of the combined company's outstanding common stock immediately following the merger.

     - To consider and act upon a proposal to amend and restate our articles of incorporation to, among other things, (1) change our name to "FreshPoint America, Inc.", (2) increase the number of our authorized shares of common stock from 10,000,000 to 50,000,000, and (3) expand our Board of Directors from a six-member Board to an eleven-member Board, consisting initially of five persons designated by us and six persons designated by FreshPoint.

       Pursuant to the bylaws of the combined company, our Board of Directors will be divided into three classes with staggered three-year terms. The designated directors will hold office upon the effectiveness of the merger to the end of their respective terms and until their successors are elected and qualified. If approved at the annual meeting, the charter amendment will only become effective upon consummation of the merger.

     IN ORDER FOR THE MERGER TO BE CONSUMMATED, BOTH THE MERGER AGREEMENT AND THE CHARTER AMENDMENT MUST BE APPROVED. NEITHER PROPOSAL WILL BE DEEMED APPROVED UNLESS BOTH ARE APPROVED.

     STOCK OPTION PLAN AMENDMENT

     - To consider and act upon a proposal to amend the Fresh America Corp. 1996 Stock Option and Award Plan as Amended and Restated Effective May 22, 1998 to (1) change the name of the stock option plan to the "FreshPoint America, Inc. 1999 Stock Option and Award Plan," and (2) increase the number of shares of our common stock authorized for issuance under the stock option plan from 625,000 to 1,250,000 and provide for future annual increases in the total number of shares authorized for issuance pursuant to non-qualified options and restricted stock grants under the plan equal to any percentage increase in the number of issued and outstanding shares of FreshPoint America common stock from the prior year. If approved at the annual meeting, the stock option plan amendment will only become effective upon consummation of the merger.

     NOMINEE FOR CURRENT BOARD

     - To elect one Class II director to serve until the merger is consummated, or if for any reason the merger is not consummated, until the expiration of his three year term and until his successor is elected and qualified.

     OTHER PROPOSALS TO BE PRESENTED

     - To transact such other business that may properly come before the annual meeting and any adjournments thereof.

  Who Can Vote at the Annual Meeting

     Only holders of record of Fresh America common stock at the close of business on July 8, 1999 will be entitled to vote at the annual meeting. As of July 8, 1999, there were 5,241,051 shares of Fresh America common stock issued and outstanding, all of which are entitled to vote. You will be able to cast one vote for each share of Fresh America common stock you owned at that time.

     You can vote your shares by either attending the annual meeting and voting in person or by mailing the enclosed proxy card. If you execute and return a proxy, you have the power to revoke it at any time before it is voted by any of the following:

     - Providing written notice of revocation to the corporate secretary of Fresh America prior to the annual meeting.

     - Executing a later-dated proxy relating to the same shares and delivering it to the corporate secretary of Fresh America prior to the annual meeting.

     - Attending the annual meeting, filing a written notice of revocation with the secretary of the meeting and voting in person.

The giving of a proxy does not affect your right to attend and vote in person at the annual meeting. However, your presence at the annual meeting without further action will not revoke your proxy.

     If you are a shareholder whose shares of Fresh America common stock are not registered in your own name, you will need additional documentation from the record holder of your shares in order to be admitted to and to vote at the annual meeting. Examples of such documentation include a broker's statement, letter or other document confirming your ownership of shares of Fresh America common stock.

  What is Required for a Quorum

     A "quorum" is a majority of our outstanding shares of common stock. They may be present at the annual meeting or represented by proxy. There must be a quorum, either present in person at the annual meeting or represented by proxy, for the annual meeting to be held. If a quorum is not present at the annual meeting, either in person or by proxy, the annual meeting may be adjourned from time to time until a quorum is obtained.

  What Vote is Required for Approval of a Proposal

     In order to approve the merger agreement and the charter amendment, the holders of two-thirds of the outstanding shares of Fresh America common stock must vote in favor. In order to approve the stock option plan amendment, the approval of a majority of the votes cast on that issue is required. With respect to the election of the Class II director, a plurality of the votes cast at the annual meeting must vote in favor.

     As an inducement to FreshPoint's entering into the merger agreement, two of our principal shareholders, David Sheinfeld and Thomas Hubbard, agreed to vote all of the shares of Fresh America common stock owned by them and their affiliates, which represent approximately 18% of our outstanding common stock, in favor of the merger agreement and the charter amendment.

     FreshPoint's stockholders have unanimously approved the merger agreement and the charter amendment, subject to certain conditions specified in the agreement of consent and waiver between FreshPoint and Albert Fisher, described in "Related Agreements -- Albert Fisher Consent" beginning on page 44.

                       THE MERGER AGREEMENT (SEE PAGE 37)

     We have attached the agreement and plan of merger to this proxy statement as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

GENERAL

     We propose a combination in which FreshPoint will merge with and into Fresh America, with Fresh America as the surviving company. The combined company will be renamed "FreshPoint America, Inc." and will be based in Dallas, Texas. We expect to complete the merger by August 31, 1999.

     In this proxy statement, when we use the term "FreshPoint America," this term refers to the combined company after the merger.

  Merger Consideration

     All of the equity securities of FreshPoint Holdings will be exchanged for 5,685,826 shares of Fresh America common stock. Immediately following the merger, the merger consideration will represent approximately 52% of FreshPoint America's outstanding common stock. The number of shares of our common stock to be issued in the merger is fixed pursuant to the merger agreement and is not subject to increase or decrease based on the market value of our common stock.

  Management After the Merger (See Page 52)

     The merger will result in changes in the size and composition of our Board of Directors. Upon the effectiveness of the merger, the size of our Board of Directors will expand from six to eleven members. We have designated five of the initial directors and FreshPoint has designated six of the initial directors. Pursuant to the bylaws of the combined company, the Board of Directors will be divided into three classes with staggered three year terms.

     The merger will result in a change in the composition of our management team. Upon the effectiveness of the merger, two of FreshPoint's executive officers, Mitt Parker and Brian Sturgeon, will become President and Chief Executive Officer, and Chief Operating Officer, respectively. David Sheinfeld will remain as Chairman of the Board, and John Gray will remain as Executive Vice President and Chief Financial Officer.

     The issuance of the merger consideration of 5,685,826 shares of our common stock to the stockholders of FreshPoint Holdings will result in new concentrations of ownership of our stock. Following the merger, FreshPoint stockholders will own 52% of FreshPoint America's common stock. It is anticipated that the following principal stockholders of FreshPoint will beneficially own the following approximate percentages of FreshPoint America's common stock:

                                                              STOCK OWNERSHIP
                      BENEFICIAL OWNER                         AFTER MERGER
                      ----------------                        ---------------
Rosecliff Investors.........................................       23.7%
FreshPoint management.......................................       13.7%
Albert Fisher...............................................       14.6%

None of the approximately 50 Rosecliff Investors will beneficially own more than 4.9% of FreshPoint America common stock immediately after the merger, and none of the approximately 36 FreshPoint management members will beneficially own more than 4.25% of FreshPoint America common stock immediately after the merger. The above percentages are calculated based on an assumed market price of our common stock of $13.00 and assumes the merger takes place on August 31, 1999.

  You Do Not Have Appraisal Rights in the Merger (See Page 28)

     Texas law does not provide you with dissenters' appraisal rights in the merger. This means that if you are not satisfied with the merger, you are not legally entitled to have the value of your interest in Fresh America common stock independently determined and receive payment based on that valuation.

  Federal Income Tax Consequences of the Merger

     Because your shares of Fresh America common stock will remain unchanged as a result of the merger, you should not recognize any gain or loss for purposes of United States federal income tax. The combined company also will not recognize any gain or loss for United States federal income tax purposes.

  Accounting Treatment of the Merger (See Page 43)

     Because FreshPoint's stockholders will own approximately 52% of FreshPoint America's outstanding common stock immediately after the merger and FreshPoint will designate a majority of the combined company's initial directors, the merger will be accounted for as a purchase of Fresh America by FreshPoint in a "reverse acquisition." This means that, for accounting and financial reporting purposes, we will treat our companies as one company beginning as of the date of the merger.

     Additionally, under this method of accounting, FreshPoint will record the fair market value of Fresh America's net assets in its financial statements. Because the value of our outstanding common stock is greater than the fair market value of our identifiable net assets, the combined company will record an asset called "goodwill" of approximately $89 million. FreshPoint America will amortize this goodwill as an expense over the next 40 years. This goodwill replaces the $33 million of goodwill recorded on Fresh America's books on April 2, 1999.

     Our fiscal year currently is a 52-week or 53-week period ending on the first Friday in January. FreshPoint's fiscal year currently is a 52-week or 53-week period ending on the Saturday closest to June 30. After the merger, the combined company will adopt FreshPoint's fiscal year.

  Conditions to the Merger (See Page 42)

     The completion of the merger depends upon the satisfaction of a number of conditions. While we expect that all of the conditions to completing the merger will be satisfied, there can be no assurance that they will be. Either company may waive compliance with the conditions at its discretion if the law allows it.

  Termination of the Merger Agreement and Expenses (See Page 42)

     The companies can agree to terminate the merger agreement without completing the merger. Either party can terminate the merger agreement upon the occurrence or non-occurrence of particular events, including the failure of our shareholders to approve the merger at the annual meeting. In general, each of us will bear our own fees and expenses, but if the merger agreement is terminated because either company materially breaches the merger agreement, then the breaching party will reimburse the non-breaching party for up to $1 million of its expenses.

     We must pay FreshPoint a termination fee of $3 million plus up to $750,000 of FreshPoint's expenses if: (1) the merger agreement is terminated under certain circumstances, (2) before the merger agreement was terminated, there was a competing transaction to the merger that we recommended to our shareholders, and (3) within 12 months of the termination date, we either enter into a letter of intent or a definitive agreement for a competing transaction or we consummate a competing transaction.

  Waiving and Amending Provisions of the Agreement (See Page 42)

     We can agree to amend the merger agreement, and each of us can waive our right to require the other party to adhere to the terms and conditions of the agreement, where the law allows.

                     SHAREHOLDERS' AGREEMENT (SEE PAGE 44)

     It is a condition to the consummation of the merger that the Rosecliff Partnerships, Albert Fisher and two of our principal shareholders, David Sheinfeld and Thomas Hubbard, enter into a shareholders' agreement. The parties to the shareholders' agreement collectively will own approximately 61% of FreshPoint America's outstanding common stock immediately after the merger. The parties to the shareholders' agreement will agree to vote their shares of common stock so that FreshPoint America's eleven directors will initially be comprised of six persons designated by FreshPoint -- Mitt Parker, Brian Sturgeon, John Geisler, Donald Kendall, John Gutfreund and Robert Dussler -- and five persons designated by Fresh America -- David Sheinfeld, Tom Hubbard, Lawrence Jackson, Sheldon Stein and Colon Washburn. The directors will include Mitt Parker so long as he serves as Chief Executive Officer of FreshPoint America and Brian Sturgeon so long as he serves as Chief Operating Officer of FreshPoint America. The shareholders' agreement will remain in effect for no more than three years.

                      ALBERT FISHER CONSENT (SEE PAGE 44)

     In addition to being a stockholder of FreshPoint, Albert Fisher is the holder of a subordinated promissory note issued by FreshPoint, the outstanding principal and accrued interest of which is approximately $31 million. As an inducement to our signing the merger agreement, Albert Fisher and FreshPoint entered into an agreement of consent and waiver. Albert Fisher consented to the merger agreement, and FreshPoint agreed that simultaneously with the merger, it will prepay the subordinated note and pay Albert Fisher a transaction fee of $1.25 million. In addition, the parties agreed to terminate existing agreements between them related to the stock purchase of FreshPoint from Albert Fisher in November 1996, except for specified tax and environmental indemnification obligations of Albert Fisher.

                  REGISTRATION RIGHTS AGREEMENT (SEE PAGE 46)

     It is a condition to the consummation of the merger that we enter into a registration rights agreement with the Rosecliff Partnerships and Albert Fisher. We will grant "shelf" and "piggyback" registration rights to the Rosecliff Partnerships and Albert Fisher, which will require us to register under the Securities Act of 1933, as amended, the transfer of our common stock issued to them in the merger. The Rosecliff Partnerships and Albert Fisher may not sell into the market any of FreshPoint America's common stock issued to them in the merger for a period of 180 days after the merger. The registration rights agreement will remain in effect for no more than three years.

                      EMPLOYMENT AGREEMENTS (SEE PAGE 47)

     We have entered into employment agreements with two of our executive officers, David Sheinfeld and John Gray, and two of FreshPoint's executive officers, Mitt Parker and Brian Sturgeon, to be effective only upon the closing of the merger. Under these agreements, each of the executives will hold the following positions and will earn the following annual salary:

NAME                                                      TITLE               ANNUAL SALARY
----                                                      -----               -------------
David Sheinfeld.............................  Chairman of the Board             $550,000
Mitt Parker.................................  President and Chief Executive     $550,000
                                              Officer
Brian M. Sturgeon...........................  Chief Operating Officer           $300,000
John Gray...................................  Executive Vice President and      $200,000
                                              Chief Financial Officer

     At or promptly after consummation of the merger, Messrs. Sheinfeld, Parker, Sturgeon and Gray will be issued options to purchase shares of the combined company's common stock in substantially the amounts to be recommended by an independent compensation consulting firm employed by the Board of Directors. The exercise price of the options will be the fair market value of our common stock on the date of grant. Each executive will be eligible for an annual bonus of up to 110% of his annual salary based on a performance-based bonus plan to be adopted at or promptly after the time of the merger. The bonus plan will be on terms approved by a committee comprised exclusively of outside directors, based on recommendations by the independent compensation consulting firm. The term of Mr. Gray's employment agreement is one year and the term of each of the other three employment agreements is two years.

                      NEW CREDIT FACILITIES (SEE PAGE 49)

     Fresh America and FreshPoint have agreed to arrange no less than $195 million of new credit facilities to (1) refinance both companies' existing bank indebtedness and subordinated notes, (2) pay the transaction costs incurred in connection with the merger and (3) provide the combined company with additional borrowing capacity which could be used for working capital, future acquisitions and general corporate purposes after the merger. The arranging of the new credit facilities on terms satisfactory to both parties is a condition to the merger.

     Fresh America has received (1) a commitment letter from Bank of America National Trust and Savings Association for senior secured credit facilities totaling $175 million and (2) an agreement from John Hancock Mutual Life Insurance Company to restructure its existing $20 million senior subordinated notes and to purchase an additional $15 million in senior subordinated notes. The senior credit facilities will be syndicated with Bank of America acting as agent. The new credit facilities are as follows:

CREDIT FACILITY                                                AMOUNT           TERM
---------------                                             ------------      --------
Revolving Credit Facility.................................  $ 50 million      6 years
Term Loan A Facility......................................    60 million      6 years
Term Loan B Facility......................................    35 million      7 years
Term Loan C Facility......................................    30 million      8 years
Subordinated Notes........................................    35 million      10 years
                                                            ------------
          Total Credit Facilities:........................  $210 million
                                                            ============

     The commitment and agreement for the new credit facilities are subject to conditions precedent, including, among others, no material adverse change in the business, assets, liabilities or prospects of the combined company, no material adverse change in the financial, banking or capital markets and definitive documentation acceptable to the lenders. In addition, if the syndication of the senior credit facilities cannot be achieved in a manner satisfactory to the agent, the agent will be entitled, after consultation with us, to change the pricing, structure or other terms if the agent determines that the changes are advisable to ensure a successful syndication or optimal credit structure.

               OUR RECOMMENDATIONS TO SHAREHOLDERS (SEE PAGE 22)

     Our Board of Directors believes that the proposals to be voted on at the annual meeting are fair to you and in your best interests, and unanimously recommends that you vote:

     - "FOR" the merger agreement.

     - "FOR" the charter amendment.

     - "FOR" the stock option plan amendment.

     - "FOR" the nominee for Class II director.

 Our Reasons for the Merger

     We are proposing to merge with FreshPoint because we believe that by combining with FreshPoint we can create a larger and more diversified company that will provide significant benefits to our shareholders and customers alike. We believe the merger will:

     - Increase and diversify our customer base which will substantially lessen the adverse effect on our revenues if our relationship with Sam's Club is not continued after November 2000.

     - Combine our wholesale and retail distribution strengths with FreshPoint's foodservice distribution expertise.

     - Increase our size, distribution capacity and marketing resources which will strengthen our position as a competitor in the highly fragmented and competitive fresh produce distribution business.

     - Further implement our strategy to selectively grow and diversify our revenue base by adding complimentary businesses to our existing operations.

     To review our reasons for the merger in greater detail, as well as how we came to agree on the merger, please see "Background and Reasons for the Merger" beginning on page 29.

 The Transaction is Fair to Shareholders According to Our Financial Advisor

     Bear, Stearns & Co. Inc. has delivered to our Board of Directors its opinion that, as of April 29, 1999, the merger consideration is fair to our shareholders from a financial point of view. To review the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review made by Bear Stearns in providing this opinion in further detail, please see "Bear Stearns Fairness Opinion" beginning on page 33.

       INTERESTS OF FRESH AMERICA'S DIRECTORS AND OFFICERS IN THE MERGER
              THAT ARE DIFFERENT FROM YOUR INTERESTS (SEE PAGE 33)

     Some of our directors and executive officers have interests in the merger that are different from, or in addition to, their interests as shareholders in Fresh America. The members of our Board of Directors knew about these additional interests, and considered them, when they approved the merger agreement.

     As described above, we have entered into employment agreements with two of our executive officers, David Sheinfeld and John Gray, to be effective at the consummation of the merger. In addition, as part of the merger, Mr. Sheinfeld will have a $125,000 loan from us forgiven.

     Sheldon Stein is a member of our Board of Directors and is one of the directors we have designated to serve immediately after the merger. Mr. Stein is also a Senior Managing Director of Bear Stearns, our financial advisors in this matter. In connection with the merger, Bear Stearns is entitled to receive from Fresh America a fee of $800,000, and Fresh America has agreed to pay Bear Stearns an additional $950,000 fee upon consummation of the merger. Bear Stearns also will participate in the syndication of the proposed senior credit facilities and will receive a fee in an amount customary for similar transactions. Additionally, if within

18 months after the merger FreshPoint America elects to engage an investment bank for the public or private sale of long-term debt securities (other than bank debt), Bear Stearns will have the right to act as a manager or agent with respect to such transaction.

               SUMMARY HISTORICAL FINANCIAL DATA OF FRESH AMERICA

     The following tables present summary historical financial data of Fresh America as of the dates and for the periods indicated. The financial data of Fresh America for each of its fiscal years have been derived from the historical consolidated financial statements which have been audited by KPMG LLP. The financial data for the three months ended April 2, 1999 and April 3, 1998, have been derived from the unaudited consolidated financial statements of Fresh America. In the opinion of management of Fresh America, the financial data for the periods ended April 2, 1999 and April 3, 1998 contain all adjustments, consisting of only normal and recurring adjustments, necessary for the fair presentation of the results of operations for such periods. The following tables should be read in conjunction with the historical consolidated financial statements and related notes thereto included elsewhere in this proxy statement.

                                              THREE MONTHS
                                                  ENDED                             FISCAL YEAR ENDED(1)(2)
                                           -------------------   --------------------------------------------------------------
                                           APRIL 2,   APRIL 3,   JANUARY 1,   JANUARY 2,   JANUARY 3,   JANUARY 5,   JANUARY 1,
                                             1999       1998        1999         1998         1997         1996         1995
                                           --------   --------   ----------   ----------   ----------   ----------   ----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME DATA:
Net Sales................................  $173,427   $133,007    $609,490     $429,524     $323,775     $207,120     $193,661
Cost of Sales............................   151,421    118,487     537,556      386,161      291,810      177,013      167,009
                                           --------   --------    --------     --------     --------     --------     --------
Gross Profit.............................    22,006     14,520      71,934       43,363       31,965       30,107       26,652
                                           --------   --------    --------     --------     --------     --------     --------
Selling, general and administrative
  expenses...............................    18,757     13,350      58,548       34,621       25,207       25,614       21,467
                                           --------   --------    --------     --------     --------     --------     --------
Income from operations...................     3,249      1,170      13,386        8,742        6,758        4,493        5,185
Other income (expense)...................    (1,067)      (505)     (2,123)         389          (32)        (188)        (331)
                                           --------   --------    --------     --------     --------     --------     --------
Income before income taxes...............     2,182        665      11,263        9,131        6,726        4,305        4,854
Provision for income taxes...............     1,001        211       5,041        3,921        2,500        1,350        1,159
                                           --------   --------    --------     --------     --------     --------     --------
Net Income...............................  $  1,181   $    454    $  6,222     $  5,210     $  4,226     $  2,955     $  3,695
                                           ========   ========    ========     ========     ========     ========     ========
Earnings per share:
  Basic..................................  $    .23   $    .10    $   1.27     $   1.19     $   1.00     $    .72     $   1.02
  Diluted................................  $    .22   $    .10    $   1.20     $   1.12     $    .94     $    .69     $    .98
Weighted average common shares
  outstanding:
  Basic..................................     5,237      4,675       4,898        4,376        4,238        4,128        3,628
  Diluted................................     5,571      4,948       5,204        4,639        4,488        4,280        3,777
BALANCE SHEET DATA:
  Working capital........................  $ 32,255   $ 12,577    $ 28,474     $ 11,219     $ 11,284     $  8,219     $  8,272
  Property, plant and equipment, net.....    25,967     13,646      23,900       13,581       10,100        9,216        6,750
  Total assets...........................   154,839     94,872     158,099       79,964       45,769       42,407       30,359
  Long-term debt and capital leases, less
    current portion......................    39,508     11,668      35,985        6,193          547          610          213
  Shareholders' equity...................    52,385     36,522      50,562       29,335       22,310       17,407       14,933

---------------

(1) Fresh America's 1994 fiscal year was a 52-week period ending on the first Sunday in January. Beginning with Fiscal 1995, Fresh America's fiscal year is a 52-week period ending on the first Friday in January.

(2) Fresh America has made several acquisitions in the last three years that affect the comparability of information reflected in the summary financial data. See Note 3 of notes to consolidated financial statements included elsewhere in this proxy statement.

                SUMMARY HISTORICAL FINANCIAL DATA OF FRESHPOINT

     The following tables present summary historical financial data of FreshPoint as of the dates and for the periods indicated. The summary financial data for the nine month periods ended March 27, 1999 and March 28, 1998, have been derived from the unaudited consolidated financial statements of FreshPoint. The summary financial data as of and for the year ended June 27, 1998 and as of and for the two-hundred nineteen day period ended June 28, 1997 have been derived from FreshPoint's historical consolidated financial statements, which have been audited by Ernst & Young LLP. The predecessor to FreshPoint was comprised of a combined group of companies including Albert Fisher Distribution, Royal Foods Company, Inc., Albert Fisher Canada Limited and I&S Produce Ltd. The financial data of the predecessor as of and for the eighty-two day period ended November 21, 1996 and as of and for the years ended August 31, 1996 and August 31, 1995 was derived from the predecessor's historical combined financial statements, which have also been audited by Ernst & Young LLP. The summary financial data of the predecessor as of and for the year ended August 31, 1994 was derived from the unaudited combined financial statements of the predecessor. In the opinion of management of FreshPoint, the summary historical financial data for the year ended August 31, 1994 and the two nine month periods ended March 27, 1999 and March 28, 1998, contain all normal and recurring adjustments necessary for the fair presentation of the financial position and results of operations as of and for such periods. The following table should be read in conjunction with the financial statements and related notes thereto included elsewhere in this proxy statement.

                                       FRESHPOINT(1)(2)                                    PREDECESSOR(1)(2)
                       ------------------------------------------------   ---------------------------------------------------
                         NINE        NINE                                  EIGHTY-TWO
                        MONTHS      MONTHS       YEAR      TWO HUNDRED     DAY PERIOD
                         ENDED       ENDED      ENDED     NINETEEN DAY       ENDED       YEAR ENDED   YEAR ENDED   YEAR ENDED
                       MARCH 27,   MARCH 28,   JUNE 27,   PERIOD ENDED    NOVEMBER 21,   AUGUST 31,   AUGUST 31,   AUGUST 31,
                         1999        1998        1998     JUNE 28, 1997       1996          1996         1995         1994
                       ---------   ---------   --------   -------------   ------------   ----------   ----------   ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Net sales............  $544,742    $521,170    $712,502     $381,865        $133,219      $602,301     $646,030     $572,757
Cost of goods
  sold...............   419,637     405,952     554,942      293,569         103,498       470,966      503,786      441,768
                       --------    --------    --------     --------        --------      --------     --------     --------
Gross profit.........   125,105     115,218     157,560       88,296          29,721       131,335      142,244      130,989
Operating expenses...   114,960     106,882     145,008       78,757          28,294       125,552      136,925      131,222
Impairment of
  goodwill and
  restructuring
  charges............        --          --       6,938           --              --            --           --        2,955
                       --------    --------    --------     --------        --------      --------     --------     --------
Income from
  operations.........    10,145       8,336       5,614        9,539           1,427         5,783        5,319       (3,188)
Other income (loss),
  net................    (6,316)     (6,500)     (8,715)      (5,464)            508        (5,748)      (4,601)      (2,505)
                       --------    --------    --------     --------        --------      --------     --------     --------
Income (loss) before
  income taxes.......     3,829       1,836      (3,101)       4,075           1,935            35          718       (5,693)
Provision for income
  taxes..............     1,723         845       1,251        2,031           1,364         2,386        2,030          552
                       --------    --------    --------     --------        --------      --------     --------     --------
Net income (loss)....  $  2,106    $    991    $ (4,352)    $  2,044        $    571      $ (2,351)    $ (1,312)    $ (6,245)
                                                                            ========      ========     ========     ========
Preferred stock
  dividends..........     1,663       1,572       2,096        1,114
                       --------    --------    --------     --------
Net income (loss)
  attributable to
  common
  shareholders.......  $    443    $   (581)   $ (6,448)    $    930
                       ========    ========    ========     ========
Earnings (loss) per
  common share:
  Basic..............  $  50.34    $ (66.02)   $(732.73)    $ 105.68
  Diluted............  $  43.67    $ (66.02)   $(732.73)    $  91.68

                                       FRESHPOINT(1)(2)                                    PREDECESSOR(1)(2)
                       ------------------------------------------------   ---------------------------------------------------
                         NINE        NINE                                  EIGHTY-TWO
                        MONTHS      MONTHS       YEAR      TWO HUNDRED     DAY PERIOD
                         ENDED       ENDED      ENDED     NINETEEN DAY       ENDED       YEAR ENDED   YEAR ENDED   YEAR ENDED
                       MARCH 27,   MARCH 28,   JUNE 27,   PERIOD ENDED    NOVEMBER 21,   AUGUST 31,   AUGUST 31,   AUGUST 31,
                         1999        1998        1998     JUNE 28, 1997       1996          1996         1995         1994
                       ---------   ---------   --------   -------------   ------------   ----------   ----------   ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Working capital......  $ 17,336    $ 25,540    $ 21,742     $ 29,782        $ 32,747      $ 25,802     $ 17,284     $ 10,570
Property, plant, and
  equipment, net.....    47,488      46,956      46,773       45,734          48,203        49,497       53,876       54,865
Total assets.........   181,210     195,471     195,910      192,407         223,410       218,830      230,357      236,457
Long-term debt, less
  current portion....    94,570      86,831      94,163       97,077             466        86,921       79,548       79,803
Shareholders'
  equity.............    17,614      21,694      15,312       20,270         166,180        74,759       79,802       78,632

---------------

(1) The accompanying summary historical financial data reflects operating results and financial position of FreshPoint and its predecessor, a combined group of companies including Albert Fisher Distribution, Royal Foods Company, Inc., Albert Fisher Canada Limited and I&S Produce Ltd. The summary historical financial data of the predecessor reflects the historical cost basis of the predecessor's assets and liabilities. The summary historical financial data of FreshPoint reflects a new basis of accounting established at the date FreshPoint acquired the predecessor; accordingly, summary historical financial data of the predecessor and FreshPoint is not comparable in its entirety.

(2) FreshPoint utilizes a 52- or 53-week accounting period which ends on the Saturday closest to June 30. The fiscal year end of the predecessor was August 31.

                   UNAUDITED PRO FORMA SUMMARY FINANCIAL DATA

     The following pro forma combined financial data gives pro forma effect to the consummation of the merger and the new credit facilities as if such transactions had been consummated as of March 27, 1999, in the case of the unaudited pro forma condensed combined balance sheet of FreshPoint America, and on June 29, 1997, the first day of FreshPoint's 1998 fiscal year, in the case of the unaudited pro forma condensed combined statements of operations of FreshPoint America. See "Related Agreements -- New Credit Facilities" beginning on page 49 for details of the new credit facilities and see "Selected Financial Information -- Unaudited Pro Forma Combined Capitalization" beginning on page 75 for details of existing indebtedness to be repaid in the new credit facilities.

     The pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of what FreshPoint America's actual financial position or results of operations would have been had the merger and the new credit facilities been consummated as of the above-referenced dates or of the financial position or results of operations that may be reported by FreshPoint America in the future. The pro forma combined financial data should be read in conjunction with the historical financial statements of Fresh America and FreshPoint, the related notes, and the other information contained elsewhere herein. See "Selected Financial Information" and "Index To Historical Financial Statements" beginning on pages 64 and F-1, respectively.

                         UNAUDITED PRO FORMA CONDENSED
                  COMBINED BALANCE SHEET OF FRESHPOINT AMERICA
                                 MARCH 27, 1999
                                 (IN THOUSANDS)

Total current assets........................................  $181,060
Property, plant and equipment, net..........................    67,455
Intangibles, net............................................   136,675
Other assets, net...........................................     5,519
                                                              --------
Total assets................................................  $390,709
                                                              ========
Total current liabilities...................................  $105,469
Long-term debt..............................................   169,945
Other non-current liabilities...............................     8,895
Shareholders' equity........................................   106,400
                                                              --------
Total liabilities and shareholders' equity..................  $390,709
                                                              ========

                         UNAUDITED PRO FORMA CONDENSED
            COMBINED STATEMENTS OF OPERATIONS OF FRESHPOINT AMERICA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               NINE MONTHS      FISCAL YEAR
                                                                  ENDED            ENDED
                                                              MARCH 27, 1999   JUNE 27, 1998
                                                              --------------   -------------
Net sales...................................................    $1,085,629      $1,477,605
Cost of goods sold..........................................       869,801       1,210,174
                                                                ----------      ----------
Gross profit................................................       215,828         267,431
Operating expenses..........................................       193,277         243,491
Impairment of goodwill and restructuring charge.............            --           6,938
                                                                ----------      ----------
Operating income............................................        22,551          17,002
Interest expense............................................        12,635          16,877
Other income, net...........................................        (1,660)           (985)
                                                                ----------      ----------
Income before income taxes..................................        11,576           1,110
Income taxes................................................         5,717           3,576
                                                                ----------      ----------
Net income (loss)...........................................    $    5,859      $   (2,466)
                                                                ==========      ==========
Diluted earnings (loss) per share(1)........................    $     0.53      $    (0.23)
                                                                ==========      ==========

---------------

(1) Results of operations for the fiscal year ended June 27, 1998 include an impairment of goodwill and restructuring charge of $6,938,000 which, net of the related income tax benefit of $513,000 reduced diluted pro forma combined earnings per share by $0.59.

                MARKET PRICE DATA FOR FRESH AMERICA COMMON STOCK

     Our common stock is listed under the trading symbol "FRES" on Nasdaq. The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported by Nasdaq.

                                                                HIGH        LOW
                                                                ----        ---
YEAR ENDED JANUARY 7, 2000
First Quarter...............................................  $ 23 1/2    $ 15 3/4
Second Quarter..............................................  $ 20 5/8    $ 12 1/2
Third Quarter (through July 19, 1999).......................  $ 14 1/2    $ 13

                                                                HIGH        LOW
                                                                ----        ---
YEAR ENDED JANUARY 1, 1999
First Quarter...............................................  $ 23 7/8    $ 17  1/4
Second Quarter..............................................  $ 24 1/4    $ 16 3/16
Third Quarter...............................................  $ 21        $ 11  5/8
Fourth Quarter..............................................  $ 17        $  9  1/2
YEAR ENDED JANUARY 2, 1998
First Quarter...............................................  $ 22 1/2    $ 12  3/4
Second Quarter..............................................  $ 18 3/4    $ 10  5/8
Third Quarter...............................................  $ 21 1/2    $ 16  1/4
Fourth Quarter..............................................  $ 27 7/8    $ 17  1/8

     On April 30, 1999, the last trading day prior to the first public announcement of the merger, the closing sales price per share of our common stock as reported on Nasdaq was $18 7/16. On July 8, 1999, we had outstanding 5,241,051 shares of common stock which were held by approximately 93 shareholders of record. Based on information available to us, we believe that there are approximately 3,000 beneficial owners of our common stock.

     FreshPoint is privately owned, and, therefore, no market price information is available with respect to FreshPoint's capital stock.

     We have not paid dividends on our shares of common stock in the past and, following the completion of the merger, we do not intend to pay any cash dividends on the outstanding shares of FreshPoint America common stock.

     You should obtain current market quotations for our common stock because the market price of our common stock will fluctuate between the date of this proxy statement and the date of the merger and thereafter. Because the number of shares of our common stock that FreshPoint stockholders will receive in the merger is fixed, the value of the shares of our common stock that FreshPoint stockholders will receive in the merger may increase or decrease prior to and after the merger.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth selected historical per share information for Fresh America and FreshPoint and unaudited pro forma per share financial information for FreshPoint America giving effect to the consummation of the merger and the new credit facilities, as if such transactions had been consummated as of March 27, 1999, in the case of book value information, and June 29, 1997, the first day of FreshPoint's 1998 fiscal year, in the case of earnings information. The information presented below is derived from (1) the consolidated historical financial statements of Fresh America, as recast to conform to the fiscal year of FreshPoint, and FreshPoint, including the related notes thereto, contained elsewhere herein and (2) the unaudited pro forma combined financial data, including the notes thereto, contained elsewhere in this proxy statement and should be read in conjunction therewith. See "Index To Historical Financial Statements" and "Selected Financial Information" beginning on pages F-1 and 64, respectively. The unaudited pro forma combined per share information set forth herein assumes the issuance of 5,685,826 shares of Fresh America common stock in connection with the merger and the successful completion of the new credit facilities. The unaudited pro forma combined information set forth below is not necessarily indicative of what FreshPoint America's actual financial position or results of operations would have been had the above-referenced transactions been consummated as of the above-referenced dates or of the financial position or results of operations that may be reported by FreshPoint America in the future.

                                                              AS AND FOR THE   AS AND FOR THE
                                                               NINE MONTHS     TWELVE MONTHS
                                                                  ENDED            ENDED
                                                              APRIL 2, 1999     JULY 3, 1998
                                                              --------------   --------------
Historical Fresh America:
  Earnings per common share.................................      $ 0.92           $1.04
  Book value per common share(1)............................      $10.00           $8.28

                                                              AS AND FOR THE
                                                               NINE MONTHS     AS AND FOR THE
                                                                  ENDED        TWELVE MONTHS
                                                                MARCH 27,          ENDED
                                                                   1999        JUNE 27, 1998
                                                              --------------   --------------
Historical FreshPoint:
  Earnings (loss) per common share..........................    $   43.67        $ (732.73)
  Book value per common share(1)............................    $2,002.00        $1,740.00
Pro forma combined earnings (loss) per common share:
  Per FreshPoint America share(2)...........................    $    0.53        $   (0.23)
  Equivalent per FreshPoint share(3)........................    $  242.03        $ (105.03)
Pro forma combined book value per common share:
  Per FreshPoint America share(1)...........................    $    9.74
  Equivalent per FreshPoint share(3)........................    $4,447.96

---------------

(1) Book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period. Historical book value per common share amounts have been calculated using the historical outstanding common shares of each company at the respective dates. Pro forma combined FreshPoint America book value per common share has been calculated based on the number of common shares that would have been outstanding at March 27, 1999 if the merger had been consummated on that date.

(2) Results of operations for the twelve months ended June 27, 1998 include an impairment of goodwill and restructuring charge of $6,938,000 which, net of the related income tax benefit of $513,000, reduced diluted pro forma combined earnings per share by $0.59.

(3) FreshPoint equivalent per share amounts are determined by multiplying the FreshPoint America combined pro forma per share amounts by the exchange ratio of 456.669262618 to 1. The exchange ratio is computed as the number of Fresh America shares to be issued in the merger to FreshPoint common stockholders (approximately 4,632,453 Fresh America shares at August 15, 1999, giving effect to the Fresh America common stock consideration to be received by the FreshPoint Series A preferred shareholders (approximately 1,053,373 Fresh America shares)) divided by the number of FreshPoint common shares outstanding on a fully diluted basis of 10,144 shares.

     Neither Fresh America nor FreshPoint have ever declared or paid cash dividends on its common stock, and FreshPoint America does not currently intend to pay dividends. FreshPoint America's dividend policy will be reviewed from time to time in light of, among other things, FreshPoint America's results of operations and financial position. In addition, FreshPoint America's ability to pay dividends on its common stock will be restricted pursuant to the terms of various instruments governing its indebtedness. Accordingly, there can be no assurance that FreshPoint America will pay any dividends in the future, or if dividends are paid, as to the amount thereof. See "Risk Factors" beginning on page 17.

                                  RISK FACTORS

     The following risk factors should be carefully considered by you in deciding whether to vote for the merger agreement and the charter amendment.

  The Financial Benefits from Merging Our Businesses Are Uncertain

     In determining that the merger is in the best interests of our shareholders, our Board of Directors considered the following expected benefits resulting from the integration of the Fresh America and FreshPoint businesses:

     - Cost savings.

     - Operating efficiencies.

     - Other synergies.

     Initially, these benefits are expected to be realized primarily through consolidation of operations, procurement and freight synergies and reductions in general and administrative expenses.

     It will be difficult for management to consolidate the functions and integrate the operations, systems, marketing methods and procedures of both companies. We cannot guarantee that they will be accomplished successfully or as rapidly as currently expected. Moreover, although the primary purpose of such actions will be to realize direct cost savings and other operating efficiencies, there may be fewer savings than expected, and costs, expenses or other factors may offset some or all of the projected cost savings. To the extent that there are delays, fewer savings than expected or unforeseen costs, the combined company's operating results could be negatively affected.

  The Merger Will be Dilutive to Fresh America's Existing Shareholders in the First 12 Months After the Merger

     The 5,685,826 shares of our common stock we will issue in the merger will approximately double the number of our shares outstanding. Earnings per share is calculated by dividing net income by an average number of common shares assumed to be outstanding. Dilution to our earnings per share could be experienced by our shareholders if the increase in our net income realized through the merger with FreshPoint is more than offset by the increase in the number of our shares of common stock outstanding due to the shares we will issue in the merger.

     The merger is expected to be dilutive to our shareholders for the first 12 months following the merger. If our contract with Sam's Club is renewed after November 2000, the merger may be dilutive in the second 12 months following the merger if FreshPoint America cannot substantially achieve the cost savings, operating efficiencies and other synergies we expect to result from the merger. If our contract with Sam's Club is not renewed after November 2000, the merger should be accretive to our shareholders in the second 12 months following the merger. The Board of Directors believes that the long-term benefits of the merger clearly outweigh any short-term dilutive effects.

  The Combined Company Will be More Leveraged Than Fresh America

     Following the consummation of the merger, FreshPoint America will be more leveraged than Fresh America as shown below:

                                           TOTAL DEBT
                                       (INCLUDING CURRENT        NET              TANGIBLE
                                          MATURITIES)           WORTH        NET WORTH (DEFICIT)
                                       ------------------   --------------   -------------------
Fresh America as of 4/2/99...........    $ 52.0 million     $ 52.4 million     $ 19.8 million
FreshPoint as of 3/27/99.............    $107.6 million     $ 17.6 million     $(30.2 million)
FreshPoint America (assuming the
  merger occurred on 3/27/99)........    $176.4 million     $106.4 million     $(30.3 million)(1)

---------------

(1) This reflects incremental goodwill of $56 million.

     A high degree of leverage could have negative consequences for FreshPoint America, including the following:

     - Limit its ability to obtain financing in the future.

     - Cash flow may be dedicated to debt service obligations and unavailable for other purposes.

     - The high level of indebtedness may limit its flexibility to deal with changing economic, business and competitive conditions.

     - To the extent of its debt with variable interest rates, it will be vulnerable to increases in prime lending rates.

     Based upon the current level of operations and anticipated cost savings, we believe that FreshPoint America's cash flow from operations, together with borrowings under the new credit facilities, will be adequate to meet its anticipated requirements for working capital, capital expenditures and debt service over the next several years. We cannot assure you, however, that the combined company's business will continue to generate cash flow at or above the cash flow levels attained by Fresh America and FreshPoint prior to the merger or that FreshPoint America can fully achieve the anticipated cost savings. The failure of FreshPoint America to generate sufficient cash flow from operations in the future could have a material adverse effect on its results of operations and financial condition. For example, insufficient cashflow could result in FreshPoint America's inability to service its debt and make necessary capital expenditures, perhaps requiring FreshPoint America to refinance all or a portion of its existing debt, sell assets or obtain additional financing. We cannot assure you as to whether, or the terms on which, any such refinancing or asset sales could be consummated or any additional financing obtained.

  Terms of New Credit Facilities Are Uncertain

     We currently have a commitment for senior secured credit facilities totaling $175 million and an agreement for senior subordinated notes totaling $35 million. Borrowings under the senior credit facilities will bear interest at customary quoted lending rates plus applicable margins, which margins increase as the total leverage of the combined company increases. If determined at July 12, 1999, the senior credit facilities would initially bear interest at rates of 8.31% to 9.06% and the senior subordinated notes would bear interest at a fixed rate of 10.47%. Historically, FreshPoint has not paid accrued interest on the Albert Fisher subordinated note in cash, rather the interest has been added to the principal balance of the note. Under the new credit facilities accrued interest will be required to be paid in cash.

     The financing commitment and agreement contemplate that the combined company will be subject to numerous operating and financial covenants. We cannot assure you that FreshPoint America will be able to maintain compliance with the covenants required by its lenders. Failure to comply with the covenants could result in the acceleration of the maturity of the credit facilities. Any acceleration of the maturity of the credit facilities would have a material adverse affect on FreshPoint America.

     The commitment and agreement for the new credit facilities are subject to conditions precedent, including, among others, no material adverse change in the business, assets, liabilities or prospects of the combined company, no material adverse change in the financial, banking or capital markets and definitive documentation that is acceptable to the lenders. In addition, if the syndication of the senior credit facilities cannot be achieved in a manner satisfactory to the agent bank, the agent bank will be entitled, after consultation with us, to change the pricing, structure or other terms if the agent bank determines that the changes are advisable to ensure a successful syndication or optimal credit structure. We cannot assure you as to whether, or the definitive terms on which, the new credit facilities actually will be available to FreshPoint America.

  Shares Eligible for Future Sale Could Adversely Affect Our Stock Price

     The 5,685,826 shares of our common stock we will issue in the merger will approximately double the number of our shares outstanding. The FreshPoint stockholders may not sell the shares of our common stock that will be issued to them in the merger except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Pursuant to the registration rights agreement, we will agree, for a specified period and subject to certain limitations and qualifications, to effect the registration under the Securities Act of the resale of our common stock issued to the FreshPoint stockholders in the merger, and the principal FreshPoint stockholders will agree not to sell any such shares into the open market for 180 days after the merger.

     We have previously granted "shelf" and "piggyback" registration rights with respect to shares of our common stock issued or issuable in connection with previous acquisitions and financings. These registration rights are subject to notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering in which such persons are participants.

     Sales of substantial amounts of FreshPoint America common stock, or the perception that sales could occur, could adversely affect market prices for the FreshPoint America common shares and could impair FreshPoint America's future ability to raise capital through an offering of its equity securities.

  Our Management and Stock Ownership Will Change Substantially

     Our Board of Directors will expand from six members to eleven members, six of which will be designees of FreshPoint and will constitute a majority of the Board of Directors for at least the next two years. Our management team will also expand to include members of FreshPoint's management team. If the members of the expanded Board of Directors or the combined management teams do not function well together, the direction of FreshPoint America's business could be adversely affected.

     As a result of the merger, the stockholders of FreshPoint will own approximately 52% of FreshPoint America's outstanding common stock. The Rosecliff Investors as a group will beneficially own approximately 24% of FreshPoint America's common stock and will have a significant block of the voting power. Any voting block could facilitate or impede the approval of any matters requiring approval of FreshPoint America shareholders, including a merger, consolidation or other business combination involving FreshPoint America, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of FreshPoint America. Under Texas law, approval by holders of two-thirds of the issued and outstanding common stock of FreshPoint America will be required for such a business combination or a charter amendment.

  The Merger Will Result in Substantial Goodwill Charges

     The merger will be accounted for as a "reverse acquisition" of us by FreshPoint. Purchase accounting requires the excess of the purchase price over the fair value of the identifiable net assets of the acquired company to be recorded as goodwill. As a result of the merger, goodwill will be recorded by FreshPoint in the approximate amount of $89 million. The goodwill will be amortized by FreshPoint America on a straight line basis over 40 years, which will reduce future income.

  The Merger Consideration Could Increase in Value

     The number of shares we will issue in the merger is fixed at 5,685,826 and will not be subject to increase or decrease based on changes in the market value of our common stock. If the market price of our common stock increases, the value of the merger consideration will proportionately increase as well. The market price of our common stock at the time of the merger may vary from the market price as of April 30, 1999 (the last trading day prior to public announcement of the merger), as of the date of this proxy statement and the date on which the annual meeting is held. These market price fluctuations may result from changes in the business, operations or prospects of Fresh America, FreshPoint or the combined entity, market assessments of the likelihood that the merger will be consummated and the timing of the consummation, general market and economic conditions, and other factors.

  Potential Adverse Effects of Expanding Our Business

     Our management has stated its strategy to expand and diversify our customer base, geographic coverage, market penetration and service offerings through the development of new business opportunities and through selected acquisitions. This strategy is expected to continue after the merger. The pursuit of new growth opportunities will require a significant investment of FreshPoint America's funds and the attention of our management team. These opportunities will be subject to all of the risks inherent in the establishment of a new product or service offering, including:

     - Intense competition.

     - Lack of sufficient customer demand or change in customer tastes.

     - Inadequate assured sources of quality product supply.

     - Unavailability of experienced management and unforeseen complications.

     - Delays.

     - Cost increases.

     - Opportunity costs.

     The operating and financial covenants required by the new credit facilities for the combined company may also restrict our ability to pursue business opportunities and acquisitions. We cannot assure you that we will find affordable companies to acquire, that we will succeed in integrating any acquired business into our existing business or that we will retain key customers and management of acquired businesses.

  We May Not Be Able to Raise Needed Funds

     In order to fulfill our intention to continue to make selected acquisitions, FreshPoint America will need to raise additional debt or equity capital funds. We cannot assure you that we will be able to raise the funds, or that an acquisition will be permitted by the new credit facilities, when such a need arises. Changes in interest rates, market liquidity, stock prices and general market conditions may all affect our ability to raise funds.

  Loss of Sam's Club as a Customer Could Adversely Affect Our Business

     Sam's Club, a division of Wal-Mart Stores, Inc., is our primary customer and accounted for approximately 37%, 55% and 66% of our sales for fiscal years 1998, 1997 and 1996, respectively. Our relationship with Sam's Club is governed by the terms and conditions of a five-year agreement that became effective December 1, 1995 and expires on November 30, 2000. The agreement gives us the exclusive right to distribute fresh fruit and vegetables, refrigerated prepackaged produce and produce-related refrigerated processed foods to Sam's Club stores located within the geographic areas served by our distribution centers.

     Sam's Club is not required to purchase any particular quantity of produce from us under the agreement. Any adverse development affecting Sam's Club or any decision by Sam's Club to close existing clubs, reduce the number of new clubs that it opens or reduce the number of clubs that offer fresh produce and related products could have a material adverse effect on us. Our agreement with Sam's Club may be terminated by Sam's Club prior to November 30, 2000 under certain circumstances, for example, if we commit a material breach under the agreement or there are material documented problems that continue unresolved with the distribution of our products.

     The agreement initially covered 375 Sam's Club stores. Sam's Club has the right to terminate the agreement to the extent of 40 stores each year, which right was fully exercised by Sam's Club in 1997, 1998 and 1999. We expect that the trend may continue in 2000. Our expansion strategy is designed in part to reduce our dependence on Sam's Club through strategic acquisitions as well as the expansion of existing relationships with our other customers. As a result of our strategic efforts, the percentage of our revenues derived from Sam's Club has decreased from 98% at the start of the agreement to 37% for fiscal 1998. Our objective before we signed the merger agreement was for Sam's Club revenues to constitute no more than 20% of our annualized revenues by the end of fiscal 1999. On a pro forma basis giving effect to the merger, Sam's Club revenues would have constituted 13% of FreshPoint America's revenues for the three months ended March 27, 1999.

     After the merger, Sam's Club will still be the single largest customer of FreshPoint America. After giving effect to the merger, we anticipate Sam's Club revenues to constitute no more than 10% of the combined company's revenues on an annualized basis. Sam's Club has no obligation to extend or renew the agreement or have any other vendor relationship with us after November 30, 2000. We believe that the distribution experience and systems we have developed from our relationships with Sam's Club and our other customers, as well as from the merger and our acquisitions, will have enabled us to successfully diversify our business. However, there is substantial risk that the agreement will not be extended or renewed, and there can be no assurance that our ongoing diversification efforts will be successful. To the extent that we are not able to successfully generate additional profitable replacement business from our internal and external programs by November 30, 2000, the loss of the Sam's Club business could have a material adverse effect on our revenues and net income.

  Potential Adverse Effects of Price and Quality Fluctuations

     Prices of high quality fresh produce are extremely volatile based on available supply, which can be significantly affected by factors such as weather, disease and level of agricultural production. Both the sales and profitability of Fresh America and FreshPoint could be negatively affected during periods of exceptionally high, low or volatile prices or when either company can not obtain sufficient high quality produce.

  We Operate in Highly Competitive Markets

     Both Fresh America and FreshPoint operate in highly competitive markets, and the success of the combined company will be largely dependent on our ability to provide quality products at the lowest possible prices. We will continue to compete with foodservice companies, produce distribution companies and wholesale food distribution companies, some of which have substantially greater financial resources. We cannot assure you that FreshPoint America will be able to compete successfully with current or future competitors.

  Loss of Key Personnel Could Adversely Affect Our Business

     Our future success will depend to a significant extent on the efforts and abilities of our senior management team after the merger. The loss of the services of one or more of our executive officers could have a material adverse effect on the combined company.

  We Have a Seasonal Business

     Our business is seasonal, with our highest sales and net income historically occurring during the fourth calendar quarter. Any adverse development affecting our operations during this period, such as the unavailability of high quality produce or harsh weather conditions, could have a disproportionate impact on our results of operations for the full year.

  Year 2000 Issues Could Adversely Impact Our Business

     Advances and changes in technology can significantly impact our business. The Year 2000 Issue creates risks from unforeseen problems in our own computer systems or those of third parties who we deal with on a daily basis. Any failures in those systems could have a material adverse effect on our business. For additional information on the Year 2000 Issue, see "Fresh America Management's Discussion and Analysis of Financial Condition and Results of Operation" and "FreshPoint Management's Discussion and Analysis of Financial Condition and Results of Operation" beginning on pages 78 and 86, respectively.

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

                               THE ANNUAL MEETING

                              DATE, TIME AND PLACE

     The Fresh America annual meeting will be held at the Crowne Plaza Suites, 7800 Alpha Road, Dallas, Texas 75240 on Friday, August 27, 1999, at 10:00 a.m., local time.

                                   PROPOSALS

  The Merger and Charter Amendment

     At the annual meeting, Fresh America's shareholders will be asked to consider and act upon a proposal to approve the merger agreement, dated as of May 3, 1999, by and between Fresh America and FreshPoint. The merger agreement provides for, among other things, the merger of FreshPoint with and into Fresh America, pursuant to which 5,685,826 shares of Fresh America common stock will be issued to FreshPoint's stockholders.

     The number of shares of Fresh America common stock to be issued in the merger is fixed pursuant to the merger agreement and will not be subject to increase or decrease based on changes in the market value of Fresh America common stock. As a consequence of the merger, the stockholders of FreshPoint will own approximately 52% of outstanding FreshPoint America common stock immediately following the merger.

     The merger agreement is attached as Appendix A. All shareholders are urged to read the merger agreement in its entirety.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     At the annual meeting, Fresh America's shareholders will be asked to consider and act upon a proposal to amend and restate Fresh America's articles of incorporation to, among other things, (1) change Fresh America's name to "FreshPoint America, Inc.," (2) increase the number of authorized shares of Fresh America common stock from 10,000,000 to 50,000,000, and (3) expand the Fresh America Board of Directors from a six-member Board of Directors to an eleven-member Board of Directors, consisting initially of five persons designated by Fresh America and six persons designated by FreshPoint. The designated directors will hold office upon the effectiveness of the merger until the expiration of their terms and until their successors are elected and qualified.

     If the merger becomes effective, the bylaws of FreshPoint America will provide that the eleven-member Board of Directors will be divided into three classes, each class to be nearly as equal in number as possible. The initial Class I directors will serve a term expiring at the first annual meeting after the merger; the initial Class II directors will serve a term expiring at the second annual meeting after the merger; and the initial Class III directors will serve a term expiring at the third annual meeting after the merger. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire. For more information regarding each designated director, see "Management After the Merger" beginning on page 52.

     Fresh America's articles of incorporation currently in effect authorize the issuance of a total of 10,000,000 shares of common stock and 1,000,000 shares of preferred stock, $1.00 par value, for a total authorized capital of 11,000,000 shares. Of the presently authorized 10,000,000 shares of Fresh America common stock, as of July 8, 1999, 5,241,051 shares were issued and outstanding, an additional 978,182 shares were reserved for issuance pursuant to stock option plans and warrants and an estimated 1,111,000 shares will be issued in connection with contingent payments incurred in connection with prior acquisitions. No shares of preferred stock were outstanding.

     Fresh America does not have a sufficient number of authorized but unissued shares of common stock to issue the 5,685,826 shares required to be issued in the merger. If the charter amendment and the stock option plan amendment are approved and the merger is consummated, (1) approximately 10,926,877 shares of FreshPoint America common stock will be outstanding immediately after the merger, (2) an additional

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

1,603,182 shares of FreshPoint America common stock will be reserved for issuance pursuant to stock option plans and warrants, (3) an estimated 1,111,000 shares will be issued in connection with contingent payments incurred in connection with prior acquisitions and (4) approximately 36,358,941 shares of FreshPoint America common stock will be available for future issuance.

     The Board of Directors believes that the authorization of the 50,000,000 shares of common stock contemplated by the charter amendment is desirable so that there will be sufficient shares available to issue in the merger and thereafter for purposes that the Board of Directors may determine in the future to be in the best interests of FreshPoint America and its shareholders. Such purposes include offers of shares for cash, issuances for acquisitions, as well as the declaration of stock splits and stock dividends and other general corporate purposes. The terms of any future issuance of FreshPoint America common stock will be dependent largely on market and financial conditions and other factors existing at the time of any proposed issuance.

     The proposed increase in authorized FreshPoint America common stock is designed to provide flexibility to the Board of Directors. However, these additional shares, if issued, could be used to create impediments to, or otherwise discourage, persons attempting to gain control of FreshPoint America, and will have a dilutive effect on shareholders.

     The charter amendment is included as Exhibit A to the merger agreement. All shareholders are urged to read the charter amendment in its entirety.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE CHARTER
                                   AMENDMENT.

IN ORDER FOR THE MERGER TO BE CONSUMMATED, BOTH THE MERGER AGREEMENT AND THE CHARTER AMENDMENT MUST BE APPROVED. NEITHER PROPOSAL WILL BE DEEMED APPROVED UNLESS BOTH ARE APPROVED.

  Stock Option Plan Amendment

     At the annual meeting, Fresh America's shareholders will be asked to consider and act upon a proposal to amend the Fresh America Corp. 1996 Stock Option and Award Plan as Amended and Restated Effective May 22, 1998 to (1) change the name of the stock option plan to the "FreshPoint America, Inc. 1999 Stock Option and Award Plan," and (2) increase the number of shares of Fresh America common stock authorized for issuance under the plan from 625,000 shares to 1,250,000 shares and provide for annual increases in the total number of shares authorized for issuance pursuant to non-qualified options and restricted stock grants under the plan equal to any percentage increase in the number of issued and outstanding shares of FreshPoint America common stock from the prior year.

     If approved at the annual meeting, the stock option plan amendment only will become effective upon consummation of the merger. The amended stock option plan will permit the combined company to continue to grant options and to make awards of restricted stock under the stock option plan, which the Board of Directors believes is necessary in order to reward, motivate and retain outstanding directors and employees and enable FreshPoint America to attract the best personnel in the future.

     Effective as of May 22, 1998, the Board of Directors adopted the Fresh America Corp. 1996 Stock Option and Award Plan as Amended and Restated Effective as of May 22, 1998. The shareholders of Fresh America approved the stock option plan at the annual meeting held June 25, 1998. The stock option plan presently states that up to a maximum of 625,000 shares of Fresh America common stock are available for awards of options and restricted stock under the plan. As of July 19, 1999, options to purchase 164,500 shares of Fresh America common stock were outstanding and 447,000 shares of Fresh America common stock were available for future grants under the stock option plan.

     A summary of the material features of the amended stock option plan follows.

     General. The stock option plan provides for grants of stock options and restricted stock to directors, officers and other key employees of FreshPoint America and its subsidiaries. The stock option plan is administered by a committee of two or more non-employee directors designated by the Board of Directors or by the Board of Directors as a whole.
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

     Shares Issuable through the Stock Option Plan. If the stock option plan amendment is approved at the annual meeting, the aggregate number of shares of FreshPoint America common stock issuable upon the exercise of options or grants of restricted stock under the stock option plan will increase initially from 625,000 shares to 1,250,000 shares, and on the first day of each fiscal year thereafter, the aggregate number of shares of FreshPoint America common stock then issuable upon the exercise of non-qualified options and grants of restricted stock will be increased by the same percentage that the total number of issued and outstanding shares of FreshPoint America common stock increased from the first day of the preceding fiscal year (if such percentage is positive); provided, however, for the fiscal year ending June 2000, the percentage increase will be determined from any increase in the number of shares of FreshPoint America common stock from the first day after the merger to the last day of the fiscal year ending June 2000. For example, if (1) the total number of issued and outstanding shares of FreshPoint America common stock on the first day after the merger was 12,000,000, (2) the total number of issued and outstanding shares of FreshPoint America on the last day of the fiscal year ending June 2000 was 13,200,000 (a 10% increase during the fiscal year), and (3) the number of shares of FreshPoint America common stock then issuable under the stock option plan was 1,250,000, the aggregate number of shares of Fresh Point America common stock issuable under the stock option plan effective on the first day of the fiscal year ending June 2001 would be 1,375,000 (a 10% increase). Notwithstanding the foregoing, in no event may the number of shares issued pursuant to qualified options granted under the stock option plan exceed 1,250,000.

     Proportionate adjustments will be made to the number of shares of the FreshPoint America common stock subject to the stock option plan in the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the FreshPoint America common stock. The Board of Directors may, but shall not be required to, also provide additional anti-dilution protection to participants under the terms of the participants' option or restricted stock agreements.

     Shares of FreshPoint America common stock subject to options or restricted stock grants that are cancelled, terminated or forfeited and shares of FreshPoint America common stock used as payment for shares issued upon exercise of an option will be available for reissuance under the stock option plan. The top five executive officers of FreshPoint America may not be granted options with respect to more than 1,250,000 shares in any year; lapsed or cancelled options count against these limits.

     Administration of the Stock Option Plan. The Board of Directors or the plan administration committee, as the case may be, administers the stock option plan and has authority (1) to select the participants that will be granted options and restricted stock, (2) to terminate the plan or accelerate vesting of options and restricted stock, (3) to determine the nature, extent, timing, exercise price, vesting and duration of options and, as applicable, grants of restricted stock, (4) to prescribe all other terms and conditions consistent with the stock option plan, (5) to interpret the stock option plan, (6) to establish any rules or regulations relating to the stock option plan that it determines to be appropriate, and (7) to make any other determination that it believes necessary or advisable for the proper administration of the stock option plan.

     Stock Options and Restricted Stock. Unless the Board of Directors or the plan administration committee determines otherwise, each non-employee director of FreshPoint America will receive nonqualified options to purchase 5,000 shares of FreshPoint America common stock on each August 8 that such director serves on FreshPoint America's Board of Directors.

     The Board of Directors or the plan administration committee may grant nonqualified options or qualified options to purchase shares of FreshPoint America common stock. The plan administration committee (or a subcommittee comprised exclusively of outside directors, as defined by IRS regulations) has exclusive authority over grants of options to the top five executive officers of FreshPoint America. The Board of Directors or the plan administration committee will determine the number and exercise price (which may not be less than the fair market value of the FreshPoint America common stock on the date of grant) of the options, and the time or times that the options become exercisable. The term of an option will also be determined by the Board of Directors or the plan administration committee, provided that the term of a qualified option may not exceed ten years. In the case of a participant who owns more than 10% of the total outstanding shares of FreshPoint America common stock, the exercise price for any incentive stock option granted to such participant may not be less than 110% of the fair market value of the FreshPoint America common stock on the date of grant and the term may not exceed five years. The stock option plan provides that each grant of options or restricted stock will vest in accordance with the applicable option or restricted stock agreement. The option exercise price may be paid in cash, or, at FreshPoint America's option, in shares of FreshPoint America common stock.

     Termination of Employment. If a participant dies or becomes disabled, all vested incentive stock options may be exercised at any time within one year (or the remaining term of the option, if less). If a participant ceases to be a FreshPoint America employee for any other reason, he or she must exercise any vested incentive stock options within three months (or their remaining term, if less).

     Transferability of Options. Incentive stock options granted under the stock option plan are transferable only by will or the laws of descent and distribution. Nonqualified options granted under the stock option plan are transferable only by will, the laws of descent and distribution or pursuant to a domestic relations order issued by a court of competent jurisdiction; provided, however, that the Board of Directors or plan administration committee, as the case may be, may, in its discretion and as evidenced in the related nonqualified option agreement, permit a participant to transfer his or her nonqualified option to such participant's spouse, children or grandchildren or to one or more partnerships or trusts where such immediate family members are the only partners or beneficiaries if the participant does not receive any consideration in any form for the transfer of such nonqualified option. Any nonqualified option so transferred will continue to be subject to the same terms and conditions in the hands of the transferee as were applicable immediately prior to the participant's transfer of such option.

     Amendments to the Stock Option Plan. The Board of Directors or the plan administration committee may amend or discontinue the stock option plan at any time subject to certain restrictions set forth in the stock option plan. Except in limited circumstances, no amendment or discontinuance may adversely affect any previously granted option award without the consent of the recipient thereof. Shareholder approval is required if the number of shares issuable under the stock option plan is increased or the class of eligible employees is changed, except as otherwise set forth in the stock option plan.

     Federal Income Tax Consequences. The following general description of federal income tax consequences is based upon current statutes, regulations and interpretations and does not purport to be complete. Reference should be made to the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). There also may be state, local and foreign income tax consequences applicable to transactions involving options or restricted stock.

     Under existing federal income tax provisions, a participant who receives stock options will not normally realize any income, nor will FreshPoint America normally receive any deduction for federal income tax purposes, upon the grant of an option.

     When a nonqualified stock option granted pursuant to the stock option plan is exercised, the participant generally will realize ordinary income (compensation) measured by the difference between the aggregate purchase price of the FreshPoint America common stock as to which the option is exercised and the aggregate fair market value of such FreshPoint America common stock on the exercise date, and FreshPoint America generally will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income. Any taxable income recognized in connection with a nonqualified stock option exercised by a participant who is also an employee of FreshPoint America will be subject to tax withholding by FreshPoint America. The basis for determining gain or loss upon a subsequent disposition of FreshPoint America common stock acquired upon the exercise of a nonqualified stock option will be the purchase price paid to FreshPoint America for the FreshPoint America common stock increased by the amount included in the participant's taxable income resulting from the exercise of such option. The holding period for determining whether gain or loss on such subsequent disposition is short-term or long-term generally begins on the date on which the participant acquires the FreshPoint America common stock.

     An employee generally will not recognize any income upon the exercise of an incentive stock option, but the exercise may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided that the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option. An employee disposing of such shares before the expiration of the required holding periods will recognize ordinary income equal to the lesser of the difference between the option price and the fair market value of the FreshPoint America common stock on the date of exercise, or the total amount of gain realized. The remaining gain or loss is generally treated as short-term or long-term capital gain or loss depending on how long the shares are held. FreshPoint America will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares of FreshPoint America common stock received upon exercise before the expiration of the required holding periods.

     A restricted stock award is not currently taxable income to a participant for so long as the stock is subject to a substantial risk of forfeiture and cannot be transferred free of forfeiture. The participant will generally be taxed on compensation income equal to the fair market value of the stock on the date the restrictions on the shares lapse.

     The participant may elect under Section 83(b) of the Code, however, to be taxed immediately on the value of the shares awarded as of the date of grant. Such an election must be made within 30 days after the award of shares and must be filed with the Internal Revenue Service. If the participant makes the Section 83(b) election and subsequently forfeits his or her shares, no deduction is permitted with respect to the forfeiture.

     The participant's tax basis in shares acquired through a stock award equals the amount of compensation income recognized upon vesting (or upon grant, in the case of a Section 83(b) election). Generally, if the participant subsequently sells the shares, any gain or loss will be capital.

     Interests of Certain Persons in Matters to be Acted Upon. In considering whether to vote for approval of the amendment to the stock option plan, shareholders should be aware that each of the directors, the designated directors and executive officers may have received option grants under the stock option plan and will be eligible to receive option grants and restricted stock awards under the stock option plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE STOCK OPTION PLAN
                                   AMENDMENT.

  Nominee for Current Board

     At the annual meeting, Fresh America's shareholders will be asked to elect one Class II director to serve until the merger is consummated, or if for any reason the merger is not consummated, until the expiration of his three year term and until his successor is elected and qualified.

     The Board of Directors has proposed Lawrence V. Jackson as nominee for reelection as Class II director. If at the time of the annual meeting Mr. Jackson is unable to serve, the shares represented by proxy may be voted for a substitute nominee to be designated by the Board of Directors. For information regarding the nominee, see "Management After the Merger" beginning on page 52.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEE FOR
                               CLASS II DIRECTOR.

  Other Proposals to be Presented

     At the annual meeting, Fresh America's shareholders will be asked to transact such other business that may properly come before the annual meeting and any adjournments thereof. Fresh America does not know of any other matters to be voted on at the annual meeting.

                       WHO CAN VOTE AT THE ANNUAL MEETING

     The Board of Directors has fixed the close of business on July 8, 1999 as the record date for determining which shareholders are entitled to notice of and to vote at the annual meeting. Only holders of record of Fresh

America common stock at the close of business on the record date will be entitled to notice and to vote. As of the record date, there were 5,241,051 shares of Fresh America common stock outstanding and entitled to be voted at the annual meeting, which were held by approximately 93 holders of record. Based on information available to Fresh America, it believes there are approximately 3,000 beneficial owners of Fresh America common stock.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Fresh America common stock entitled to vote at the annual meeting is necessary to constitute a quorum. Fresh America intends to count shares of Fresh America common stock present in person at the annual meeting but not voted, and shares of Fresh America common stock for which it has received proxies, but with respect to which holders of shares have abstained on any matter, as present at the annual meeting for purposes of determining the presence or absence of a quorum for the transaction of business. If a quorum is not present at the annual meeting, either in person or by proxy, the annual meeting may be adjourned from time to time until a quorum is obtained.

                               VOTING AND PROXIES

     Each record holder of Fresh America common stock on the record date is entitled to cast one vote per share of common stock owned.

     All shares of Fresh America common stock represented at the annual meeting by properly executed proxies received by Fresh America in time to be voted at the annual meeting, and which are not revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are given, the proxies will be voted as follows:

     - "FOR" approval and adoption of the merger agreement and the charter amendment.

     - "FOR" approval of the amendment to the stock option plan.

     - "FOR" the election of the nominee proposed by the Board of Directors for reelection as Class II director.

     - In the discretion of the proxy holders on any other matter voted on, which includes a motion to adjourn or postpone the annual meeting to solicit additional proxies; however, no proxy voted against a proposal will be voted in favor of any adjournment or postponement to solicit additional votes in favor of that proposal.

     Fresh America shareholders who grant their proxy can revoke the proxy before it is voted by any of the following:

     - Providing written notice of revocation to the corporate secretary of Fresh America prior to the annual meeting.

     - Executing a later-dated proxy relating to the same shares and delivering it to the corporate secretary of Fresh America prior to the annual meeting.

     - Attending the annual meeting, filing a written notice of revocation with the secretary of the meeting and voting in person.

     Any written notice of revocation or subsequently executed proxy should be either: (1) delivered to Fresh America Corp., 6600 LBJ Freeway, Suite 180, Dallas, Texas 75240, Attention: Corporate Secretary; (2) hand delivered to Fresh America's corporate secretary at that address on or before the day of the annual meeting; or (3) hand delivered to the Inspector of Elections at the annual meeting before the taking of the vote.

     Shareholders whose shares of Fresh America common stock are not registered in their name need additional documentation from the record holder of their shares in order to be admitted to and to vote at the annual meeting. Examples of such documentation include a broker's statement, letter or other document confirming their ownership of Fresh America common stock.
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

                            SOLICITATION OF PROXIES

     Fresh America will pay for the soliciting of proxies from its shareholders. Proxies may be solicited by directors, officers and employees of Fresh America by mail, personally, by telephone, facsimile or other means. Directors, officers and employees who solicit proxies may be reimbursed for reasonable out-of-pocket expenses. Fresh America will also request persons, firms and corporations holding shares of Fresh America common stock in their names or in the name of their nominees, which are beneficially owned by others, to forward proxy materials to and obtain proxies from such beneficial owners, and will reimburse such record holders for their reasonable expenses incurred in doing so.

     Fresh America has engaged Corporate Investor Communications, Inc. to represent it in connection with the solicitation of proxies at a cost of approximately $30,000 plus expenses. In addition, Fresh America may pay for and utilize the services of other individuals or companies employed by Fresh America in connection with the solicitation of proxies for the annual meeting if the Board of Directors determines that this is advisable.

                         OBJECTING SHAREHOLDERS' RIGHTS

     Texas law does not require that Fresh America shareholders be afforded any appraisal rights or the right to receive cash for their shares of Fresh America common stock in connection with, or as a result of, the matters to be acted upon at the annual meeting. Fresh America does not intend to make available any such rights to its shareholders.

                     VOTE REQUIRED; PRINCIPAL SHAREHOLDERS

     The approval and adoption of the merger agreement and the charter amendment will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Fresh America common stock entitled to vote at the annual meeting. A plurality of the votes cast at the annual meeting is required to approve the stock option plan amendment and to elect the Class II nominee to the Board of Directors.

     Failure to return a properly executed proxy card or to vote in person, or abstaining from voting, will have the same effect as a vote against the merger agreement and the charter amendment. Failure to provide specific instructions to a broker with respect to shares (a "broker non-vote") will result in such shares not being counted as having been voted in person or by proxy at the annual meeting. Shares underlying broker non-votes will have the same effect as a vote against the merger agreement and the charter amendment.

     As an inducement to FreshPoint's entering into the merger agreement, two of Fresh America's principal shareholders, David Sheinfeld and Thomas Hubbard, have agreed to vote, or direct the vote, of all of the shares of Fresh America common stock owned by them and their affiliates, which represent approximately 18% of the outstanding Fresh America common stock, in favor of the merger agreement and the charter amendment.

                     BACKGROUND AND REASONS FOR THE MERGER

                            BACKGROUND OF THE MERGER

     For the last several years, Fresh America has been pursuing an external and internal growth strategy designed to (1) increase its size so it can better compete as a low-cost, high-quality national distributor of fresh produce and
(2) diversify its customer base and provide other sources of revenue to reduce its dependence on Sam's Club. Pursuant to that strategy, Fresh America completed seven acquisitions in 1997 and seven acquisitions in 1998. All of these acquisitions were of relatively smaller companies with annual revenues of under $100 million. Fresh America believed that it could more successfully and quickly execute its strategy by making a much larger acquisition. In that connection, in 1996, Fresh America was one of the preliminary bidders for the North American produce distribution operations of Albert Fisher. Those operations were eventually purchased in a management buy-out sponsored by Rosecliff and became FreshPoint.

     In addition to pursuing a larger acquisition, Fresh America also wanted to continue expanding in the higher-margin foodservice segment of the fresh produce business. While similar to other aspects of produce distribution, management recognized that there are unique customer service components to this segment of the industry and Fresh America could benefit from additional foodservice expertise. To round out its menu of services and to continue its strategy to grow and diversify, Fresh America began looking for a partner with a strong foodservice capability.

     In April 1998, David Sheinfeld, Chairman of the Board and Chief Executive Officer of Fresh America, approached Mitt Parker, President and Chief Executive Officer of FreshPoint, to discuss the concept of a strategic merger of the two companies. After a couple of months of discussions and determining that a merger could be attractive to both companies, Mr. Sheinfeld notified the Board of Directors of his interest to pursue such a merger. During the fall of 1998, the senior management of both companies analyzed the economic environment, their relative operations and customer bases, and opportunities to enhance the efficiency of the combined operations on a going-forward basis.

     In September 1998 Fresh America and FreshPoint executed confidentiality agreements and began exchanging additional financial and operating information. With the additional information, Fresh America continued to review and analyze the combined entity to determine the desirability of a merger. Fresh America retained Bear Stearns & Co. as its financial advisor to assist in reviewing and analyzing a merger.

     Starting in the fourth quarter of 1998, the parties discussed various issues for a "merger of equals" transaction, including the relative share ownership, board composition and management of the combined company. In January 1999, counsel for Fresh America delivered an initial draft of the merger agreement to counsel for FreshPoint. In February 1999, representatives of Fresh America and FreshPoint met in New York City to negotiate relative values and the other principal financial and business terms. Shortly thereafter, the parties were in general agreement on the principal business terms, subject, among other things, to documentation, completion of due diligence, the advice of their financial and legal advisors and receiving the consent of Albert Fisher to the transaction. Accordingly, the parties and their respective advisors proceeded to negotiate the merger agreement and the related agreements over the next two months. In addition, during most of March and April, FreshPoint negotiated with Albert Fisher the terms of Albert Fisher's consent to the transaction and kept Fresh America informed about the status of such negotiations. Fresh America advised FreshPoint that the Albert Fisher consent was a precondition to the execution of a merger agreement. By late April, the parties had negotiated substantially final forms of the merger agreement and related agreements, including the Albert Fisher consent.

     The Board of Directors met several times with Fresh America's management and their financial and legal advisors to review the status of negotiations and review the proposed transaction. On April 29, the Board of Directors held a telephonic board meeting to review and consider the proposed merger. At the meeting, the Board of Directors received an oral fairness opinion (subsequently confirmed in writing) from Bear Stearns and unanimously approved the merger and the merger agreement.

     The merger agreement was signed and delivered on the morning of May 3, 1999.

                             REASONS FOR THE MERGER

     The Board of Directors believes that the merger agreement and the transactions contemplated thereby are in the best interests of Fresh America and its shareholders. Accordingly, the Board of Directors has unanimously approved the merger agreement and the merger and recommends that the Fresh America shareholders vote "for" the approval of the merger agreement and the charter amendment.

     In evaluating a business combination with FreshPoint and related transactions, the Board of Directors reviewed and discussed the terms and conditions of the proposed merger with Fresh America's management and their legal and financial advisors. The Board of Directors considered a number of factors, including, the factors listed below, in reaching its determination to approve the merger agreement. In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of the merger, the Board of Directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. In addition, individual members of the Board of Directors may have given different weights to different factors.

     The following summary is not exhaustive, but includes all material factors considered by the Board of Directors:

  Strategic Benefits in Consolidating Industry

     For several years, Fresh America has been pursuing an external and internal growth strategy designed to (1) increase its size so it can better compete as a low-cost, high-quality national distributor of fresh produce and (2) diversify its customer base and provide other sources of revenue to reduce its dependence on Sam's Club. In considering how the merger fits Fresh America's strategy, the Board of Directors considered:

     - Management's view of recent trends in the food distribution industry, particularly the trend toward consolidation and its impact on the produce distribution industry.

     - Management's view that the merger will further Fresh America's strategic objectives by increasing Fresh America's revenue base, diversifying its customer base and expanding its geographic coverage.

     - The combination of Fresh America and FreshPoint will create one of the largest fresh produce distributors in North America based on projected pro forma fiscal 2000 net sales of over $1.5 billion.

     - The agreement with Sam's Club expires on November 30, 2000 and there is a substantial risk that it will not be renewed, as discussed in "Risk Factors -- Loss of Sam's Club as a Customer Could Adversely Affect Our Business" on page 20.

     - The combined enterprise will have a distribution network through which it could offer products and services across a broad geographic area encompassing a vast majority of the U.S. population as well as a substantial portion of Canada.

     - The complementary nature of the businesses of the two companies.

     - The merger will combine Fresh America's wholesale and retail distribution strengths with FreshPoint's foodservice distribution expertise.

     - The expertise of FreshPoint's senior management in the produce distribution business.

     - The economies of scale, cost savings and synergies that management believes over time will result from the combination of Fresh America and FreshPoint, as discussed under "Background and Reasons for the Merger -- Potential Cost Savings and Operating Synergies", on page 32.

  Information Concerning Fresh America and FreshPoint

     In evaluating the terms of the merger, the Board of Directors also considered information with respect to the financial condition, results of operations, businesses and prospects of Fresh America and FreshPoint, and current industry, economic and market conditions. As part of such consideration, the Board of Directors took into account:

     - FreshPoint is substantially more leveraged than Fresh America and the combined company would be subject to substantial debt service requirements.

     - The quality and experience of FreshPoint's senior management team.

     - Since the formation of FreshPoint in November 1996, FreshPoint has realized significant increases in sales and operating income.

  Changes in Board of Directors and Management

     The Board of Directors considered that as a result of the merger:

     - It is highly probable that for at least the next two years, a majority of the expanded eleven-member Board of Directors will consist of the initial six directors designated by FreshPoint or, if any of such directors is no longer serving, designated by former FreshPoint stockholders.

     - FreshPoint senior management will be added to the Fresh America management team. Mitt Parker, the Chief Executive Officer of FreshPoint, will become the President and Chief Executive Officer and a director. Brian Sturgeon, the Chief Operating Officer of FreshPoint, will become Chief Operating Officer and a director.

  Opinion of Bear Stearns

     The Board of Directors considered the financial analyses of Bear Stearns and the fairness opinion of Bear Stearns with respect to the merger consideration. See "Bear Stearns Fairness Opinion" beginning on page 33.

  Terms and Conditions of the Merger Agreement

     The Board of Directors considered the terms and conditions of the merger. In its review, the Board of Directors noted:

     - The merger consideration will represent approximately 52% of FreshPoint America common stock outstanding immediately after the merger, the number of shares to be issued in the merger is fixed, and the merger is intended to qualify as a tax-free transaction.

     - The merger will be accounted for as a "reverse acquisition" under the purchase method of accounting with FreshPoint being treated as the purchaser for accounting purposes. FreshPoint America will adopt FreshPoint's fiscal year, which ends on the Saturday closest to June 30.

     - The provisions of the merger agreement require Fresh America to pay to FreshPoint a termination fee of $3 million if there is a competing transaction and the merger agreement is terminated in certain circumstances.

     - The effects of the increases in salary levels and other benefits to be provided by the employment agreements to become effective upon the closing of the merger and the possibility of future change of control or severance payments under the employment agreements.

     - The terms of the shareholders' agreement, the registration rights agreement and the Albert Fisher consent.

     - The proposed arrangements with respect to the current directors and executive officers of Fresh America and FreshPoint, as described in "Background and Reasons for the Merger -- Interests of Certain Persons in the Merger" on page 33.

  Effect on Public Market for Fresh America Common Shares

     The Board of Directors took into account the effects of approximately doubling the number of issued and outstanding shares of Fresh America common stock. Among such effects, the Board of Directors considered:

     - Over time, the issuance of the shares of Fresh America common stock in the merger will result in a more liquid public market for the common stock. A more liquid public market could increase FreshPoint America's ability to consummate future acquisitions by offering potential acquisition targets an interest in FreshPoint America common stock.

     - The dilutive effect of the merger during the first 12 months following the merger and the accretive effect of the merger during the second 12 months following the merger if the contract with Sam's Club is not renewed after November 2000.

     - The negative impact the uncertainty about the future of Fresh America's relationship with Sam's Club is having on the market for Fresh America common stock.

     - The registration rights agreement, including the 180-day lock-up provided for therein, and its impact on the market for FreshPoint America common stock.

                 POTENTIAL COST SAVINGS AND OPERATING SYNERGIES

     The managements of Fresh America and FreshPoint have estimated that the combination of the companies could create operating cost savings estimated to be approximately $3 million for the fiscal year ending June 2000, $8 million for the fiscal year ending June 2001, and $10 million for the fiscal year ending June 2002 and each fiscal year thereafter. These estimates are based on preliminary evaluations of opportunities for the combined company to realize cost savings through consolidation of operations, procurement synergies and freight savings and reductions in certain general and administrative expenses.

     Although no assurances can be given as to the amount, nature and timing of expected synergies, the managements of Fresh America and FreshPoint expect that the bulk of these estimated cost savings should be derived from the following opportunities:

     - Operating efficiencies and synergies, including (1) the consolidation of overlapping distribution and reduction of redundant facilities, and (2) rationalization of routing logistics for overlapping service areas.

     - The combination of management and administrative functions, and the elimination of redundant departments and functions, including (1) cost efficiencies in information system operations as a result of economies of scale, and (2) cost savings from integrated, combined purchasing of equipment and supplies.

     - Enhanced purchasing leverage (resulting in a lower cost of goods), selection of the most advantageous purchasing programs currently in effect at the companies, and more favorable sales and marketing allowances from growers and other suppliers resulting from increased purchasing power. The combined company purchased more than $1 billion of produce over the last 12 months on a pro forma basis.

     These cost savings estimates were developed jointly by Fresh America and FreshPoint solely for purposes of evaluating the merger. The estimates do not include non-recurring adjustments that will be recorded in conjunction with the merger and they should not be relied upon as an estimate of actual cost savings that may be achieved, which may vary materially from such estimates. These estimates are based upon assumptions that are inherently uncertain, though considered reasonable by Fresh America and FreshPoint, and are subject to significant business, economic and competitive uncertainties which are difficult to predict and often beyond the control of management.

     Following the merger, the combined company expects to grow and enhance revenues in a variety of ways, such as:

     - The produce distribution industry remains large and highly fragmented, with thousands of businesses around North America servicing customers' produce needs. The expanded geographic coverage of the combined company will broaden its capabilities to service national customers and should provide opportunities to gain a larger share of the business of each company's national and regional customers.

     - The combined operations of Fresh America and FreshPoint will manage 300,000 truck lanes and operate over 1,100 trucks. The combined company will leverage this volume resulting in advantageous rates and greater availability of carriers.

     - FreshPoint America's larger size and capital base should enable it to more easily make acquisitions that will contribute to its growth.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Some directors and executive officers of Fresh America have interests in the merger that are different from, or in addition to, their interests as shareholders in Fresh America. The members of the Board of Directors knew about these additional interests, and considered them, when they approved the merger agreement and the merger.

     Fresh America has entered into employment agreements with two of its executive officers, namely David Sheinfeld and John Gray, to be effective at the consummation of the merger. The new employment agreements provide for substantial salary increases for Messrs. Sheinfeld and Gray and provide for the grant of options to purchase shares of the combined company's common stock, in amounts to be determined at or promptly after the time of the merger. In addition, the performance-based bonus plan to be adopted at or promptly after the time of the merger could result in substantially higher bonus levels for Messrs. Sheinfeld and Gray. As part of the merger, Mr. Sheinfeld will have a $125,000 loan owing to Fresh America forgiven.

     Sheldon Stein is a member of the Board of Directors and is also a Senior Managing Director of Bear Stearns, financial advisors to Fresh America in this matter. In connection with the merger, Bear Stearns is entitled to a fee from Fresh America of $800,000, and Fresh America has agreed to pay Bear Stearns an additional fee of $950,000 upon consummation of the merger. Bear Stearns also will participate in the syndication of the proposed senior credit facilities and will receive a fee in an amount customary for similar transactions. Additionally, if within 18 months after the merger FreshPoint America elects to engage an investment bank for the public or private sale of long-term debt securities (other than bank debt), Bear Stearns will have a right to act as a manager or agent with respect to such transaction.

                         BEAR STEARNS FAIRNESS OPINION

     On April 29, 1999, Bear Stearns delivered to the Board of Directors Bear Stearns' opinion that, as of the date thereof, and subject to the assumptions and qualifications set forth in the opinion, the merger consideration was fair, from a financial point of view, to the shareholders of Fresh America.

     The full text of Bear Stearns' opinion is set forth as Appendix B to this proxy statement and describes the assumptions made, matters considered and limits on the review undertaken. All shareholders are urged to read the opinion in its entirety. The summary of Bear Stearns' opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

     Bear Stearns' opinion is intended for the benefit and use of the Board of Directors, and does not constitute a recommendation of the merger or a recommendation to any shareholder of Fresh America as to how any shareholder should vote on the merger or any issue relating to the merger. In rendering its opinion, Bear Stearns is not expressing any opinion as to what the value of Fresh America common stock actually will be at the time of the merger or at any time prior to or subsequent to the consummation of the merger. Finally, the Bear Stearns' opinion does not address Fresh America's underlying business decision to effect the merger. It should be understood that, although subsequent developments may effect the conclusions reached in the opinion, Bear Stearns does not have any obligation to, nor does it intend to update, revise or reaffirm its opinion.

     The form and amount of merger consideration pursuant to the merger agreement was determined by arm's-length negotiations between Fresh America and FreshPoint and was not based on any recommendation by Bear Stearns, although Bear Stearns provided advice to Fresh America and the Board of Directors of Fresh America from time to time. Except as otherwise noted in its opinion, no limitations were imposed by Fresh America or the Board of Directors on Bear Stearns with respect to the investigations made or the procedures followed by Bear Stearns in rendering its opinion.

     In the course of their analyses for rendering the opinion, Bear Stearns:

     - Reviewed the merger agreement in substantially final form.

     - Reviewed Fresh America's Annual Reports on Form 10-K for the years ended January 3, 1997, January 2, 1998 and January 1, 1999, and its Quarterly Reports on Form 10-Q for the quarters ended April 3, July 3 and October 2, 1998.

     - Reviewed FreshPoint's audited financial statements for the seven months ended June 28, 1997 and the year ended June 27, 1998, the unaudited financial statements for the six months ended December 26, 1998, and preliminary results for the quarter ended March 27, 1999.

     - Reviewed certain operating and financial information of Fresh America and FreshPoint, including projections and projected cost savings and operating synergies, provided to Bear Stearns by Fresh America's and FreshPoint's management relating to their respective businesses and prospects.

     - Met with certain members of Fresh America's and FreshPoint's senior management to discuss their respective operations, historical financial statements and future prospects and their views of the business, operational and strategic benefits, cost savings, potential synergies and other implications of the merger.

     - Reviewed the historical prices and trading volumes of Fresh America common stock.

     - Reviewed publicly available financial data and stock market performance data of other publicly held companies that Bear Stearns deemed generally comparable to Fresh America and FreshPoint.

     - Conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

     In the course of its review Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to Bear Stearns by Fresh America and FreshPoint. With respect to Fresh America's and FreshPoint's projected financial results (including projected cost savings and operating synergies resulting from the merger), Bear Stearns assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Fresh America and FreshPoint as to the expected future performance of Fresh America and FreshPoint, respectively. Bear Stearns did not assume any responsibility for the independent verification of the information or the projections (including projected cost savings and operating synergies resulting from the merger), provided to it, and Bear Stearns further relied upon the assurances of the management of Fresh America and FreshPoint that they are unaware of any facts that would make the information or projections (including projected cost savings and operating synergies resulting from the merger), provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets and liabilities of Fresh America and FreshPoint, nor was Bear Stearns provided with any appraisals. Bear Stearns also assumed that the merger will constitute a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1996, as amended. The Bear Stearns opinion is necessarily based on economic, market, and other conditions, and the information made available to Bear Stearns, as of the date of the opinion

     In connection with preparing and rendering its opinion, Bear Stearns performed a variety of valuation, financial and comparative analyses. The summary of such analyses, as set forth below, does not purport to be a complete description of the analyses underlying Bear Stearns' opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Bear Stearns believes that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it, without considering all such factors and analyses, could create an incomplete view of the processes underlying Bear Stearns' opinion. Moreover, the estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, such estimates are inherently subject to substantial uncertainties.

     In connection with its engagement, Bear Stearns was not authorized to solicit, and did not solicit, third party indications of interest with respect to the acquisition of all or a part of Fresh America, nor did Bear Stearns review with Fresh America or the Board of Directors any potential transactions in lieu of the merger.

     The following is a summary of the material valuation, financial and comparative analyses presented by Bear Stearns to the Board of Directors on April 29, 1999 in connection with the Bear Stearns' opinion, which was rendered on such date.

  Relative Contribution Analysis

     Bear Stearns reviewed with the Board of Directors the relative contribution of each of Fresh America and FreshPoint to certain income statement categories of the combined company, primarily earnings before interest, taxes, depreciation and amortization ("EBITDA") and net income for 1998 (pro forma, as if all acquisitions completed in 1998 occurred on January 1, 1998), 1999E, 2000E and 2001E (as used in this proxy statement, an "E" when used with a date means "estimated"). Furthermore, in consideration of the expiration of Fresh America's contract with Sam's Club in November 2000, Bear Stearns analyzed the relative contributions with and without the inclusion of the Sam's Club business. The relative contributions of these income statement categories were then compared to the relative enterprise value (market equity value plus debt less cash) percentages (in the case of EBITDA) or the relative equity value percentages (in the case of net income) implied by the merger consideration.

     In the analysis of the relative contributions without the inclusion of the Sam's Club business, Bear Stearns calculated the number of shares of the combined company that Fresh America's shareholders should own based on Fresh America's relative contribution of net income (excluding the Sam's Club business) plus the present value of the Sam's Club business, which Bear Stearns calculated to be $13.5 million. Bear Stearns noted that in 1999E, including projected cost savings and operating synergies, Fresh America will contribute 34.2% of the combined company net income (excluding the Sam's Club business). Bear Stearns further noted that if Fresh America shareholders retain 34.2% of the combined company shares (3.8 million shares) plus 0.7 million shares, which is the number of shares equal to the present value of the Sam's Club business ($13.5 million), divided by the then current Fresh America stock price of $18.50 per share, the shareholders would retain 4.5 million combined company shares. Bear Stearns compared the implied 4.5 million shares to the 5.4 million actual combined company shares that Fresh America shareholders will retain. Bear Stearns added that based on relative net income contributions in 2000E and 2001E, including projected cost savings and operating synergies, Fresh America shareholders will also retain more shares in the combined company than what the relative net income contribution percentages implied. Without synergies, Bear Stearns noted that Fresh America's relative contribution of net income (excluding the Sam's Club business) will be 42.9% in 1999E, which, when added to the number of shares represented by the present value of the Sam's Club business, equates to 5.5 million shares, which is generally in-line with the 5.4 million combined company shares that Fresh America shareholders will retain. Bear Stearns added that based on relative net income contributions in 2000E, without the effects of projected cost savings and operating synergies, Fresh America shareholders will retain more shares in the combined company than what the relative contribution percentages implied.

     Bear Stearns also performed a similar analysis by using Fresh America's and FreshPoint's relative contributions of EBITDA (excluding the Sam's Club business) to calculate Fresh America's implied share of the combined enterprise value. Bear Stearns then compared Fresh America's implied share of the combined enterprise value to Fresh America's current enterprise value. Bear Stearns noted that in 1999E, including

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

projected pro forma synergies, Fresh America will contribute 33.7% of the combined company's EBITDA (excluding the Sam's Club business). Bear Stearns further noted that if Fresh America's enterprise value was equal to 33.7% of the combined company's enterprise value plus the present value of the Sam's Club business ($13.5 million), Fresh America would have an enterprise value of $139.6 million. Bear Stearns compared the $139.6 million to the current Fresh America enterprise value of $156.8 million. Bear Stearns also performed this analysis of EBITDA contributions for 2000E and 2001E, with and without synergies, and came to conclusions similar to the conclusions discussed in the net income contribution analysis above.

     In a separate analysis, Bear Stearns compared Fresh America's and FreshPoint's relative contributions (including the Sam's Club business) of EBITDA in 2001E (the first year after the expiration of the Sam's Club contract) and noted that Fresh America will contribute 42.5% of the combined company's EBITDA, but will retain a greater percentage (43.4%) of the combined enterprise value. In addition, Bear Stearns compared the relative contribution of net income in 2001E (the first year after the expiration of the Sam's Club contract) and noted that Fresh America will contribute 46.3% of the combined company net income, but will retain a greater percentage (48.6%) of the combined equity value.

  Has/Gets Analysis

     Bear Stearns performed a has/gets analysis on Fresh America's projected earnings per share for 1999E, 2000E and 2001E. Bear Stearns combined the projected operating results of Fresh America (provided by Fresh America management) with the corresponding projected operating results of FreshPoint (provided by FreshPoint management), with and without the projected cost savings and operating synergies, to arrive at the combined company projected net income. Bear Stearns divided the combined company net income by the pro forma fully diluted shares outstanding to arrive at a combined company earnings per share. Bear Stearns then compared the pro forma combined company earnings per share to Fresh America's projected stand-alone earnings per share (provided by Fresh America management) to determine the pro forma impact on Fresh America's earnings per share. This analysis suggested that, including the projected cost savings and operating synergies, the merger should result in accretion in the year ended December 31, 2000. Even without consideration for the projected cost savings and revenue and operating synergies, the merger is expected to result in accretion in the year ended December 31, 2001 (the first year after the expiration of the Sam's Club contract).

  Discounted Cash Flow Analysis

     Bear Stearns performed a discounted cash flow analysis of the combined company and of Fresh America on a stand-alone basis using fiscal 1999E through fiscal 2003E projections provided by Fresh America and FreshPoint management. Bear Stearns used discount rates of 10% to 16%, based on a weighted average cost of capital for other companies involved in the foodservice and distribution industry. In performing its analysis, Bear Stearns used terminal EBITDA multiples of 4.0x to 7.0x for both the combined company and Fresh America standalone. Bear Stearns added the present values of the discounted free cash flows to the present values of the terminal values to arrive at a range of enterprise values for the combined company and Fresh America. Bear Stearns then deducted long-term debt and added cash to the enterprise values for the combined company and Fresh America to arrive at a range of equity values for the combined company and Fresh America, and then divided such equity values by the relevant number of outstanding shares to calculate a range of equity values per share for the combined company and Fresh America. Based on such equity values per share, Bear Stearns noted that the combined company values per share exceeded the Fresh America stand-alone values per share within the relevant range of values.

  Other Analyses

     Bear Stearns conducted such other analyses as it deemed necessary, including reviewing historical and updated projected financial and operating data for both Fresh America and FreshPoint and selected investment research reports on Fresh America and the fresh produce distribution industry, including reviewing available information regarding the individual and institutional holders of Fresh America common stock.

     Pursuant to the terms of its engagement letter, Bear Stearns is entitled to receive an $800,000 fee from Fresh America, and Fresh America has agreed to pay Bear Stearns an additional $950,000 fee upon consummation of the merger. Fresh America also has agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, and to indemnify Bear Stearns and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. Additionally, if within 18 months after the merger FreshPoint America elects to engage an investment bank for the public or private sale of long-term debt securities (other than bank debt), Bear Stearns will have a right to act as a manager or agent with respect to such transaction.

     Bear Stearns may actively trade the equity securities of Fresh America for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Bear Stearns is an internationally recognized investment banking firm and was selected as financial advisor to the Board of Directors in connection with the merger and asked to provide advice to the Board of Directors of Fresh America in the merger negotiations and render its opinion in connection with the merger based on Bear Stearns' qualifications, expertise and reputation in providing advice to companies in merger transactions. As part of its investment banking business, Bear Stearns is engaged regularly in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement, which is attached as Appendix A. Such summary is qualified in its entirety by reference to the merger agreement. All shareholders are urged to read the merger agreement in its entirety.

GENERAL

     The merger agreement provides that, following the requisite approval of the merger agreement and the charter amendment by the shareholders of Fresh America and the satisfaction or waiver of the other conditions to the merger:

     - FreshPoint will merge with and into Fresh America. FreshPoint will cease to exist and Fresh America will continue as the surviving corporation following the merger.

     - As a result of the merger, as of the effective time, Fresh America will succeed to and assume all rights and obligations of FreshPoint.

     - Fresh America will change its name to "FreshPoint America, Inc." and its headquarters will be in Dallas, Texas.

EFFECTIVE TIME

     The merger agreement provides that, subject to the requisite approval of the shareholders of Fresh America and subject to the satisfaction or waiver of certain other conditions, the merger will become effective upon the filing of an appropriate certificate of merger, in accordance with the relevant provisions of the Texas Business Corporation Act, with the Secretary of State of the State of Texas and a certificate of merger, in accordance with the relevant provisions of the Delaware General Corporation Law, with the Secretary of State of the State of Delaware.

MERGER CONSIDERATION

     All of the equity securities of FreshPoint Holdings will be exchanged for 5,685,826 shares of Fresh America common stock. Immediately following the merger, the stockholders of FreshPoint will own approximately 52% of FreshPoint America's outstanding common stock. It is anticipated that the following

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

principal stockholders of FreshPoint will beneficially own the following approximate percentages of FreshPoint America's common stock:

                                                              STOCK OWNERSHIP
BENEFICIAL OWNER                                               AFTER MERGER
----------------                                              ---------------
Rosecliff Investors.........................................       23.7%
FreshPoint management.......................................       13.7%
Albert Fisher...............................................       14.6%

None of the approximately 50 Rosecliff Investors will beneficially own more than 4.9% of FreshPoint America common stock immediately after the merger, and none of the approximately 36 FreshPoint management members will beneficially own more than 4.25% of FreshPoint America common stock immediately after the merger. The above percentages are calculated based on an assumed market price of Fresh America common stock of $13.00 and assumes the merger takes place on August 31, 1999.

REPRESENTATIONS AND WARRANTIES

  FreshPoint's Representations and Warranties

     The merger agreement contains various customary representations and warranties of FreshPoint relating to, among other things:

          (1) its organization, standing and similar corporate matters;

          (2) its capital structure;

          (3) its authority to enter into the merger agreement;

          (4) the absence of conflicts with its organizational documents, applicable laws or defaults under various agreements triggered by the merger agreement;

          (5) governmental filings, including those required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the Perishable Agricultural Commodities Act;

          (6) compliance with the law, including environmental laws;

          (7) the preparation of financial statements;

          (8) the absence of material adverse changes or events;

          (9) the absence of undisclosed liabilities;

          (10) the absence of any pending or threatened litigation against it or any of its subsidiaries that would have a material adverse effect on FreshPoint and its subsidiaries, taken as a whole, or prevent or significantly delay the consummation of the transactions contemplated by the merger agreement;

          (11) employee benefit plans and labor matters;

          (12) tax matters;

          (13) stockholders and affiliates;

          (14) material contracts;

          (15) insurance;

          (16) properties owned by FreshPoint and its subsidiaries;

          (17) year 2000 compliance;

          (18) intellectual property rights;

          (19) customers and suppliers;

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

          (20) the vote required to approve the merger agreement;

          (21) broker relationships in connection with the merger;

          (22) the truth of information provided; and

          (23) transactions with affiliates.

  Fresh America's Representations and Warranties

     The merger agreement contains various representations and warranties of Fresh America relating to, among other things:

          (1) its organization, standing and similar corporate matters;

          (2) its capital structure;

          (3) its authority to enter into the merger agreement;

          (4) the absence of conflicts with its organizational documents, applicable laws or defaults under various agreements triggered by the merger agreement;

          (5) governmental filings, including those required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the Perishable Agricultural Commodities Act;

          (6) compliance with the law, including environmental laws;

          (7) the filing of SEC reports and the preparation of financial statements;

          (8) the absence of material adverse changes or events;

          (9) the absence of undisclosed liabilities;

          (10) the absence of any pending or threatened litigation against it or any of its subsidiaries that would have a material adverse effect on Fresh America and its subsidiaries, taken as a whole, or prevent or significantly delay the consummation of the transactions contemplated by the merger agreement;

          (11) employee benefit plans and labor matters;

          (12) tax matters;

          (13) material contracts;

          (14) insurance;

          (15) properties owned by Fresh America and its subsidiaries;

          (16) year 2000 compliance;

          (17) intellectual property rights;

          (18) customers and suppliers;

          (19) the vote required to approve the merger agreement;

          (20) broker relationships in connection with the merger;

          (21) the opinion of Fresh America's financial advisor;

          (22) transactions with affiliates;

          (23) compliance with Delaware statutes; and

          (24) the truth of information provided.

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

CERTAIN COVENANTS

  Affirmative Covenants

     The merger agreement contains various customary covenants, including covenants of both Fresh America and FreshPoint that during the period from the date of the merger agreement until the effective time of the merger, except as permitted by or contemplated in the merger agreement, Fresh America and FreshPoint, and each of their subsidiaries, will, among other things:

          (1) conduct their operations in the ordinary course of business;

          (2) use their reasonable commercial efforts to preserve intact their business organizations, maintain material contracts, permits and other material rights, retain the services of their respective officers and key employees and maintain relationships with material customers and suppliers;

          (3) use their reasonable commercial efforts to keep in full force and effect insurance and bonds in amounts and scope of coverage comparable to that currently maintained by each;

          (4) use their reasonable commercial efforts to deliver accountant comfort letters to the other party within two business days before the date this proxy statement is mailed to Fresh America shareholders; and

          (5) promptly supplement their respective disclosure schedules should any undisclosed matter arise or be discovered.

     In addition, Fresh America will forgive employee loans of $125,000 owing from David Sheinfeld and $25,000 owing from Steve Grinstead, and FreshPoint will forgive employee loans of $750,000 owing from Mitt Parker and $110,000 owing from Brian Sturgeon.

  Negative Covenants

     Further, Fresh America and FreshPoint have agreed that, among other things and subject to certain conditions and exceptions noted in the merger agreement, they will not (and will cause their subsidiaries not to), without the prior consent of the other party (not to be unreasonably withheld):

          (1) increase the compensation of any director, officer, key employee or consultant or grant any severance or termination pay, other than in the ordinary course of business;

          (2) enter into or amend any employment or severance agreement with any director, officer or key employee or pay any benefit not required by any existing plan or arrangement, including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units;

          (3) establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by law;

          (4) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly-owned subsidiary of either party to such party or another wholly-owned subsidiary of such party;

          (5) redeem, purchase or otherwise acquire any shares of their or any of their subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of their or their subsidiaries' capital stock, or any options, warrants or conversion or other rights to acquire any shares of their or their subsidiaries' capital stock or any such securities or obligations;

          (6) effect any reorganization or recapitalization;

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

          (7) split, combine or reclassify any of their or their subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of their or their subsidiaries' capital stock;

          (8) issue, deliver, award, grant or sell, or authorize -- or propose the issuance, delivery, award, grant or sale -- of any shares of any class of their or their subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares, or amend or otherwise modify the terms of any such rights, warrants or options the effect of which would make such terms more favorable to their respective holders;

          (9) acquire or agree to acquire equity interests in or all or a portion of the assets of any business or person, except for the purchasing of assets from suppliers or vendors in the ordinary course of business consistent with past practice;

          (10) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any material portion of their assets, except for dispositions of inventories, equipment and other assets in the ordinary course of business and consistent with past practice;

          (11) adopt or propose to adopt any amendments to their respective charters or bylaws;

          (12) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except under existing credit lines in the ordinary course of business consistent with past practice and provided that the aggregate amount of all outstanding indebtedness after giving effect to such incurrence in no event exceeds $124,500,000 in the case of FreshPoint and $53,000,000 in the case of Fresh America;

          (13) in the case of Fresh America, take any action that would result in a failure to maintain the trading of Fresh America common stock on Nasdaq;

          (14) make any tax election or settle or compromise any income tax liability that could reasonably be expected to be material to either party and that party's subsidiaries taken as a whole;

          (15) make any material commitments or agreements for capital expenditures or capital additions or betterments except as materially consistent with each party's budget for capital expenditures as of the date of the merger agreement and consistent with past practices;

          (16) except in the ordinary course of business, modify, amend, assign or terminate any material agreement, permit, concession, franchise, license or similar instrument to which either party or any of that party's subsidiaries is a party or waive any material rights they hold thereunder;

          (17) make any material loans or advances to any other person, other than to their wholly-owned subsidiaries and other than routine advances to employees or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person except in the ordinary course of business;

          (18) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable law or generally accepted accounting principles; or

          (19) agree in writing or otherwise to do any of the foregoing.

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

CONDITIONS TO THE MERGER

     The completion of the merger depends on a number of conditions being met. In addition to the parties complying with the agreement, these include:

          (1) approval of the agreement by the Fresh America shareholders;

          (2) the absence of any injunction or legal restraint blocking the merger or government proceedings trying to block the merger;

          (3) new credit facilities of not less than $195 million shall be in place;

          (4) receipt by Fresh America, FreshPoint and FreshPoint stockholders of a legal opinion from Hughes & Luce, L.L.P. that, for United States federal income tax purposes, the merger shall be a tax-free reorganization and neither Fresh America, FreshPoint nor FreshPoint's stockholders shall recognize any gain or loss as a result of the merger, with an exception carved out of the opinion with respect to accrued and unpaid dividends;

          (5) all necessary state securities approvals shall have been obtained;

          (6) the Albert Fisher subordinated note shall have been paid in full;

          (7) the shareholders' agreement shall have been entered into by the persons designated in the merger agreement;

          (8) receipt by Fresh America and FreshPoint of a legal opinion from their respective counsel in the form of opinion attached to the merger agreement;

          (9) warrants held by FreshPoint stockholders shall have been converted into shares of FreshPoint common stock;

          (10) receipt by Fresh America of letters from FreshPoint "affiliates" (including FreshPoint's officers and directors) restricting their trading in shares of Fresh America stock;

          (11) receipt by Fresh America from FreshPoint of written evidence of the termination of the consulting agreements with Rosecliff and Buttonwood;

          (12) receipt by Fresh America from FreshPoint of written evidence of the termination of FreshPoint's existing bank credit facility;

          (13) receipt by FreshPoint from Fresh America of written evidence of the termination of Fresh America's existing bank credit facility;

          (14) approval by the National Market System of the Nasdaq Stock Market of the listing of the shares of Fresh America common stock to be issued in the merger; and

          (15) execution of the registration rights agreement between FreshPoint stockholders and Fresh America.

     Where the law permits, Fresh America and FreshPoint could decide to complete the merger even though one or more of these conditions has not been met. Neither company can be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT

     Fresh America can agree with FreshPoint at any time to terminate the agreement without completing the merger, even if the stockholders of both companies have approved it. Also, either party can decide, without the consent of the other, to terminate the agreement if:

          (1) any government agency denies an approval we need to complete the merger, or if any government authority issues an order blocking the merger;

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

          (2) the merger is not completed by September 30, 1999, unless the failure to complete the merger by that time is due to the breach of any representation, warranty or covenant contained in the agreement by the party seeking to terminate;

          (3) Fresh America's shareholders do not approve the merger;

          (4) one party breaches the agreement in a way that would entitle the other to terminate the merger, as long as the party seeking to terminate the agreement has not also violated the agreement;

          (5) by FreshPoint, if the Board of Directors of Fresh America withdraws its recommendation of the merger or pursues a merger with a competing company; or

          (6) by Fresh America, if FreshPoint breaches one of certain enumerated representations or warranties in such a way that cannot be corrected before September 30, 1999.

TERMINATION FEE; PAYMENT OF FEES AND EXPENSES

     In general, each party will bear its own fees and expenses, but if the merger agreement is terminated because either party materially breaches the merger agreement, then the breaching party will reimburse the non-breaching party for up to $1 million of its expenses incurred in connection with the merger. Also, Fresh America must pay FreshPoint a termination fee of $3 million plus up to $750,000 of FreshPoint's expenses if:

          (1) either party terminates the merger agreement because the merger has not been consummated before September 30, 1999, or the merger has not been approved by our shareholders; or

        FreshPoint terminates the merger agreement because Fresh America's Board of Directors withdraws or modifies its recommendation of the merger; or

        Fresh America terminates the merger agreement because its Board of Directors determines that its fiduciary duties to its shareholders requires that it withdraw or modify its recommendation of the merger; and

          (2) before the merger agreement was terminated, there was a competing transaction to the merger that Fresh America's Board of Directors recommends and either enters into a letter of intent or definitive agreement for a competing transaction or consummates a competing transaction within twelve months of the termination.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Because the currently issued and outstanding shares of Fresh America common stock will remain unchanged as a result of the merger, Fresh America's shareholders should not recognize any gain or loss for purposes of United States federal income tax. FreshPoint America also will not recognize any gain or loss for United States federal income tax purposes.

ACCOUNTING TREATMENT

     The merger will be accounted for as a "reverse acquisition" under the purchase method of accounting with FreshPoint as the acquiring corporation. Under the purchase method of accounting, Fresh America and FreshPoint will be treated as one company beginning as of the date of the merger. Additionally, under this method of accounting, the fair value of Fresh America, including direct acquisition costs of the merger incurred by FreshPoint, will be allocated to the identifiable assets of Fresh America based on estimates of the fair value of Fresh America's identifiable assets and liabilities as of the effective time. The excess of the purchase price over the fair value of Fresh America's net identifiable assets will be allocated to "goodwill," which will be amortized as an expense over the next 40 years. After the merger, the consolidated financial statements of FreshPoint will become the consolidated financial statements of FreshPoint America.

     Fresh America's fiscal year is a 52-week or 53-week period ending on the first Friday in January. FreshPoint's fiscal year is a 52-week or 53-week period ending on the Saturday closest to June 30. After the merger, the combined company will adopt FreshPoint's fiscal year.
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

                               RELATED AGREEMENTS

SHAREHOLDERS' AGREEMENT

     It is a condition to the consummation of the merger that the Rosecliff Partnerships, Albert Fisher and, two of Fresh America's principal shareholders, namely David Sheinfeld and Thomas Hubbard, enter into a shareholders' agreement. The parties to the shareholders' agreement will collectively own approximately 61% of the shares of FreshPoint America common stock outstanding immediately after the merger.

     The shareholders' agreement is included as Exhibit F to the merger agreement. All shareholders are urged to read the shareholders' agreement in its entirety.

  Restrictions on Transfer of Shares

     The parties to the shareholders' agreement will agree not to transfer or pledge any of their shares of Fresh America common stock unless either the transferee or pledgee, as applicable, agrees to be bound by the terms of the shareholders' agreement, or the transfer is made in a "public sale". A "public sale" means any sale of FreshPoint America common stock pursuant to (1) an effective registration statement filed under the Securities Act, (2) Rule 144 under the Securities Act, or (3) any sale in the public market for which a registration statement is not required.

  Corporate Governance

     The parties to the shareholders' agreement will agree to vote their shares of FreshPoint America common stock to give effect to the provisions of the shareholders' agreement and to ensure that Fresh America's articles of incorporation and bylaws do not conflict in any respect with the shareholders' agreement.

  Election of Directors

     The parties to the shareholders' agreement will agree that the number of directors on the FreshPoint America Board of Directors will be eleven. The eleven directors will be comprised of six persons designated by certain Rosecliff Investors, which initially will be Mitt Parker, Brian Sturgeon, John Geisler, Donald Kendall, John Gutfreund and Robert Dussler. The six persons designated by the Rosecliff Investors will include Mitt Parker so long as he serves as Chief Executive Officer of FreshPoint America and Brian Sturgeon so long as he serves as Chief Operating Officer of FreshPoint America. Albert Fisher will have the right to name one of the four remaining Rosecliff Investors' designees so long as Albert Fisher owns at least 5% of FreshPoint America's outstanding common stock or at least 50% of the shares of FreshPoint America common stock it is issued in the merger. If the Rosecliff Investors exercise their right to replace one of their designees and nominate a new designee for election, the new designee must be reasonably acceptable to the remainder of the directors designated by the Rosecliff Investors. The remaining five directors will be Fresh America's current directors, David Sheinfeld, Tom Hubbard, Lawrence Jackson, Sheldon Stein and Colon Washburn. If any of Messrs. Sheinfeld, Hubbard, Jackson, Stein or Washburn is no longer serving on the Board of Directors for any reason, the remaining of such five individuals (or their successors) will designate a replacement director.

  Term

     The shareholders' agreement will become effective upon consummation of the merger and will continue in effect until the earlier of (1) two annual meetings of FreshPoint America's shareholders have taken place following 180 days after the merger, (2) the Rosecliff Partnerships and Albert Fisher own less than 15% of FreshPoint America's outstanding common stock or (3) the third anniversary of the date of the shareholders' agreement.

ALBERT FISHER CONSENT

     In addition to being a common and preferred stockholder of FreshPoint, Albert Fisher is a holder of a subordinated promissory note issued by FreshPoint, the outstanding principal and accrued interest of which is approximately $31 million. As an inducement to Fresh America's signing the merger agreement, on May 3, 1999 Albert Fisher and FreshPoint entered into an agreement of consent and waiver.

     The agreement of consent and waiver is included as Exhibit H to the merger agreement. All shareholders are urged to read the agreement of consent and waiver in its entirety.

  Consent

     Albert Fisher consented to the merger and the merger agreement (including all exhibits). However, any material modifications or amendments to the merger agreement, the shareholders' agreement or the registration rights agreement will require Albert Fisher's prior consent if the amendment or modification adversely affects Albert Fisher or increases the consideration to be received by any other party in the merger without proportionally increasing the consideration to be received by Albert Fisher.

  Agreement to Convert

     Albert Fisher agreed to deliver upon the effectiveness of the merger all of its FreshPoint shares of preferred stock and common stock for conversion into shares of FreshPoint America common stock. Albert Fisher will also receive all shares of FreshPoint America common stock issuable upon the conversion of the FreshPoint shares of preferred stock and common stock attributable to Albert Fisher's partnership interests in the Rosecliff Partnerships.

  Transaction Fee

     FreshPoint agreed to pay Albert Fisher a fee of $1,250,000 simultaneously with the closing of the merger.

  Prepayment of Note

     FreshPoint agreed to prepay all of the principal and accrued interest on the subordinated note it owes to Albert Fisher simultaneously with the closing of the merger.

  Conditions

     The obligations of Albert Fisher under the agreement of consent and waiver are conditioned upon the satisfaction of the following three conditions (unless waived by Albert Fisher): (1) if Albert Fisher determines shareholder approval is required, Albert Fisher's shareholders will have approved the merger, (2) FreshPoint will have paid the transaction fee and prepaid the subordinated note in full, and (3) the registration rights agreement and the shareholders' agreement will have been executed. Subsequent to entering into the agreement of consent and waiver, Albert Fisher determined that approval of the merger by its shareholders is not required and waived the condition.

  Termination of Certain Agreements

     Albert Fisher and FreshPoint agreed that upon the effectiveness of the merger each of the following will occur:

          (1) The non-competition and confidentiality agreement and indemnity agreement entered into between the parties in November 1996 in connection with the stock sale of FreshPoint will be terminated.

          (2) The stock purchase agreement entered into between the parties in October 1996 for the sale of the stock of FreshPoint will be terminated, except for the provisions relating to tax and environmental indemnification obligations of Albert Fisher.

          (3) The stockholders' agreement entered into between the parties and the other stockholders of FreshPoint in November 1996 will be terminated.

          (4) Rosecliff Albert Fisher Partners, L.P., a stockholder of FreshPoint, will be liquidated and its assets distributed to its limited partners, including Albert Fisher.

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

REGISTRATION RIGHTS AGREEMENT

     It is a condition to the consummation of the merger that Fresh America, the Rosecliff Partnerships and Albert Fisher enter into a registration rights agreement. The registration rights agreement will provide "shelf" and "piggyback" registration rights for the FreshPoint stockholders who are deemed to be "affiliates" of FreshPoint prior to the merger, as "affiliate" is defined for purposes of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of FreshPoint generally include individuals or entities that control, are controlled by or are under common control with FreshPoint and may include certain officers and directors as well as principal stockholders of FreshPoint.

     The registration rights agreement is included as Exhibit J to the merger agreement. All shareholders are urged to read the registration rights agreement in its entirety.

  Securities Subject to Agreement

     The securities entitled to the benefit of the registration rights agreement are the shares of FreshPoint America common stock that will be issued to the Rosecliff Partnerships and Albert Fisher pursuant to the merger, but, with respect to any particular share, only so long as it continues to be a "registrable security." Shares will cease to be a "registrable security" when
(1) such security has been effectively registered under the Securities Act and has been disposed of pursuant to such registration statement, (2) such security has been distributed, or may be distributed without limitation on volume, to the public pursuant to Rule 144 promulgated under the Securities Act, or (3) such security is no longer outstanding.

  Shelf Registration

     FreshPoint America will agree to file within 45 days after the merger a "shelf" registration statement for an offering to be made on a delayed or continuous basis covering all of the registrable securities. FreshPoint America will use its best efforts to cause the shelf registration to be declared effective within 180 days and to keep the shelf registration continuously effective until the registration rights agreement is terminated. FreshPoint America will amend or supplement the shelf registration if necessary, but FreshPoint America may defer the filing of any amendment or supplement for not more than 60 days during any 180 day period if (1) the proposed amendment or supplement to the shelf registration would be significantly disadvantageous to FreshPoint America, and (2) the need for the amendment or supplement is not caused by a proposed public offering of any of FreshPoint America's securities.

     FreshPoint America will pay all registration expenses incurred in connection with the shelf registration. Each shareholder who distributes registrable securities pursuant to the shelf registration will pay its pro rata portion of any underwriting discounts or commissions and transfer taxes.

  Underwriting Procedures

     If (1) holders of 20% or more of the registrable securities outstanding, but not less than 5% of all of FreshPoint America common stock outstanding, or
(2) any holder of registrable securities that constitute at least 5% of all of FreshPoint America common stock outstanding, so elect, the offering of the registrable securities pursuant to the shelf registration will be in the form of an underwritten offering. All holders of registrable securities will be entitled to participate in the underwritten offering, but the number of registrable securities to be included in the offering may be reduced if the managing underwriter advises FreshPoint America that the number of registrable securities requested to be included would materially and adversely affect the success of the offering. The registrable securities to be included in the underwritten offering will be determined in accordance with the order of priority set forth in the registration rights agreement. FreshPoint America will agree (1) not to effect any public offering or distribution of any capital stock during the 10 days prior to the date any underwritten shelf registration has become effective and until 90 days after the effective date, and (2) to cause any holder of any capital stock of FreshPoint America acquired from FreshPoint America any time after the merger (other than in a public offering), to agree not to effect any public offering or distribution of such securities during such period.

  Piggy-Back Registration

     If FreshPoint America proposes to file a registration statement for an underwritten public offering under the Securities Act by FreshPoint America (other than on Form S-4 or S-8), the holders of registrable securities will have the opportunity to register such securities in the underwritten offering as they may request on the same terms and conditions as the securities of FreshPoint America included in the underwriting. The number of registrable securities to be included in the underwritten offering may be reduced if the managing underwriter of the underwritten offering advises FreshPoint America that the number of registrable securities requested to be included would materially and adversely affect the success of the offering. The registrable securities to be included in the underwritten offering will be determined in accordance with the order of priority set forth in the registration rights agreement. FreshPoint America will pay all registration expenses in connection with any piggy-back registration. The holders that distribute registrable securities will pay their pro rata portion of any underwriting discounts or commissions and transfer taxes.

  Lock-Up

     Each holder of registrable securities will agree that it will not, for a period of 180 days following the merger, sell, pledge or otherwise transfer, pursuant to a registration statement under the Securities Act or Rule 144 under the Securities Act, any registrable securities. Any holder may transfer any shares of registrable securities in any other transaction, but not in a transaction where the transferee reduces its risk by directly or indirectly engaging in a hedging or similar transaction through selling shares in the public market.

  Term

     The registration rights agreement will become effective upon consummation of the merger and will continue in effect until the earlier of (1) the third anniversary of the date of the merger, or (2) such time that all registrable securities cease to be registrable securities.

EMPLOYMENT AGREEMENTS

     Simultaneously with the signing of the merger agreement, Fresh America entered into employment agreements with two of Fresh America's executive officers, David Sheinfeld and John Gray, and two of FreshPoint's executive officers, Mitt Parker and Brian Sturgeon. The employment agreements will only become effective upon the consummation of the merger.

     The form of the employment agreements is included as Exhibit D to the merger agreement. All shareholders are urged to read the form of the employment agreements in its entirety.

  David Sheinfeld

     Mr. Sheinfeld will be employed as Chairman of the Board for a two year term. Mr. Sheinfeld will earn an annual salary of $550,000 and will be eligible for an annual bonus of up to 110% of his salary based on performance towards predetermined goals established by the compensation committee.

  Mitt Parker

     Mr. Parker will be employed as President and Chief Executive Officer for a two year term. Mr. Parker will earn an annual salary of $550,000 and will be eligible for an annual bonus of up to 110% of his salary based on performance towards predetermined goals established by the compensation committee.

  Brian Sturgeon

     Mr. Sturgeon will be employed as Chief Operating Officer for a two year term. Mr. Sturgeon will earn an annual salary of $300,000 and will be eligible for an annual bonus of up to 110% of his salary based on performance towards predetermined goals established by the compensation committee.

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

  John Gray

     Mr. Gray will be employed as Executive Vice President and Chief Financial Officer for a one year term. Mr. Gray will earn an annual base salary of $200,000 and will be eligible for an annual bonus of up to 110% of his salary based on performance towards predetermined goals established by the compensation committee.

  Stock Option Plan

     Under the employment agreements, each executive officer will be issued an option to purchase shares of FreshPoint America common stock in substantially the amounts to be recommended by an independent compensation consulting firm employed by our Board of Directors. The exercise price of the options will equal the fair market value of FreshPoint America's common stock on the grant date. The options will be issued pursuant to Fresh America's existing stock option plan and will vest one-third per year.

  Bonus Plan

     The bonuses to be paid under the employment agreements will be determined in accordance with a bonus plan to be adopted by Fresh America at or promptly after the effective time of the merger, which will be on the terms approved by a committee comprised exclusively of outside directors (as defined by IRS regulations) based on recommendations by an independent compensation consulting firm employed by Fresh America's Board of Directors.

  Non-competition

     Pursuant to the terms of the employment agreements, each executive officer agrees that for the two-year period after his employment with FreshPoint America is terminated, he will not engage in the produce business in any geographical area in which FreshPoint America does business or disclose any confidential information relating to FreshPoint America.

  Termination for Cause

     During the term of any employment agreement, FreshPoint America may terminate the executive officer for "cause" or upon the long-term disability of the executive. "Cause" is defined to mean (1) a material breach of the employment agreement by the executive officer, (2) gross negligence or willful misconduct by the employee or willful refusal to perform in any material respect his duties, (3) misappropriation of material assets or any business opportunity of FreshPoint America's for personal use, (4) the executive officer engaging in conduct materially injurious to FreshPoint America, or (5) any event or circumstances which under federal or state law renders the executive officer unemployable by FreshPoint America in his current position and with his current duties. If any executive officer is terminated for "cause," FreshPoint America will have no further salary or benefit obligations to the employee after the termination date.

  Termination for Good Reason

     Any executive officer may terminate his employment agreement for "good reason" or upon FreshPoint America's breach of a material provision of his employment agreement. "Good reason" is defined to mean action taken by FreshPoint America which results in (1) a reduction in the executive officer's base salary or aggregate level of benefits, (2) any relocation of the executive officer, or (3) a material breach of the employment agreement by FreshPoint America. If the executive officer is terminated by FreshPoint America without "cause" or if the executive officer resigns for "good reason," FreshPoint America will pay the executive officer his annual base salary and annual bonus amount for the greater of (a) the remaining months of the employment agreement or (b) 12 months, with respect to Messrs. Sheinfeld, Parker and Sturgeon, and 6 months with respect to Mr. Gray. If any employment agreement is not renewed by FreshPoint America, and the executive officer resigns from FreshPoint America within 30 days after the expiration date, FreshPoint America will pay the executive officer his annual base salary and annual bonus amount for 12 months.

  Change of Control

     If a "change of control" occurs and the executive officer was employed by FreshPoint America at least 90 days prior to the "change of control," the executive officer, at his election, may (1) terminate his employment agreement, whereupon FreshPoint America will pay him his annual base salary for 12 months, or (2) continue his employment with FreshPoint America, whereupon FreshPoint America will continue to employ him in the same position and with the same duties for the remainder of the term of his employment agreement or 24 months, whichever is longer. If any executive officer elects to continue his employment with FreshPoint America after a "change of control" and during the extended term of his employment agreement FreshPoint America either (a) terminates him without "cause," or (b) takes actions that are deemed to be a termination without "cause" (such as a reduction in compensation, a material change in status, title or responsibilities or relocation), FreshPoint America will pay the executive officer a lump sum cash payment.

     The amount of the lump sum cash payment is dependent upon how much time has elapsed since the date of the "change of control" and the date of termination. As the amount of time increases, the amount of the payment decreases. The maximum lump sum cash payment is approximately three times the executive officer's total annual compensation from FreshPoint America (including salary, bonus and benefits), which decreases to zero in equal increments over the three year period following a "change of control." A "change of control" is defined to mean (a) the eleven initial members of FreshPoint America's Board of Directors at the effective time of the merger cease to constitute a majority of the Board of Directors, provided any director elected by the initial members will be deemed to be an initial member, (b) more than 35% of FreshPoint America common stock is acquired by a third party, (c) FreshPoint America becomes a subsidiary of another company or merges or consolidates into another corporation, (d) substantially all of the assets of Fresh America are sold to a third party, or
(e) the majority of FreshPoint America's capital stock is sold or transferred to a third party.

NEW CREDIT FACILITIES

  Existing Indebtedness

     As of April 2, 1999, Fresh America had outstanding indebtedness of approximately $52 million, consisting of (1) approximately $15.5 million outstanding under its existing domestic bank facility with Bank of America National Trust and Savings Association, (2) $19 million represented by its 12% senior subordinated notes due May 1, 2003 held by John Hancock Mutual Life Insurance Company and its affiliates, (3) approximately $6.7 million outstanding under its existing short-term Canadian bank facility with Royal Bank of Canada, and (4) approximately $8.3 million outstanding related to acquisitions, the remainder being comprised of various equipment loans.

     As of March 27, 1999, FreshPoint had outstanding indebtedness of approximately $107.6 million, consisting of (1) approximately $73.1 million outstanding under its existing bank facility with Bank of America, (2) $30.6 million represented by its senior subordinated note owing to Albert Fisher, and
(3) $3.25 million represented by a subordinated note owing to a former preferred stockholder.

  Merger Condition

     In connection with the negotiation of the merger, Fresh America and FreshPoint determined to arrange no less than $195 million in new credit facilities to refinance both companies' existing bank indebtedness and subordinated notes, pay the transaction costs incurred in connection with the merger and provide FreshPoint America with additional borrowing capacity for working capital, future acquisitions and general corporate purposes. The arranging of the new credit facilities on terms satisfactory to both parties is a condition to the merger.

  Senior Secured Credit Facility

     Fresh America has received a commitment letter from Bank of America National Trust and Savings Association for senior credit facilities for the combined company in an aggregate principal amount of

$175 million. The senior credit facilities will be syndicated with Bank of America acting as agent. The commitment provides for the following facilities:

                     SENIOR FACILITY                        AMOUNT NOT TO EXCEED    TERM
                     ---------------                        --------------------    ----
Revolving Credit Facility.................................      $50 million        6 years
Term Loan A Facility......................................      $60 million        6 years
Term Loan B Facility......................................      $35 million        7 years
Term Loan C Facility......................................      $30 million        8 years

     The $50 million revolving credit facility will be made available to FreshPoint America for working capital, capital expenditures and general corporate purposes, including acquisitions. Each of the term loan facilities will be required to be drawn in a single drawing at the closing of the merger and amounts repaid or prepaid under any term loan facility may not be reborrowed.

     The senior credit facilities will be secured by a first priority security interest in (1) all of the capital stock of each of FreshPoint America's domestic subsidiaries and 65% of the capital stock of FreshPoint America's foreign subsidiaries, and (2) all other assets and properties of FreshPoint America and its domestic subsidiaries, including without limitation, accounts receivable, inventory, real property, equipment and intellectual property. The senior credit facilities will also be unconditionally guaranteed by all of FreshPoint America's domestic subsidiaries. Canadian dollar borrowings will be guaranteed by all of FreshPoint America's Canadian subsidiaries and secured by the assets of all of the Canadian subsidiaries.

     At FreshPoint America's option, borrowings under the senior credit facilities will bear interest at Bank of America's alternate base rate or LIBOR plus applicable margins, which margins will vary based on the combined company's total leverage. The range of applicable margins are as follows:

                                                        BASE
              SENIOR CREDIT FACILITY                 RATE MARGIN       LIBOR MARGIN
              ----------------------                -------------      ------------
Revolving Credit Facility.........................  0.5% -- 1.5%       2.0% -- 3.0%
Term Loan A Facility..............................  0.5% -- 1.5%       2.0% -- 3.0%
Term Loan B Facility..............................  1.75% -- 2.0%      3.25% -- 3.5%
Term Loan C Facility..............................  2.0% -- 2.25%      3.50% -- 3.75%

Fresh America anticipates that upon closing the senior loans will bear interest initially at the highest applicable margins in the above table.

     FreshPoint America will pay a commitment fee on the unused portion of the revolving credit facility. The commitment fee will be determined and adjusted in a range from 0.375% to 0.50% per annum, based on the total leverage of the combined company. FreshPoint America also will be obligated to pay letter of credit fees on the amount of outstanding letters of credit equal to the applicable margin for LIBOR loans.

     Outstanding loans will be voluntarily payable without penalty. Mandatory prepayments will be required from (1) 100% of net cash proceeds from asset sales (subject to de minimus amounts and reinvestment allowances), (2) 50% of excess cash flow pursuant to an annual cash flow sweep arrangement, (3) 100% of the net cash proceeds from any debt issuances, and (4) 50% of the net cash proceeds of any equity issuances. Prepayments will be applied pro rata to reduce the term loan facilities.

     The senior credit facilities will contain financial covenants, including minimum fixed charge and interest coverage ratios, a maximum leverage ratio and a net worth maintenance covenant. In addition, the senior credit facilities will contain a number of other covenants, including covenants that will subject the combined company and its subsidiaries to restrictions on the incurrence of additional debt, the making of dividends or similar distributions, the sale of assets and the making of acquisitions, investments and capital expenditures.

     The senior credit facilities will contain customary events of default, including nonpayment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross-defaults to other material indebtedness and material agreements, events of bankruptcy and insolvency, ERISA matters, material judgments, invalidity of security interests and change of control of FreshPoint America.

  Senior Subordinated Notes

     Fresh America has received an agreement from John Hancock Mutual Life Insurance Company to restructure its existing $20 million senior subordinated notes and to purchase an additional $15 million in senior subordinated notes, for a total of $35 million in senior subordinated notes.

     The amended existing notes and the new notes will mature 10 years from the date of the merger and will have a fixed interest rate of 475 basis points over the yield for U.S. Treasury issue with a maturity date closest to the average life of the subordinated notes. The fixed rate would be approximately 10.47% if determined at July 12, 1999.

     FreshPoint America may voluntarily prepay the senior subordinate notes at any time, in whole or in part, if it pays a "make whole amount" to the holders of the subordinated notes being prepaid. The "make whole amount" will be computed by discounting all future payments at a discount rate plus 100 basis points. Beginning in the ninth year after issuance, FreshPoint America will be required to make mandatory quarterly principal payments each equal to one-fourth of the principal amount of the subordinated notes.

     Concurrent with the funding of the new senior subordinated notes, the warrants to purchase 155,483 shares of Fresh America common stock previously issued to John Hancock and its affiliates will be amended to (1) reduce the exercise price from $22.70 to $19.00 per share, and (2) extend the expiration date to the later of (a) the maturity date of the new notes, or (b) the date on which all of the senior subordinated note obligations are paid in full.

     The senior subordinated debt will contain financial covenants, including net worth and working capital maintenance covenants, minimum coverage ratios and maximum leverage ratios. The senior subordinated debt also will contain a number of other customary covenants, including covenants that will restrict the combined company's ability to make dividends or similar distributions, sell assets, make acquisitions and investments.

     The senior subordinated debt will contain customary events of default, including nonpayment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross-defaults to other material indebtedness and material agreements, events of bankruptcy and insolvency, ERISA matters, material judgments, and change of control of FreshPoint America.

  Definitive Terms Uncertain

     The commitment and agreement for the $210 million of new credit facilities are subject to conditions precedent, including, among others, no material adverse change in the business, assets, liabilities or prospects of the combined company, no material adverse change in the financial, banking or capital markets and definitive documentation acceptable to the lenders. If the senior credit facilities are not syndicated in a manner satisfactory to the agent, the agent will be entitled, after consultation with Fresh America, to change the pricing, structure or other terms if the agent determines that such changes are advisable to ensure a successful syndication or optimal credit structure. Fresh America cannot guaranty as to whether, or the definitive terms on which, the new credit facilities actually will be available to the combined company.

                          MANAGEMENT AFTER THE MERGER

OVERVIEW

     The merger agreement provides for the appointment of designated directors and executive officers of FreshPoint America, to begin serving upon the effectiveness of the merger. The appointed directors and executive officers will serve until the end of their respective terms and until their successors are elected and qualified. If any appointed director is unable to serve as a director at the time the merger is consummated, the party who designated such individual will designate another individual to serve in such person's place. If any appointed executive officer is unable to serve as an executive officer at the time the merger is consummated, the Board of Directors will appoint another individual to serve in such person's place in accordance with the articles and bylaws of FreshPoint America.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS AFTER THE MERGER

     The persons to be appointed to the Board of Directors effective upon consummation of the merger, their ages, the class to which they are to be appointed, and the positions they will hold with FreshPoint America, are shown below.

NAME                                       AGE                 POSITION                    CLASS
----                                       ---                 --------                  ---------
Fresh America Designees
  David I. Sheinfeld.....................  45    Chairman of the Board                   Class I
  Sheldon I. Stein.......................  45    Director                                Class I
  Lawrence V. Jackson....................  45    Director                                Class II
  Colon Washburn.........................  53    Director                                Class II
  Thomas Hubbard.........................  56    Director                                Class III
FreshPoint Designees
  M. Robert Dussler......................  56    Director                                Class I
  John Gutfreund.........................  69    Director                                Class I
  John J. Geisler........................  44    Director                                Class II
  Donald R. Kendall......................  47    Director                                Class II
  Mitt Parker............................  49    President and Chief Executive Officer   Class III
  Brian M. Sturgeon......................  41    Chief Operating Officer                 Class III

     The bylaws of FreshPoint America will provide that the eleven-member Board of Directors will be divided into three classes, each class to be nearly as equal in number as possible. The initial Class I directors will serve a term expiring at the first annual meeting after the merger; the initial Class II directors will serve a term expiring at the second annual meeting after the merger; and the initial Class III directors will serve a term expiring at the third annual meeting after the merger. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

     The merger agreement provides that the committees of the Board of Directors after the merger will include an audit committee, compensation committee, finance committee and stock option plan administration committee. The members of each committee will be elected by the Board of Directors in accordance with the bylaws of FreshPoint America.

     The persons to be appointed as executive officers effective upon consummation of the merger, their ages and the office they will hold with FreshPoint America are shown below.

NAME                                              AGE                  POSITION
----                                              ---                  --------
David I. Sheinfeld..............................  45    Chairman of the Board
Mitt Parker.....................................  49    President and Chief Executive Officer
Brian Sturgeon..................................  41    Chief Operating Officer
John H. Gray....................................  49    Executive Vice President and Chief
                                                          Financial Officer

     Each of the above executive officers has entered into an employment agreement with Fresh America to be effective upon consummation of the merger. See "Related Agreements -- Employment Agreements" beginning on page 47.

     Biographical information concerning each of the appointed directors and executive officers is set forth below.

  David I. Sheinfeld

     Mr. Sheinfeld joined Fresh America in June 1990 and joined its Board of Directors in March 1991. In 1992, Mr. Sheinfeld became Chairman of the Board and Chief Executive Officer of Fresh America.

  Sheldon I. Stein

     Mr. Stein has been a director of Fresh America since December 1992. Mr. Stein is a Senior Managing Director of Bear, Stearns & Co. Inc. and heads the firm's United States regional investment banking operations. Mr. Stein serves as a director of five other companies with publicly traded securities, namely The Mens Wearhouse, Tandycrafts, Inc., Cellstar Corp., Precept Business Services, Inc. and Home Interiors and Gifts, Inc.

  Lawrence V. Jackson

     Mr. Jackson has been a director of Fresh America since September 1997. Mr. Jackson is a Senior Vice President with Safeway, Inc. Prior to joining Safeway, Mr. Jackson was a Senior Vice President with PepsiCo, Inc. During Mr. Jackson's 17 years with PepsiCo, he held a number of positions with the beverage and foodservice sectors, including that of Senior Vice President of Worldwide Operations.

  Colon Washburn

     Mr. Washburn has been a director of Fresh America since July 1993. From 1971 until January 1993, Mr. Washburn was employed by Wal-Mart Stores, Inc., where he served most recently as Executive Vice President and also as Senior Vice President of Sam's Club. Since February 1993, Mr. Washburn has been President of Beau Chene Farms, a real estate development company.

  Thomas M. Hubbard

     Mr. Hubbard, a founder of Fresh America, has been a director since 1989 and served as Fresh America's President until April 1992. Mr. Hubbard has worked in the produce industry for more than 30 years and is an active investor in a number of produce companies, including Pacific Fresh Marketing, Inc., which harvests, packs and markets fresh vegetables in the southwestern United States and central Mexico.

  John H. Gray

     Mr. Gray joined Fresh America in September 1998 as Executive Vice President and Chief Financial Officer. Prior to joining Fresh America, Mr. Gray was the Chief Accounting Officer and Chief Administrative Officer of Club Corporation International ("CCI"), a privately held company, and also served on CCI's Board of Directors. Prior to joining CCI in December 1981, Mr. Gray was the Controller/Treasurer for USLife Title Insurance Company and a Supervising Senior Accountant with KPMG Peat Marwick.

  M. Robert Dussler

     Mr. Dussler has been a director of FreshPoint since August 1997. Mr. Dussler has served as President and Chief Operating Officer of Palmetto Partners, Ltd., a private investment company owned by a wealthy Texas family, since 1994.

  John Gutfreund

     Since September 1993, Mr. Gutfreund has served as President of Gutfreund & Company, Inc., an investment banking and consulting firm. Mr. Gutfreund also serves on the Board of Directors of Ascent Assurance, a developer and marketer of medical expense and supplemental health insurance products, Baldwin Piano and Organ Co., a manufacturer and marketer of keyboard instruments, Foamex International, Inc., a manufacturer and marketer of flexible polyurethane and advanced polymer foam products in North America, LCA-Vision, Inc., a developer and operator of medical laser systems/eye surgery centers, and Universal Bond Fund, Inc., an international high yield bond fund.

  John J. Geisler

     Mr. Geisler has been a director of FreshPoint since August 1998 and a Managing Director of Rosecliff, Inc. since May 1995. From March 1990 to May 1995, Mr. Geisler was a Managing Director and the Chief Financial Officer of Oak Hill Partners, Inc. (the investment advisor to Acadia Partners, L.P. -- a $1.8 billion investment partnership) and its affiliated entities (including Insurance Partners, L.P. -- a $540 million private equity fund focused on the insurance industry and Penobscot Partners, L.P. -- an investment advisor and registered broker/dealer). Mr. Geisler is currently a director of Rosecliff, Inc. and various affiliated companies including Champion Technologies, Inc. -- a manufacturer of frequency control devices, La Martiniere Groupe -- a publisher, and Shoe Corporation of America -- an operator of licensed shoe departments.

  Donald R. Kendall

     Since 1998, Mr. Kendall has served as Chief Executive Officer and Managing Director of K2 Capital, a private equity asset management firm. From 1993 to 1998, Mr. Kendall served as President of Cogen Technologies Capital Company, L.P., a firm involved in the development, construction, financing, and operations of electrical power plants, and Chairman and Chief Executive Officer of Palmetto Partners, L.P., a family office of a wealthy Texas family.

  Mitt Parker

     Mr. Parker joined FreshPoint in May 1989, when his produce distribution business, Mitt Parker Company, was purchased by Albert Fisher. Mr. Parker has been active in the produce industry since opening Mitt Parker Company over 25 years ago. Subsequent to the sale of his company, Mr. Parker served as Eastern Region Vice President for Albert Fisher North America. In November 1996, Mr. Parker was named Executive Vice President of FreshPoint and joined the Board of Directors. In December 1997, Mr. Parker was named Chief Executive Officer and President. Mr. Parker serves on the Board of Cadiz Land Company and is active in several produce industry associations.

  Brian M. Sturgeon

     Mr. Sturgeon joined FreshPoint in 1990 as Chief Financial Officer of the North American produce distribution operations of The Albert Fisher Group PLC. In November 1996, Mr. Sturgeon was named Chief Financial Officer of FreshPoint, Inc. In December 1997, Mr. Sturgeon was promoted to Chief Operating Officer of FreshPoint. Mr. Sturgeon is active in several produce industry associations.

                            FRESH AMERICA MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     The persons serving as directors and executive officers of Fresh America as of July 19, 1999, their ages, and the positions held with Fresh America, as applicable, are shown below.

NAME                                              AGE                  POSITION
----                                              ---                  --------
David I. Sheinfeld..............................  45    Chairman of the Board and Chief
                                                          Executive Officer
Steven R. Grinstead.............................  40    President, Chief Operating Officer and
                                                          Director
John G. Gray....................................  49    Executive Vice President and Chief
                                                          Financial Officer
Thomas Hubbard..................................  56    Director
Lawrence V. Jackson.............................  45    Director
Sheldon I. Stein................................  45    Director
Colon Washburn..................................  53    Director

     The Board of Directors is divided into three classes serving staggered three-year terms, with directors for each class being elected at the annual meeting held in the year in which the term for such class expires. The terms of Messrs. Grinstead and Jackson are scheduled to expire at the annual meeting; however, Mr. Grinstead has informed Fresh America that he will resign as a director and officer prior to the merger. The Board of Directors has proposed Mr. Jackson as nominee for reelection as Class II director to serve until the merger is consummated, or if for any reason the merger is not consummated, for a three year term and until his successor is elected and qualified.

     Biographical information concerning the current directors or executive officers who are not described in "Management After the Merger" on page 52 is set forth below.

  Steven R. Grinstead

     Mr. Grinstead joined Fresh America in January 1992 and was named President, Chief Operating Officer and a director of Fresh America in May 1992. Mr. Grinstead is active in produce industry associations and was previously President of the Houston Fresh Fruit and Vegetable Association.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid during each of the last three fiscal years to Fresh America's chief executive officer and each of Fresh America's other executive officers (the "named executive officers").

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                ------------
                                                   ANNUAL COMPENSATION             SHARES
              NAME AND                        ------------------------------     UNDERLYING       ALL OTHER
         PRINCIPAL POSITION            YEAR    SALARY     BONUS      OTHER        OPTIONS      COMPENSATION(1)
         ------------------            ----   --------   --------   --------    ------------   ---------------
David I. Sheinfeld...................  1998   $298,819   $ 50,000   $     --        20,000        $  4,800
  Chairman of the Board and            1997    250,230     90,000         --            --           4,750
  Chief Executive Officer              1996    187,500     90,000     54,000(2)     20,000           2,885
Steven R. Grinstead..................  1998   $194,327   $ 25,000   $     --        12,500        $  4,800
  President and Chief                  1997    175,000     45,000         --            --           4,750
  Operating Officer                    1996    145,000     45,000         --        15,000           4,750
Robert C. Kiehnle(3).................  1998   $158,462   $     --   $     --            --        $  4,800
  Executive Vice President and         1997    150,000     25,000         --            --           1,431
  Chief Financial Officer              1996     37,760     20,000         --        25,000              --
Edward Sabin.........................  1998   $188,077   $  5,000   $     --            --        $  3,000
  Executive Vice President             1997    107,692     45,000         --         7,500              --

---------------

(1) These amounts consist of contributions by Fresh America to a 401(k) plan on behalf of the named executive.

(2) This amount includes payments of $45,600 for a housing allowance and $8,400 for an automobile allowance.

(3) Effective October 1998, Mr. Kiehnle resigned as Executive Vice President and Chief Financial Officer. John Gray was employed by Fresh America in September 1998 to serve in the capacity as Executive Vice President and Chief Financial Officer.

     The following table sets forth certain information concerning options to purchase Fresh America common stock by the named executive officers during the 1998 fiscal year under the 1996 Fresh America Corp. Stock Option and Award Plan as Amended and Restated Effective May 22, 1998.

                                                                                         POTENTIAL REALIZABLE
                                                                                                 VALUE
                                                                                           AT ASSUMED ANNUAL
                                                    PERCENT OF                                  RATE OF
                                       NUMBER OF      TOTAL                                   STOCK PRICE
                                       SECURITIES    OPTIONS                                 APPRECIATION
                                       UNDERLYING   GRANTED TO                            FOR OPTION TERM(1)
                                        OPTIONS     EMPLOYEES    EXERCISE   EXPIRATION   ---------------------
                NAME                    GRANTED      IN 1998      PRICE        DATE         5%          10%
                ----                   ----------   ----------   --------   ----------   ---------   ---------
David Sheinfeld......................    20,000        34.2%      $17.25    2/25/2008    $216,969    $549,841
Steven R. Grinstead..................    12,500        21.4%      $17.25    2/25/2008    $162,726    $412,381

---------------

(1) The "Potential Realizable Value" portion of the table illustrates value that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Fresh America common stock over the term of the options.

     The following table sets forth certain information related to options exercised by the named executive officers during the 1998 fiscal year and the number and value of options held at fiscal year end.

                                                                   NUMBER OF         VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS AT
                                                              AT JANUARY 1, 1999      JANUARY 1, 1999(1)
                                                              -------------------   -----------------------
                              SHARES ACQUIRED ON    VALUE        EXERCISABLE/            EXERCISABLE/
NAME                               EXERCISE        REALIZED      UNEXERCISABLE           UNEXERCISABLE
----                          ------------------   --------   -------------------   -----------------------
David I. Sheinfeld..........        11,388         $155,240    57,537/20,000              $459,669/$--
Steven R. Grinstead.........            --               --    54,993/12,500              $503,408/$--
Robert C. Kiehnle...........            --               --      25,000/--                $    --/$--
Edward Sabin................            --               --       7,500/--                $20,625/$--

---------------

(1) The value indicated is the amount by which the market value of the underlying stock on the last trading day of fiscal 1998 ($16.75 per share) exceeded the aggregate exercise price of the options.

     Steven R. Grinstead has informed Fresh America that he will resign as a director and officer of Fresh America prior to the merger. In connection with Mr. Grinstead's resignation, Fresh America intends to enter into an agreement with Mr. Grinstead pursuant to which Fresh America will pay Mr. Grinstead severance benefits on terms and conditions to be approved by the Board of Directors or a special committee formed by the Board of Directors. Pursuant to a letter agreement between Fresh America and Edward Sabin, Fresh America paid Mr. Sabin $200,000, which amount equaled his annual salary, upon his resignation on July 9, 1999.

CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information believed by Fresh America to be accurate based on information provided to it concerning the beneficial ownership of Fresh America common stock prior to giving effect to the merger by (1) each shareholder who is known by Fresh America to own beneficially in excess of 5% of the outstanding Fresh America common stock, (2) each current director, (3) the Chief Executive Officer, (4) each of Fresh America's other executive officers and (5) all such executive officers and directors as a group, as of July 8, 1999.

                                                            NUMBER OF SHARES OF
BENEFICIAL OWNER                                              COMMON STOCK(1)     PERCENT OF CLASS(2)
----------------                                            -------------------   -------------------
David I. Sheinfeld(3)(4)..................................         544,574               10.24%
Thomas M. Hubbard(3)(5)...................................         509,432                9.67%
Steven R. Grinstead(3)(6).................................         115,667                2.18%
Colon Washburn(3)(7)......................................          40,135             *
Sheldon I. Stein(3)(8)....................................          32,813             *
Lawrence V. Jackson(3)(9).................................           6,000             *
John H. Gray..............................................              --                  --
Paine Webber Group, Inc.(10)..............................         279,123                5.33%
Gruber & McBaine Capital Management, Inc.(11).............         607,100               11.58%
All directors and executive officers as a group(8
  persons)(12)............................................       1,258,121               22.95%

---------------

  *  less than one percent

 (1) Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to this table and subject to community property laws, where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned, unless otherwise indicated.

 (2) Percentages are based on the total number of shares outstanding at July 8, 1999, plus the total number of outstanding options held by each such person that are exercisable within 60 days of such date and securities exchangeable into Fresh America common stock within 60 days of such date. Shares issuable upon exercise of outstanding options or through the conversion of securities exchangeable into Fresh America common stock, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.

 (3) Director of Fresh America.

 (4) Consists of 347,037 shares held of record by David I. Sheinfeld, as trustee of the Sheinfeld Family Trust, 120,000 shares held of record by the Sheinfeld Family Partnership and 77,537 shares subject to options issued to Mr. Sheinfeld under Fresh America's stock option plans that are exercisable within 60 days. Mr. Sheinfeld's address is c/o Fresh America Corp. at 6600 LBJ Freeway, Suite 180, Dallas, Texas 75240.

 (5) Includes 25,000 shares subject to options issued to Mr. Hubbard under Fresh America's stock option plans that are exercisable within 60 days. Mr. Hubbard's address is 740 Airport Blvd., Salinas, California 93912.

 (6) Includes 67,493 shares subject to options issued to Mr. Grinstead under Fresh America's stock option plans that are exercisable within 60 days and 800 shares owned by Mr. Grinstead for the benefit of his minor children.

 (7) Includes 30,753 shares subject to options issued to Mr. Washburn under Fresh America's stock option plans that are exercisable within 60 days.

 (8) Includes 27,813 shares subject to options issued to Mr. Stein under Fresh America's stock option plans that are exercisable within 60 days.

 (9) Includes 5,000 shares subject to options issued to Mr. Jackson under Fresh America's stock option plans that are exercisable within 60 days.

(10) Based on information set forth in Schedule 13G, dated February 12, 1999, filed with the SEC by Paine Webber Group, Inc. and includes 71,200 shares held by Mitchell Hutchins Institutional Investors, Inc. and 207,923 shares held by Mitchell Hutchins Asset Management Inc., both of which are an indirect, wholly-owned subsidiary of Paine Webber Group, Inc. Paine Webber Group, Inc. has sole voting power with regards to 267,123 of the above shares.

(11) Based on information provided by Gruber & McBaine Capital Management, LLC ("GMCM"), John D. Gruber ("Gruber"), J. Patterson McBaine ("McBaine"), Thomas O. Lloyd-Butler ("Lloyd-Butler"), Lagunitas Partners ("Lagunitas") and Proactive Partners ("Proactive"). This group reported that it had total ownership of 607,100 shares, and that the voting and dispositive power among such group's members is as follows:

                                                            VOTING AND DISPOSITIVE
                                                                     POWER
                                                            -----------------------
NAME                                                           SOLE        SHARED
----                                                        ----------   ----------
GMCM......................................................        --      506,800
Gruber....................................................    68,700      506,800
McBaine...................................................    31,600      506,800
Lloyd-Butler..............................................        --      506,800
Lagunitas.................................................   231,600           --
Proactive.................................................        --           --

(12) Includes 241,096 shares subject to options issued to certain directors and executive officers of Fresh America that are exercisable within 60 days.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The business of Fresh America is managed under the direction of the Board of Directors. The Board of Directors meets during Fresh America's fiscal year to review significant developments affecting Fresh America and to act on matters requiring Board approval. The Board of Directors held three meetings during the fiscal year ended January 1, 1999 and acted by unanimous written consent on ten occasions.

     The Board of Directors currently has established audit, compensation and stock option plan administration committees. The committees devote attention to specific subjects and assist the Board of Directors in the discharge of its responsibilities. The current functions of each committee and its current members are described below.

  Audit Committee

     The audit committee consists of two members appointed by the Board of Directors from directors who are neither officers nor employees of Fresh America. The audit committee recommends to the Board of Directors the appointment of a firm of independent certified public accountants to conduct audits of the books, records and accounts of Fresh America and monitors the performance, findings and reports of, and approves the fee arrangement with the independent certified public accountants. The audit committee also reviews accounting objectives and procedures of Fresh America and makes reports and recommendations to the Board of Directors as it deems appropriate. The audit committee currently consists of Messrs. Stein and Washburn. The audit committee did not meet during the 1998 fiscal year.

  Compensation Committee

     The compensation committee consists of two members of the Board of Directors who are neither officers nor employees of Fresh America. The compensation committee determines the compensation of the Chief Executive Officer and, with the assistance of management, of senior executive employees of Fresh America (including salary, bonus, equity participation through grants of stock options, and benefits). The compensation committee currently consists of Messrs. Stein and Washburn. The compensation committee did not meet during the 1998 fiscal year.

  Stock Option Plan Administration Committee

     The stock option plan administration committee consists of two members, Messrs. Washburn and Stein, neither of whom are employees or officers of Fresh America. The plan administration committee administers Fresh America's stock option plans. In general, the stock option plan administration committee construes, interprets and administers the stock option plans and the provisions of the options granted thereunder, prescribes and amends rules for the operation of such stock option plans and makes all other determinations necessary or advisable for implementation and administration of the stock option plans. The stock option plan administration committee has full and final authority to select the key employees to whom awards are granted, the number of shares of Fresh America common stock subject to awards and the terms of awards, including the exercise price and vesting period of options. During the 1998 fiscal year, the plan administration committee did not hold any formal meetings.

COMPENSATION OF DIRECTORS

     Fresh America's non-employee directors receive cash compensation of $10,000 per year for serving on the Board of Directors and are reimbursed for expenses reasonably incurred in connection with their services as directors.

     Each director is eligible to receive stock options and awards under Fresh America's stock option plan. Pursuant to Fresh America's stock option plan, options to purchase 5,000 shares are automatically granted annually to each director who is not an officer or employee of Fresh America. Such automatic option grants are exercisable at fair market value on the date of grant. Pursuant to these provisions, on August 7, 1998, each of Messrs. Hubbard, Stein, Jackson and Washburn received options to purchase 5,000 shares of Fresh America common stock at $19.98 per share.

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

     The compensation committee was formed in April 1994 in anticipation of Fresh America's initial public offering. Prior to the establishment of the compensation committee, the entire Board of Directors was responsible for determining executive compensation. Since its formation, the compensation committee has been responsible for recommending bonuses and any increase in base salaries for Fresh America's executive officers.

     The compensation committee believes that, in order for Fresh America to succeed, it must be able to attract and retain qualified executive officers. In determining the type and amount of executive officer compensation, the objectives of the compensation committee are to provide levels of base compensation, bonuses and long-term incentives (in the form of stock options or other plans) that will attract and retain talented executive officers and align their interests with the success of Fresh America. Fresh America's executive officer compensation program currently is comprised of base salary, bonus plan, long-term incentive compensation (in the form of stock options) and various benefits generally available to employees of Fresh America (such as health and disability insurance). Under the supervision of the compensation committee and the Board of Directors, Fresh America has developed and implemented compensation policies, plans and programs that seek to enhance the profitability of Fresh America and increase shareholder value.

  Base Salaries

     Fresh America's policy is to maintain base salaries competitive with salaries paid to similarly situated executive officers of companies of similar size in comparable industries. Although neither the Board of Directors nor the compensation committee has conducted a formal review of base salaries paid to similarly situated executive officers, Fresh America believes that the base salaries payable to its executive officers are comparable to those paid by similar companies located in Fresh America's geographical area and engaged in industries comparable to Fresh America's. The compensation committee anticipates that adjustments to base compensation will generally be made based upon assigned responsibility and performance and successful attainment of specific goals and objectives of Fresh America and individual employees. For fiscal 1999, the compensation committee recommended increases in the minimum levels of base compensation payable to Fresh America's executive officers.

  Bonuses

     Year-end cash bonuses are designed to motivate Fresh America's executive officers to achieve specific annual financial goals and to achieve favorable returns for Fresh America's shareholders. At the end of each fiscal year, the compensation committee will assess each executive's contributions to Fresh America as well as the degree to which specific annual financial, strategic, and operating objectives were met by Fresh America. For fiscal 1998, the compensation committee granted cash bonuses of $85,000 to Fresh America's executive officers.

  Long-Term Incentives

     Stock option grants under Fresh America's stock option plans form the basis of Fresh America's long-term incentive compensation for executive officers and employees. The specific objective of Fresh America's stock option plans is to align the long-term interests of Fresh America's executive officers and employees with those of shareholders by creating a strong link between executive pay and shareholder returns. Fresh America encourages its executive officers and employees to develop and maintain a significant, long-term stock ownership position in Fresh America common stock. Stock options are awarded to executive officers and employees in order to encourage future management actions aimed at improving Fresh America's sales efforts, product quality and profitability. Fresh America believes that success in these endeavors will increase the value of Fresh America common stock for shareholders. Recipients of options will have the opportunity to share in the increased value that results from their efforts. The stock option plan administration committee makes specific awards of options based on an individual's ability to impact company-wide performance and in light of the total compensation appropriate for the individual's position. The compensation committee and the stock option plan administration committee may also consider other bonus or long-term incentives in their discretion.

  Chief Executive Officer Compensation

     In approving Mr. Sheinfeld's compensation, the Board of Directors evaluated and compared Mr. Sheinfeld's duties, responsibilities and performance results, and the overall results of Fresh America, to industry norms to determine the minimum level of base compensation required. The compensation committee recommended a cash bonus of $50,000 for fiscal 1998.

     This report is submitted by the members of the compensation committee of the Board of Directors.

                                Sheldon I. Stein
                                 Colon Washburn

     This report will not be deemed to be incorporated by reference in any filing by Fresh America under the Securities Act or the Securities Exchange Act of 1934, as amended, except to the extent that Fresh America specifically incorporates this report by reference.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Stein and Washburn serve on the compensation committee of the Board of Directors. No compensation committee interlocks existed in fiscal 1998, and no insiders participated in compensation committee decisions in fiscal 1998.

                          CORPORATE PERFORMANCE GRAPH

     The following graph compares the cumulative total return of Fresh America common stock during the period commencing May 26, 1994, the date public trading of Fresh America common stock began following Fresh America's initial public equity offering, to January 1, 1999, with the Nasdaq Market Index and an index of companies within the Standard Industrial Code for Groceries and Related Products (the "Peer Index").

     The graph depicts the results of investing $100 in Fresh America common stock, the Nasdaq Market Index and the Peer Index at closing prices on May 26, 1994. The graph assumes that all dividends were reinvested.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                           AMONG FRESH AMERICA CORP.,
                     NASDAQ MARKET INDEX AND SIC CODE INDEX
                              [PERFORMANCE GRAPH]

                     ASSUMES $100 INVESTED ON MAY 26, 1994
          ASSUMES DIVIDEND REINVESTED FISCAL YEAR ENDING JAN. 1, 1999

                                 05/26/94      1994       1995       1996       1997       1998
                                 --------     ------     ------     ------     ------     ------
FRESH AMERICA CORP.               100.00       87.50     119.12     195.59     236.03     197.06
SIC CODE INDEX                    100.00       93.59     121.49     123.57     165.05     186.10
NASDAQ MARKET INDEX               100.00      101.30     131.40     163.29     199.73     281.71

     The stock price performance depicted in the Corporate Performance Graph is not necessarily indicative of future price performance. The Corporate Performance Graph will not be deemed to be incorporated by reference in any filing by Fresh America under the Securities Act or the Exchange Act.

                          TRANSACTIONS WITH MANAGEMENT

     In March 1999, David Sheinfeld requested a loan by Fresh America of up to $1.6 million to enable him to finance certain personal obligations without selling shares of Fresh America common stock owned by him in the open market. The Board of Directors established a special committee of Messrs. Hubbard, Jackson and Washburn to consider his request. The special committee approved the making of a recourse loan, subject to the consent of Fresh America's lenders (which consent has been obtained), for a term of three years, bearing interest at the same rate as Fresh America's bank line and secured by Fresh America common stock equal in value to the loan. The collateral for the loan will be subject to semi-annual review by the Board of Directors. Interest will be payable in cash annually, subject to Mr. Sheinfeld's option to pledge additional shares as collateral equal in value to the interest payment. In such an event, the amount of the interest payment will be added to the principal amount of the loan.

                         SELECTED FINANCIAL INFORMATION

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following unaudited pro forma combined financial data of FreshPoint America gives pro forma effect to the merger and the new credit facilities by application of the pro forma adjustments described in the accompanying notes. The merger will be accounted for by FreshPoint as a "reverse acquisition" of Fresh America under the "purchase" method of accounting, which requires the purchase price to be allocated to the acquired assets and liabilities of Fresh America on the basis of their fair values as of the effective time of the merger.

     The unaudited pro forma combined financial data gives pro forma effect to the consummation of the merger and the new credit facilities, as if such transactions had been consummated (1) on March 27, 1999, in the case of the unaudited pro forma combined balance sheet at March 27, 1999 and (2) on June 29, 1997, the first day of FreshPoint's 1998 fiscal year, in the case of the unaudited pro forma combined statements of operations for the fiscal year ended June 27, 1998 and the nine months ended March 27, 1999. See "Related
Agreements -- New Credit Facilities" beginning on page 49 for details of the new credit facilities and see "Selected Financial Information -- Unaudited Pro Forma Combined Capitalization" beginning on page 75 for details of existing indebtedness to be repaid with the proceeds of the new credit facilities.

     The following unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of what FreshPoint America's actual financial position or results of operations would have been had the foregoing transactions been consummated on such dates, nor does it give effect to (1) any transactions other than the foregoing transactions and those described in the accompanying notes to unaudited pro forma combined financial data, (2) Fresh America's or FreshPoint's results of operations since April 2, 1999 and March 27, 1999, respectively, (3) with respect to the unaudited pro forma combined statements of operations, nonrecurring charges to operations of approximately $6 to $8 million related to the accelerated vesting of warrants held by FreshPoint management, the forgiveness of certain notes receivable from FreshPoint management, the cancellation of a non-competition agreement, the termination of management service agreements with FreshPoint investor groups and an extraordinary loss of $900,000 expected to be recorded by FreshPoint in connection with the early termination of its existing credit facility, (4) any nonrecurring charges or adjustments to the purchase price, other than those discussed in the accompanying notes to unaudited pro forma combined financial data, that could result from the restructuring of Fresh America's or FreshPoint's operations, as management of the two companies is still in the process of integration planning or (5) cost savings, operating efficiencies or other synergies as discussed in "Risk Factors" beginning on page 17. The pro forma combined financial data does not purport to be indicative of FreshPoint America's financial position or results of operations as of the date hereof or for any period ended on the date hereof, as of the effective time of the merger, or for any period ending at the effective time of the merger, or as of or for any other future date or period.

     The following unaudited pro forma combined financial data is based upon the historical financial statements of Fresh America and FreshPoint and should be read in conjunction with such historical financial statements, the related notes, and the other information contained herein. See "Index To Historical Financial Statements" beginning on page F-1. In the preparation of the following unaudited pro forma combined financial data, it has been generally assumed that the historical value of Fresh America's assets and liabilities approximates the fair value thereof (except as described in the accompanying notes to unaudited pro forma combined financial data of FreshPoint America), as a valuation has not been completed. FreshPoint America will determine the fair value of the assets and liabilities of Fresh America (including intangible assets) as of the effective time of the merger. Although such determination of fair value is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of the following unaudited pro forma combined financial data, there can be no assurance with respect thereto.

     The unaudited pro forma combined balance sheet at March 27, 1999 is based upon Fresh America's historical financial position at April 2, 1999 and FreshPoint's historical financial position at March 27, 1999. The unaudited pro forma combined statement of operations for the fiscal year ended June 27, 1998 is based upon Fresh America's pro forma results of operations for the twelve month period ended July 3, 1998 and upon FreshPoint's historical results of operations for the fiscal year ended June 27, 1998. The unaudited pro forma combined statement of operations for the nine month period ended March 27, 1999 is based upon Fresh America's pro forma results of operations for the nine month period ended April 2, 1999 and upon FreshPoint's historical results of operations for the nine month period ended March 27, 1999. Fresh America's pro forma results of operations for the twelve month and nine month periods described above are based on its historical results of operations restated to conform to FreshPoint's fiscal year end and adjusted to reflect the effect of consummated acquisitions, including pro forma adjustments related thereto, assuming such acquisitions had occurred on June 29, 1997.

     The business of Fresh America is seasonal in nature, with a higher percentage of sales and earnings usually being generated in the fourth quarter of the calendar year than in other periods. Because of this seasonality and other factors, results of operations for interim periods are not necessarily indicative of results of operations for an entire fiscal year. See "Risk Factors" beginning on page 17.

                               FRESHPOINT AMERICA

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 27, 1999
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                              HISTORICAL    HISTORICAL      PRO FORMA      PRO FORMA
                                                              FRESHPOINT   FRESH AMERICA   ADJUSTMENTS     COMBINED
                                                              ----------   -------------   -----------     ---------
Cash and cash equivalents...................................   $  8,296      $  7,563       $     --       $ 15,859
Accounts receivable, net....................................     58,258        68,556             --        126,814
Advances to growers.........................................         --         4,663             --          4,663
Inventory...................................................      9,247         9,937             --         19,184
Taxes receivable............................................         --            47            603(i)
                                                                                                 344(e)
                                                                                                 871(n)       1,865
Other current assets........................................      5,170         3,031          4,474(c)      12,675
                                                               --------      --------       --------       --------
        Current assets......................................     80,971        93,797          6,292        181,060
Property & equipment, net...................................     47,488        25,967         (6,000)(y)     67,455
Notes receivable............................................      1,200           178           (750)(e)
                                                                                                (150)(f)        478
Intangibles, net............................................     47,798        32,576        (32,576)(d)
                                                                                              88,899(c)
                                                                                               3,663(k)
                                                                                              (1,508)(i)
                                                                                              (2,177)(n)    136,675
Other assets................................................      3,753         2,321           (735)(j)
                                                                                                (298)(x)      5,041
                                                               --------      --------       --------       --------
        Total Assets........................................   $181,210      $154,839       $ 54,660       $390,709
                                                               ========      ========       ========       ========

                                        LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable............................................   $ 38,147      $ 44,499       $     --       $ 82,646
Accrued liabilities.........................................     12,444         4,515          1,900(w)
                                                                                              (2,537)(l)     16,322
Current portion of long term debt...........................     13,044        12,528        (23,146)(l)
                                                                                               4,075(m)       6,501
                                                               --------      --------       --------       --------
        Current liabilities.................................     63,635        61,542        (19,708)       105,469
Long-term debt..............................................     60,712        20,488        (78,720)(l)
                                                                                             122,969(m)
                                                                                              11,080(g)     136,529
Subordinated debt to shareholder............................     30,608            --        (30,608)(l)         --
Other subordinated debt.....................................      3,250        19,020        (22,270)(l)
                                                                                              33,416(m)      33,416
Other liabilities...........................................      5,391         1,404          2,100(w)       8,895
                                                               --------      --------       --------       --------
        Total liabilities...................................    163,596       102,454         18,259        284,309
Preferred stock.............................................         --            --             --             --
Common stock................................................         --            52             57(b)         109
Paid-in capital.............................................     24,392        32,191        (32,191)(h)
                                                                                              89,710(a)
                                                                                               1,584(m)     115,686
Subscriptions receivable....................................     (1,734)           --            110(e)      (1,624)
Retained earnings (deficit).................................     (3,393)       20,364        (20,364)(h)
                                                                                                (516)(e)
                                                                                                (905)(i)
                                                                                              (1,306)(n)     (6,120)
Accumulated other comprehensive loss........................     (1,651)         (222)           222(h)      (1,651)
                                                               --------      --------       --------       --------
        Total equity........................................     17,614        52,385         36,401        106,400
                                                               --------      --------       --------       --------
Total Liabilities and Shareholders' Equity..................   $181,210      $154,839       $ 54,660       $390,709
                                                               ========      ========       ========       ========

     See accompanying notes to unaudited pro forma combined financial data.

                               FRESHPOINT AMERICA

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED MARCH 27, 1999
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            PRO FORMA
                                               HISTORICAL     FRESH       PRO FORMA      PRO FORMA
                                               FRESHPOINT   AMERICA(z)   ADJUSTMENTS      COMBINED
                                               ----------   ----------   -----------     ----------
Net sales....................................   $544,742     $540,887                    $1,085,629
Costs of good sold...........................    419,637      473,246     $(23,082)(u)      869,801
                                                --------     --------     --------       ----------
Gross profit.................................    125,105       67,641       23,082          215,828
Operating expenses...........................    107,243       51,059       23,082(u)
                                                                              (343)(v)      181,041
Depreciation and amortization................      7,717        4,264       (1,412)(o)
                                                                             1,667(p)        12,236
Impairment of goodwill and restructuring
  charge.....................................         --           --                            --
                                                --------     --------     --------       ----------
Income from operations.......................     10,145       12,318           88           22,551
Interest expense.............................      6,682        3,657      (10,048)(q)
                                                                            12,344(r)        12,635
Other income, net............................       (366)      (1,294)                       (1,660)
                                                --------     --------     --------       ----------
Income before income taxes...................      3,829        9,955       (2,208)          11,576
Provision for income taxes...................      1,723        4,775         (781)(s)        5,717
                                                --------     --------     --------       ----------
Net income...................................   $  2,106     $  5,180     $ (1,427)      $    5,859
                                                ========     ========     ========       ==========
Basic earnings per common share..............   $  50.34     $   0.99                    $     0.54
                                                ========     ========                    ==========
Diluted earnings per common share............   $  43.67     $   0.95                    $     0.53
                                                ========     ========                    ==========
Weighted average common shares outstanding
  common-basic...............................          9        5,214        5,686           10,900
Weighted average common shares outstanding
  common-diluted.............................         10        5,518        5,686           11,204

     See accompanying notes to unaudited pro forma combined financial data.

                               FRESHPOINT AMERICA

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 27, 1998
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           PRO FORMA
                                              HISTORICAL     FRESH       PRO FORMA      PRO FORMA
                                              FRESHPOINT   AMERICA(z)   ADJUSTMENTS      COMBINED
                                              ----------   ----------   -----------     ----------
Net sales...................................   $712,502     $765,103     $     --       $1,477,605
Costs of good sold..........................    554,942      683,290      (28,058)(u)    1,210,174
                                               --------     --------     --------       ----------
Gross profit................................    157,560       81,813       28,058          267,431
Operating expenses..........................    135,938       65,086       28,058(u)       229,082
Depreciation and amortization...............      9,070        4,826       (1,709)(o)
                                                                            2,222(p)        14,409
Impairment of goodwill and restructuring
  charge....................................      6,938           --           --            6,938
                                               --------     --------     --------       ----------
Income from operations......................      5,614       11,901         (513)          17,002
Interest expense............................      9,259        3,841      (12,682)(q)
                                                                           16,459(r)        16,877
Other income, net...........................       (544)        (441)                         (985)
                                               --------     --------     --------       ----------
Income (loss) before income taxes...........     (3,101)       8,501       (4,290)           1,110
Provision for income taxes..................      1,251        3,836       (1,511)(s)        3,576
                                               --------     --------     --------       ----------
Net income (loss)...........................   $ (4,352)    $  4,665     $ (2,779)      $   (2,466)
                                               ========     ========     ========       ==========
Basic earnings (loss) per common share......   $(732.73)    $   0.92                    $    (0.23)(t)
                                               ========     ========                    ==========
Diluted earnings (loss) per common share....   $(732.73)    $   0.87                    $    (0.23)(t)
                                               ========     ========                    ==========
Weighted average common shares outstanding
  common-basic..............................          9        5,090        5,686           10,776
Weighted average common shares outstanding
  common-diluted(t).........................          9        5,336        5,686           10,776

     See accompanying notes to unaudited pro forma combined financial data.

                          NOTES TO UNAUDITED PRO FORMA
                            COMBINED FINANCIAL DATA

(a) Represents the fair value of FreshPoint's investment in Fresh America calculated based on 5,241,051 outstanding shares of Fresh America at April 30, 1999 at an average stock price of $17.1375 per share less the par value assigned to the total common shares to be outstanding at the effective time of the merger.

(b) Represents 5,685,826 shares of Fresh America common stock issued to FreshPoint for all of the equity securities (including warrants to purchase common stock) of FreshPoint in connection with the merger multiplied by the par value of Fresh America's common stock of $0.01.

(c) Represents FreshPoint's investment in Fresh America (see (a) above) plus the estimated transaction costs and other liabilities assumed in the merger in excess of the fair value of Fresh America's net tangible assets acquired (i.e. goodwill to be recorded in the merger) as follows:

Fair value of merger consideration..........................   $ 89,819
Estimated transaction costs.................................     12,180
Other liabilities assumed (see (w) below)...................      4,000
Deferred tax asset related to other liabilities assumed.....     (1,600)
                                                               --------
Subtotal....................................................    104,399
                                                               --------
Fresh America historical book value.........................     52,385
Less:
  Fresh America historical intangible assets................     32,576
  Fresh America notes receivable to be forgiven (see (f)
     below).................................................        150
  Fresh America debt issue costs to be written off (see (j)
     below).................................................        735
  Fresh America advance to be written off (see (x) below)...        298
  Adjustment to fair value of assets acquired (see (y)
     below).................................................      6,000
  Deferred tax asset related to the above items.............     (2,874)
                                                               --------
Estimated fair value of net tangible assets acquired........     15,500
                                                               --------
Goodwill to be recorded in merger...........................   $ 88,899
                                                               ========

(d)  Represents the elimination of Fresh America's historical goodwill balance.

(e) Represents the forgiveness of $860,000 of notes receivable owed by certain members of FreshPoint management net of the related tax benefit of $344,000. In connection with the merger, FreshPoint will forgive certain notes owed by members of management. Compensation expense related to the forgiveness of these notes has not been reflected in the pro forma statements of operations but will be recognized by FreshPoint America at the time the merger is consummated.

(f) Represents the forgiveness of $150,000 of notes receivable owed by certain members of Fresh America management. In connection with the merger, Fresh America will forgive certain notes owed by members of management immediately prior to the merger. Compensation expense related to the forgiveness of these notes has not been reflected in the pro forma statements of operations but will be recognized by Fresh America at the time the merger is consummated. This adjustment gives effect to the reduction in the fair value of Fresh America's net assets that will result from this forgiveness.

(g) Represents the estimated transaction costs related to the merger which are expected to be funded by the new credit facilities.

(h)  Represents the elimination of historical Fresh America equity accounts.

(i) Represents the write off of FreshPoint debt issuance costs in connection with the new credit facilities and the related tax benefit of $603,000. An extraordinary charge related to the write off of debt issuance costs has not been reflected in the pro forma statement of operations but will be recognized by FreshPoint America at the time the merger is consummated.

(j) Represents the write off of Fresh America debt issuance costs of $735,000 in connection with the new credit facilities. An extraordinary charge related to the write off of these debt issuance costs has not been reflected in the pro forma statement of operations but will be recognized by Fresh America at the time the merger is consummated. This adjustment gives effect to the reduction in the fair value of Fresh America's net assets that will result from this write-off.

(k) Represents the estimated debt issuance costs related to the new credit facilities.

(l) Represents the pay-off of substantially all outstanding FreshPoint and Fresh America existing debt and $2,537,000 of related accrued interest which is to occur in connection with the new credit facilities.

(m) Represents new borrowings related to the new credit facilities. Fresh America has negotiated the refinancing of substantially all outstanding FreshPoint and Fresh America debt with several lenders. Fresh America has received commitments for senior credit facilities totaling $175 million and senior subordinated notes totaling $35 million. New borrowings will also be made in connection with the new credit facilities to pay accrued interest of FreshPoint and Fresh America related to the debt to be refinanced, all transaction costs related to the merger and debt issuance costs related to the new credit facilities. Accordingly, no net change in cash and cash equivalents is reflected in the pro forma adjustments. Concurrent with the funding of the new senior subordinated notes, warrants to purchase 155,483 shares of Fresh America common stock previously issued to John Hancock and its affiliates will be amended to (1) reduce the exercise price from $22.70 to $19.00 per share and (2) extend the expiration date to the latter of (a) the maturity date of the new notes or (b) the date on which all of the senior subordinated note obligations are paid in full. The unaudited pro forma combined financial data reflects the fair value of the warrants ($1,584,000) as an increase in paid-in capital and a discount to the face value of the senior subordinated notes which is being amortized over the term of the agreement.

(n) Represents the write-off of a FreshPoint non-competition agreement with Albert Fisher which was terminated in connection with obtaining Albert Fisher's consent to the merger net of related tax benefit of $871,000.

(o)  Represents the elimination of Fresh America goodwill amortization.

(p) Represents goodwill amortization resulting from goodwill to be recorded in connection with the merger ($89 million of goodwill to be amortized over 40 years).

(q) Represents the elimination of substantially all FreshPoint historical interest expense and substantially all Fresh America interest expense to reflect the new credit facilities.

(r) Represents estimated interest expense on new borrowings in connection with the new credit facilities as well as the amortization of new debt issuance costs over the terms of the new debt to be issued in the new credit facilities. Interest expense on the new borrowings has been calculated based on quoted interest rates as of July 12, 1999. The following table sets forth the calculation of estimated interest expense (in thousands, except percentages):

                                                                               INTEREST     ESTIMATED
                                                                             RATE USED IN    ANNUAL
                                                               ANTICIPATED    PRO FORMA     INTEREST
         DEBT ISSUE                 BASED INTEREST RATE        BORROWINGS    CALCULATION     EXPENSE
         ----------            -----------------------------   -----------   ------------   ---------
Revolving Credit Facility....  LIBOR plus 3% for the
                                outstanding balance and
                               0.5% on unused balance            $13,124          8.31%      $ 1,275
Term Loan A Facility.........  LIBOR plus 3%                      60,000          8.31%        4,986
Term Loan B Facility.........  LIBOR plus 3.5%                    35,000          8.81%        3,084
Term Loan C Facility.........  LIBOR plus 3.75%                   30,000          9.06%        2,718
Senior Subordinated Notes....  US Treasury Bond rate  plus
                               4.75%                              35,000         10.47%        3,665
Amortization of debt discount
  and issuance costs.........                                                                    731
                                                                                             -------
          Total pro forma
            interest.........                                                                $16,459
                                                                                             =======

     A 1/8% change in interest rates would cause interest expense to increase or decrease by approximately $216,000 per year as compared to the amounts estimated above.

(s) Represents the tax effect of additional interest expense as a result of the new credit facilities and the elimination of $343,000 of non-recurring transaction costs incurred by Fresh America in connection with the merger (see note (v)). Amortization expense related to the goodwill balance associated with the merger will not be deductible for tax purposes.

(t) The dilutive effect of options and warrants to purchase common stock is not included in diluted weighted average common shares outstanding in net loss periods as such securities are considered anti-dilutive. Results of operations for the year ended June 27, 1998 include an impairment of goodwill and restructuring charge of $6,938,000 which, net of the related income tax benefit of $513,000, reduced basic and diluted pro forma combined earnings per share by $0.60 and $0.59, respectively.

(u) Represents the reclassification of Fresh America distribution expense from cost of goods sold to operating expense to conform with the FreshPoint classification of distribution expenses.

(v) Represents the elimination of non-recurring transaction costs incurred by Fresh America in connection with the merger and charged to results of operations during the nine months ended April 2, 1999.

(w) Represents other liabilities of $4 million ($2.1 million classified as long-term and $1.9 million classified as current) to be assumed by FreshPoint in the merger represent the present value of future lease payments associated with certain Fresh America distribution centers and office space to be abandoned by FreshPoint America and related employee severance costs.

(x) Represents a Fresh America advance to be written off relating to a purchasing program with a third party that will be discontinued as a result of the merger.

(y) Represents a $6 million adjustment to the fair value of Fresh America assets acquired relating to certain information systems assets which will be abandoned in connection with the merger in favor of more cost efficient systems of FreshPoint.

(z) The following unaudited pro forma statements of operations of Fresh America give effect to consummated acquisitions and the related pro forma adjustments as if such acquisitions had been consummated on June 29, 1997, the first day of FreshPoint's 1998 fiscal year end. Fresh America's fiscal year end is the 52-week or 53-week period ending on the first Friday in January. The historical balances for the nine months ended April 2, 1999 and twelve months ended July 3, 1998 have been derived from the annual and quarterly consolidated financial statements included in Fresh America's Form 10-Ks and Form 10-Qs.

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

                                 FRESH AMERICA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           NINE MONTHS ENDED APRIL 2, 1999
                                             ------------------------------------------------------------
                                                                CONSUMMATED       PRO FORMA
                                             HISTORICAL(1)    ACQUISITIONS(2)    ADJUSTMENTS    PRO FORMA
                                             --------------   ----------------   -----------    ---------
Net sales..................................     $490,312          $50,575          $    --      $540,887
Costs of good sold.........................      428,334           44,912               --       473,246
                                                --------          -------          -------      --------
Gross profit...............................       61,978            5,663               --        67,641
                                                --------          -------          -------      --------
Operating expenses.........................       46,456            4,630              (27)(3)    51,059
Depreciation and amortization..............        3,883              225              156(4)      4,264
                                                --------          -------          -------      --------
Operating income...........................       11,639              808             (129)       12,318
                                                --------          -------          -------      --------
  Interest expense.........................        3,293               52              312(5)      3,657
  Other, net...............................       (1,218)             (76)              --        (1,294)
                                                --------          -------          -------      --------
Earnings before income taxes...............        9,564              832             (441)        9,955
Income taxes...............................        4,575               --              200(6)      4,775
                                                --------          -------          -------      --------
Net income.................................     $  4,989          $   832          $  (641)     $  5,180
                                                ========          =======          =======      ========
Earnings per share:
  Basic....................................     $   0.98                                        $   0.99
  Diluted..................................     $   0.92                                        $   0.95
Weighted average common shares outstanding:
  Basic....................................        5,113                               101         5,214
  Diluted..................................        5,474                                44         5,518

                                                           TWELVE MONTHS ENDED JULY 3, 1998
                                             ------------------------------------------------------------
                                                                CONSUMMATED       PRO FORMA
                                             HISTORICAL(1)    ACQUISITIONS(2)    ADJUSTMENTS    PRO FORMA
                                             --------------   ----------------   -----------    ---------
Net sales..................................     $521,056          $244,047         $    --      $765,103
Costs of good sold.........................      465,278           218,012              --       683,290
                                                --------          --------         -------      --------
Gross profit...............................       55,778            26,035              --        81,813
                                                --------          --------         -------      --------
Operating expenses.........................       43,534            21,950            (398)(3)    65,086
Depreciation and amortization..............        2,594             1,301             931(4)      4,826
                                                --------          --------         -------      --------
Operating income...........................        9,650             2,784            (533)       11,901
                                                --------          --------         -------      --------
  Interest expense.........................        1,320               441           2,080         3,841
  Other, net...............................         (501)               60              --          (441)
                                                --------          --------         -------      --------
Earnings before income taxes...............        8,831             2,283          (2,613)        8,501
Income taxes...............................        3,863               191            (218)(6)     3,836
                                                --------          --------         -------      --------
Net income.................................     $  4,968          $  2,092         $(2,395)     $  4,665
                                                ========          ========         =======      ========
Earnings per share:
  Basic....................................     $   1.09                                        $   0.92
  Diluted..................................     $   1.04                                        $   0.87
Weighted average common shares outstanding:
  Basic....................................        4,571                               519         5,090
  Diluted..................................        4,790                               546         5,336

---------------

(1) Represents the historical operating results of Fresh America for the periods indicated in the accompanying unaudited pro forma statements of operations.

(2) Represents the historical operating results of the companies acquired prior to date of acquisition by Fresh America. A summary of the purchase price for the companies acquired follows:

                                                                                              EXCESS OF
                                                 PURCHASE PRICE                               COST OVER
                                  --------------------------------------------   FAIR VALUE   FAIR VALUE
                                               NOTES    COMMON                     OF NET     OF ASSETS
                                              PAYABLE   STOCK        TOTAL         ASSETS      ACQUIRED
                                  CASH PAID   ISSUED    ISSUED   CONSIDERATION    ACQUIRED    (GOODWILL)
                                  ---------   -------   ------   -------------   ----------   ----------
Hereford Haven, Inc. d/b/a
  Martin........................   $  500     $   --    $ 750       $ 1,250        $  422      $   828
Francisco Distributing Co.......    5,644      2,219    5,500        13,363         2,823       10,540
Jos. Notarianni & Co............    5,390         --    2,451         7,841         5,838        2,003
Kings Onion House, Inc. ........    4,000        600    1,100         5,700         3,351        2,349
Thompson's Produce Company......      400         --       --           400            --          400
Sam Perricone Citrus Company....    1,765      3,500    1,750         7,015         1,458        5,557

     The agreements related to each of the above acquired companies include provisions for additional consideration to be paid to the former owners based on future results of operations. Such potential additional consideration will be recorded as goodwill at the time of payment. See Note 3 of notes to consolidated financial statements included elsewhere in this proxy statement for further discussion of Fresh America's contingent consideration arrangements.

     The historical revenues, costs and expenses, and net income of the companies acquired for the period from June 28, 1997 through the respective dates of acquisition by Fresh America are as follows:

                                                                  NINE MONTHS ENDED APRIL 2, 1999
                                                                -----------------------------------
                                                                          COSTS AND        NET
                                              DATE ACQUIRED     REVENUE   EXPENSES    INCOME (LOSS)
                                             ----------------   -------   ---------   -------------
Hereford Haven, Inc. d/b/a Martin Bros.....  January 2, 1998    $    --    $    --        $  --
Francisco Distributing Co..................  February 2, 1998        --         --           --
Jos. Notarianni & Co.......................  August 14, 1998      9,917     10,158         (241)
Kings Onion House, Inc. ...................  October 3, 1998     10,305      9,951          354
Thompson's Produce Company.................  October 3, 1998      4,022      3,885          137
Sam Perricone Citrus Company...............  October 30, 1998    26,331     25,749          582
                                                                -------    -------        -----
                                                                $50,575    $49,743        $ 832
                                                                =======    =======        =====

                                                                TWELVE MONTHS ENDED JULY 3, 1998
                                                              ------------------------------------
                                                                         COSTS AND        NET
                                            DATE ACQUIRED     REVENUE    EXPENSES       INCOME
                                           ----------------   --------   ---------   -------------
Hereford Haven, Inc. d/b/a Martin Bros...  January 2, 1998    $  8,647   $  8,523       $  124
Francisco Distributing Co................  February 2, 1998     39,394     39,187          207
Jos. Notarianni & Co.....................  August 14, 1998      64,269     63,929          340
Kings Onion House, Inc. .................  October 3, 1998      38,572     37,970          602
Thompson's Produce Company...............  October 3, 1998      14,653     14,642           11
Sam Perricone Citrus Company.............  October 30, 1998     78,512     77,704          808
                                                              --------   --------       ------
                                                              $244,047   $241,955       $2,092
                                                              ========   ========       ======

---------------

(3) Reflects elimination of employment and consulting agreements that were terminated as a result of the related acquisition.

(4) Reflects incremental increase in goodwill amortization as a result of the excess of cost over the fair value of assets acquired in the purchase price.

(5) Reflects incremental interest expense on debt used to fund the acquisitions. For purposes of computing pro forma interest expense, cash payments made as part of the purchase price were assumed to have been funded with proceeds from debt. (See note 2 above).

(6) Reflects estimated effects of (a) the pro forma adjustments and (b) income taxes where acquired companies were not direct tax paying entities at assumed composite income tax rates which include consideration of statutory United States federal and state income tax rates and Canadian federal and provincial rates, and nondeductible amortization of goodwill and other expenses.

                  UNAUDITED PRO FORMA COMBINED CAPITALIZATION

     The following table sets forth the historical capitalization of Fresh America and FreshPoint as of April 2, 1999 and March 27, 1999, respectively, and as adjusted to give effect to the consummation of the Merger and the new credit facilities, as if such transactions had been consummated on March 27, 1999. See "Related Agreements -- New Credit Facilities" beginning on page 49 for a more detailed discussion of the new credit facilities.

     The as-adjusted information set forth below is presented for illustrative purposes only and is not necessarily indicative of what FreshPoint America's actual consolidated capitalization would have been had the foregoing transactions been consummated on March 27, 1999, nor does it give effect to (1) any transactions other than the foregoing transactions and those discussed in the notes to unaudited pro forma combined financial data of FreshPoint America included elsewhere herein or (2) Fresh America's or FreshPoint's respective results of operations since April 2, 1999 and March 27, 1999, respectively. Accordingly, the pro forma information set forth below does not purport to be indicative of FreshPoint America's consolidated capitalization as of the date hereof, the effective time of the merger, or any other future date.

     The following table should be read in conjunction with the historical financial statements of Fresh America and FreshPoint, the unaudited pro forma combined financial data, the related notes, and the other information contained elsewhere in this proxy statement. See "Index To Historical Financial Statements" and "Selected Financial Information" beginning on pages F-1 and 64, respectively.

                              UNAUDITED PRO FORMA

                            COMBINED CAPITALIZATION
                             (AMOUNTS IN THOUSANDS)
                                 MARCH 27, 1999

                                                                     HISTORICAL
                                                             --------------------------      AS
                                                             FRESH AMERICA   FRESHPOINT   ADJUSTED
                                                             -------------   ----------   --------
Short-term debt:
  Canadian revolver........................................    $  6,690       $     --    $     --
  Current portion of long-term debt........................       5,838         13,044       6,501
                                                               --------       --------    --------
Total short-term debt......................................      12,528         13,044       6,501
                                                               --------       --------    --------
Long-term debt:
Revolver -- Fresh America..................................      15,519             --          --
  Credit facility -- FreshPoint:
     Revolving line of credit..............................          --             --          --
     Facility A term loan..................................          --         31,000          --
     Facility B term loan..................................          --         29,100          --
Notes related to acquisitions..............................       3,234             --       1,742
Mortgage note payable......................................         322             --          --
Various equipment loans....................................       1,287             --          --
Other......................................................         126            612         738
Credit facility -- FreshPoint America:
  Revolving credit facility................................                                 13,124
  Term Loan A Facility.....................................                                 56,250
  Term Loan B Facility.....................................                                 34,825
  Term Loan C Facility.....................................                                 29,850
Subordinated notes:
  Fresh America............................................      19,020             --          --
  FreshPoint...............................................          --         33,858          --
  FreshPoint America.......................................          --             --      33,416
                                                               --------       --------    --------
  Total long-term debt.....................................      39,508         94,570     169,945
                                                               --------       --------    --------
          Total debt.......................................      52,036        107,614     176,446
                                                               --------       --------    --------
Shareholders' equity:
  Preferred stock..........................................          --             --          --
  Common stock.............................................          52             --         109
  Additional paid-in capital...............................      32,191         24,392     115,686
  Stock subscription receivable............................          --         (1,734)     (1,624)
  Accumulated other comprehensive loss                             (222)        (1,651)     (1,651)
  Retained earnings (deficit)(1)...........................      20,364         (3,393)     (6,120)
                                                               --------       --------    --------
          Total shareholders' equity.......................      52,385         17,614     106,400
                                                               --------       --------    --------
          Total capitalization.............................    $104,421       $125,228    $282,846
                                                               ========       ========    ========
Ratio of total debt to total capitalization................       49.83%         85.93%      62.38%
                                                               ========       ========    ========

---------------

(1) The "as adjusted" retained deficit of $6,120 differs from the FreshPoint historical retained deficit of $3,393 due to the impact of certain FreshPoint notes receivable that are being forgiven in connection with the merger, the impact of FreshPoint debt issuance costs that will be written-off in connection with the new credit facilities and the write-off of a FreshPoint non-competition agreement.

              FRESH AMERICA HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following tables present selected historical financial data of Fresh America as of the dates and for the periods indicated. The financial data of Fresh America for each of its fiscal years have been derived from the historical consolidated financial statements which have been audited by KPMG LLP. The financial data for the three months ended April 2, 1999 and April 3, 1998, have been derived from the unaudited consolidated financial statements of Fresh America. In the opinion of management of Fresh America, the financial data for the periods ended April 2, 1999 and April 3, 1998 contain all adjustments, consisting of only normal and recurring adjustments, necessary for the fair presentation of the results of operations for such periods. The following tables should be read in conjunction with the historical consolidated financial statements and related notes thereto included elsewhere in this proxy statement.

                            THREE MONTHS ENDED                       FISCAL YEAR ENDED(1)(2)
                            -------------------   --------------------------------------------------------------
                            APRIL 2,   APRIL 3,   JANUARY 1,   JANUARY 2,   JANUARY 3,   JANUARY 5,   JANUARY 1,
                              1999       1998        1999         1998         1997         1996         1995
                            --------   --------   ----------   ----------   ----------   ----------   ----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME DATA:
Net Sales.................  $173,427   $133,007    $609,490     $429,524     $323,775     $207,120     $193,661
Cost of Sales.............   151,421    118,487     537,556      386,161      291,810      177,013      167,009
                            --------   --------    --------     --------     --------     --------     --------
Gross Profit..............    22,006     14,520      71,934       43,363       31,965       30,107       26,652
                            --------   --------    --------     --------     --------     --------     --------
Selling, general and
  administrative
  expenses................    18,757     13,350      58,548       34,621       25,207       25,614       21,467
                            --------   --------    --------     --------     --------     --------     --------
Income from operations....     3,249      1,170      13,386        8,742        6,758        4,493        5,185
Other income (expense)....    (1,067)      (505)     (2,123)         389          (32)        (188)        (331)
                            --------   --------    --------     --------     --------     --------     --------
Income before income
  taxes...................     2,182        665      11,263        9,131        6,726        4,305        4,854
Provision for income
  taxes...................     1,001        211       5,041        3,921        2,500        1,350        1,159
                            --------   --------    --------     --------     --------     --------     --------
         Net Income.......  $  1,181   $    454    $  6,222     $  5,210     $  4,226     $  2,955     $  3,695
                            ========   ========    ========     ========     ========     ========     ========
Earnings per share:
  Basic...................  $    .23   $    .10    $   1.27     $   1.19     $   1.00     $    .72     $   1.02
  Diluted.................  $    .22   $    .10    $   1.20     $   1.12     $    .94     $    .69     $    .98
Weighted average common
  shares outstanding:
  Basic...................     5,237      4,675       4,898        4,376        4,238        4,128        3,628
  Diluted.................     5,571      4,948       5,204        4,639        4,488        4,280        3,777
BALANCE SHEET DATA:
  Working capital.........  $ 32,255   $ 12,577    $ 28,474     $ 11,219     $ 11,284     $  8,219     $  8,272
  Property, plant and
    equipment, net........    25,967     13,646      23,900       13,581       10,100        9,216        6,750
  Total assets............   154,839     94,872     158,099       79,964       45,769       42,407       30,359
  Long-term debt and
    capital leases, less
    current portion.......    39,508     11,668      35,985        6,193          547          610          213
  Shareholders' equity....    52,385     36,522      50,562       29,335       22,310       17,407       14,933

---------------

(1) Fresh America's 1994 fiscal year was a 52-week period ending on the first Sunday in January. Beginning with Fiscal 1995, Fresh America's fiscal year is a 52-week period ending on the first Friday in January.

(2) Fresh America has made several acquisitions in the last three years that affect the comparability of information reflected in the selected financial data. See Note 3 of notes to consolidated financial statements included elsewhere herein.

             FRESH AMERICA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis provides information regarding the consolidated financial position of Fresh America as of April 2, 1999, and its results of operations for the three months ended April 2, 1999 and April 3, 1998, and the twelve months ended January 1, 1999, January 2, 1998 and January 3, 1997. This discussion should be read in conjunction with Fresh America's consolidated financial statements and related notes thereto appearing elsewhere in this proxy statement. In the opinion of management, the unaudited interim data reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly present Fresh America's financial position and results of operations for the periods presented. The results of operations for any interim period are not necessarily indicative of results to be expected for a full fiscal year. For information relating to factors that could affect future operating results, see "Risk Factors" beginning on page 17. Any forward-looking statements should be considered in light of such factors, as well as the discussion set forth below. See "Forward-Looking Statements" on page ii and "Risk Factors" beginning on page 17.

 Results of Operations for the Three Months Ended April 2, 1999 and April 3,
 1998

     The following table presents the components of the consolidated statements of income as a percentage of net sales for the periods indicated:

                                                                 QUARTER ENDED
                                                              -------------------
                                                              APRIL 2,   APRIL 3,
                                                                1999       1998
                                                              --------   --------
Net sales...................................................   100.0%     100.0%
Cost of sales...............................................    87.3       89.1
                                                               -----      -----
Gross profit................................................    12.7       10.9
Selling, general and administrative expenses................    10.6        8.9
Nonrecurring transaction costs..............................     0.2        1.1
                                                               -----      -----
Operating income............................................     1.9        0.9
Other income (expense)......................................    (0.6)      (0.4)
                                                               -----      -----
Income before income taxes..................................     1.3        0.5
Provision for income taxes..................................     0.6        0.2
                                                               -----      -----
Net income..................................................     0.7%       0.3%
                                                               =====      =====

     Fresh America's quarters ended April 2, 1999 and April 3, 1998 each include 13 weeks.

 Comparison of Quarter Ended April 2, 1999 to Quarter Ended April 3, 1998

     Net Sales. Net sales increased $40.4 million, or 30.4%, to $173.4 million in the first quarter of 1999 from $133.0 million in the first quarter of 1998. Of the total increase, approximately $47.7 million was due to acquisitions made during or subsequent to the first quarter of 1998. Such increase was offset by a decrease in Sam's Club revenue of $8.0 million due to the decrease of 46 clubs serviced between the two periods. As a percentage of net sales, Sam's Club represented 27.2% in the first quarter of 1999 compared to 41.4% in the first quarter of 1998.

     Cost of Sales. Cost of sales increased $32.9 million, or 27.8% to $151.4 million in the first quarter of 1999 from $118.5 million in the first quarter of 1998, primarily reflecting the increase in net sales above. As a percentage of net sales, cost of sales decreased to 87.3% from 89.1%, which in turn increased Fresh America's gross profit percentage to 12.7% from 10.9%. The increase in gross profit percentage is primarily due to acquisitions made subsequent to the first quarter of 1998, which included retail/wholesale, value-added and foodservice companies that have historically contributed higher gross profit percentages than Fresh America's already existing operations.

     Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses increased by $5.4 million, or 40.5% to $18.7 million in the first quarter of 1999 from $13.4 million in the first quarter of 1998. The increase is primarily due to SG&A expenses related to acquired businesses. Included in SG&A in the first quarter of 1999 are transaction expenses of $300,000 related to the pending merger with FreshPoint. Included in 1998 are transaction costs of $1.4 million related to the acquisition of Ontario Tree Fruits Limited in March 1998.

     Operating Income (Expense). As a result of the foregoing factors, which include transaction costs of $300,000 and $1.4 million in the first quarter of 1999 and 1998, respectively, operating income increased by $2.1 million, or 177.6%, to $3.2 million in the first quarter of 1999 from $1.2 million in the first quarter of 1998. The following table summarizes the effect of the transaction costs on operating income in the comparable periods (in thousands):

                                                                   QUARTER ENDED
                                                    -------------------------------------------
                                                    APRIL 2,     % OF      APRIL 3,     % OF
                                                      1999     NET SALES     1998     NET SALES
                                                    --------   ---------   --------   ---------
Operating income as reported......................   $3,249       1.9%      $1,170       0.9%
Transaction costs.................................      343        .2        1,395       1.0
                                                     ------       ---       ------       ---
Operating income before transaction costs.........   $3,592       2.1%      $2,565       1.9%
                                                     ======       ===       ======       ===

     Other Income (Expense). Interest expense increased $900,000 to $1.3 million in the first quarter of 1999 from $400,000 in the first quarter of 1998 due to increased borrowings to help finance acquisitions that were made subsequent to the first quarter of 1998.

     Provision for Income Taxes. The effective tax rate was 45.9% in the first quarter of 1999 compared to 31.7% in the first quarter of 1998. The increase is due to two factors, one of which is a significant increase in earnings in Fresh America's Canadian operations in the first quarter of 1999 versus a loss in the 1998 comparable period. Secondly, there has been an increase in non-deductible goodwill due to several acquisitions made since the first quarter of 1998.

     Net Income. As a result of the foregoing factors, net income increased $700,000 or 160.0%, to $1.2 million in the first quarter of 1999 compared to $0.5 million in the first quarter of 1998. The following table summarizes the effect of the transaction costs on the net income and earnings per share in the comparable periods (in thousands, except per share data):

                                                                  QUARTER ENDED
                                                               -------------------
                                                               APRIL 2,   APRIL 3,
                                                                 1999       1998
                                                               --------   --------
Net income as reported......................................    $1,181     $  454
Transaction costs, net of tax...............................       214        789
                                                                ------     ------
Net income before effect of transaction costs...............    $1,395     $1,243
                                                                ======     ======
Earning per share as reported:
  Basic.....................................................    $ 0.23     $ 0.10
  Diluted...................................................    $ 0.22     $ 0.10
Effect of transaction costs:
  Basic.....................................................    $ 0.04     $ 0.17
  Diluted...................................................    $ 0.04     $ 0.16
Earnings per share before effect of transaction costs:
  Basic.....................................................    $ 0.27     $ 0.27
  Diluted...................................................    $ 0.26     $ 0.26

  Results of Operations for Fiscal 1998, Fiscal 1997 and Fiscal 1996

     The following table presents the components of Fresh America's consolidated statements of income as a percentage of sales for the periods indicated and includes the results of operations for all acquired companies from their date of acquisition, except that results of operations from Ontario Tree Fruits Limited (acquired in March 1998) are included for all periods since it has been accounted for as a pooling of interests. The fiscal years ended January 1, 1999 (fiscal 1998), January 2, 1998 (fiscal 1997) and January 3, 1997 (fiscal 1996) are all 52-week periods.

                                                                       FISCAL YEAR ENDED
                                                              ------------------------------------
                                                              JANUARY 1,   JANUARY 2,   JANUARY 3,
                                                                 1999         1998         1997
                                                              ----------   ----------   ----------
Net sales...................................................    100.0%       100.0%       100.0%
Cost of sales...............................................     88.2         89.9         90.1
                                                                -----        -----        -----
Gross profit................................................     11.8         10.1          9.9
Selling, general and administrative expenses................      9.6          8.1          7.8
                                                                -----        -----        -----
Operating income............................................      2.2          2.0          2.1
Other income (expense)......................................     (0.4)         0.1          0.0
                                                                -----        -----        -----
Income before taxes.........................................      1.8          2.1          2.1
Provision for income taxes..................................      0.8          0.9          0.8
                                                                -----        -----        -----
Net income..................................................      1.0%         1.2%         1.3%
                                                                =====        =====        =====

  Comparison of Fiscal 1998 to Fiscal 1997

     Net Sales. Net sales increased $180.0 million, or 41.9%, to $609.5 million in fiscal 1998 from $429.5 million in fiscal 1997. The increase was primarily due to: (1) acquisitions made in late 1997 and during 1998 which represented $153.3 million of the sales increase, and (2) expansion and increase in sales of several distribution programs amounting to $22.8 million. As a percentage of total net sales, Sam's Club represented 36.5% in fiscal 1998 compared with 54.8% in fiscal 1997.

     Cost of Sales. Cost of sales increased by $151.4 million, or 39.2%, to $537.6 million in fiscal 1998 from $386.2 million in fiscal 1997, primarily reflecting the increase in net sales explained above. As a percentage of net sales, cost of sales decreased to 88.2% from 89.9%, which in turn increased Fresh America's gross profit percentage to 11.8% from 10.1%. The increase in gross profit percentage is primarily due to acquisitions made during the last quarter of fiscal 1997 and during fiscal 1998, which expanded Fresh America's distribution and cross-selling capabilities resulting in higher profit margins. Such acquisitions represented 25.1% of total net sales in fiscal 1998. Additionally, gross profit from the Sam's Club contract increased to 9.9% in fiscal 1998 from 8.9% in fiscal 1997.

     Selling, General and Administrative Expenses. SG&A expenses increased by $23.9 million or 69.1% to $58.5 million in fiscal 1998, from $34.6 million in fiscal 1997. Included in the 1998 period are transaction costs of $1.0 million related to the acquisition of Ontario Tree Fruits Limited. The remaining increase is primarily due to SG&A expenses related to acquired businesses ($15.6 million) and, to a lesser extent, additional headcount and other costs required to support Fresh America's increased acquisition, integration and operating activities.

     Operating Income. As a result of the factors discussed above, which include $1.0 million of nonrecurring transaction costs in fiscal 1998, operating income increased by $4.7 million, or 53.1% to $13.4 million in fiscal 1998 from $8.7 million in fiscal 1997. Operating income, as a percentage of net sales, remained relatively consistent at 2.2% in fiscal 1998 compared to 2.0% in fiscal 1997.

     Other Income (Expense). Interest expense increased $2.5 million to $3.0 million in fiscal 1998 from $500,000 in fiscal 1997 due to increased borrowings to help finance acquisitions that were made in fiscal 1998. Interest income increased $700,000 to $1.0 million in fiscal 1998 from $300,000 in fiscal 1997 primarily due to interest recognized by Ontario Tree Fruits Limited in fiscal 1998 related to a settled insurance claim that had been in dispute for several years.

     Provision for Income Taxes. The effective tax rate increased to 44.8% in fiscal 1998 from $42.9% in fiscal 1997 primarily due to net non-cash transaction costs of $500,000 related to the acquisition of Ontario Tree Fruits Limited that were not deductible for income tax purposes.

     Net Income. As a result of the factors discussed above, net income increased by $1.0 million, or 19.4% to $6.2 million in fiscal 1998 from $5.2 million in fiscal 1997. As a percentage of net sales, net income decreased to 1.0% from 1.2%.

  Comparison of Fiscal 1997 to Fiscal 1996

     Net Sales. Net sales increased $105.7 million, or 32.7%, from $323.8 million in fiscal 1996 to $429.5 million in fiscal 1997. The increase was primarily due to: (1) acquisitions made in late 1996 and during 1997 which represented $48.0 million of the sales increase, (2) expansion and increase in sales of several distribution programs amounting to $37.4 million, and (3) a $20.8 million increase in Sam's Club revenues between the two comparable periods. As a percentage of total net sales, Sam's Club represented of 54.8% in fiscal 1997 compared with 66.3% in fiscal 1996.

     Cost of Sales. Cost of sales increased by $94.4 million, or 32.4% from $291.8 million in fiscal 1996 to $386.2 million in fiscal 1997, primarily reflecting the increase in net sales explained above. As a percentage of net sales, cost of sales decreased from 90.1% to 89.9% due primarily to an increase in revenue from higher margined specialty food and value-added distribution and services. Revenues from these services were 15.5% of total revenue in fiscal 1997 compared to 4.6% in fiscal 1996.

     Selling, General and Administrative Expenses. SG&A expenses increased by $9.4 million or 37.3% from $25.2 million in fiscal 1996 to $34.6 million in fiscal 1997. As a percentage of net sales, SG&A expenses increased from 7.8% to 8.1%. The increase is due primarily to $8.2 million in SG&A expenses related to new businesses, and approximately $3.7 million in increased headcount and other costs required to support increased acquisition and operating activity. These increases were partially offset by a decrease in Ontario Tree Fruits Limited management bonuses of $2.5 million.

     Operating Income. As a result of the factors discussed above, operating income increased by $2.0 million from $6.7 million in fiscal 1996 to $8.7 million in fiscal 1997. As a percentage of net sales, operating income decreased from 2.1% in fiscal 1996 to 2.0% in fiscal 1997.

     Provision for Income Taxes. The increase in the effective tax rate from 37.2% in fiscal 1996 to 42.9% in fiscal 1997 is due to an increase in Ontario Tree Fruits Limited's income before tax, which is taxed at a higher rate.

     Net Income. As a result of the factors discussed above, net income increased by $1.0 million from $4.2 million in fiscal 1996 to $5.2 million in fiscal 1997. As a percentage of net sales, net income decreased from 1.3% in fiscal 1996 to 1.2% in fiscal 1997.

  Liquidity and Capital Resources

     Cash provided by operating activities was $8.0 million for the first quarter of 1999 compared to $2.9 million in the first quarter of 1998. Cash used in investing activities decreased $3.2 million to $3.1 million in the first quarter of 1999 from $6.3 million in the first quarter of 1998. The decrease from the prior year is due primarily to the acquisition of Francisco Distributing Company, LLC during the first quarter of 1998. Cash provided by financing activities was $1.5 million in the first quarter of 1999 compared to $3.0 million in the first quarter of 1998. The decrease in cash flows from financing activities compared to the prior year is primarily due to borrowings used to finance the cash portion of the Francisco acquisition in 1998.

     At April 2, 1999, Fresh America had working capital of $32.3 million compared to $28.5 million at January 1, 1999. On February 2, 1998, Fresh America entered into a new $17 million revolving line of credit and bridge loan bank facility to be used for general corporate purposes, including acquisitions. In May 1998, the $5.0 million bridge loan portion of the facility was prepaid and the revolving line of credit was increased from $12 million to $15 million. On March 4, 1999, Fresh America further amended the terms of the revolving line of credit to increase the borrowing availability to $20 million. As of April 2, 1999, there was $15.5 million in borrowings outstanding under the facility. Fresh America also has revolving credit facilities of up to CDN $20 million ($13.4 million), through its Canadian subsidiaries. The Canadian facilities had an outstanding balance of CDN $10.0 million ($6.7 million) as of April 2, 1999. In May 1998, Fresh America completed a $20 million, 12% subordinated debt financing that matures in May 2003.

     Fresh America has contingent payments related to certain acquired companies that will be due in accordance with the related purchase agreements. The amount of the payments are linked to future earnings of the acquired companies and will be paid in cash, common stock or a combination thereof. See Note 3 of Fresh America's notes to consolidated financial statements.

     Management believes that the combination of cash generated from operating activities, availability under its bank lines of credit, the proceeds generated from its subordinated debt financing and the use of operating leases, where appropriate, is sufficient to meet its current needs for operations, computer system implementations and near-term debt service requirements, subject to the matters set forth in the following paragraph. Fresh America intends to continue its expansion activities and most likely will require additional debt or equity capital to meet such requirements. Fresh America believes it has access to capital markets and can also obtain additional credit from financial institutions in order to raise the capital necessary to fund such expansion activities.

     In connection with the merger, most of the existing debt of Fresh America and FreshPoint will be refinanced. Fresh America is in the process of considering financing proposals received from its existing senior and subordinated lenders as well as other debt financing alternatives. While there can be no assurance that the required refinancing can be completed, based on current market conditions Fresh America believes that it can arrange such financing on a timely basis. Fresh America expects that any refinancing will subject Fresh America to numerous operating and financial covenants, including limitations on future borrowings and acquisitions. See "Related
Agreements -- New Credit Facilities" beginning on page 49.

  Year 2000

     The Year 2000 will have a broad impact on the business environment in which Fresh America operates due to the possibility that many computerized systems across all industries will be unable to process information containing dates beginning in the Year 2000. Due to its growth and expansion, Fresh America has been in the process of implementing a new enterprise-wide management information technology ("IT") system which better meets its diverse and long-term needs. Fresh America has received assurances from the provider of the system that it meets requirements for Year 2000 compliance. As a result of the pending merger with FreshPoint, Fresh America has suspended further implementation of its system beyond the initial sites in which it has already been installed. Management feels that Fresh America can achieve its technology strategy quicker and with less additional cost by utilizing FreshPoint's current technology. The six sites affected by this suspension that had Year 2000 compliance issues, as well as the three sites scheduled for implementation in 2000, have reached agreement with their software vendors to upgrade their current systems for Year 2000 compliance. All such upgrades will be completed no later than October 1, 1999 at an immaterial cost. Fresh America has also reviewed its critical non-IT systems and has determined that none contain embedded technology that would lead to failure due to the Year 2000 issue.

     The nature of Fresh America's business is such that the business risks associated with the Year 2000 can be reduced by working closely with and assessing the vendors supplying Fresh America's produce. In addition, such business risks can be reduced by working with Fresh America's customers to ensure that they are aware of the Year 2000 business risks and are appropriately assessing and addressing them.

     Because third party failures could have a material impact on Fresh America's ability to conduct business, Fresh America has sent out questionnaires to all of Fresh America's significant suppliers and customers to obtain reasonable assurance that they have plans to address the Year 2000 issues within their companies. Fresh America will work individually with its most critical suppliers to insure their Year 2000 readiness. To the extent that suppliers do not provide Fresh America with satisfactory evidence of their readiness to handle Year 2000 issues, contingency plans will be developed to obtain qualified replacement suppliers by the end of the 1999 calendar year. Fresh America's most likely worst-case scenario would be delayed billings to customers and the inability of customers to order and pay on a timely basis.

     In addition, Fresh America has not identified any costs, whether internal or external, related to Fresh America addressing its Year 2000 issues which it considers to be material to its financial position or results of operations. However, unanticipated failures by critical suppliers or customers, as well as the failure by Fresh America to execute its own Year 2000 plan, could have a material adverse effect on the cost related to the Year 2000 issue.

  Quarterly Results and Seasonality

     Fresh America's business is seasonal, with its greatest quarterly sales volume historically occurring in the fourth quarter. A substantial portion of Fresh America's produce sales consists of staple items such as apples, oranges, grapefruit, potatoes, onions, lettuce and tomatoes which are generally strongest during the fall, winter and spring. The supply of certain of these items declines during the summer, although lost sales are replaced to some extent by more seasonal products such as peaches, plums, nectarines, grapes, strawberries and melons. Sales of imported fresh fruit such as Clementine oranges, tangerines, grapes, and refrigerated, pre-packaged products, such as vegetable trays, are strongest during the fourth quarter holiday season. Because Fresh America's results of operations depend significantly on sales generated during the fourth quarter, any adverse development affecting Fresh America's operations during this period, such as the unavailability of high quality produce, harsh weather conditions, or product costs, could have a disproportionate impact on Fresh America's results of operations for the full year.

  Inflation

     Although Fresh America cannot determine the precise effects of inflation, management does not believe inflation has had a material effect on Fresh America's sales or results of operations. However, independent of normal inflationary pressures, Fresh America's produce products are subject to fluctuating prices which result from factors discussed in "Quarterly Results and Seasonality" above.

  Quantitative and Qualitative Disclosures About Market Risk

     Foreign Exchange Risk. Fresh America's Canadian operations are subject to foreign currency risk; however, Fresh America has not experienced any material foreign currency transaction gains or losses during the last three fiscal years. Foreign currency translation adjustments are recorded to consolidated shareholders' equity under accumulated comprehensive income. Fresh America manages foreign currency risk by maintaining portfolios of currency denominated in the currency for which it is required to make payments.

     Interest Rate Risk. Fresh America's senior credit facilities accrue interest at a market rate at the time of borrowing plus an applicable margin on certain borrowings. The interest rate is based on the lending bank's prime rate or the Eurodollar rate. Fresh America manages its borrowings under its credit facilities each day in order to minimize interest expense. The impact on Fresh America's results of operations of a one-percentage point interest rate change on the outstanding balance of the variable rate debt as of April 2, 1999 would be immaterial.

     Commodity Pricing Risk. For reasons discussed previously, prices of high quality produce can be extremely volatile. In order to reduce the impact of these factors, Fresh America generally sets its prices based on current delivered cost.

                      FRESHPOINT HISTORICAL FINANCIAL DATA

     The following tables present selected historical financial data of FreshPoint as of the dates and for the periods indicated. The selected financial data for the nine-month periods ended March 27, 1999 and March 28, 1998, have been derived from the unaudited consolidated financial statements of FreshPoint. The selected financial data as of and for the year ended June 27, 1998 and as of and for the two-hundred nineteen day period ended June 28, 1997 have been derived from FreshPoint's historical consolidated financial statements, which have been audited by Ernst & Young LLP. The predecessor to FreshPoint was comprised of a combined group of companies including Albert Fisher Distribution, Royal Foods Company, Inc., Albert Fisher Canada Limited and I&S Produce Ltd. The selected financial data of the predecessor as of and for the eighty-two day period ended November 21, 1996 and as of and for the years ended August 31, 1996 and August 31, 1995 was derived from the predecessor's historical combined financial statements, which have also been audited by Ernst & Young LLP. The selected financial data of the predecessor as of and for the year ended August 31, 1994 was derived from the unaudited combined financial statements of the predecessor. In the opinion of management of FreshPoint, the selected historical financial data for the year ended August 31, 1994 and the two nine-month periods ended March 27, 1999 and March 28, 1998, contain all normal and recurring adjustments necessary for the fair presentation of the financial position and results of operations as of and for such periods. The following table should be read in conjunction with the financial statements and related notes thereto included elsewhere in this proxy statement.

                                               FRESHPOINT(1)(2)
                               ------------------------------------------------
                                 NINE        NINE
                                MONTHS      MONTHS       YEAR      TWO HUNDRED
                                 ENDED       ENDED      ENDED     NINETEEN DAY
                               MARCH 27,   MARCH 28,   JUNE 27,   PERIOD ENDED
                                 1999        1998        1998     JUNE 28, 1997
                               ---------   ---------   --------   -------------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Net sales....................  $544,742    $521,170    $712,502     $381,865
Cost of goods sold...........   419,637     405,952     554,942      293,569
                               --------    --------    --------     --------
Gross profit.................   125,105     115,218     157,560       88,296
Operating expenses...........   114,960     106,882     145,008       78,757
Impairment of goodwill and
  restructuring charges......        --          --       6,938           --
                               --------    --------    --------     --------
Income from operations.......    10,145       8,336       5,614        9,539
Other income (loss), net.....    (6,316)     (6,500)     (8,715)      (5,464)
                               --------    --------    --------     --------
Income (loss) before income
  taxes......................     3,829       1,836      (3,101)       4,075
Provision for income taxes...     1,723         845       1,251        2,031
                               --------    --------    --------     --------
Net income (loss)............  $  2,106    $    991    $ (4,352)    $  2,044
Preferred stock dividends....     1,663       1,572       2,096        1,114
                               --------    --------    --------     --------
Net income (loss)
  attributable to common
  shareholders...............  $    443    $   (581)   $ (6,448)    $    930
                               ========    ========    ========     ========
Earnings (loss) per common
  share:
  Basic......................  $  50.34    $ (66.02)   $(732.73)    $ 105.68
  Diluted....................  $  43.67    $ (66.02)   $(732.73)    $  91.68

BALANCE SHEET DATA:
Working capital..............  $ 17,336    $ 25,540    $ 21,742     $ 29,782
Property, plant, and
  equipment, net.............    47,488      46,956      46,773       45,734
Total assets.................   181,210     195,471     195,910      192,407
Long-term debt, less current
  portion....................    94,570      86,831      94,163       97,077
Shareholders' equity.........    17,614      21,694      15,312       20,270

                                                 PREDECESSOR(1)(2)
                               -----------------------------------------------------
                                EIGHTY-TWO
                                DAY PERIOD       YEAR          YEAR
                                  ENDED          ENDED        ENDED      YEAR ENDED
                               NOVEMBER 21,   AUGUST 31,    AUGUST 31,   AUGUST 31,
                                   1996          1996          1995         1994
                               ------------   -----------   ----------   -----------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Net sales....................    $133,219      $602,301      $646,030     $572,757
Cost of goods sold...........     103,498       470,966       503,786      441,768
                                 --------      --------      --------     --------
Gross profit.................      29,721       131,335       142,244      130,989
Operating expenses...........      28,294       125,552       136,925      131,222
Impairment of goodwill and
  restructuring charges......          --            --            --        2,955
                                 --------      --------      --------     --------
Income from operations.......       1,427         5,783         5,319       (3,188)
Other income (loss), net.....         508        (5,748)       (4,601)      (2,505)
                                 --------      --------      --------     --------
Income (loss) before income
  taxes......................       1,935            35           718       (5,693)
Provision for income taxes...       1,364         2,386         2,030          552
                                 --------      --------      --------     --------
Net income (loss)............    $    571      $ (2,351)     $ (1,312)    $ (6,245)
                                 ========      ========      ========     ========
Preferred stock dividends....
Net income (loss)
  attributable to common
  shareholders...............
Earnings (loss) per common
  share:
  Basic......................
  Diluted....................
BALANCE SHEET DATA:
Working capital..............    $ 32,747      $ 25,802      $ 17,284     $ 10,570
Property, plant, and
  equipment, net.............      48,203        49,497        53,876       54,865
Total assets.................     223,410       218,830       230,357      236,457
Long-term debt, less current
  portion....................         466        86,921        79,548       79,803
Shareholders' equity.........     166,180        74,759        79,802       78,632

---------------

(1) The accompanying historical financial data reflects operating results and financial position of FreshPoint and its predecessor, a combined group of companies including Albert Fisher Distribution, Royal Foods Company, Inc., Albert Fisher Canada Limited and I&S Produce Ltd. The historical financial data of the predecessor reflects the historical cost basis of the predecessor's assets and liabilities. The historical financial data of FreshPoint reflects a new basis of accounting established at the date FreshPoint acquired the predecessor; accordingly, historical financial data of the predecessor and FreshPoint is not comparable in its entirety.

(2) FreshPoint utilizes a 52- or 53-week accounting period which ends on the Saturday closest to June 30. The fiscal year end of the predecessor was August 31.

               FRESHPOINT MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis provides information regarding the consolidated financial position of FreshPoint as of March 27, 1999, and its results of operations for the nine months ended March 27, 1999 and March 28, 1998, and the twelve months ended June 27, 1998, and June 28, 1997. This discussion should be read in conjunction with FreshPoint's consolidated financial statements and related notes thereto appearing elsewhere in this proxy statement. In the opinion of FreshPoint's management, the unaudited interim data reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly present FreshPoint's financial position and results of operations for the periods presented. The results of operations for any interim period are not necessarily indicative of results to be expected for a full fiscal year. For information relating to factors that could affect future operating results, see "Risk Factors" beginning on page 17. Any forward-looking statements should be considered in light of such factors, as well as the discussion set forth below. See "Forward-Looking Statements" on page ii and "Risk Factors" beginning on page 17.

     Because FreshPoint's predecessor's financial results reflect the predecessor's historical cost basis in its assets and liabilities and FreshPoint's financial results reflect a new basis of accounting established in November 1996, the financial results of FreshPoint and the predecessor are not comparable.

  Results of Operations

     The following table presents the components of the consolidated statements of operations in thousands of dollars and as a percentage of sales. The twelve months ended June 27, 1998, the nine months ended March 28, 1998 and the nine months ended March 27, 1999 include the results of operations of FreshPoint. The pro forma period ended June 28, 1997 includes 219 days of FreshPoint's results of operations and 144 days of the predecessors results of operations presented as if FreshPoint's acquisition had occurred on June 30, 1996. Predecessor information is provided for the twelve months ended August 31, 1996.

                                 NINE MONTHS       NINE MONTHS                          PRO FORMA
                                    ENDED             ENDED          YEAR ENDED        YEAR ENDED          YEAR ENDED
                               MARCH 27, 1999    MARCH 28, 1998     JUNE 27, 1998     JUNE 28, 1997     AUGUST 31, 1996
                               --------------    --------------     -------------     -------------     ---------------
                                 (UNAUDITED)       (UNAUDITED)                         (UNAUDITED)
Net sales....................  $544,742    100%  $521,170    100%  $712,502    100%  $620,092    100%  $602,301     100%
Cost of goods sold...........   419,637   77.0    405,952   77.9    554,942   77.9    477,947   77.1    470,966    78.2
                               --------   ----   --------   ----   --------   ----   --------   ----   --------    ----
Gross profit.................   125,105   23.0    115,218   22.1    157,560   22.1    142,145   22.9    131,335    21.8
Operating expenses...........   114,960   21.1    106,882   20.5    145,008   20.4    131,929   21.3    125,552    20.8
Impairment of goodwill and
  restructuring charge.......        --     --         --     --      6,938    1.0         --     --         --      --
                               --------   ----   --------   ----   --------   ----   --------   ----   --------    ----

Income from operations.          10,145    1.9      8,336    1.6      5,614    0.8     10,216    1.6      5,783     1.0
Other income (expense).......    (6,316)  (1.2)    (6,500)  (1.2)    (8,715)  (1.2)    (8,524)  (1.4)    (5,748)   (1.0)
                               --------   ----   --------   ----   --------   ----   --------   ----   --------    ----
Income (loss) before income
  taxes......................     3,829    0.7      1,836    0.4     (3,101)  (0.4)     1,692    0.3         35     0.0
Provision for income taxes...     1,723    0.3        845    0.2      1,251    0.2        777    0.1      2,386     0.4
                               --------   ----   --------   ----   --------   ----   --------   ----   --------    ----
Net income (loss)............  $  2,106    0.4%  $    991    0.2%  $ (4,352)  (0.6)% $    915    0.2%  $ (2,351)   (0.4)%
                               ========   ====   ========   ====   ========   ====   ========   ====   ========    ====

  Comparison of Nine Months Ended March 27, 1999 to Nine Months Ended March 28, 1998

     Net Sales. Net sales increased $23.5 million, or 4.5%, to $544.7 million for the nine months ended March 27, 1999 from $521.2 million for the nine months ended March 28, 1998. The increase reflects an increase in case volume. Case volume increased 1.3 million cases (excluding acquisitions), or 3.3%, to 39.6 million for the nine months ended March 27, 1999 from 38.3 million for the nine months ended March 28, 1998. The increase in sales dollars also reflects the acquisition of JDS&R Produce in January 1998. The nine month period ended March 27, 1999 included a full nine months of results of JDS&R while the nine month period ended March 28, 1998 included only three months of JDS&R results since the January 1998 acquisition, resulting in a net increase in sales of $12.4 million for the period ended March 27, 1999.

     Cost of Goods Sold. Cost of goods sold increased by $13.7 million, or 3.4%, to $419.6 million for the nine months ended March 27, 1999 from $406.0 million for the nine months ended March 28, 1998, primarily reflecting the increase in net sales explained above. As a percentage of net sales, cost of goods sold decreased to 77.0% from 77.9%. FreshPoint's gross profit percentage increased to 23.0% for the nine months ended March 27, 1999 from 22.1% for the nine months ended March 28, 1998. The main factor accounting for the decrease in the percentage of cost of goods sold and the corresponding increase in the gross profit percentage was the increased purchasing through FreshPoint's centralized procurement office which has resulted in lower product costs.

     Operating Expenses. Operating expenses increased by $8.0 million or 7.6% to $114.9 million for the nine months ended March 27, 1999 from $106.9 million for the nine months ended March 28, 1998. As a percentage of sales, operating expenses increased to 21.1% for the nine months ended March 27, 1999 from 20.5% for the nine months ended March 28, 1998. The increase in operating expenses is attributable to additional headcount and costs required to support FreshPoint's increased operating activities and a full nine months of JDS&R Produce results in the most recent period. Additionally, depreciation and amortization expense increased $1.2 million due to additional capital expenditures for the purchase of additional trucks and facility improvements and additional amortization on acquisition related intangibles.

     Income from Operations. Income from operations increased by $1.8 million, or 21.7%, to $10.1 million for the nine months ended March 27, 1999 from $8.3 million for the nine months ended March 28, 1998. Operating income as a percentage of sales increased to 1.9% for the nine months ended March 27, 1999 compared to 1.6% for the nine months ended March 27, 1998.

  Comparison of Year Ended June 27, 1998 to Pro Forma Year Ended June 28, 1997

     Net Sales. Net sales increased $92.4 million, or 14.9%, to $712.5 million for the year ended June 27, 1998 from $620.1 million for the pro forma year ended June 28, 1997. Case volume increased 4.8 million, or 10.1%, to 52.4 million (excluding acquisitions) for the year ended June 27, 1998 from 47.6 million for the pro forma year ended June 28, 1997. Additionally, a portion of the sales increase is attributable to acquisitions made from January 1997 through June 1998.

     Cost of Goods Sold. Cost of goods sold increased by $77.0 million, or 16.1%, to $554.9 million for the year ended June 27, 1998 from $477.9 million for the pro forma year ended June 28, 1997, primarily as a result of the increase in net sales as discussed above. As a percentage of net sales, cost of goods sold increased to 77.9% for the year ended June 27, 1998 from 77.1% for the pro forma year ended June 28, 1997. FreshPoint's gross profit percentage decreased to 22.1% for the year ended June 27, 1998 from 22.9% for the pro forma year ended June 28, 1997. During the fall and spring of the fiscal year ending June 1998, the impact of El Nino, the infrequent weather system causing unusual weather conditions, resulted in increased cost of product, which in turn decreased the gross profit margin.

     Operating Expenses. Operating expenses increased by $13.1 million, or 9.9%, to $145.0 million for the year ended June 27, 1998 from $131.9 million for the pro forma year ended June 28, 1997. As a percentage of sales, operating expenses decreased to 20.4% for the year ended June 27, 1998 from 21.3% for the pro forma year ended June 28, 1997.

     Impairment of Goodwill and Restructuring Charges. In connection with the purchase of Glendale Produce Company, FreshPoint expected to achieve certain efficiencies through combining the operations of Glendale with Fresh Point's previously existing Los Angeles, California area distribution facility. FreshPoint did not realize the projected synergies during the fiscal year ended June 27, 1998. Therefore, FreshPoint determined that a portion of the original goodwill associated with the Glendale acquisition was not recoverable and recorded an impairment loss of $5.7 million. See Note 4 of FreshPoint's notes to consolidated financial statements.

     In April 1998, FreshPoint adopted a plan to restructure its Canadian operations which included the closing of two Canadian distribution centers. In connection with the closure of the Canadian distribution centers, FreshPoint recorded a restructuring charge of $1.2 million related primarily to employee severance costs and lease related termination costs. See Note 4 of FreshPoint's notes to consolidated financial statements.

     Income From Operations. Income from operations for the year ended June 27, 1998 was $12.6 million, exclusive of the impairment of goodwill and restructuring charge discussed above. This represents a $2.4 million, or 23.5%, increase from income from operations of $10.2 million for the pro forma year ended June 28, 1997. Income from operations, exclusive of the impairment of goodwill and restructuring charge discussed above, as a percentage of sales increased to 1.8% for the year ended June 27, 1998 from 1.6% for the pro forma year ended June 28, 1997.

     Provisions for Income Taxes. The provision for income taxes for the year ended June 27, 1998 of $1.3 million on a loss before income taxes is a result of the $5.7 million impairment of goodwill which was not deductible for income tax purposes. The $1.3 million provision for income taxes for the year ended June 27, 1998, on taxable income, exclusive of the impairment of goodwill and restructuring charge, of $3.8 million results in an effective tax rate of 45.9%. The effective tax rate for the pro forma year ended June 27, 1997 was also 45.9%.

  Comparison of Pro Forma June 28, 1997 to Year Ended August 31, 1996

     Net Sales. Net sales increased $17.8 million, or 3.0%, to $620.1 million for the pro forma year ended June 28, 1997 from $602.3 million for the year ended August 31, 1996 due to organic growth.

     Cost of Goods Sold. Cost of goods sold increased by $6.9 million, or 1.4%, from $471.0 million for the year ended August 31, 1996 to $477.9 million for the pro forma year ended June 28, 1997. As a percentage of sales, cost of goods sold decreased to 77.1% for the pro forma year ended June 28, 1997 from 78.2% for the year ended August 31, 1996. The increase in sales addressed above and the decrease in cost of goods sold resulted in the increased gross profit percentage of 22.9% for the pro forma year ended June 28, 1997 compared to 21.8% for the year ended August 31, 1996. Cost of goods sold decreased and gross profit percentages increased subsequent to the November 1996 transaction as FreshPoint began to leverage its combined procurement resources which has resulted in lower produce cost.

     Operating Expenses. Operating expenses increased by $6.3 million, or 5.0%, to $131.9 million for the pro forma year ended June 28, 1997 from $125.6 million for the year ended August 31, 1996. As a percentage of sales, operating expenses were 21.3% for the pro forma year ended June 28, 1997 compared to 20.8% for the predecessor year ended August 31, 1996. Operating expenses are not comparable from the predecessor periods due to three main factors. First, due to the accounting and allocation methods of the predecessor, corporate overhead attributable to the FreshPoint business is not fully reflected in the predecessor period. Additionally, all fixed assets were revalued to actual fair market value as of November 1996 resulting in different depreciable bases and associated depreciation expense from the predecessor periods. Finally, amortization of intangibles recorded as a result of the November 1996 transaction is reflected in the results for the pro forma year ended June 28, 1997.

     Income from Operations. Income from operations for the pro forma year ended June 28, 1997 was $10.2 million compared to $5.8 million for the predecessor year ended August 31, 1996.

     Interest Expense. Interest expense was $8.5 million for the pro forma year ended June 28, 1997 as compared to $5.7 million for the predecessor year ended August 31, 1996. As with operating expenses discussed above, the interest expenses between the two periods is not comparable. The interest expense for the pro forma year ended June 28, 1997 is interest expense incurred on the debt associated with FreshPoint's acquisition of its predecessor for the 219 day period ended June 28, 1997 on an annualized basis. The interest expense for the predecessor period was based on an allocation of the U.S. parent company's interest expense, which was based on its intragroup loan with its United Kingdom parent company.

     Provision for Income Taxes. The effective tax rate for the pro forma year ended June 28, 1997 was 45.9%. This rate is not comparable to the effective tax rate for the year ended August 31, 1996 because the predecessor had substantially different tax attributes than those of FreshPoint. For example, the predecessor had significant state net operating loss carryforwards for which the benefit was not recognized in the tax provision. Additionally, at the time FreshPoint was formed, the predecessor's assets were re-valued in accordance with purchase accounting rules resulting in tax deductible goodwill and other intangibles.

  Liquidity and Capital Resources

     Net cash provided by operating activities was $5.6 million for the nine-month period ended March 27, 1999 compared with net cash used of $2.9 million for the nine-month period ended March 28, 1998. The difference was due primarily to the increase in net income of $1.1 million and the change in accounts receivable of $10.5 million due to cash collections, offset by the change in accounts payable of $5.8 million due to cash payments.

     Net cash used in investing activities was $6.0 million for the nine-month period ended March 27, 1999 compared with net cash used of $12.4 million for the nine-month period ended March 28, 1998. The decrease in the amounts expended between the two periods was due primarily to cash paid for acquisitions for JDS&R Produce and AAA Packaging, as well as other investing activities occurring during the nine months ended March 28, 1998. Cash expended for the nine months ended March 27, 1999 was due primarily to capital expenditures related to additions to fixed assets. FreshPoint expanded its fleet of trucks as well as made investments in computer equipment to facilitate the continued implementation of FreshPoint's customized distribution software in its facilities. In addition, capital expenditures were made for leasehold improvements, such as refrigeration equipment, for existing facilities. Additionally, cash payments were made with respect to contingent payments in connection with the acquisitions.

     FreshPoint has contingent payments related to certain acquired companies that will be due in accordance with the related purchase agreements. The amounts of the payments are linked to future earnings of the acquired companies and will be paid in cash. See Notes 13 and 16 to FreshPoint's notes to consolidated financial statements.

     Net cash used by financing activities was $7.3 million for the nine-month period ended March 27, 1999. Activity was due primarily to payments of $4.0 million on long-term debt and redemption of $8.5 million of preferred stock funded by borrowings of $5.3 million on FreshPoint's revolving line of credit and issuances of $3.2 million of unsecured subordinated notes. See Note 7 to FreshPoint's notes to consolidated financial statements.

     FreshPoint's working capital was $17.3 million at March 27, 1999 compared with $21.7 million at June 27, 1998, and $29.8 million at June 28, 1997. The decrease in working capital at March 27, 1999 was due primarily to borrowings of $6.7 million outstanding on the revolving line of credit. Borrowings on the line of credit were necessary to fund circumstances outside FreshPoint's normal operations. Specifically, the borrowings were required for the earn-out payment in connection with the JDS&R Produce acquisition, as discussed previously, and for a one-time redemption of preferred stock. In connection with the acquisition of Glendale Produce in 1997, $8.5 million of Series B preferred stock, redeemable at the holders option, was issued. During the nine-month period ended March 27, 1999, the shareholder exercised the right to redeem his preferred shares. FreshPoint redeemed the investment by issuing a note payable of $3.2 million and paying the remaining balance of $5.3 million in cash.

     In connection with the acquisition of the predecessor, FreshPoint entered into a credit facility with a bank which provides a $20.0 million revolving line of credit, a $45 million facility A term loan, and a $40 million facility B term loan. Borrowings under the credit facility bear interest based upon the bank's reference rate or the London Interbank Offered Rate "LIBOR", at the option of FreshPoint. At March 27, 1999, the LIBOR rates were 7.69% for the facility A term loan and 8.69% for the facility B term loan. Principal repayments for the facility A term loan and the facility B term loan are payable in escalating quarterly installments ranging from $750,000 to $3,125,000 and $75,000 to $3,800,000, respectively. The credit facility matures on December 31, 2002. FreshPoint's availability under the line of credit at March 27, 1999 was $13.3 million. In addition, FreshPoint also had available a line of credit which provides for borrowings and letters of credit of up to $3.0 million Canadian dollars based upon eligible receivables and inventory of the Canadian operations. FreshPoint did not have any borrowings on the Canadian line of credit at March 27, 1999. See Note 7 to FreshPoint's notes to consolidated financial statements.

     In addition to the above, at inception of FreshPoint, FreshPoint issued $25 million of unsecured subordinated notes to Albert Fisher, a stockholder of FreshPoint. The subordinated notes accrue interest at 9%, payable through the issuance of additional subordinated notes, of which all accrued interest and principal is due November 20, 2006. At March 27, 1999, the subordinated debt was $31 million including both principal and accrued interest. Management expects that payment of the subordinated debt will be funded through the acquisition of additional bank debt.

     Management believes that the combination of cash generated from operating activities and availability under its bank lines of credit is sufficient to meet its needs for operations and capital expenditure requirements for the foreseeable future.

  Year 2000 Issues

     The risk of unforeseen problems regarding the ability of computerized systems of FreshPoint, its customers and suppliers to process dates beginning in the Year 2000 could have a material adverse effect on FreshPoint and its ability to operate.

     FreshPoint recognized the issue of Year 2000 date recognition some years ago and began work in 1994 to ensure that the computer systems that support the operations of FreshPoint would function through the Year 2000. FreshPoint is addressing the Year 2000 issue with respect to the following: (1) FreshPoint's information technology and operating systems, including its billing, accounting and financial reporting systems and (2) FreshPoint non-information technology systems, such as buildings, plant, equipment, telephone systems and other infrastructure systems that may contain embedded microcontroller technology.

     FreshPoint's computerized systems are a combination of software and hardware purchased from third parties as well as internally developed programs. The nature of these systems is such that through regular maintenance and upgrades 16 of the 19 systems were Year 2000 compliant by March 27, 1999. The remaining three locations will be Year 2000 compliant by October 1999. In addition, FreshPoint has also reviewed its critical non-information technology systems and has determined that none contain embedded technology that would lead to failure due to the Year 2000 issue.

     Because FreshPoint could potentially experience disruptions to some aspects of its various activities and operations as a result of non-compliant systems utilized by unrelated third parties, FreshPoint is in the process of sending letters to its major suppliers and significant service providers and customers, requesting them to provide FreshPoint with assurance of Year 2000 compliancy.

     Contingency plans are under development to mitigate the extent of any potential disruption to business operations due to the Year 2000 issue. FreshPoint's most likely worst case scenario would be delayed billings to customers and the inability of customers to order and pay on a timely basis.

     The costs incurred to date by FreshPoint of addressing potential Year 2000 issues have not resulted in a material adverse impact on FreshPoint's consolidated results of operations or financial position.

     There can be no assurance that the efforts or the contingency plans related to FreshPoint's systems, or those of other entities relied upon, will be successful or that any failure to convert, upgrade or appropriately plan for contingencies would not have a material adverse effect on FreshPoint.

  Quantitative and Qualitative Disclosures About Market Risk

     Foreign Exchange Risk. FreshPoint has Canadian operations and is therefore subject to currency transaction gains and losses. FreshPoint has not experienced any material foreign currency transaction gains or losses. Foreign currency risk is managed by maintaining currencies in the denomination for which it is required to make payment. Foreign currency translation adjustments are stated as a separate line item in FreshPoint's historical consolidated financial statements as a component of shareholders' equity.

     Interest Rate Risk. Borrowings under FreshPoint's credit facility bears interest based upon the bank's reference rate or the LIBOR at the option of FreshPoint. In addition, FreshPoint has entered into an interest rate swap agreement. The swap agreement involves the receipt of fixed rate amounts in exchange for floating rate interest payments over the life of the agreement for the portion of the facility committed. FreshPoint also has a line of credit based on FreshPoint's Canadian operations that bears interest at the bank's prime rate. FreshPoint manages its borrowings on a daily basis to minimize interest expense. The impact on FreshPoint's results of operations of a one-percentage point interest rate change on the outstanding balances of the variable rate debt and the swap agreement would be immaterial. See the notes to FreshPoint's consolidated financial statements.

     Commodity Pricing Risk. Prices of high quality produce can be extremely volatile depending on supply and demand. FreshPoint attempts to reduce the impact of volatile pricing by setting our prices based on current delivered cost.

                             FRESH AMERICA BUSINESS

GENERAL

     Fresh America provides procurement, processing, repacking, warehousing and distribution services of fresh produce and other refrigerated products for a wide variety of customers in the retail, foodservice and food distribution businesses. Additional services such as "just-in-time" inventory planning, system integration and customer support are also provided as areas of unique specialization. Because of the perishable nature of fresh fruits and vegetables, it requires specialized distributors such as Fresh America that can maintain the "cold chain" of distribution to ensure safety, quality and yield for the wide variety of products available in today's marketplace. As one of the largest distributors of fresh produce in North America, Fresh America serves over 4,000 customers in 47 states and Canada through 27 distribution and processing facilities located in Arizona, California, Florida, Georgia, Illinois, Indiana, Louisiana, Nevada, Ohio, Pennsylvania, Texas and Ontario, Canada.

     Fresh America was founded in 1989 and commenced operations by delivering produce to one Sam's Club. The success of the initial venture in Houston, Texas allowed Fresh America to rapidly expand its relationship with Sam's Club. Today, under an exclusive supply agreement, Fresh America procures, warehouses and distributes produce and other perishable products to 289 Sam's Club stores in the Midwest, Northeast, Southeast and Southwest.

     Over the last three years, Fresh America has diversified its operations through an active acquisition strategy, which led to 16 acquisitions over this time frame, 14 having occurred in the last two years. Through these acquisitions and new customer outsourcing relationships, Fresh America has expanded its cold chain distribution network, diversified its customer and supplier relationships and expanded its value-added processing capabilities. Fresh America plans to continue to capitalize upon a favorable consolidation climate and positive industry trends as it continues to grow through acquisitions and internal expansion.

BUSINESS STRATEGY

     Fresh America is focused on leveraging its infrastructure and cash flow associated with its existing businesses in order to diversify and broaden its customer base, geographic coverage, market penetration and service offerings. Embedded in this strategy is Fresh America's continued pursuit of strategic acquisitions. To meet these objectives, management has developed a number of important strategies considered key to the success of the business:

     - Adhere to its proven operating model requiring high food safety standards while providing quality products with high yields at reasonable prices.

     - Actively support and enhance customer and supplier relationships.

     - Maintain a low operating cost structure.

     - Utilize technology for competitive advantage.

     - Proactively pursue acquisitions, alliances and internal expansions that capitalize upon synergistic opportunities, increase distribution capabilities, diversify product and service offerings and expand its national presence.

     Fresh America intends to continue to seek acquisition candidates, as well as expand its existing operations in various locations. Fresh America believes there will continue to be numerous acquisition opportunities for several reasons including acquisition targets being subject to (1) generational turnover, (2) lack of sufficient capital to grow and invest in systems and facilities and (3) insufficient buying power to receive competitive prices from suppliers.

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

ACQUISITIONS

     Since late 1995, Fresh America has completed 16 acquisitions that have expanded its distribution and service capabilities. All companies deal in all service areas, however the table below identifies the acquisitions and their primary areas of distribution and specialization:

                                                                        PRIMARY
DATE                         COMPANY                    LOCATION       SERVICES*
----                         -------                    --------       ---------
September 1995  Lone Star Produce, Inc.              Austin, TX           1
November 1996   Produce Plus, Inc.**                 Houston, TX          1
January 1997    Chef's Produce Team                  Los Angeles, CA      1
March 1997      One More Tomato, Inc.**              Houston, TX          3
May 1997        Pittman Produce of Orlando, Inc.     Orlando, FL          1
August 1997     C. Kalil Fruit & Vegetable, Inc.**   Houston, TX        1,2,3
September 1997  Bano Quality Produce, Inc.           Baton Rouge, LA     1,3
December 1997   Premier Produce, Inc.                San Antonio, TX      1
December 1997   Tomahawk Produce, Inc.               Atlanta, GA        1,2,3
January 1998    Hereford Haven, Inc.
                d/b/a Martin Bros.                   Dallas, TX          2,3
February 1998   Francisco Distributing Co.           Norwalk, CA          2
March 1998      Ontario Tree Fruits Ltd.
                                                     Toronto,
                and Affiliates                       Ontario              2
August 1998     Jos. Notarianni & Co.                Scranton, PA        2,3
October 1998    Kings Onion House                    Phoenix, AZ         2,3
October 1998    Thompson's Produce Company           Pensacola, FL       1,3
November 1998   Sam Perricone Citrus Company         Los Angeles, CA      2

---------------

 * Primary Services: 1. Specialty Foodservice; 2. Retail/Wholesale; 3. Value-Added.

** Subsequent to their acquisition dates, these companies were integrated into one location in Houston, Texas in order to reduce costs and increase efficiencies.

SERVICES

     Fresh America provides produce and related products and services in four primary areas of specialization: outsourcing programs, specialty foodservice distribution, retail/wholesale and value-added processing and repacking. Within each area, Fresh America provides a broad array of services, which may include centralized purchasing, processing, repacking, warehousing, distribution, inventory planning, system integration and customer support. An expanded description of the four areas of specialization follows.

  Outsourcing Programs

     Due to the specialized handling requirements associated with fresh fruits and vegetables and Fresh America's integrated distribution network and related services, Fresh America is uniquely positioned to offer outsourcing opportunities to various retail, wholesale and distribution companies. These services allow customers, such as Sam's Club, Dole Fresh Vegetables, Inc. and Fast Food Merchandiser's, Inc., to outsource certain aspects of their fresh produce distribution function to Fresh America primarily for the purpose of eliminating the infrastructure required to perform those activities.

     In its program distribution business, Fresh America is typically compensated on a fee for service or a predetermined margin basis. For example, with respect to the Sam's Club program, Fresh America coordinates the purchase, transportation and consolidation of produce based on the requirements of each Sam's Club location. Fresh America purchases the produce and coordinates the shipment to one of its distribution centers where it is combined with other produce and shipped to the Sam's Club location by Fresh America's trucks or third-party carriers. For its services, Fresh America earns a pre-determined margin in a cost-plus arrangement.

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

  Specialty Foodservice Distribution

     Food service customers include restaurants, hotels, schools, hospitals and other institutions. Produce is purchased by Fresh America and shipped to a number of customers. Distribution of produce to foodservice accounts generally requires a higher level of service, entailing as many as six deliveries a week.

  Retail/Wholesale

     Fresh America sells produce and provides distribution services to national and regional retail or wholesale accounts which include supermarkets, independent grocers and other purchasers of fresh produce and other food products. Fresh America provides a variety of services, which include procuring, repackaging, warehousing and distributing of fresh produce for these customers. Produce is generally distributed to central warehouses or directly to grocery store locations.

  Value-Added Capabilities

     Fresh America performs certain value-added functions for customers that complement the other services it provides. These functions include produce ripening and repackaging activities, the assembly and preparation of fruit baskets and party trays of precut vegetables and the processing and packing of various produce items. Certain operations employ highly specialized ripening, sorting and packing equipment designed to increase efficiency and drive down costs.

PRODUCTS

     Fresh America provides and procures approximately 500 items in several product categories, including fresh produce, refrigerated prepackaged produce, and processed foods. Fresh produce includes staple items such as apples, lemons, lettuce, bananas, oranges, grapefruit, onions, tomatoes, potatoes and garlic, and seasonal items such as strawberries, blueberries, cherries, grapes, peaches, plums, avocados and watermelons. Refrigerated prepackaged produce includes chopped lettuce and presliced fruits and vegetables, including party trays of fresh, precut vegetables. Processed foods include prepackaged salads, prepared salads and a limited selection of salad dressings. Fresh America also provides certain specialty types of produce. For example, Francisco Distributing Co. ships and repackages mangos, peppers and honey dew melons in the United States, while Ontario Tree Fruits Limited and affiliates imports various specialty items such as chestnuts and clementines.

OPERATIONS

  Warehouse and Distribution

     Fresh America conducts its operations out of 27 operating facilities located in Texas, California, Florida, Illinois, Louisiana, Nevada, Georgia, Arizona, Indiana, Ohio, Pennsylvania and Ontario, Canada. In addition, Fresh America maintains executive offices in Dallas, Texas where its senior management is based and an administrative and accounting office in Houston, Texas.

     Each distribution center employs between 20 and 200 employees, most of whom are involved in receiving and shipping, as well as driving Fresh America's transportation fleet. The distribution centers are designed for receiving, cold storage, sorting and shipping, and are located to allow Fresh America to distribute perishable products by truck to its customers throughout the respective regional geographical area. Fresh America has over 1.1 million square feet of warehousing and processing space.

     Fresh America's products are delivered from its distribution centers to customers utilizing Fresh America's fleet of leased and owned tractors, refrigerated trailers and refrigerated trucks, as well as third party trucking companies.

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

  Purchasing

     Fresh America employs purchasing agents in most of its operating locations who purchase produce directly from growers and shippers and cooperatives representing growers.

     Fresh America selects its suppliers carefully and regularly monitors their ability to provide quality products at competitive prices. As a result of its substantial volume of purchases, Fresh America is able to obtain fresh produce of premium size, quality and appearance at competitive costs. In many cases, Fresh America purchases produce only from selected warehouses within a supplier's system, based on management's assessment of the quality provided by the particular warehouses. Produce is usually acquired for delivery within four days, and Fresh America generally does not operate under contractual supply agreements for its produce. Although purchases by Fresh America frequently constitute a significant portion of a particular supplier's sales, no single supplier accounts for more than 10% of Fresh America's costs of goods sold. Management believes that all of the items stocked in its inventory are available from numerous suppliers at competitive prices.

     In addition, Fresh America has a central buying department located in Dallas to handle the particular requirements of much of its program business, to purchase certain staple items common to all business units and to enhance its buying power.

  Quality Control

     Fresh America focuses on quality and freshness at each step of the receipt, processing and distribution process. Because most of the products delivered by Fresh America are perishable, proper handling, including maintenance of constant temperature and humidity, is critical to the control of product spoilage. Equally important is Fresh America's ability to accurately order the correct quantity of each product to meet the demands of its customers. Although the nature of Fresh America's business is such that some amount of its inventory will be lost through spoilage, management attempts to minimize this expense. Produce is transported to and from Fresh America's operating locations in refrigerated, temperature monitored trucks. When produce is to be received, Fresh America's personnel inspect the products to ensure that quality specifications have been satisfied. Accepted items are immediately stored in product specific, temperature controlled environments. Purchased product typically spends no more than three days in Fresh America's facilities before delivery to a specific customer.

  Personnel

     Fresh America refers to its employees as "associates" and attempts to maintain a team spirit among all of its associates. Management believes that Fresh America's relations with its associates are good. As of June 30, 1999 Fresh America employed a total of 1,398 full-time associates and 28 part-time associates, including 71 corporate associates and 1,355 regional associates. Certain operations of Fresh America have collective bargaining agreements with their warehouse associates.

  Competition

     Fresh America operates in highly competitive markets, and its success will be largely dependent on its ability to provide quality products at the lowest possible prices. The produce industry is highly fragmented and is primarily comprised of smaller, family-owned operations serving local and regional markets. Fresh America also competes with national foodservice and wholesale food distribution companies, some of which have substantially greater financial resources than Fresh America.

SAM'S CLUB

     Fresh America's relationship with Sam's Club is governed by the terms and conditions of a five-year agreement which became effective December 1, 1995 and expires on November 30, 2000. The agreement replaced Fresh America's pre-existing license agreement that expired on November 30, 1995.

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

     The agreement gives Fresh America the exclusive right to distribute fresh fruit and vegetables, refrigerated prepackaged produce and produce-related refrigerated processed foods to Sam's Club stores located in the Midwest, Northeast, Southeast and Southwest. Under the agreement, Sam's Club takes ownership of the product as it enters the clubs and resells it to Sam's Club members. Sam's Club has complete operational authority within the produce department in each club. Accordingly, Sam's Club has assumed all costs and liabilities related to the operation of the departments, including all merchandising and product shrink responsibilities. Fresh America electronically invoices Sam's Club based on deliveries to each club and payment is due electronically from Sam's Club nineteen days after receipt of product. Under the prior license agreement, Fresh America was responsible for such costs and maintained ownership of the product until it was sold directly to Sam's Club members. Thus, Fresh America bore the merchandising and product shrink risks under such agreement.

     The agreement may be terminated for cause if Fresh America commits a material breach under the agreement or there are material documented problems with the distribution of products by Fresh America (after notice from Sam's Club and a 30 day opportunity to cure), if Fresh America loses its permit to operate under the Perishable Agricultural Commodities Act, or if Fresh America becomes bankrupt or insolvent or fails to pay its suppliers. Further, upon prior notice, Sam's Club may terminate the agreement with respect to no more than 40 stores per year within Fresh America's exclusive territory if a Wal-Mart or Sam's Club distribution center that is opened to service Wal-Mart Supercenters and/or Sam's Club elects to distribute produce to such clubs and is capable of doing so in the ordinary course of its business. During the fourth and fifth years of the term, the limit of 40 clubs per year will apply on a cumulative basis. Management believes that Fresh America is in compliance with all of the terms of the agreement. The agreement is generally not assignable by Fresh America without the consent of Sam's Club.

     Each year since 1997, Sam's Club has elected to exercise its existing option under the Agreement to distribute produce directly with respect to 40 stores, thereby reducing the number of stores to which Fresh America distributes. Accordingly, Fresh America has conducted its operations assuming that Sam's Club will continue to withdraw 40 stores per year for each of the remaining years of the agreement. With respect to 1999, the revenue attributed to the loss of 40 stores is expected to be less than three percent of Fresh America's total 1999 revenues.

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

                        FRESHPOINT BUSINESS DESCRIPTION

GENERAL

     FreshPoint provides foodservice distribution, wholesale supply, procurement and transportation of fresh produce through a network of company-owned distribution facilities located throughout the United States and Canada. FreshPoint serves its customers through its 28 distribution facilities strategically located throughout North America, including Washington, D.C., Georgia, Florida, Texas, Colorado, California, and the British Columbia and Alberta provinces of Canada.

     FreshPoint began operating in November 1996 when a private investor group purchased substantially all of the North American produce distribution business of Albert Fisher, a London, England-based conglomerate of food distribution companies. In order to consummate the acquisition, the investor group formed FreshPoint Holdings, which is owned approximately 50% by the investor group, approximately 30% by management, and approximately 20% by a subsidiary of Albert Fisher.

     Prior to the acquisition of Albert Fisher's North American produce distribution companies by FreshPoint, Albert Fisher had acquired a number of leading produce distribution companies in select markets throughout the United States and Canada. Many of these companies have recently celebrated 40, 80, and even 100-year anniversaries. These companies have established reputations and are recognized as the premier produce distributor in their respective marketplace. Several of the companies continue to operate using its original trade name under the FreshPoint umbrella.

     Since November 1996, FreshPoint has strengthening its core businesses and relationships, building its reputation in the marketplace, and capitalizing on its critical mass. Several additional acquisitions have been consummated to complement the established operations. In addition to growth through acquisitions, FreshPoint is expanding its distribution network in strategic markets by aligning itself with leading produce distributors in those markets. As a result of this alliance, member companies are provided access to FreshPoint's procurement and transportation expertise.

SERVICES

     FreshPoint's produce distribution business may be categorized into three areas of specialization: foodservice distribution, wholesale distribution and value-added processing and repackaging, and procurement services. Services within these areas consist of a variety of functions including, but not limited to, processing, packaging, warehousing and distribution.

  Foodservice Distribution

     Foodservice distribution of fresh produce and other refrigerated products is the largest component of FreshPoint's business and encompasses distribution directly to every type of foodservice account, both commercial and noncommercial, including restaurants, hotels, schools, grocery stores, hospitals, government facilities, cruise ships, and many other institutions. FreshPoint's distribution cycle includes product procurement, arranging transportation to our local distribution facility, inventory maintenance, and final delivery of the product to the customer. Due to the perishable nature of these products, FreshPoint's specialized distribution processes secure maintenance of the "cold chain" to ensure product quality, safety, and yield. The "cold chain" is the maintenance of the correct temperature and humidity for each specific product type from the grower's field to the customer's plate.

  Wholesale Distribution And Value-Added Capabilities

     The wholesale distribution operations of FreshPoint are very similar to the foodservice distribution operations discussed above. The customer mix includes grocery stores, government outlets, and other produce distributors. FreshPoint also performs certain value-added functions. These include ripening, repackaging, and processing. Several of FreshPoint's distribution facilities include ripening rooms, which allow the management of the ripening process for such items as bananas and tomatoes. Repackaging involves the sorting and repacking of certain produce items such as potatoes and tomatoes by size and/or grade. Processing services are also provided at certain distribution facilities. These services include the slicing and dicing of such items as carrots and onions.

  Procurement Services

     The procurement services component of FreshPoint's business is a leading fresh produce purchasing and transportation brokering organization headquartered in the heart of the nation's produce growing region: Salinas, California. FreshPoint seeks to leverage the collective purchasing power of its 28 distribution facilities, as well as third party customers of its procurement services, in procuring the highest quality produce from the best produce suppliers.

PRODUCTS

     FreshPoint's product mix is approximately 60% fresh vegetables, 25% percent fresh fruit and 15% other produce and refrigerated products. Each individual operating company's product mix may vary slightly depending on the individual company's customer base. Products include a wide range of produce that varies by region. Staple vegetable items include such products as lettuce, onions, mushrooms, broccoli, and potatoes. Staple fruit items include such items as bananas, apples, tomatoes, avocados, various citrus products, and seasonal berries. In addition to produce, certain distribution facilities also carry meats, cheeses, dairy products and other dry goods. In addition, FreshPoint's distribution facilities carry specialty items such as herbs, edible flowers, and rare produce which is distributed primarily to "white tablecloth" hotels and restaurants. Through its vast purchasing network, FreshPoint is able to procure and supply a wide variety of produce outside of traditional staple products.

OPERATIONS

  Warehouse and Distribution

     FreshPoint's distribution operations are conducted by regionally managed distribution subsidiaries and divisions which are grouped as follows: Eastern
U.S.: Georgia, Florida, and Washington, D.C.; Central Region: Texas and Colorado; Western Region: Northern and Southern California; and Canadian Region:
Provinces of British Columbia and Alberta. In addition, FreshPoint maintains executive offices in Dallas, Texas.

     Each of FreshPoint's distribution facilities employs between 14 and 310 employees. Personnel are primarily responsible for the procurement, handling, preparation, and distribution of fresh produce. Distribution centers are equipped with computerized ordering, pricing and inventory systems in addition to state-of-the-art refrigerated facilities and equipment, which allow for the efficient distribution of product and maintenance of the "cold chain." FreshPoint currently occupies approximately 565 thousand square feet of warehousing and processing space.

     FreshPoint delivers its products through utilization of FreshPoint's fleet of leased and owned tractors, refrigerated trailers and refrigerated trucks, as well as third-party trucking companies.

  Purchasing

     FreshPoint sources its product directly from select growers and shippers and maintains a continuous program of inspection and field reporting. Due to FreshPoint's purchasing volume, FreshPoint is able to obtain premium produce at competitive prices and does not operate under contractual supply agreements for its produce.

     Product is purchased at both the local operating company level and through the FreshPoint procurement office in California. Both local and national suppliers are selected and regularly monitored to ensure the availability of quality product at competitive prices.

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

     No single supplier accounts for more than ten percent of FreshPoint's costs of goods sold. Management believes that all of the items stocked in its inventory are available from numerous suppliers at competitive prices.

  Quality Control

     Quality control is an integral component of FreshPoint's business. Precautions are taken throughout the receiving, warehousing, processing and distribution process to ensure that the freshest produce possible is delivered to FreshPoint's customers. FreshPoint purchases its inventory from a select list of suppliers that have a history of providing quality produce.

     Due to the perishable nature of FreshPoint's product, maintenance of the "cold chain" is critical. To accomplish this, the distribution facilities include cold storage areas for delicate items, which are monitored to maintain constant temperature and humidity. Several distribution facilities have refrigerated receiving and shipping areas on their docks. FreshPoint also ensures that all transportation activities are conducted in refrigerated, temperature-monitored trucks.

  Personnel

     FreshPoint employed a total of approximately 2,450 full-time and 65 part-time associates as of June 30, 1999. The majority of FreshPoint's associates are directly involved in the procurement, handling, and delivery of the fresh produce. Three operating companies have collective bargaining arrangements with their warehouse associates. Management believes that FreshPoint's relations with its associates are good.

  Competition And Other Factors

     The produce distribution industry is highly fragmented, with most of FreshPoint's competitors being small, proprietary businesses operating on a local or regional scale. The success of FreshPoint is largely dependent on its ability to provide quality products at a competitive price on a timely basis. FreshPoint's earnings are dependent on several factors outside its control. Price volatility may affect FreshPoint's performance and is caused by supply imbalances, weather conditions, quality available and consumer demand. In addition to the above factors, FreshPoint may encounter competition from new market entrants and competitors, which have substantially greater financial resources than FreshPoint.

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

                   DESCRIPTION OF FRESH AMERICA CAPITAL STOCK

GENERAL

     Currently, the authorized capital stock of Fresh America consists of 10,000,000 shares of common stock and 1,000,000 shares of preferred stock, $1.00 par value, for a total authorized capital of 11,000,000 shares. Of the presently authorized shares of Fresh America common stock, as of July 8, 1999, 5,241,051 shares were issued and outstanding, an additional 978,182 shares were reserved for issuance pursuant to stock option plans and warrants and an estimated 1,111,000 shares will be issued in connection with contingent payments incurred in connection with prior acquisitions. No shares of preferred stock were outstanding.

     If the proposed charter amendment and the stock option plan amendment are approved at the annual meeting and the merger is consummated, (1) approximately 10,926,877 shares of FreshPoint America common stock will be outstanding immediately after the merger, (2) an additional 1,603,182 shares of FreshPoint America common stock will be reserved for issuance pursuant to stock option plans and warrants, (3) an estimated 1,111,000 shares will be issued in connection with contingent payments incurred in connection with prior acquisitions, and (4) approximately 36,358,941 shares of FreshPoint America common stock will be available for future issuance.

     The following description contains a summary of all the material features of the capital stock of Fresh America -- and the capital stock of FreshPoint America in the event the merger is consummated -- but does not purport to be complete and is subject in all respects to the applicable provisions of the Texas Business Corporation Act.

COMMON STOCK

     The outstanding shares of Fresh America common stock are fully paid and nonassessable. Holders of Fresh America common stock:

     - are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders,

     - have no preemptive rights, and

     - are not entitled to cumulative voting rights with respect to the election of directors.

The common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

     Subject to the preferences of Fresh America preferred stock, holders of Fresh America common stock are entitled to dividends declared by the Board of Directors. In the event of liquidation, common shareholders are entitled to share ratably in all assets remaining after payment of liabilities. If the merger is consummated, none of the above provisions will be materially altered.

PREFERRED STOCK

     Preferred stock may be issued with such designations, powers, preferences and rights as the Board of Directors may from time to time determine. Fresh America presently does not have plans to issue preferred stock. If the merger is consummated, none of the provisions pertaining to preferred stock will be materially altered.

CHANGE IN CONTROL

     Some provisions of Fresh America's articles of incorporation and bylaws -- and those of FreshPoint America if the merger is consummated -- may act to delay, defer or prevent a change in control of Fresh America or FreshPoint America. Fresh America's current articles of incorporation and bylaws provide that the Board of Directors is to be divided into three classes which are to be as nearly equal in number as possible. Directors are elected by classes to three-year terms, so that approximately one-third of the directors of Fresh

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America are elected at each annual meeting of the shareholders. In addition,
Fresh America's bylaws provide that the power to fill vacancies is vested in the Board of Directors. The overall effect of such provisions may be to prevent a person or entity from seeking to acquire control of Fresh America through an increase in the number of directors on the Fresh America Board of Directors and the election of designated nominees to fill such newly created vacancies.

     At the annual meeting, as part of the approval of the merger, Fresh America's shareholders will be asked to consider and act upon the amendment and restatement of Fresh America's articles of incorporation to, among other things,
(1) change Fresh America's name to "FreshPoint America, Inc.," (2) increase the number of authorized shares of Fresh America common stock from 10,000,000 to 50,000,000, and (3) expand the Fresh America Board of Directors from a six-member Board of Directors to an eleven-member Board of Directors. The eleven designated directors will hold office upon the effectiveness of the merger until the expiration of their terms and until their successors are elected and qualified.

     If the merger becomes effective, the bylaws of FreshPoint America will provide that, as with the current Fresh America Board, the eleven-member Board of Directors will be divided into three classes, each class to be nearly as equal in number as possible. The initial Class I directors will serve a term expiring at the first annual meeting after the merger; the initial Class II directors will serve a term expiring at the second annual meeting after the merger; and the initial Class III directors will serve a term expiring at the third annual meeting after the merger. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

     The Board of Directors believes that the authorization of the 50,000,000 shares of common stock contemplated by the charter amendment is desirable so that there will be sufficient shares available for issuance after the merger for purposes that the Board of Directors may determine in the future to be in the best interests of FreshPoint America and its shareholders. Such purposes could include offers of shares for cash, issuances for acquisitions, as well as the declaration of stock splits and stock dividends and other general corporate purposes.

     The proposed increase in authorized FreshPoint America common stock is designed to provide flexibility to the Board of Directors. However, these additional shares, if issued, could be used to create impediments to, or otherwise discourage, persons attempting to gain control of FreshPoint America, and could have a dilutive effect on shareholders.

     With respect to preferred stock, the Fresh America Board can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Fresh America common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

         AFFILIATES' RESTRICTION ON SALE OF FRESH AMERICA COMMON STOCK

     Shares of Fresh America common stock received by persons who are deemed to be "affiliates" of FreshPoint (as "affiliate" is defined for purposes of Rule 145 under the Securities Act) prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Rule 145, as currently in effect, imposes restrictions in the manner in which such affiliates, and others with whom they might act in concert, may sell Fresh America common stock within any three-month period. Persons who may be deemed to be affiliates of FreshPoint generally include individuals or entities that control, are controlled by or are under common control with FreshPoint and may include certain officers and directors as well as principal stockholders of FreshPoint. FreshPoint stockholders who are identified as affiliates will be so advised by FreshPoint prior to the effective date of the merger.

     Each of Fresh America and FreshPoint will use its best efforts to cause each and any FreshPoint stockholder who is an affiliate to agree not to make any public sale of any Fresh America common stock received upon consummation of the merger except in compliance with Rule 145 under the Securities Act or otherwise in compliance with the Securities Act. In general, Rule 145, as currently in effect, imposes
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restrictions on the manner in which such affiliates may make resales of Fresh
America common stock and also on the quantity of resales that such stockholders, and others with whom they may act in concert, may make within any three-month period for a period of two years after consummation of the merger. In addition, officers and directors of Fresh America following the merger will be subject to the resale restrictions of Rule 144 as it applies to affiliates of an issuer.

                              INDEPENDENT AUDITORS

     Representatives of KPMG LLP, who were Fresh America's independent auditors for the year 1998, are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Exchange Act requires Fresh America's directors and officers, and persons who own more than 10% of Fresh America common stock to file initial reports of ownership and reports of changes in ownership with the SEC and Nasdaq. Such persons are required by securities regulations to furnish Fresh America with copies of all Section 16(a) forms that they file.

     Based solely on Fresh America's review of the copies of such forms furnished to it and written representations from the executive officers and directors, Fresh America believes that all Section 16(a) filing requirements were met.

                      WHERE YOU CAN FIND MORE INFORMATION

     Fresh America files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the company files at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Fresh America's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

     The SEC allows Fresh America to "incorporate by reference" information into this document, which means that Fresh America can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents which are listed below that Fresh America has previously filed within the last several months with the SEC. The documents contain important information about its financial condition.

  Fresh America SEC Filings (File No. 000-24124)

Quarterly Report on Form 10-Q                    dated May 17, 1999
Current Report on Form 8-K                       dated May 7, 1999
Amended Annual Report on Form 10-K/A             dated April 30, 1999
Annual Report on Form 10-K                       dated March 26, 1999

     Fresh America incorporated by reference additional documents that it might file with the SEC between the date of this document and the date of the annual meeting. These include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

     FreshPoint has supplied all information contained in this document relating to FreshPoint.

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     Documents incorporated by reference are available from Fresh America without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document, at the following address:

                               Fresh America Corp.
                               6600 LBJ Freeway, Suite 180
                               Dallas, Texas 75240
                               Attention: Corporate Secretary
                               Telephone No. (972) 774-0575

     If you would like to request documents from Fresh America, please do so by August 13, 1999 to receive them before the annual meeting. If you request any incorporated documents from us we will mail them to you by first-class mail, or other equally prompt means, within one business day of our receipt of your request.

     You should rely only on the information contained or incorporated by reference in this document to vote your shares at the annual meeting. Fresh America has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated July 22, 1999. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of Fresh America's securities in the merger shall create any implication to the contrary.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     If the merger agreement is adopted by Fresh America's shareholders and the merger is consummated, the combined company will not have the same year-end that Fresh America has currently. The date of the annual meeting in this situation has not been set. The bylaws of the combined entity will provide that any proposals that shareholders of FreshPoint America desire to have presented at the next annual meeting must be received by FreshPoint America at its principal executive offices no later than 60 days before the annual meeting and no earlier than 90 days before the annual meeting for inclusion in FreshPoint America's proxy materials. Such proposals should be directed to FreshPoint America, Inc., 6600 LBJ Freeway, Suite 180, Dallas, Texas 75240, Attention: Corporate Secretary. Proposals must comply with the proxy rules of the SEC relating to shareholder proposals in order to be included in the proxy materials.

     If the merger is not consummated, any proposals that shareholders of Fresh America desire to have presented at the next annual meeting must be received by Fresh America at its principal offices no later than March 19, 2000 for inclusion in Fresh America's proxy materials. Such proposals should be directed to Fresh America Corp., 6600 LBJ Freeway, Suite 180, Dallas, Texas 75240,
Attention: Corporate Secretary. Proposals must comply with the proxy rules of the SEC relating to shareholder proposals in order to be included in the proxy materials.

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                    INDEX TO HISTORICAL FINANCIAL STATEMENTS

Fresh America Corp. Historical Consolidated Financial
  Statements:
  Independent Auditors' Report..............................   F-2
  Consolidated balance sheets as of April 2, 1999
     (unaudited), January 1, 1999 and January 2, 1998.......   F-3
  Consolidated statements of income for the three months
     ended April 2, 1999 (unaudited) and April 3, 1998
     (unaudited), and for the years ended January 1, 1999,
     January 2, 1998 and January 3, 1997....................   F-4
  Consolidated statements of shareholders' equity for the
     three months ended April 2, 1999 (unaudited), and for
     the years ended January 1, 1999, January 2, 1998 and
     January 3, 1997........................................   F-5
  Consolidated statements of cash flows for the three months ended April 2, 1999 (unaudited) and April 3, 1998
     (unaudited), and for the years ended January 1, 1999,
     January 2, 1998 and January 3, 1997....................   F-6
  Notes to consolidated financial statements................   F-7
FreshPoint Holdings, Inc. Historical Financial Statements:
  Report of Ernst & Young LLP, Independent Auditors.........   F-21
  Consolidated balance sheets as of March 27, 1999
     (unaudited), June 27, 1998 and June 28, 1997...........   F-22
  Consolidated statements of operations for the nine months
     ended March 27, 1999 (unaudited) and March 28, 1998
     (unaudited), the year ended June 27, 1998 and the two
     hundred nineteen day period ended June 28, 1997 and
     combined statements of operations for the eighty two
     day period ended November 21, 1996 and the year ended
     August 31, 1996........................................   F-23
  Consolidated statements of shareholders' equity for the
     nine months ended March 27, 1999 (unaudited), the year
     ended June 27, 1998, the two hundred nineteen day
     period ended June 28, 1997, the eighty two day period
     ended November 21, 1996 and the year ended August 31,
     1996...................................................   F-24
  Consolidated statements of cash flows for the nine months
     ended March 27, 1999 (unaudited) and March 28, 1998
     (unaudited), the year ended June 27, 1998, and the two
     hundred nineteen day period ended June 28, 1997 and
     combined statements of cash flows for the eighty two
     day period ended November 21, 1996 and the year ended
     August 31, 1996........................................   F-25
  Notes to combined and consolidated financial statements...   F-26

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders:
Fresh America Corp.:

     We have audited the accompanying consolidated balance sheets of Fresh America Corp. and subsidiaries as of January 1, 1999 and January 2, 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended January 1, 1999. Theses consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fresh America Corp. and subsidiaries as of January 1, 1999 and January 2, 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended January 1, 1999, in conformity with generally accepted accounting principles.

                                            KPMG LLP

Dallas, Texas
March 11, 1999

                      FRESH AMERICA CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                               APRIL 2,     JANUARY 1,   JANUARY 2,
                                                                 1999          1999         1998
                                                              -----------   ----------   ----------
                                                              (UNAUDITED)
Current Assets:
  Cash and cash equivalents.................................   $  7,563      $  1,171     $ 2,725
  Accounts receivable, net..................................     68,556        80,674      43,361
  Advances to growers.......................................      4,663         2,238          --
  Inventories...............................................      9,937        11,450       7,360
  Prepaid expenses..........................................      2,627         2,504       1,313
  Deferred income taxes.....................................        404           338         362
  Income tax receivable.....................................         47           363         237
                                                               --------      --------     -------
          Total current assets..............................     93,797        98,738      55,358
Property, plant and equipment, net..........................     25,967        23,900      13,581
Notes receivable from shareholders..........................        178           178         166
Goodwill, net of amortization of $2,060, $1,557 and $261,
  respectively..............................................     32,576        33,005       9,138
Other assets................................................      2,321         2,278       1,721
                                                               --------      --------     -------
                                                               $154,839      $158,099     $79,964
                                                               ========      ========     =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Notes payable and current portion of long-term debt.......   $ 12,528      $ 14,807     $10,750
     Accounts payable.......................................     44,499        51,979      27,711
     Accrued salaries and wages.............................      1,987         1,460       3,434
     Other accrued expenses.................................      2,528         2,018         920
     Income taxes payable...................................         --            --       1,324
                                                               --------      --------     -------
          Total current liabilities.........................     61,542        70,264      44,139
  Long-term debt, less current portion......................     39,508        35,985       6,193
  Deferred income taxes.....................................      1,166         1,070         198
  Other liabilities.........................................        238           218          99
                                                               --------      --------     -------
          Total liabilities.................................    102,454       107,537      50,629
                                                               --------      --------     -------
Shareholders' Equity:
  Common stock $.01 par value. Authorized 10,000,000 shares
     issued 5,239,051, 5,202,511 and 4,483,983 shares
     respectively...........................................         52            52          45
  Additional paid-in capital................................     32,191        31,672      16,508
  Foreign currency translation adjustment...................       (222)         (345)       (179)
  Retained earnings.........................................     20,364        19,183      12,961
                                                               --------      --------     -------
          Total shareholders' equity........................     52,385        50,562      29,335
                                                               --------      --------     -------
Commitments and contingencies...............................   $154,839      $158,099     $79,964
                                                               ========      ========     =======

  The notes to consolidated financial statements are an integral part of these statements.

                      FRESH AMERICA CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             QUARTER ENDED               FISCAL YEAR ENDED
                                          -------------------   ------------------------------------
                                          APRIL 2,   APRIL 3,   JANUARY 1,   JANUARY 2,   JANUARY 3,
                                            1999       1998        1999         1998         1997
                                          --------   --------   ----------   ----------   ----------
                                              (UNAUDITED)
Net sales...............................  $173,427   $133,007    $609,490     $429,524     $323,775
Cost of sales...........................   151,421    118,487     537,556      386,161      291,810
                                          --------   --------    --------     --------     --------
          Gross profit..................    22,006     14,520      71,934       43,363       31,965
                                          --------   --------    --------     --------     --------
Selling, general and administrative
  expenses:
  Salaries and related costs............    10,809      7,261      33,538       20,903       15,945
  Rent, maintenance and related costs...     3,390      2,309      10,916        6,358        4,196
  Insurance expense.....................       416        348       1,507        1,047        1,032
  Automobile, travel and related
     costs..............................       490        346       1,854        1,167          612
  Communication expense.................       507        326       1,515        1,101          610
  Depreciation and amortization.........     1,515        755       3,987        1,805        1,534
  Other.................................     1,630      2,005       5,231        2,240        1,278
                                          --------   --------    --------     --------     --------
                                            18,757     13,350      58,548       34,621       25,207
                                          --------   --------    --------     --------     --------
          Operating income..............     3,249      1,170      13,386        8,742        6,758
                                          --------   --------    --------     --------     --------
Other income (expense):
  Interest expense......................    (1,279)      (428)     (3,048)        (487)        (515)
  Interest income.......................        65         49       1,010          362          286
  Other, net............................       147       (126)        (85)         514          197
                                          --------   --------    --------     --------     --------
                                            (1,067)      (505)     (2,123)         389          (32)
                                          --------   --------    --------     --------     --------
Income before income taxes..............     2,182        665      11,263        9,131        6,726
Provision for income taxes..............     1,001        211       5,041        3,921        2,500
                                          --------   --------    --------     --------     --------
          Net income....................  $  1,181   $    454    $  6,222     $  5,210     $  4,226
                                          ========   ========    ========     ========     ========
Earnings per share:
  Basic.................................  $   0.23   $   0.10    $   1.27     $   1.19     $   1.00
                                          ========   ========    ========     ========     ========
  Diluted...............................  $   0.22   $   0.10    $   1.20     $   1.12     $   0.94
                                          ========   ========    ========     ========     ========

  The notes to consolidated financial statements are an integral part of these statements.

                      FRESH AMERICA CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                   FOREIGN
                                                    ADDITIONAL    CURRENCY                    TOTAL
                                           COMMON    PAID-IN     TRANSLATION   RETAINED   SHAREHOLDERS'
                                           STOCK     CAPITAL     ADJUSTMENT    EARNINGS      EQUITY
                                           ------   ----------   -----------   --------   -------------
Balances at January 5, 1996..............   $35      $13,983        $  --      $ 2,479       $16,497
  Adjustment for pooling of interests....     6          163           26          715           910
                                            ---      -------        -----      -------       -------
Balances at January 5, 1996, restated....    41       14,146           26        3,194        17,407
  Exercise of warrants...................     1           --           --           --             1
  Stock issued in acquisitions...........                266           --           --           266
  Other..................................    --           --           --          (17)          (17)
  Net income of OTF for the four months
     ended January 3, 1997...............    --           --           (3)         322           319
  Exercise of employee stock options.....     1          444           --           --           445
  Net income.............................    --           --           --        4,226         4,226
  Foreign currency translation
     adjustments.........................    --           --          (17)          --           (17)
                                                                                             -------
          Comprehensive income...........                                                      4,209
                                            ---      -------        -----      -------       -------
Balances at January 3, 1997..............    43       14,856            6        7,725        22,630
  Stock issued in acquisitions...........     1        1,110           --           --         1,111
  Exercise of employee stock options.....     1          542           --           --           543
  Other..................................    --           --           --           26            26
  Net income.............................    --           --           --        5,210         5,210
  Foreign currency translation
     adjustments.........................    --           --         (185)          --          (185)
                                                                                             -------
          Comprehensive income...........                                                      5,025
                                            ---      -------        -----      -------       -------
Balances at January 2, 1998..............    45       16,508         (179)      12,961        29,335
  Stock issued in acquisitions...........     7       13,434           --           --        13,441
  Exercise of employee stock options.....    --          488           --           --           488
  Issuance of warrants related to
     subordinated debt...................    --        1,242           --           --         1,242
  Net income.............................    --           --           --        6,222         6,222
  Foreign currency translation
     adjustments.........................    --           --         (166)          --          (166)
                                                                                             -------
          Comprehensive income...........                                                      6,056
                                            ---      -------        -----      -------       -------
Balances at January 1, 1999..............    52       31,672         (345)      19,183        50,562
  Stock issued in acquisition
     (unaudited).........................    --          500           --           --           500
  Exercise of employee stock options
     (unaudited).........................    --           19           --           --            19
  Net income (unaudited).................    --           --           --        1,181         1,181
  Foreign currency translation adjustment
     (unaudited).........................    --           --          123           --           123
                                                                                             -------
          Comprehensive income
            (unaudited)..................                                                      1,304
                                            ---      -------        -----      -------       -------
Balances at April 2, 1999 (unaudited)....   $52      $32,191        $(222)     $20,364       $52,385
                                            ===      =======        =====      =======       =======

  The notes to consolidated financial statements are an integral part of these statements.

                      FRESH AMERICA CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     QUARTER ENDED               FISCAL YEAR ENDED
                                                  -------------------   ------------------------------------
                                                  APRIL 2,   APRIL 3,   JANUARY 1,   JANUARY 2,   JANUARY 3,
                                                    1999       1998        1999         1998         1997
                                                  --------   --------   ----------   ----------   ----------
                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income....................................  $  1,181   $    454   $   6,222     $  5,210     $ 4,226
  Adjustments to reconcile net income to net
    cash provided by (used in) operating
    activities:
    Depreciation and amortization...............     1,515        755       3,987        1,805       1,534
    Bad debt expense............................       159         74       1,230           82         156
    Noncash transaction costs...................        --        519         519           --          --
    Deferred income taxes.......................        30        (23)        655           91        (171)
    Other.......................................       102         23         326         (324)         24
    Change in assets and liabilities, excluding
      the effects of acquisitions:
      Accounts receivable.......................    12,384      3,450     (18,491)      (8,052)        447
      Growers Advances..........................    (2,439)    (1,061)     (1,175)          --          --
      Inventories...............................     1,597      1,183      (1,576)          10         150
      Prepaid expenses..........................      (121)        76       1,343         (721)        (48)
      Other assets..............................      (465)       291        (244)        (675)       (438)
      Accounts payable..........................    (7,740)      (647)     13,508        4,637       1,073
      Accrued expenses and other current
         liabilities............................     1,813     (2,239)     (4,699)      (2,140)      1,706
                                                  --------   --------   ---------     --------     -------
         Total adjustments......................     6,835      2,401      (4,617)      (5,287)      4,433
                                                  --------   --------   ---------     --------     -------
         Net cash provided by (used in)
           operating activities.................     8,016      2,855       1,605          (77)      8,659
                                                  --------   --------   ---------     --------     -------
Cash flows from investing activities:
  Additions to property, plant and equipment,
    net.........................................    (3,095)      (362)     (6,118)      (4,713)     (1,771)
  Cost of acquisitions, exclusive of cash
    acquired....................................        --     (5,965)    (17,176)      (6,672)       (829)
  Proceeds from sale of equipment...............        --         --          --          354          30
                                                  --------   --------   ---------     --------     -------
         Net cash used in investing
           activities...........................    (3,095)    (6,327)    (23,294)     (11,031)     (2,570)
                                                  --------   --------   ---------     --------     -------
Cash flows from financing activities:
  Proceeds from revolving line of credit........    43,563     31,219     124,572       34,906          --
  Repayments of revolving line of credit........   (41,753)   (32,757)   (117,777)     (26,569)     (4,709)
  Proceeds from short term indebtedness.........        29      5,000       5,449           --          --
  Repayments of short term indebtedness.........      (661)      (469)    (11,808)          --          --
  Proceeds from shareholder loans...............        --         --          --        1,046          --
  Additions to long-term indebtedness...........       415         --      20,017          154          --
  Payments of long-term indebtedness............      (153)       (89)       (703)        (373)        (80)
  Net proceeds from exercise of employee stock
    options.....................................        14        130         498          543         445
  Other.........................................        --         --          --          (89)        (17)
                                                  --------   --------   ---------     --------     -------
         Net cash provided by (used in)
           financing activities.................     1,454      3,034      20,248        9,618      (4,361)
                                                  --------   --------   ---------     --------     -------
Effect of exchange rate changes on cash.........        17         18        (113)         (32)         (2)
         Net increase (decrease) in cash and
           cash equivalents.....................     6,392       (420)     (1,554)      (1,522)      1,726
Cash and cash equivalents at beginning of
  year..........................................     1,171      2,725       2,725        4,247       2,664
                                                  --------   --------   ---------     --------     -------
Cash and cash equivalents at end of year........  $  7,563   $  2,305   $   1,171     $  2,725     $ 4,390
                                                  ========   ========   =========     ========     =======
Supplemental disclosures of cash flow
  information:
  Cash paid for interest........................  $    514   $    357   $   1,753     $    437         315
  Cash paid for income taxes....................  $    604   $    113   $   5,420     $  3,093       2,520

  The notes to consolidated financial statements are an integral part of these statements.

                      FRESH AMERICA CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      JANUARY 1, 1999 AND JANUARY 2, 1998

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Fresh America Corp ("Fresh America," or the "Company") provides procurement, processing, re-packing, warehousing and distribution services of fresh produce and other refrigerated products for a wide variety of customers in the retail, food service and food distribution businesses.

     The Company was founded in 1989 and commenced operations by delivering produce to one Sam's Club ("Sam's"), a division of Wal-Mart Stores, Inc. ("Wal-Mart"). The success of the initial venture in Houston, Texas allowed the Company to rapidly expand its relationship with Sam's. Today, under an exclusive supply agreement serviced from 5 distribution centers, the Company procures, warehouses and distributes produce and other perishable products to 289 Sam's Clubs in the Midwest, Northwest, Southeast and Southwest. See the following discussion in this section under "Sam's Club" for further information on the Sam's relationship.

     Over the last three years, the Company has diversified its operations through an active acquisition strategy which led to 16 acquisitions over this time frame, 14 having occurred in the last two years. Through these acquisitions and new customer outsourcing relationships, the Company has expanded its cold chain distribution network, diversified its customer and supplier relationships and expanded its value-added processing capabilities.

     The following are the significant accounting policies followed by Fresh America in the preparation of the consolidated financial statements.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Fresh America Corp. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  Fiscal Year

     The Company's fiscal year is a 52-week or 53-week period ending on the first Friday in January. The fiscal years ended January 1, 1999 (fiscal 1998), January 2, 1998 (fiscal 1997), and January 3, 1997 (fiscal 1996) were 52-week periods.

  Unaudited Interim Financial Information

     The consolidated balance sheet as of April 2, 1999, and the related consolidated statements of income and cash flows for the quarters ended April 2, 1999 and April 3, 1998 and related notes have been prepared by the Company and are unaudited. In the opinion of the Company, the interim financial information includes all adjustments (consisting of only normal recurring adjustments) necessary for a fair statement of the results of the interim periods.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial information. The results for the quarters ended April 2, 1999 and April 3, 1998 may not be indicative of operating results for the full year.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of less than three months to be cash equivalents.

                      FRESH AMERICA CORP. AND SUBSIDIARIES

  Fair Value of Financial Instruments

     The Company defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Financial instruments included in the Company's financial statements include cash and cash equivalents, accounts receivable, notes receivable from shareholders, other assets, accounts payable and other current liabilities, notes payable and long-term debt. Unless otherwise disclosed in the notes to the consolidated financial statements, the carrying value of financial instruments is considered to approximate fair value due to the short maturity and characteristics of those instruments. The carrying value of long-term debt approximates fair value as terms approximate those currently available for similar debt instruments.

  Inventories

     Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out basis.

  Property, Plant, and Equipment

     Depreciation of plant and equipment are calculated on the straight-line method over the estimated useful lives of the assets (from 5 to 40 years). Plant and equipment held under capital leases and leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset.

  Impairment of Long-Lived Assets

     If facts and circumstances indicate that long-lived assets may be impaired, an evaluation of recoverability is performed by comparing the estimated future cash flows associated with the asset to the asset's carrying amount to determine if a write-down is necessary. If such asset is considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

  Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 15 to 20 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  Stock Option Plan

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company also provides certain proforma disclosures for employee stock option grants made in 1995 and later years as if the fair-value-based method defined in Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" had been applied.

                      FRESH AMERICA CORP. AND SUBSIDIARIES

  Revenue Recognition

     During November 1995, the Company commenced operations under its current Agreement with Sam's and, as a consequence, recognizes revenue upon delivery of product. For all other customers, revenue is recognized at such time as the product has been delivered or the service has been rendered.

  Income Taxes

     Deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities, and for operating loss and tax credit carryforwards, at enacted tax rates expected to be in effect when such amounts are realized or settled. See Note 7 -- Income Taxes for additional information.

  Earnings Per Share

     Basic earnings per share ("EPS") is calculated by dividing net income (available to common shareholders) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

     Shares used in calculating basic and diluted EPS are as follows:

                                                   QUARTER ENDED
                                                -------------------        FISCAL YEAR
                                                APRIL 2,   APRIL 3,   ---------------------
                                                  1999       1998     1998    1997    1996
                                                --------   --------   -----   -----   -----
                                                    (UNAUDITED)
                                                                (IN THOUSANDS)
Weighted average common shares
  outstanding -- basic........................   5,237      4,675     4,898   4,376   4,238
Dilutive securities:
  Common stock options........................     143        159       149     190     250
  Contingent shares related to acquisitions...     191        114       157      73      --
                                                 -----      -----     -----   -----   -----
Weighted average common shares
  outstanding -- diluted......................   5,571      4,948     5,204   4,639   4,488
                                                 =====      =====     =====   =====   =====

     The number of weighted average common shares outstanding used in the computation of diluted EPS includes the effect of dilutive options using the treasury stock method. For the quarters ended April 2, 1999 and April 3, 1998 and the fiscal years 1998, 1997 and 1996, there are 182,000 (unaudited), 6,000 (unaudited), 125,000, 5,000 and 9,000 options, respectively, to purchase common stock that were not included in the computation of diluted EPS because to do so would have been antidilutive for the fiscal years presented.

  Comprehensive Income

     In fiscal 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components. Components of comprehensive income are net income and all other nonowner changes in equity such as the change in the cumulative foreign currency translation adjustment. This statement requires that an enterprise: (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the shareholders' equity section of a balance sheet.

                      FRESH AMERICA CORP. AND SUBSIDIARIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain amounts previously reported have been reclassified to conform to current year presentation.

2. AGREEMENT WITH SAM'S CLUB

     In August 1995, the Company entered into a five-year distribution Agreement with Sam's Club. This Agreement, which began on December 1, 1995, replaced the Company's previously existing license agreement with Sam's Club, which expired on November 30, 1995. Under terms of the Agreement, the Company expanded its distribution arrangement with Sam's into specified exclusive new territories approximately doubling the number of Sam's clubs serviced by Fresh America. The Company and Sam's mutually agreed to begin the transition to the new Agreement during November 1995. Expansion under the Agreement was effected on January 2, 1996. The Company serviced 190 Sam's clubs before expansion and as of January 1, 1999 services 289 clubs.

     The Agreement transfers ownership of the product to Sam's as it enters the clubs and complete operational authority within the produce departments of each club. Accordingly, Sam's assumed all costs and liabilities related to the operation of the departments, including all in-club personnel costs, merchandising and sales costs, customer returns and credits, and product shrink. Under the Agreement, the Company invoices Sam's for product delivered to the clubs in accordance with purchase orders issued by Sam's. The Agreement also provides Sam's the option to reduce the number of clubs within the Company's exclusive territory by 40 per year under certain circumstances and to discontinue service for clubs in which Sam's elects not to offer produce, if any.

     Each year since 1997, Sam's has elected to exercise its existing option under the Agreement to distribute produce directly with respect to 40 clubs, thereby reducing the number of clubs to which the Company distributes. Accordingly, the Company has conducted its operations assuming that Sam's will continue to withdraw 40 clubs per year for each of the remaining years of the Agreement.

     Sam's Club is the Company's largest customer, and accounted for approximately 37%, 55% and 66% of the Company's sales for fiscal years 1998, 1997 and 1996, respectively. Receivables from Sam's included in trade accounts receivable as of January 1, 1999 and January 2, 1998 totaled $16,338,000 and $15,096,000, respectively.

3. ACQUISITIONS

  Pooling of Interests

     On March 4, 1998, the Company acquired Ontario Tree Fruits Limited and its affiliated companies (collectively, "OTF") by exchanging 609,713 shares of its common stock or exchangeable common stock for all of the capital stock of OTF and certain residual equity interests. OTF imports and distributes fresh produce to large retail chains and hundreds of independent grocers and wholesalers in Canada and the Northeastern United States.

     The acquisition of OTF constituted a tax-free reorganization and has been accounted for as a pooling of interests. Accordingly, all prior period consolidated financial statements presented have been restated to

                      FRESH AMERICA CORP. AND SUBSIDIARIES
include the combined results of operations, financial position and cash flows of OTF as though it had always been a part of the Company.

     The following table presents a reconciliation of net sales and net income, as reported in the consolidated statement of income with those previously reported by the Company. The references to Fresh America in this table are to the Company's historical consolidated operating results prior to the acquisition of OTF, along with the post merger combined results of operations for the period from March 4, 1998 through January 1, 1999.

                                                        FISCAL YEAR
                                               ------------------------------
                                                 1998       1997       1996
                                               --------   --------   --------
                                                       (IN THOUSANDS)
Net Sales:
  Fresh America..............................  $598,632   $349,304   $239,177
  OTF........................................    10,858     80,220     84,598
                                               --------   --------   --------
          Total..............................  $609,490   $429,524   $323,775
                                               ========   ========   ========
Net Income:
  Fresh America..............................  $  6,158   $  4,713   $  4,043
  OTF........................................        64        497        183
                                               --------   --------   --------
          Total..............................  $  6,222   $  5,210   $  4,226
                                               ========   ========   ========

     Prior to the acquisition, OTF's fiscal year ended on August 31. In recording the pooling of interests combination, OTF's financial statements for the twelve months ended January 2, 1998 were combined with Fresh America's financial statements for the same period. OTF's financial statements for the fiscal year ended August 31, 1996 were combined with Fresh America's financial statements for the fiscal year ended January 3, 1997. An adjustment has been made to shareholder's equity as of January 3, 1997, to include OTF's results of operations for the four months ended January 3, 1997.

     There were no transactions between OTF and the Company prior to the combination, and immaterial adjustments were recorded to conform OTF's accounting policies to those of the Company. Certain reclassifications were made to the OTF financial statements to conform to the Company's presentations.

     In connection with the acquisition of OTF, the Company incurred nonrecurring transaction costs of approximately $1,000,000, which were expensed in the first quarter of 1998. The nonrecurring transaction costs included approximately $519,000 of non-cash expenses (net of tax) related to the issuance of 52,342 shares (which were included in the total 609,713 shares issued) of the Company's common stock to the financial advisors of OTF.

  Acquisitions under the Purchase Method of Accounting

     On February 2, 1998, the Company acquired substantially all of the net operating assets and the business of Francisco Distributing Company, L.L.C. ("Francisco"), a produce marketing, distribution and repackaging company based in Norwalk, California. As consideration for the net assets received, the Company paid $5,575,000 in cash, 285,437 shares of Company common stock valued at $19.27 per share based on the market value of the stock at the time of the transaction, and contingent consideration subject to a minimum of $2.5 million with a maximum of $16.6 million based on the pre-tax earnings of the business of Francisco for the 1998 and 1999 fiscal years subject to certain adjustments. The minimum contingent payments have been recorded as a liability and are payable in cash, common stock or a combination of cash and common stock. In January 1999, the Company paid $1,000,000 in satisfaction of the minimum amount due for the contingent payment related to fiscal 1998. The payment was made in the form of $500,000 cash and issuance of 35,540 shares of common stock valued at $14.07 per share.

                      FRESH AMERICA CORP. AND SUBSIDIARIES

     On August 14, 1998, the Company acquired by merger all of the capital stock of Jos. Notarianni & Co. ("Notarianni"), a produce distribution and value-added company based in Scranton, Pennsylvania. As consideration, the Company paid $5,390,000 in cash and issued 292,951 shares of Company common stock valued at $19.15 per share based on the market value of the stock at the time of the transaction. On December 14, 1998, the agreement was amended to reduce the number of shares issued by 165,000 in exchange for a contingent payment of 1.4 times Notarianni's average annual pretax earnings over a three-year period beginning October 3, 1998. Any contingent payment will be payable in cash or common stock at the Company's sole discretion.

     Effective October 3, 1998, the Company acquired substantially all of the net operating assets and the business of King's Onion House, Inc. ("King"), a produce distribution and value-added company based in Phoenix, Arizona. As consideration for the net assets received, the Company paid $4,000,000 in cash, issued 164,667 shares of Company common stock valued at $14.57 per share based on the market value of the stock at the time of the transaction, and a contingent payment of 1.7 times King's average annual pretax profit over a three year term beginning October 3, 1998. Any contingent payment will be payable by 50 percent cash and 50 percent common stock. On December 23, 1998, the agreement was amended to reduce the number of shares issued by 89,193 in exchange for the return of certain assets totaling $700,000 and the issuance of a $600,000 promissory note to the former owner of King. The promissory note is due in installments (along with accrued interest at 7.75%) of $200,000 on April 12, 1999 and $400,000 on January 5, 2000.

     Effective October 30, 1998, the Company acquired all of the capital stock of Sam Perricone Citrus Company ("Perricone"), a wholesale distributor of produce based in Los Angeles, California. As consideration, the Company paid cash of $1,765,300, issued 119,301 shares of common stock valued at $14.67 per share based on the market value of the stock at the time of the transaction, promissory notes totaling $3,500,000 and contingent payments. The promissory notes are payable in two installments (plus accrued interest at 7.75%), 50 percent due on the first anniversary of the agreement and 50 percent due on the second anniversary of the agreement. The contingent payments will be equal to 67% of pretax earnings of Perricone for each of three consecutive 12-month periods beginning October 2, 1998. The notes and any contingent payment will be payable by 50 percent cash and 50 percent common stock.

     During fiscal 1997, the Company acquired all of the capital stock of two businesses and substantially all of the net assets of six other businesses. These acquisitions were accounted for using the purchase method of accounting and were acquired through the payment of $4,300,000 in cash, issuance of 54,000 shares of the Company's common stock (valued at $1,100,000), and assumption of $4,800,000 in liabilities.

     For those acquisitions accounted for using the purchase method of accounting, the results of operations of the acquired companies are included in the consolidated financial statements of the Company from their respective acquisition dates. At the acquisition dates, the purchase price was allocated to assets acquired and liabilities assumed based on their relative fair market values. The excess of total purchase price over fair values of the net assets acquired was recorded as goodwill, which is being amortized over a 15 to 20 year period. The 1998, 1997 and 1996 acquisitions resulted in $24,131,000, $8,325,000 and $476,000 of goodwill, respectively.

     The following unaudited pro forma financial information presents the combined results of operations of the Company and the acquired businesses ("Acquisitions") discussed above as if the acquisitions occurred as of the beginning of 1997, after giving effect to certain adjustments, including amortization of goodwill, decreased interest income, increased interest expense and related income tax effects. The pro forma financial

                      FRESH AMERICA CORP. AND SUBSIDIARIES
information does not necessarily reflect the results of operations that would have occurred had the Company and Acquisitions constituted a single entity during such periods.

                                                 QUARTER ENDED             FISCAL YEAR
                                             ----------------------   ---------------------
                                              APRIL 2,    APRIL 3,
                                                1999        1998        1998        1997
                                             HISTORICAL   PRO FORMA   PRO FORMA   PRO FORMA
                                             ----------   ---------   ---------   ---------
                                                  (UNAUDITED)
                                                             (IN THOUSANDS)
Net sales..................................   $173,427    $186,963    $739,939    $760,645
                                              ========    ========    ========    ========
Net income.................................   $  1,181    $    691    $  7,877    $  6,175
                                              ========    ========    ========    ========
Earnings per share -- diluted..............   $   0.22    $   0.13    $   1.44    $   1.18
                                              ========    ========    ========    ========

4. ACCOUNTS RECEIVABLE

     Accounts receivable consist of (in thousands):

                                                              JANUARY 1,   JANUARY 2,
                                                                 1999         1998
                                                              ----------   ----------
Accounts receivable.........................................   $82,371      $44,304
Less allowance for doubtful accounts........................     1,697          943
                                                               -------      -------
                                                               $80,674      $43,361
                                                               =======      =======

     The following table summarizes the activity in the Company's allowance for doubtful accounts in fiscal 1996 through 1998 (in thousands):

                                     BALANCE AT                                        BALANCE
              FISCAL                 BEGINNING    BAD DEBT   ACQUIRED                 AT END OF
               YEAR                  OF PERIOD    EXPENSE    COMPANIES   WRITE-OFFS    PERIOD
              ------                 ----------   --------   ---------   ----------   ---------
1998..............................      $943       $1,230      $700       $(1,176)     $1,697
1997..............................        42           82       864           (45)        943
1996..............................        20          156        20          (154)         42

5. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of (in thousands):

                                                              JANUARY 1,   JANUARY 2,
                                                                 1999         1998
                                                              ----------   ----------
Land........................................................   $   727      $   464
Buildings...................................................     5,223        3,593
Machinery, furniture, fixtures and equipment................    14,581        8,380
Trucks and trailers.........................................     5,862        1,173
Leasehold improvements......................................     7,212        5,466
                                                               -------      -------
                                                                33,605       19,076
Less accumulated depreciation and amortization..............    (9,705)      (5,495)
                                                               -------      -------
Property, plant and equipment, net..........................   $23,900      $13,581
                                                               =======      =======

                      FRESH AMERICA CORP. AND SUBSIDIARIES

6. DEBT

     Debt consists of the following (in thousands):

                                                        APRIL 2,     JANUARY 1,   JANUARY 2,
                                                          1999          1999         1998
                                                       -----------   ----------   ----------
                                                       (UNAUDITED)
Subordinated note....................................    $19,020      $18,944      $    --
Revolver.............................................     15,519       12,400        5,518
Canadian Revolver....................................      6,690        7,779        9,108
Notes related to acquisitions (see Note 3)...........      8,309        9,415        1,459
Mortgage note payable, prime plus  1/4% due in
  monthly payments through March 2000; secured by
  land and building..................................        322          322          374
Various equipment loans with interest rates from
  6.75% to 14%; maturities of one to 5 years.........      2,176        1,932          484
                                                         -------      -------      -------
Total debt...........................................     52,036       50,792       16,943
Current portion......................................     12,528       14,807       10,750
                                                         -------      -------      -------
Long-term debt, less current portion.................    $39,508      $35,985      $ 6,193
                                                         =======      =======      =======

     The aggregate maturities of long-term debt for the five fiscal years subsequent to January 1, 1999 are as follows (in thousands): 1999 -- $14,807; 2000 -- $4,154; 2001 -- $19,418; 2002 -- $6,778; 2003 -- $5,635.

     On May 15, 1998 the Company completed a $20 million, 12% subordinated debt financing with a major national insurance company. The note has a final maturity of May 1, 2003 with principal payments of $6,666,666 due on May 1, 2001 and May 1, 2002. Interest payments are due semi-annually in May and November. A total of $15 million was funded on May 15, 1998 with the remaining $5 million funded on August 3, 1998. A portion of the initial proceeds was used to prepay the Bridge Loan in full and the remainder to pay off existing balances on the Revolver (see description below). In connection with the subordinated note, the Company issued 116,612 warrants on May 15, 1998 and 38,871 warrants on August 3, 1998 with a fair value of $953,000 and $289,000, respectively. The warrants become exercisable on May 1, 1999 at an exercise price of $22.70 per share and expire on May 1, 2003.

     On February 2, 1998, the Company restructured its existing loan agreement with a major bank to provide a revolving line of credit ("Revolver") of up to $12 million and a bridge loan of $5 million (the "Bridge Loan"). On May 15, 1998, the Company amended the terms of the above referenced loan agreement and increased the borrowing availability under the Revolver to $15 million. On March 4, 1999, the Company amended the terms of the above referenced loan agreement and increased the borrowing availability under the Revolver to $20 million. The Revolver, which expires February 2, 2001, is subject to certain covenants and borrowing base requirements and is collateralized by accounts receivable and inventory of the Company and the capital stock of its subsidiaries. Outstanding principal amounts under the Revolver ($12.4 million outstanding as of January 1, 1999) accumulate interest at the bank prime rate (7.75% as of January 1, 1999), or at the Company's election, the eurodollar rate plus 1.75% (6.69% as of January 1, 1999).

     Additionally, OTF has a demand agreement with a Canadian bank to provide revolving credit facilities (the "Canadian Revolver") of up to CDN $20 million ($13.0 million), subject to certain covenant and borrowing base requirements. The Canadian Revolver is collateralized by substantially all assets of OTF. Interest on borrowings accrue at U.S. prime plus 0.75% (8.5% at January 1, 1999) or Canadian prime plus 0.75% (7.5%), depending on the denomination of the borrowings.

                      FRESH AMERICA CORP. AND SUBSIDIARIES

7. INCOME TAXES

     The components of the provision for income tax expense (benefit) consisted of (in thousands):

                                                                 FISCAL YEAR ENDED
                                                        ------------------------------------
                                                        JANUARY 1,   JANUARY 2,   JANUARY 3,
                                                           1999         1998         1997
                                                        ----------   ----------   ----------
Current:
  Foreign.............................................    $1,709       $1,001       $  208
  Federal.............................................     2,346        2,455        2,103
  State...............................................       331          374          360
Deferred..............................................       655           91         (171)
                                                          ------       ------       ------
                                                          $5,041       $3,921       $2,500
                                                          ======       ======       ======

     Income tax expense differed from the amount computed by applying the U.S. federal income tax rate to income taxes as a result of the following (in thousands):

                                                                 FISCAL YEAR ENDED
                                                        ------------------------------------
                                                        JANUARY 1,   JANUARY 2,   JANUARY 3,
                                                           1999         1998         1997
                                                        ----------   ----------   ----------
Federal income taxes at statutory rates...............    $3,942       $3,105       $2,287
Increase (reduction) in income taxes resulting from:
  Change in the beginning-of-the-year balance of the
     valuation allowance for deferred tax assets
     allocated to income tax expense..................        --           --          (52)
  Tax rate and other differences related to Canadian
     subsidiaries.....................................       573          557           --
  Non-deductible transaction costs....................       233           --           --
  State income taxes, net of federal income tax
     benefit..........................................       215          247          238
  Other...............................................        78           12           27
                                                          ------       ------       ------
                                                          $5,041       $3,921       $2,500
                                                          ======       ======       ======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                              JANUARY 1,   JANUARY 2,
                                                                 1999         1998
                                                              ----------   ----------
Deferred tax assets:
  Net operating loss carryforwards..........................    $  115        $191
  Accruals not currently deductible.........................       224         382
  Other.....................................................       148         134
                                                                ------        ----
          Total deferred tax assets.........................       487         707
                                                                ------        ----
Deferred tax liabilities:
  Income not currently taxable..............................       716          --
  Property, plant and equipment depreciation................       374         457
  Goodwill..................................................       129          --
  Other.....................................................        --          86
                                                                ------        ----
          Total deferred tax liabilities....................     1,219         543
                                                                ------        ----
          Net deferred tax asset (liability)................    $ (732)       $164
                                                                ======        ====

                      FRESH AMERICA CORP. AND SUBSIDIARIES

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes that it is more likely than not that its deferred tax assets will be realized and a valuation allowance for such assets is not required.

     At January 1, 1999, the Company has a net operating loss ("NOL") carryforward for federal income tax purposes of approximately $291,000 available to reduce future income taxes. If not utilized to offset future taxable income, the NOL carryforward will expire in 2006 through 2007.

     During 1992, the Company experienced an "ownership change" as defined by the Internal Revenue Code of 1986. After an ownership change, utilization of a loss corporation's NOL carryforward is limited annually to a prescribed rate times the value of the loss corporation's stock immediately before the ownership change. In general, an ownership change occurs if ownership of more than 50% in value of the stock of the loss corporation changes during the three-year period proceeding the test date. The Company's NOL carryforward is limited to the use of approximately $193,000 on an annual basis.

8. OPTIONS AND WARRANTS

     In connection with the Company's issuance of Preferred Stock in 1992, five-year Common Stock Purchase Warrants (the "Warrants") entitling the holder to purchase up to 143,656 shares of the Company's Common Stock at a price of $4.89 per share were issued to the placement agent. On April 2, 1996, the Company issued 90,134 shares of Common Stock in exchange for all of the Warrants.

     In connection with the Company's acquisition of a minority ownership interest in Henri Morris & Associates, Inc. on November 6, 1996, a warrant was issued to purchase 5,000 restricted shares of the Company's common stock at a price of $19.75 per share. The warrant expires in ten years if not exercised.

     In July 1993, the Company adopted the Fresh America Corp. 1993 Stock Option and Award Plan (the "1993 Plan"), which reserved 450,000 shares of the Company's common stock for issuance to employees and directors. At January 2, 1998, options for 8,177 shares were available for issuance. Effective May 22, 1998, the 1993 Plan was frozen, which prevents any additional options from being granted under the plan.

     In July 1996, the Company adopted the Fresh America Corp. 1996 Stock Option and Award Plan (the "1996 Plan"), which reserved 150,000 shares of the Company's common stock for issuance to employees and directors. Effective May 22, 1998, the Company amended and restated the 1996 Plan, which increased the number of shares reserved from 150,000 to 625,000. At January 1, 1999 and January 2, 1998, options for 472,000 and 48,000 shares, respectively, were available for issuance.

     Options under the 1993 and 1996 Plans are granted at an exercise price equal to at least 100% of the fair market value of the Company's common stock on the date of grant. Unless determined otherwise by the Company's Board of Directors, each non-employee director is automatically granted an option to purchase 5,000 shares of common stock each year. Such option grants vest immediately and will expire in ten years if not exercised. Options granted to employees generally vest in one year from the date of grant and expire within ten years if not exercised. The Plans restrict the rights to exercise based on employment status and percentage of stock ownership in accordance with Section 422 of the Internal Revenue Code.

                      FRESH AMERICA CORP. AND SUBSIDIARIES

     The following table summarizes stock option activity under the Plans for fiscal 1996 through fiscal 1998:

                                                                             OPTION PRICE     WEIGHTED
                                                       STOCK OPTIONS             RANGE        AVERAGE
                                                   ----------------------   ---------------   EXERCISE
                                                    ISSUED    EXERCISABLE    LOW      HIGH     PRICE
                                                   --------   -----------   ------   ------   --------
At January 5, 1996...............................   374,467     239,467     $ 0.02   $ 9.90    $ 5.18
  Granted........................................   114,000                  11.75    17.75     13.46
  Exercised......................................   (88,958)                  0.02     9.00      5.00
  Canceled.......................................    (2,000)                 11.75    11.75     11.75
                                                   --------
At January 3, 1997...............................   397,509     305,509     $ 0.02   $17.75    $ 7.56
  Granted........................................    51,500                  14.00    25.50     15.61
  Exercised......................................  (115,670)                  0.02    11.75      3.56
  Canceled.......................................    (7,000)                 14.00    14.00     14.00
                                                   --------
At January 2, 1998...............................   326,339     291,839     $ 3.55   $25.50    $10.11
  Granted........................................    78,500                  12.75    19.88     16.51
  Exercised......................................   (30,140)                  3.55    11.75      7.11
  Canceled.......................................    (1,000)                 14.00    14.00     14.00
                                                   --------
At January 1, 1999...............................   373,699     315,199     $ 3.55   $25.50    $11.69
                                                   ========

     The following table summarizes information about the Company's stock options outstanding as of January 1, 1999:

                                    OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
                                ----------------------------                    -------------------------------
                                                  WEIGHTED-
                                    NUMBER         AVERAGE
                                OUTSTANDING AT    REMAINING      WEIGHTED-      EXERCISABLE AT     WEIGHTED-
          RANGE OF                JANUARY 1,     CONTRACTUAL      AVERAGE         JANUARY 1,        AVERAGE
       EXERCISE PRICES               1999           LIFE       EXERCISE PRICE        1999        EXERCISE PRICE
-----------------------------   --------------   -----------   --------------   --------------   --------------
$3.00 to $5.00...............       57,196       5.5 years         $ 4.60           57,196           $ 4.60
 5.01 to  7.00...............       38,253       5.9                 5.91           38,253             5.91
 7.01 to  9.00...............       39,750       5.5                 8.94           39,750             8.94
 9.01 to 11.00...............       15,000       5.4                 9.90           15,000             9.90
11.01 to 13.00...............       81,500       8.2                12.06           56,500            11.75
13.01 to 15.00...............       42,500       8.1                14.00           42,500            14.00
17.01 to 19.00...............       78,500       8.5                17.51           45,000            17.67
19.01 to 21.00...............       20,000       9.6                19.88           20,000            19.88
23.01 to 25.50...............        1,000       9.0                25.50            1,000            25.50
                                   -------                                         -------
                                   373,699                                         315,199
                                   =======                                         =======

     The Company has adopted the disclosure-only provision SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's two stock option plans been determined for grant dates subsequent to January 1, 1995 based on the fair value at the grant date of awards consistent with the provisions of SFAS

                      FRESH AMERICA CORP. AND SUBSIDIARIES

No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                      FISCAL YEAR
                                                             ------------------------------
                                                               1998       1997       1996
                                                             --------   --------   --------
                                                             (IN THOUSANDS, EXCEPT EARNINGS
                                                                    PER SHARE DATA)
Net income -- as reported..................................   $6,222     $5,210     $4,226
Net income -- pro forma....................................    5,801      4,808      3,966
Earnings per share -- as reported:
  Basic....................................................     1.27       1.19       1.00
  Diluted..................................................     1.20       1.12       0.94
Earnings per share -- pro forma:
  Basic....................................................     1.18       1.10       0.94
  Diluted..................................................     1.11       1.04       0.88

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for fiscal 1998, 1997 and 1996 for both plans: no dividend yield; expected volatility of 95% in 1998, 78% in 1997 and 49% in 1996; risk-free interest rates 4.2% to 5.6% in 1998, 5.7% in 1997 and of 6.2% to 6.4% in 1996; and expected lives of three to five years. The weighted average fair value per share of the options granted during fiscal 1998, 1997 and 1996 is estimated to be $12.29, $9.18 and $6.19, respectively. As of January 1, 1999, the weighted-average remaining contractual life of outstanding options was 7.3 years.

9. EMPLOYEE BENEFIT PLAN

     Effective January 1, 1992, the Company adopted the Fresh America Corp. 401(k) Profit Sharing Plan (the "Plan"), which provides for the Company, at its option, to make a matching contribution of up to 6% of each qualifying employee's annual earnings. The Company's matching contribution under the Plan was $301,000, $111,000 and $81,000 for the fiscal years 1998, 1997 and 1996, respectively.

10. CONTINGENCIES AND COMMITMENTS

     The Company is obligated under certain noncancelable operating leases (with initial or remaining lease terms in excess of one year). The future minimum lease payments under such leases as of January 1, 1999 are (in thousands):

FISCAL YEARS ENDING:
--------------------
1999......................................................   $ 8,203
2000......................................................     6,869
2001......................................................     5,912
2002......................................................     4,181
2003......................................................     2,910
Thereafter................................................    11,155
                                                             -------
          Total minimum lease payments....................   $39,230
                                                             =======

     Rental expense amounted to approximately $6,829,000, $5,048,000 and $2,698,000 for the fiscal years 1998, 1997 and 1996 respectively, of which approximately $3,383,000, $2,463,000 and $1,012,000 relates to truck and trailer rental which is included in cost of sales.

                      FRESH AMERICA CORP. AND SUBSIDIARIES

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

11. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data is as follows (in thousands, except earnings per share data):

                                                          FISCAL 1998(a)
                                             -----------------------------------------
                                              FIRST      SECOND     THIRD      FOURTH
                                               QTR.       QTR.       QTR.       QTR.
                                             --------   --------   --------   --------
Net sales..................................  $133,007   $159,598   $140,259   $176,626
Gross profit...............................    14,520     17,442     15,437     24,535
Gross margin...............................      10.9%      10.9%      11.0%      13.9%
Net income.................................       454      1,960        589      3,219
Earnings per share -- basic................      0.10       0.41       0.12       0.63
Earnings per share -- diluted..............      0.10       0.40       0.11       0.59

                                                           FISCAL 1997(b)
                                              ----------------------------------------
                                               FIRST     SECOND     THIRD      FOURTH
                                               QTR.       QTR.       QTR.       QTR.
                                              -------   --------   --------   --------
Net sales...................................  $90,448   $110,625   $102,009   $126,442
Gross profit................................    8,329     11,218      9,299     14,517
Gross margin................................      9.2%      10.1%       9.1%      11.5%
Net income..................................    1,032      1,624        813      1,741
Earnings per share -- basic.................     0.24       0.37       0.19       0.40
Earnings per share -- diluted...............     0.23       0.36       0.18       0.37

---------------

(a)  Each quarter in the 52-week year contains 13 weeks.

(b)  The 52-week year is spread 12, 13, 13, and 14 weeks, respectively.

12. SEGMENT AND RELATED INFORMATION

     During the current year, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information about products and services. It is impractical for the Company to report the revenues from external customers for each product and service or each group of products and services. The management of the Company measures performance based on the gross margins and pretax income generated from each of the Company's operations. Pretax income for the purpose of management's analysis does not include corporate overhead such as selling, general and administrative expenses and income tax expense. Since each business unit is similarly engaged in procurement, processing and distribution services, the business units have been aggregated into one reportable segment for reporting purposes. See Note
2 -- "Agreement with Sam's Club" for discussion of the Company's major customer.

                      FRESH AMERICA CORP. AND SUBSIDIARIES

     Summarized information regarding the Company's significant operations in different geographic areas, including domestic operations, as of and for the three fiscal years ended January 1, 1999 follows (in thousands):

                                                                     LONG-LIVED
                                                         NET SALES     ASSETS
                                                         ---------   ----------
January 1, 1999
  United States........................................  $523,566     $55,924
  Canada...............................................    85,924       3,437
                                                         --------     -------
          Total........................................  $609,490     $59,361
                                                         ========     =======
January 2, 1998
  United States........................................  $349,304     $20,791
  Canada...............................................    80,220       3,815
                                                         --------     -------
          Total........................................  $429,524     $24,606
                                                         ========     =======
January 3, 1997
  United States........................................  $239,177     $ 7,628
  Canada...............................................    84,598       4,180
                                                         --------     -------
          Total........................................  $323,775     $11,808
                                                         ========     =======

13. SUBSEQUENT EVENT (UNAUDITED)

     On May 3, 1999, the Company, and Dallas based, privately held FreshPoint Holdings, Inc. signed a definitive agreement to merge the two companies. The merger is subject to approval of the shareholders of the Company, refinancing of certain outstanding debt, approval by regulatory authorities and other customary conditions. The merger will be structured as a tax-free stock for stock exchange, whereby Fresh America will exchange approximately 5,685,826 shares of newly issued common stock for 100% of the capital stock of FreshPoint Holdings, Inc. Upon completion of the merger, the Company's name will be FreshPoint America, Inc.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
FreshPoint Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of FreshPoint Holdings, Inc. and subsidiaries as of June 27, 1998 and June 28, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended June 27, 1998 and the two hundred nineteen day period ended June 28, 1997, and the combined statements of operations and cash flows of Albert Fisher Distribution, Inc. (the Predecessor) for the eighty-two day period ended November 21, 1996 and the year ended August 31, 1996. These financial statements are the responsibility of the respective Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FreshPoint Holdings, Inc. and subsidiaries at June 27, 1998 and June 28, 1997, and the consolidated results of operations and cash flows for the year ended June 27, 1998 and the two hundred nineteen day period ended June 28, 1997 of FreshPoint Holdings, Inc., and for the eighty-two day period ended November 21, 1996, and the year ended August 31, 1996, the combined results of operations and cash flows of Albert Fisher Distribution, Inc., in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

Dallas, Texas
August 14, 1998

                           FRESHPOINT HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                               MARCH 27,    JUNE 27,   JUNE 28,
                                                                 1999         1998       1997
                                                              -----------   --------   --------
                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................   $  8,296     $ 15,975   $ 24,237
  Accounts receivable, net..................................     58,258       60,817     50,066
  Inventory.................................................      9,247       11,496     11,948
  Taxes receivable..........................................         --           --      1,569
  Other current assets......................................      5,170        5,972      4,401
                                                               --------     --------   --------
          Total current assets..............................     80,971       94,260     92,221
Property and equipment, net.................................     47,488       46,773     45,734
Note receivable -- officer..................................        750           --         --
Notes receivable -- other...................................        450          450         --
Intangibles and other assets:
  Goodwill, net.............................................     39,092       38,890     38,725
  Other intangibles, net....................................      8,706       11,784     13,092
  Other assets..............................................      3,753        3,753      2,635
                                                               --------     --------   --------
          Total intangibles and other assets................     51,551       54,427     54,452
                                                               --------     --------   --------
          Total assets......................................   $181,210     $195,910   $192,407
                                                               ========     ========   ========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $ 38,147     $ 52,460   $ 48,076
  Accrued liabilities.......................................     12,403       13,680      9,465
  Current portion of long-term debt.........................     13,044        5,981      4,898
  Taxes payable.............................................         41          397         --
                                                               --------     --------   --------
          Total current liabilities.........................     63,635       72,518     62,439
Long-term debt..............................................     60,712       65,470     70,733
Subordinated debt to shareholder............................     30,608       28,693     26,344
Other subordinated debt.....................................      3,250           --         --
Other liabilities...........................................      5,391        5,324      4,121
Commitments and contingencies...............................
Series B redeemable preferred stock.........................         --        8,593      8,500
Shareholders' equity:
  Series A exchangeable preferred stock $0.01 par value.
     Authorized 45,000 shares; issued 15,592 shares, 13,923
     shares and 13,200 shares, respectively. Liquidation
     value of $17,275, $15,848 and $14,150, respectively....         --           --         --
  Common stock $0.01 par value. Authorized 20,000 shares;
     issued 8,800 shares....................................         --           --         --
  Paid-in capital...........................................     24,392       22,723     22,000
  Subscriptions receivable..................................     (1,734)      (2,634)    (3,460)
  Retained earnings (deficit)...............................     (3,393)      (3,593)     1,880
  Accumulated other comprehensive loss......................     (1,651)      (1,184)      (150)
                                                               --------     --------   --------
          Total shareholders' equity........................     17,614       15,312     20,270
                                                               --------     --------   --------
          Total liabilities and shareholders' equity........   $181,210     $195,910   $192,407
                                                               ========     ========   ========

                            See accompanying notes.

                           FRESHPOINT HOLDINGS, INC.

               COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     COMPANY                                 PREDECESSOR
                              -----------------------------------------------------   -------------------------
                                                                       TWO HUNDRED     EIGHTY-TWO
                                  NINE MONTHS ENDED                    NINETEEN DAY    DAY PERIOD
                              -------------------------   YEAR ENDED   PERIOD ENDED      ENDED       YEAR ENDED
                               MARCH 27,     MARCH 28,     JUNE 27,      JUNE 28,     NOVEMBER 21,   AUGUST 31,
                                 1999          1998          1998          1997           1996          1996
                              -----------   -----------   ----------   ------------   ------------   ----------
                              (UNAUDITED)   (UNAUDITED)
Net sales...................   $544,742      $521,170      $712,502      $381,865       $133,219      $602,301
Cost of goods sold..........    419,637       405,952       554,942       293,569        103,498       470,966
                               --------      --------      --------      --------       --------      --------
Gross profit................    125,105       115,218       157,560        88,296         29,721       131,335
Operating expenses..........    107,243       100,401       135,938        74,392         26,132       115,517
Depreciation and
  amortization..............      7,717         6,481         9,070         4,365          2,162        10,035
Impairment of goodwill and
  restructuring charge......         --            --         6,938            --             --            --
                               --------      --------      --------      --------       --------      --------
Income from operations......     10,145         8,336         5,614         9,539          1,427         5,783
Interest expense............      6,682         6,973         9,259         5,890             --         5,751
Interest income.............        366           473           544           426            372            --
Other income, net...........         --            --            --            --            136             3
                               --------      --------      --------      --------       --------      --------
Income (loss) before income
  taxes.....................      3,829         1,836        (3,101)        4,075          1,935            35
Provision for income
  taxes.....................      1,723           845         1,251         2,031          1,364         2,386
                               --------      --------      --------      --------       --------      --------
Net income (loss)...........   $  2,106      $    991      $ (4,352)     $  2,044       $    571      $ (2,351)
                                                                                        ========      ========
Preferred stock dividends...      1,663         1,572         2,096         1,114
                               --------      --------      --------      --------
Net income (loss)
  attributable to common
  shareholders..............   $    443      $   (581)     $ (6,448)     $    930
                               ========      ========      ========      ========
Earnings per common share:
  Basic.....................   $  50.34      $ (66.02)     $(732.73)     $ 105.68
                               ========      ========      ========      ========
  Diluted...................   $  43.67      $ (66.02)     $(732.73)     $  91.68
                               ========      ========      ========      ========

                            See accompanying notes.

                           FRESHPOINT HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                ACCUMULATED
                                                                   RETAINED        OTHER
                                         PAID-IN   SUBSCRIPTIONS   EARNINGS    COMPREHENSIVE
                                         CAPITAL    RECEIVABLE     (DEFICIT)       LOSS         TOTAL
                                         -------   -------------   ---------   -------------   -------
Balance at November 21, 1996...........  $22,000      $(3,460)      $    --       $    --      $18,540
  Series B preferred stock dividend....       --                       (164)           --         (164)
  Net income...........................       --                      2,044            --        2,044
  Currency translation adjustment......       --                         --          (150)        (150)
                                                                                               -------
  Comprehensive income.................       --           --            --            --        1,894
                                         -------      -------       -------       -------      -------
Balance at June 28, 1997...............   22,000       (3,460)        1,880          (150)      20,270
  Stock subscriptions receivable.......       --         (386)           --            --         (386)
  Payment on stock subscription
     receivable........................       --        1,212            --            --        1,212
  Issuance of Series A preferred stock
     in lieu of dividends..............      723           --          (723)           --           --
  Series B preferred stock dividend....       --                       (398)           --         (398)
  Net loss.............................       --           --        (4,352)           --       (4,352)
  Currency translation adjustment......       --           --            --        (1,034)      (1,034)
                                                                                               -------
  Comprehensive loss...................       --           --            --            --       (5,386)
                                         -------      -------       -------       -------      -------
Balance at June 27, 1998...............   22,723       (2,634)       (3,593)       (1,184)      15,312
  Payment on stock subscriptions
     receivable -- unaudited...........       --          900            --            --          900
  Issuance of Series A preferred stock
     in lieu of
     dividends -- unaudited............    1,669           --        (1,669)           --           --
  Series B preferred stock dividend --
     unaudited.........................       --           --          (237)           --         (237)
  Net income -- unaudited..............       --           --         2,106            --        2,106
  Currency translation adjustment --
     unaudited.........................       --           --            --          (467)        (467)
                                                                                               -------
  Comprehensive income -- unaudited....       --           --            --            --        1,639
                                         -------      -------       -------       -------      -------
Balance at March 27,
  1999 -- unaudited....................  $24,392      $(1,734)      $(3,393)      $(1,651)     $17,614
                                         =======      =======       =======       =======      =======

                            See accompanying notes.

                           FRESHPOINT HOLDINGS, INC.

               COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                      COMPANY                                 PREDECESSOR
                                               -----------------------------------------------------   -------------------------
                                                                                        TWO HUNDRED     EIGHTY-TWO
                                                   NINE MONTHS ENDED                    NINETEEN DAY    DAY PERIOD
                                               -------------------------   YEAR ENDED   PERIOD ENDED      ENDED       YEAR ENDED
                                                MARCH 27,     MARCH 28,     JUNE 27,      JUNE 28,     NOVEMBER 21,   AUGUST 31,
                                                  1999          1998          1998          1997           1996          1996
                                               -----------   -----------   ----------   ------------   ------------   ----------
                                               (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
  Net income (loss)..........................   $  2,106      $    991      $ (4,352)     $ 2,044        $   571       $ (2,351)
  Adjustments to reconcile net income (loss)
    to net cash provided by operating
    activities:
    Depreciation.............................      3,699         3,135         3,886        1,939          1,147          5,360
    Amortization.............................      4,018         3,346         5,184        2,426          1,015          4,675
    Impairment of goodwill and restructuring
      charge.................................         --            --         6,938           --             --             --
    Provision for losses on accounts
      receivable.............................        836         1,256         1,689          527            481          1,610
    Provision (benefit) for deferred income
      taxes..................................        255            --        (1,374)         387           (824)          (419)
    Non-cash interest expense................        273           328           432          268             --             --
    Paid-in-kind interest on subordinated
      debt with shareholder..................      1,915         1,816         2,349        1,344             --             --
    Changes in operating assets and
      liabilities, net of affects from
      acquisitions:
      Accounts receivable....................      1,418        (9,099)      (10,366)      (1,014)        (2,598)        (7,552)
      Inventories............................      2,141          (241)          866          925         (3,053)         1,519
      Other current assets...................        832        (2,932)         (305)      (3,686)        (3,544)        (2,419)
      Accounts payable.......................    (10,374)       (4,539)        5,270        8,423            257        (16,206)
      Accrued liabilities....................     (1,216)        2,191         1,591          830          1,026            624
      Taxes receivable/payable...............       (356)          845         1,966       (1,569)         1,617           (793)
      Other liabilities......................         --            --         1,013           --         (1,455)             1
                                                --------      --------      --------      -------        -------       --------
Net cash (used in) provided by operating
  activities.................................      5,547        (2,903)       14,787       12,844         (5,360)       (15,951)
INVESTING ACTIVITIES
  Cost of acquisitions, exclusive of cash
    acquired.................................     (1,418)       (8,228)       (9,742)      (3,000)          (286)        (1,285)
  Payments received on stock subscriptions
    receivable...............................        900           762           762           40             --             --
  Issuance of notes receivable...............       (750)           --          (888)          --             --             --
  Purchases of property and equipment........     (4,975)       (4,982)       (5,598)      (3,071)          (299)        (3,597)
  Disposals of property and equipment........        288            51         1,099          566            702          1,980
                                                --------      --------      --------      -------        -------       --------
  Net cash provided by (used in) investing
    activities...............................     (5,955)      (12,397)      (14,367)      (5,465)           117         (2,902)
FINANCING ACTIVITIES
  Payments on long-term debt.................     (4,018)       (3,465)       (4,281)        (825)           (40)          (289)
  Borrowings on line of credit...............      6,700            --            --           --             --             --
  (Decrease) increase in bank overdrafts.....     (4,340)        3,689        (2,997)       2,962           (617)         6,724
  Payments on capital lease obligations......         --            --            --           --             --         (2,869)
  Redemptions of preferred stock.............     (5,343)           --            --           --             --             --
  Net advances from parent...................         --            --            --           --          3,936          7,703
  Dividends paid to parent...................         --            --            --           --             --         (2,454)
  Dividends paid.............................       (237)         (300)         (398)        (164)            --             --
                                                --------      --------      --------      -------        -------       --------
  Net cash (used in) provided by financing
    activities...............................     (7,238)          (76)       (7,676)       1,973          3,279          8,815
  Effect of exchange rate changes on cash....        (33)          (89)       (1,006)         288             79            248
                                                --------      --------      --------      -------        -------       --------
  Net (decrease) increase in cash............     (7,679)      (15,465)       (8,262)       9,640         (1,885)        (9,790)
  Cash and cash equivalents at beginning of
    period...................................     15,975        24,237        24,237       14,597          6,264         16,054
                                                --------      --------      --------      -------        -------       --------
  Cash and cash equivalents at end of
    period...................................   $  8,296      $  8,772      $ 15,975      $24,237        $ 4,379       $  6,264
                                                ========      ========      ========      =======        =======       ========

                            See accompanying notes.

                           FRESHPOINT HOLDINGS, INC.

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 27, 1998

1. DESCRIPTION OF BUSINESS

     FreshPoint Holdings, Inc. (the Company) was formed in connection with the acquisition of the North American produce distribution businesses of The Albert Fisher Group PLC (collectively referred to as Albert Fisher Distribution, AFD or the Predecessor)(see Note 3). The principal operations of the Company are the distribution of fresh vegetables, fruit, and other perishable food items to customers in the foodservice, wholesale, and retail industries. The Company's operations are conducted through its wholly owned subsidiary, FreshPoint, Inc., which operates regionally managed distribution subsidiaries and divisions which are located in the United States and Canada.

     The North American produce distribution businesses of The Albert Fisher Group PLC included the produce distribution companies of Albert Fisher Distribution, which was formed on September 1, 1995, and three other companies noted below. AFD was a wholly owned subsidiary of Albert Fisher Holdings, Inc.
(AFH), which is a wholly owned subsidiary of Albert Fisher North America, Inc.
(AFNA), which is a wholly owned subsidiary of The Albert Fisher Group PLC. The combined operations of the Predecessor include the consolidated operations of AFD and the operations of Royal Foods Company, Inc., Albert Fisher Canada Limited, and I & S Produce, Ltd., which were also companies controlled by The Albert Fisher Group PLC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation and Accounting Basis

     The accompanying consolidated financial statements include the accounts of FreshPoint Holdings, Inc. and its subsidiaries, and the accompanying combined statements of operations and cash flows include the accounts of Albert Fisher Distribution, Inc., Royal Foods Company, Inc., Albert Fisher Canada Limited, and I & S Produce Ltd. All significant intercompany accounts and transactions in both the combined and consolidated financial statements have been eliminated.

     The accompanying combined results of operations and cash flows of the predecessor reflect the historical cost basis of the predecessor's assets and liabilities. The accompanying consolidated financial statements of the Company reflect a new basis of accounting established at the date the Company acquired AFD (see Note 3). Accordingly, financial information of the Predecessor and the Company is not comparable in its entirety.

  Unaudited Interim Financial Information

     The accompanying consolidated balance sheet of the Company at March 27, 1999, and the related consolidated statements of operations and cash flows for the nine month periods ended March 27, 1999 and March 28, 1998, are unaudited. In the opinion of management, the interim financial information includes all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial information. The results for the nine-month period ended March 27, 1999, may not be indicative of operating results for the full year.

  Fiscal Year

     The Company utilizes a 52- or 53-week accounting period which ends on the Saturday closest to June 30.

     The fiscal year-end of the Predecessor was August 31.

                           FRESHPOINT HOLDINGS, INC.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     Financial instruments in the financial statements include accounts receivable, other assets, accounts payable, accrued liabilities, debt and subscriptions receivable. The carrying value of financial instruments, other than debt, approximates fair value due to the short maturity characteristics of these instruments. The carrying value of long-term debt approximates fair value as terms approximate those currently available for similar debt instruments.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with maturities of less than three months to be cash equivalents.

  Inventory

     Inventory is valued at the lower of cost (first-in, first-out) or market.

  Revenue Recognition

     The Company recognizes revenue at the date product is shipped to customers.

  Property and Equipment

     Property and equipment are recorded at cost.

     Annual depreciation is provided using the straight-line method over the estimated useful lives of the assets. The estimated useful lives for the following categories of assets are:

Buildings and improvements...........................   20 - 40 years
Machinery and equipment..............................   3 - 7 years

     Repairs and maintenance are charged to expense as incurred.

  Income Taxes

     The deferred tax accounts are maintained under the liability method in accordance with FASB Statement No. 109, "Accounting for Income Taxes." Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Predecessor was included in the consolidated federal and the combined California tax returns of its parent. The combined financial statements of the Predecessor reflect income tax expense as if the Predecessor were a separate taxpayer.

  Intangibles

     Intangibles consist of goodwill which is amortized over 40 years using a straight-line method, non-competition agreements which are amortized using a straight-line method over the terms of the agreements (three to five years), customer lists which are amortized over a five to eight year period using a straight-line method, and debt issuance costs which are amortized over the term of the related debt. Accumulated

                           FRESHPOINT HOLDINGS, INC.

amortization related to goodwill is $1,136,000 and $523,000 at June 27, 1998 and June 28, 1997, respectively. Accumulated amortization related to all other intangibles is $6,931,000 and $2,453,000 at June 27, 1998 and June 28, 1997,
respectively.

     The Company has selected a 40 year life for goodwill because many of the businesses it has acquired have been in operation for several decades and their value is viewed as having an unlimited life primarily because the fundamental business of produce distribution has not changed significantly over the last century, nor is it expected to change significantly in the foreseeable future. However, the carrying value of goodwill is reviewed if facts and circumstances suggest that it may be permanently impaired. If the review indicates that goodwill will not be recoverable, as determined using a discounted cash flow method, the goodwill will be reduced to its estimated recoverable value.

  Foreign Currency Translation and Transactions

     Canadian operations use the Canadian dollar as their functional currency. Assets and liabilities are translated from the functional currency into the U.S. dollar using the period-end exchange rates. Income and expense accounts are translated from the functional currency into the U.S. dollar using the average exchange rate for the period. Translation gains or losses are included as a component of shareholders' equity. Gains and losses resulting from foreign currency transactions are reflected currently in the statements of operations.

  Comprehensive Income

     On June 28, 1998, the Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and displaying comprehensive income (loss) and its components. The Company's comprehensive income is comprised of net income (loss) and foreign currency translation adjustments and is presented in the accompanying consolidated statements of shareholders' equity. Comprehensive income for the nine months ended March 28, 1998 was $986,000 (unaudited).

  Earning Per Share

     Basic earnings per share is computed by dividing net income (loss) attributable to common shareholders by the 8,800 common shares outstanding. For periods with net income attributable to common shareholders, diluted earnings per common share is calculated by dividing net income attributable to common shareholders by 10,144 equivalent common shares which reflects the dilutive effect of outstanding warrants to purchase shares of the Company's common stock. For periods with a net loss attributable to common shareholders, diluted earnings per common share is equivalent to basic earnings per share.

  Reclassifications

     Certain prior period amounts have been reclassified to conform to the current year presentation.

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (Statement 131), which is effective for years beginning after December 15, 1997. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial

                           FRESHPOINT HOLDINGS, INC.

statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Statement 131 is effective for fiscal years beginning after December 15, 1997; therefore the Company will adopt the new requirements retroactively in 1999. Because each of the Company's business units are engaged in similar procurement and distribution services, management believes the Company's business units will be aggregated into one reportable segment under the new Statement.

3. ACQUISITIONS

     On November 21, 1996, the Company acquired AFD for approximately $108.5 million, including $7.1 million of transaction costs. The purchase price was funded through the initial capitalization of the Company ($22 million), the issuance of subordinated debt ($25 million; see Note 8) and proceeds from the Company's Credit Facilities (see Note 7). The purchase price has been allocated to the assets and liabilities acquired based on their fair values. The Company recorded $33.6 million of goodwill related to the acquisition which is being amortized over 40 years. As a part of the consideration paid to PLC, the Company paid $10 million for a non-competition agreement which is being amortized over the three-year term of the agreement.

     On January 30, 1997, the Company acquired in a tax-free stock for stock exchange all the assets and certain liabilities of Glendale Produce Company (Glendale). The Glendale acquisition was accounted for using the purchase method of accounting and, accordingly, the Company consolidated the operations of Glendale from the date of acquisition. The total purchase price for the Glendale acquisition consisted of the issuance of $8.5 million of Holdings mandatorily redeemable preferred stock in exchange for all of the outstanding stock of Glendale. In addition, the Company entered into an employment and non-competition agreement with the former owner of Glendale for which it paid $3 million, which is being amortized over the 5-year term of the agreement. The Company recorded $8 million of goodwill related to the acquisition which is being amortized over 40 years.

     On June 30, 1997, the Company acquired all of the outstanding common stock of AAA Packaging, Inc. (AAA) for approximately $2.8 million, consisting of $1.8 million in cash, the forgiveness of a $450 thousand note receivable from an officer of the Company, and the issuance of notes payable totaling $550 thousand. AAA was partially owned by an officer of the Company. AAA is engaged in the business of purchasing, repackaging, and selling potatoes, onions, and other fresh fruits and vegetables. The AAA acquisition has been accounted for under the purchase method of accounting and, accordingly, the Company consolidated the operations of AAA from the date of acquisition. The Company recorded $2.1 million of goodwill related to the acquisition, which is being amortized over 40 years.

     On January 1, 1998, the Company acquired all of the assets and certain liabilities of JDS&R Produce, Inc. (JDS&R) for approximately $3.0 million in cash. The JDS&R acquisition was accounted for using the purchase method of accounting and, accordingly, the Company consolidated the operations of JDS&R from the date of acquisition. The Company recorded $1.9 million of goodwill related to the acquisition, which is being amortized over 40 years. The acquisition agreement also provides for annual payments of $400,000 on the first, second and third anniversaries of the acquisition related to a non-competition agreement which is being amortized over the five-year term of the agreement. The Company is contingently liable to the former owners of JDS&R for additional cash consideration based upon the achievement of specific future earnings levels.

     On June 18, 1998, the Company acquired the customer list of Atlanta Culinary Herbs, Inc. (Atlanta Culinary) at a cost of $1.1 million in cash which is being amortized over a five-year life. The Company is contingently liable to the former owners of Atlanta Culinary for additional cash consideration based upon the achievement of specific future earnings levels.

                           FRESHPOINT HOLDINGS, INC.

     Pro forma disclosure of results of operations as if the fiscal 1998 acquisitions had occurred at the beginning of the fiscal year has not been presented as the effect on fiscal 1998 operating results is not material.

4. IMPAIRMENT OF GOODWILL AND RESTRUCTURING CHARGE

     In connection with the purchase of Glendale, the Company expected to achieve certain efficiencies through combining the operations of Glendale with the Company's previously existing Los Angeles, California area distribution facility. The Company has experienced below average operating results and aggressive competition in Southern California, which is serviced by Glendale. Accordingly, the Company revised its projected operating results which do not support the recoverability of a portion of the goodwill associated with the Glendale acquisition. The methodology used by the Company in determining the amount of goodwill impairment related to the Glendale acquisition involved discounting future projected cash flows for the remaining amortization period for the Glendale goodwill which resulted in a non-cash impairment charge of $5.7 million.

     In April 1998, the Company adopted a plan to restructure its Canadian operations which involved closing two Canadian distribution centers. In connection with the closure of the Canadian distribution centers, the Company has recorded a charge of $1.2 million for lease termination costs, employee severance costs, and the write-off of leasehold improvements and fixed assets.

5. ACCOUNTS RECEIVABLE

     Accounts receivable consist of (in thousands):

                                                            JUNE 27,   JUNE 28,
                                                              1998       1997
                                                            --------   --------
Trade accounts receivable.................................  $62,888    $51,906
Less allowance for doubtful accounts......................    2,071      1,840
                                                            -------    -------
                                                            $60,817    $50,066
                                                            =======    =======

     The following summarizes the activity in the allowance for doubtful accounts for the following periods (in thousands):

                                           BALANCE AT
                                          BEGINNING OF   BAD DEBT                 BALANCE AT
                 PERIOD                      PERIOD      EXPENSE    WRITE-OFFS   END OF PERIOD
                 ------                   ------------   --------   ----------   -------------
COMPANY:
  June 28, 1997-June 27, 1998...........     $1,840       $1,689     $(1,458)       $2,071
  November 21, 1996-June 28, 1997.......     $2,149       $  527     $  (836)       $1,840
PREDECESSOR:
  August 31, 1996-November 21, 1996.....     $1,693       $  481     $   (25)       $2,149
  September 1, 1995-August 31, 1996.....     $2,384       $1,610     $(2,301)       $1,693

                           FRESHPOINT HOLDINGS, INC.

6. PROPERTY AND EQUIPMENT

     Major classes of property and equipment are as follows (in thousands):

                                                         JUNE 27,      JUNE 28,
                                                           1998          1997
                                                         --------      --------
Land...................................................  $ 7,319       $ 8,102
Buildings and improvements.............................   24,453        24,297
Machinery and equipment................................   20,895        15,274
                                                         -------       -------
                                                          52,667        47,673
Less accumulated depreciation..........................    5,894         1,939
                                                         -------       -------
                                                         $46,773       $45,734
                                                         =======       =======

7. LONG-TERM DEBT

     The Company's long-term debt is comprised of the following (in thousands):

                                                         MARCH 27,    JUNE 27,   JUNE 28,
                                                           1999         1998       1997
                                                        -----------   --------   --------
                                                        (UNAUDITED)
Credit Facility:
  Revolving Line of Credit............................    $ 6,700     $    --    $    --
  Facility A Term Loan................................     37,000      40,750     44,250
  Facility B Term Loan................................     29,400      29,625     29,925
Other.................................................        656       1,076      1,456
                                                          -------     -------    -------
                                                          $73,756     $71,451    $75,631
                                                          =======     =======    =======

     In connection with the acquisition of AFD, the Company entered into a Credit Facility with a bank which provides a $20.0 million Revolving Line of Credit, a $45.0 million Facility A Term Loan, and a $30.0 million Facility B Term Loan (collectively referred to as the Credit Facility). The Credit Facility also provides for up to $5.0 million in letter of credit availability. The letter of credit availability is limited by the unused portions of the revolving line of credit. The Credit Facility is secured by substantially all of the assets of the Company. Borrowings under the Credit Facility bear interest based upon the bank's reference rate or the London Interbank Offered Rate (LIBOR), at the option of the Company (7.69% for Facility A Term Loan and 8.69% for Facility B Term Loan at June 27, 1998 and March 27, 1999). The Credit Facility requires the Company to pay a 0.5% commitment fee on the unused balance of the revolving line of credit. Principal repayments for the Facility A Term Loan and the Facility B Term Loan are payable in escalating quarterly installments ranging from $750,000 to $3,125,000 and $75,000 to $3,800,000, respectively. Interest and commitment fees are paid quarterly. The Revolving Line of Credit and the Facility A Term Loan mature on December 31, 2002. The Facility B Term Loan matures on December 31, 2004. The Credit Facility requires the Company to maintain certain financial and other covenants. In addition, the Credit Facility also requires the Company to make prepayments of principal based on a percentage of excess cash flow as defined in the Credit Facility.

     The Company has entered into an interest rate swap agreement to modify the interest characteristics of its outstanding debt from a floating to fixed rate basis. The Company's interest rate swap agreement with the bank fixes the interest rate on a notional principal amount of $37.5 million of the Facility Term Loans at a weighted average rate of 8.85% through December 31, 2000. The interest rate swap agreement involves the receipt of fixed rate amounts in exchange for floating rate interest payments over life of the agreement without an exchange of the underlying principal amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the debt. The related amount

                           FRESHPOINT HOLDINGS, INC.

payable to or receivable from counterparties is included in accrued liabilities. The fair values of the swap agreements are not recognized in the financial statements.

     The Company also has available a line of credit which provides for borrowings and letters of credit of up to three million Canadian dollars (U.S. dollar equivalent of approximately $2.0 million (unaudited), $2.0 million and $2.2 million at March 27, 1999, June 27, 1998 and June 28, 1997, respectively) based upon the eligible receivables and inventory of its Canadian operations. The line of credit bears interest at the bank's prime rate, and borrowings under the line of credit are payable on demand. The Company had approximately $0 (unaudited), $377,000 and $935,000 outstanding under the line of credit and had issued letters of credit of approximately $0 (unaudited), $129,000 and $72,000 at March 27, 1999, June 27, 1998 and June 28, 1997, respectively.

     The Company paid interest of approximately $4,504,000 (unaudited), $6,612,000 and $2,564,000 during the nine months ended March 27, 1999, the year ended June 27, 1998 and the 219 days ended June 28, 1997, respectively.

     Future maturities of long-term debt are as follows (in thousands):

                                                             JUNE 27,
                                                               1998
                                                             --------
1999......................................................   $ 5,981
2000......................................................     6,844
2001......................................................     9,309
2002......................................................    11,362
2003......................................................    12,912
Thereafter................................................    25,043
                                                             -------
                                                             $71,451
                                                             =======

8. SUBORDINATED DEBT WITH SHAREHOLDER

     In connection with the purchase of AFD, the Company issued $25 million of unsecured subordinated notes to The Albert Fisher Group PLC, a shareholder of the Company. The subordinated notes accrue interest at 9%, payable through the issuance of additional subordinated notes, of which all accrued interest and principal is due November 20, 2006. The subordinated notes are due upon demand if a change in control occurs, as defined.

9. PREFERRED STOCK

     In connection with the formation of the Company, the Company issued 13,200 shares of Series A Cumulative Exchangeable Preferred Stock. The holders of Series A Exchangeable Preferred Stock are entitled to cumulative dividends from the date of issuance at a rate of 12% payable in the form of cash or additional shares of Series A Preferred Stock at the option of the Company. The Series A Preferred Stock can be exchanged into 12% Junior Subordinated Notes at liquidation value plus accrued unpaid dividends at the option of the holder upon the occurrence of certain events. In addition, the Series A Exchangeable Preferred Stock is redeemable at the option of the Company or if certain events occur by the holders of Series A Exchangeable Preferred Stock.

     In connection with the acquisition of Glendale (see Note 3), the Company issued 525 shares of Series B-1, 300 shares of Series B-2 and 25 shares of Series B-3 Voting Redeemable Preferred Stock, collectively referred to as the Series B Preferred Stock. The par value of the Series B Preferred Stock is $0.01 and the Series B Preferred stock has a liquidation value of $8.5 million. The Series B Preferred Stock ranks senior to the Series A Exchangeable Preferred Stock. The Series B Preferred Stock is cumulative and has a

                           FRESHPOINT HOLDINGS, INC.

coupon rate of 4.65%. The Series B-1 preferred stock is mandatorily redeemable for cash of $5,343,000 on January 30, 1999. The Series B-2 preferred stock and the Series B-3 preferred stock are mandatorily redeemable on January 30, 1999, for $3,250,000 of 9% junior subordinated notes which require full payment of principal and interest on November 20, 2006 .

10. SUBSCRIPTION RECEIVABLE

     In connection with the capitalization of Holdings, certain management and other shareholders of Holdings were issued Holdings equity securities in exchange for notes receivable. The notes provide for quarterly interest payments at 7.875% and require balloon payments of principal and interest at maturity, November 21, 2001.

11. INCOME TAXES

     Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                                  COMPANY
                                                            -------------------
                                                            JUNE 27,   JUNE 28,
                                                              1998       1997
                                                            --------   --------
Deferred tax liabilities:
  Tax over book depreciation/amortization.................  $(2,061)   $(1,550)
  Prepaid expenses........................................     (264)      (232)
                                                            -------    -------
          Total deferred tax liabilities..................   (2,325)    (1,782)
Deferred tax assets:
  Bad debt reserves.......................................      183         21
  Insurance reserves......................................       --         12
  Restructuring reserves..................................      513         --
  Inventory capitalization................................       89        100
  Deferred compensation...................................    1,136        212
  State taxes.............................................      176         56
  Other...................................................      230        148
                                                            -------    -------
          Total deferred tax assets.......................    2,327        549
                                                            -------    -------
          Total net deferred tax asset (liability)........  $     2    $(1,233)
                                                            =======    =======

     As of June 27, 1998 and June 28, 1997, a net current deferred tax asset of $1,573,000 and $253,000, respectively, is included in other current assets and a net noncurrent deferred tax liability of $1,571,000 and $1,486,000, respectively, is included in other liabilities.

                           FRESHPOINT HOLDINGS, INC.

     Significant components of the provision for income taxes are as follows (in thousands):

                                              COMPANY
                                     --------------------------           PREDECESSOR
                                                   TWO HUNDRED    ----------------------------
                                                  NINETEEN DAYS   EIGHTY-TWO DAYS
                                     YEAR ENDED       ENDED            ENDED        YEAR ENDED
                                      JUNE 27,      JUNE 28,       NOVEMBER 21,     AUGUST 31,
                                        1998          1997             1996            1996
                                     ----------   -------------   ---------------   ----------
Current:
  Federal..........................   $ 1,116        $1,185           $1,337          $  729
  State............................     1,311           343              281             599
  Foreign..........................       198           116              562             526
                                      -------        ------           ------          ------
          Total current............     2,625         1,644            2,180           1,854
Deferred taxes:
  Federal..........................      (193)          221             (726)            291
  State............................      (717)          166              (91)            208
  Foreign..........................      (464)           --                1              33
                                      -------        ------           ------          ------
          Total deferred...........    (1,374)          387             (816)            532
                                      -------        ------           ------          ------
                                      $ 1,251        $2,031           $1,364          $2,386
                                      =======        ======           ======          ======

     Income tax expense differs from the amount computed by applying the statutory tax rate to pre-tax income due to state income taxes and the effect of nondeductible items. The reconciliation of income tax computed at the federal statutory tax rate to income tax expense is as follows (in thousands):

                                              COMPANY
                                     --------------------------           PREDECESSOR
                                                   TWO HUNDRED    ----------------------------
                                                  NINETEEN DAYS   EIGHTY-TWO DAYS
                                     YEAR ENDED       ENDED            ENDED        YEAR ENDED
                                      JUNE 27,      JUNE 28,       NOVEMBER 21,     AUGUST 31,
                                        1998          1997             1996            1996
                                     ----------   -------------   ---------------   ----------
Tax at U.S. statutory rate.........   $(1,054)       $1,385           $  658          $   12
State income taxes, net of federal
  tax benefit......................      (199)          336               80             659
Goodwill amortization and other
  nondeductible expenses...........       117           194              251             999
Impairment of goodwill.............     2,357            --
Canadian taxes.....................        30           116              154             397
Other..............................        --            --              221             319
                                      -------        ------           ------          ------
          Total tax expense........   $ 1,251        $2,031           $1,364          $2,386
                                      =======        ======           ======          ======

     The Company paid income taxes of approximately $1,581,000 and $2,473,000 during the year ended June 27, 1998 and the 219 days ended June 28, 1997, respectively. The Predecessor had a tax sharing arrangement with AFH whereby income tax was determined on a separate return basis and all income tax amounts were paid by AFH on behalf of the Predecessor; therefore, Predecessor income tax expense resulted in increases to intercompany loans to AFH.

12. RELATED PARTY TRANSACTIONS

     AFNA provided administrative support services for the Predecessor such as data processing, accounting, legal, and other corporate office services. The Predecessor financial statements include $475,000 and $2,800,000 of allocated administrative support services expense for the eighty-two day period ended

                           FRESHPOINT HOLDINGS, INC.

November 21, 1996 and the year ended August 31, 1996, respectively. The administrative services were allocated based on sales and are included in operating expenses. Additionally, AFH charged the Predecessor interest at the prime rate as established by a major financial institution, which was added to the outstanding balance of an intercompany loan on a monthly basis. AFH did not charge the Company for interest on intercompany borrowings for the period from September 1, 1996 through November 21, 1996; accordingly, the combined statement of operations for that period reflects no interest expense.

     The Company has an agreement to pay annual management fees to affiliates of shareholders of the Company for management services through November 20, 2006. During the year ended June 27, 1998 and the 219 days ended June 28, 1997, the Company incurred $459,000 and $268,000 of management fees, respectively. In addition, the Company pays fees to these same affiliates based on completed acquisitions. During the year ended June 27, 1998, the Company incurred $408,000 in acquisition-related fees which were capitalized as costs of the related acquisitions.

     The Company leases a produce distribution facility from an entity owned by officers of one of the Company's subsidiaries. Lease payments made under the lease agreement during the year ended June 27, 1998 and the 219 days ended June 28, 1997, were approximately $622,000 and $360,000, respectively. The lease provides for monthly rental payments through February 28, 2007. The lease terms provide for an escalation in the rental payments determined annually based on the Producers Price Index.

     The Company leases another produce distribution facility from an entity which is partially owned by an officer of one of the Company's subsidiaries. Lease payments made under the lease agreement during the year ended June 27, 1998 and the 219 days ended June 28, 1997, were approximately $409,000 and $240,000, respectively. The lease term is for a one-year period and is renewable annually by the Company.

13. EMPLOYEE BENEFIT PLANS

     The Company has an employee savings plan (the Plan). The Plan is a defined contribution plan covering all U.S. full-time employees of the Company who are not members of a group represented by a collective bargaining agreement and who have completed one year of service. Eligible employees may defer 1% to 15% of their annual compensation subject to certain Internal Revenue Service restrictions. The Plan provides for Company contributions based upon a certain percentage of each participant's contribution as well as a discretionary contribution of 1% of annual compensation of all participants employed for the entire calendar year preceding the year in which the payment is made. Expense recognized by the Company related to the Plan during the year ended June 27, 1998 and the 219 days ended June 28, 1997, was $779,000 and $343,000, respectively. The Predecessor maintained a similar employee savings plan. Expense recognized by the Predecessor related to its savings plan during the eighty-two day period ended November 21, 1996 and the year ended August 31, 1996 was $156,000 and $532,000, respectively.

     The Company also makes contributions to multiemployer defined benefit and defined contribution plans for employees who are members of a group represented by a collective bargaining agreement. Amounts charged to pension cost and contributed to these plans by the Company during the year ended June 27, 1998 and the 219 days ended June 28, 1997, was $623,000 and $366,000, respectively. Amounts charged to expense and contributed to these plans by the Predecessor during the eighty-two day period ended November 21, 1996 and the year ended August 31, 1996 were $138,000 and $583,000, respectively.

     In addition to the above plans, the Company has a non-qualified deferred compensation plan for its senior management. The Select Executive Retirement Plan (the SERP) provides deferred compensation and survivor benefits in addition to the benefits paid under the employee savings plan. Expense recognized by the Company related to the SERP during the year ended June 27, 1998 and the 219 days ended June 28, 1997, was $272,000 and $181,000, respectively. The Predecessor also maintained a SERP. Expense recognized by

                           FRESHPOINT HOLDINGS, INC.

the Predecessor related to its SERP during the eighty-two day period ended November 21, 1996 and the year ended August 31, 1996 was $18,000 and $138,000, respectively.

14. WARRANTS

     In connection with the formation of the Company, immediately exercisable warrants to purchase up to 608.6 shares of the Company's common stock at a price of $1,000 per share were issued to certain initial shareholders. The right to exercise the warrants to purchase common stock of the Company expires on November 21, 2006. None of the warrants issued to the shareholders have been exercised.

     In January 1997, the Company issued warrants to purchase up to 735.4 shares of the Company's common stock at a price of $1,000 per share to three members of management. In December 1997, management warrants covering 319.5 shares of common stock were canceled in connection with the termination of an officer of the Company. At that same time, the warrant agreements with the other two members of management were amended and restated to include the right to purchase an additional 319.5 shares of common stock at an estimated value of $1,000 per share. Additionally, the vesting terms, which involve both the passage of time and performance based targets, of the warrants were modified. At June 27, 1998, there were 735.4 management warrants outstanding, of which 175.5 were exercisable. At June 28, 1997, there were 735.4 management warrants outstanding, of which none were exercisable. The right to exercise the warrants to purchase common stock of the Company expires on November 30, 2006. None of the warrants issued to management have been exercised.

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized for the warrants issued to management. Compensation costs related to warrants issued to management was not material as calculated using the minimum value method.

15. OPERATING LEASE COMMITMENTS

     The Company has obligations under noncancelable operating leases for certain processing, distribution and office facilities, and vehicles and equipment. Rental expense for the periods ended June 27, 1998 and June 28, 1997, was $9,943,000 and $5,501,000, respectively. Rental expense of the Predecessor for 82-day period ended November 21, 1996 and the year ended August 31, 1996 was $1,743,000 and $7,634,000, respectively.

     Future minimum lease payments under noncancelable operating leases with initial or remaining terms of one year or more were as follows (in thousands):

                                                             JUNE 27,
                                                               1998
                                                             --------
1999.......................................................  $ 5,591
2000.......................................................    4,392
2001.......................................................    3,984
2002.......................................................    3,079
2003.......................................................    1,934
Thereafter.................................................    3,382
                                                             -------
          Total minimum payments...........................  $22,362
                                                             =======

                           FRESHPOINT HOLDINGS, INC.

16. COMMITMENTS AND CONTINGENCIES

     The Company is involved in various claims and legal actions incident to its operations, both as plaintiff and defendant. In the opinion of management, after consultation with legal counsel, none of these claims is expected to have a material adverse effect on the Company's results of operations or financial position.

     The Company is contingently liable for additional purchase consideration related to acquisitions based upon the achievement of specified earnings levels. The maximum additional purchase consideration to be paid related to the acquisitions is approximately $2,950,000.

     The majority of the labor force at one of the Company's subsidiaries, representing approximately 10% of the Company's work force, is covered by a collective bargaining agreement. The existing agreement expires on June 30, 2001. The Company considers its union relations to be good.

                                   APPENDICES

Appendix A -- Agreement and Plan of Merger
  Exhibit A -- Form of Articles of Incorporation
  Exhibit B -- Form of Bylaws
  Exhibit C -- Directors and Executive Officers
  Exhibit D -- Form of Employment Agreement
  Exhibit E -- Legal Opinions of Holdings Counsel
  Exhibit F -- Form of Shareholders' Agreement
  Exhibit G -- Form of Affiliates Letters
  Exhibit H -- Albert Fisher Consent
  Exhibit I -- Legal Opinions of Company Counsel
  Exhibit J -- Registration Rights Agreement
Appendix B -- Opinion of Bear Stearns

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                              FRESH AMERICA CORP.

                                      AND

                           FRESHPOINT HOLDINGS, INC.

                            DATED AS OF MAY 3, 1999

                               TABLE OF CONTENTS

                                                               PAGE NO.
                                                               --------
ARTICLE I  THE MERGER.......................................       1
  SECTION 1.01.  The Merger.................................       1
  SECTION 1.02.  Closing; Closing Date; Effective Time......       1
  SECTION 1.03.  Effect of the Merger.......................       2
  SECTION 1.04.  Directors and Executive Officers...........       2
  SECTION 1.05.  Headquarters...............................       2
ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF                  2
  CERTIFICATES..............................................
  SECTION 2.01.  Merger Consideration; Conversion and              2
     Cancellation of Securities.............................
  SECTION 2.02.  Exchange and Surrender of Certificates.....       3
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF HOLDINGS.....       4
  SECTION 3.01.  Organization and Qualification;                   4
     Subsidiaries...........................................
  SECTION 3.02.  Charter and Bylaws.........................       5
  SECTION 3.03.  Capitalization.............................       5
  SECTION 3.04.  Authority..................................       6
  SECTION 3.05.  No Conflict; Required Filings and                 6
     Consents...............................................
  SECTION 3.06.  Compliance With Laws.......................       6
  SECTION 3.07.  Financial Statements.......................       7
  SECTION 3.08.  Absence of Certain Changes or Events.......       7
  SECTION 3.09.  No Undisclosed Liabilities.................       8
  SECTION 3.10.  Absence of Litigation......................       8
  SECTION 3.11.  Employee Benefit Plans; Labor Matters......       8
  SECTION 3.12.  Taxes......................................      10
  SECTION 3.13.  Stockholders and Affiliates................      10
  SECTION 3.14.  Material Contracts.........................      10
  SECTION 3.15.  Insurance..................................      11
  SECTION 3.16.  Properties.................................      11
  SECTION 3.17.  Year 2000 Compliance.......................      11
  SECTION 3.18.  Intellectual Property Rights...............      12
  SECTION 3.19.  Customers and Suppliers....................      12
  SECTION 3.20.  Vote Required..............................      12
  SECTION 3.21.  Brokers....................................      12
  SECTION 3.22.  Information Supplied.......................      12
  SECTION 3.23.  Transactions with Affiliates...............      12
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF COMPANY.......      12
  SECTION 4.01.  Organization and Qualification;                  12
     Subsidiaries...........................................
  SECTION 4.02.  Charter and Bylaws.........................      13
  SECTION 4.03.  Capitalization.............................      13
  SECTION 4.04.  Authority..................................      13
  SECTION 4.05.  No Conflict; Required Filings and                14
     Consent................................................
  SECTION 4.06.  Compliance With Laws.......................      14
  SECTION 4.07.  SEC Reports; Financial Statements..........      15
  SECTION 4.08.  Absence of Certain Changes or Events.......      15
  SECTION 4.09.  No Undisclosed Liabilities.................      16
  SECTION 4.10.  Absence of Litigation......................      16
  SECTION 4.11.  Employee Benefit Plans; Labor Matters......      16
  SECTION 4.12.  Tax Matters................................      18
  SECTION 4.13.  Material Contracts.........................      18
  SECTION 4.14.  Insurance..................................      19
  SECTION 4.15.  Properties.................................      19

                                                               PAGE NO.
                                                               --------
  SECTION 4.16.  Year 2000 Compliance.......................      19
  SECTION 4.17.  Intellectual Property Rights...............      19
  SECTION 4.18.  Customers and Suppliers....................      20
  SECTION 4.19.  Vote Required..............................      20
  SECTION 4.20.  Brokers....................................      20
  SECTION 4.21.  Opinion of Financial Advisor...............      20
  SECTION 4.22.  Transactions with Affiliates...............      20
  SECTION 4.23.  Certain Statutes...........................      20
  SECTION 4.24.  Information Supplied.......................      20
ARTICLE V  COVENANTS........................................      21
  SECTION 5.01.  Affirmative Covenants of Holdings..........      21
  SECTION 5.02.  Negative Covenants of Holdings.............      21
  SECTION 5.03.  Affirmative Covenants of Company...........      22
  SECTION 5.04.  Negative Covenants of Company..............      23
  SECTION 5.05.  Financing Arrangement......................      25
  SECTION 5.06.  No Solicitation by Company.................      25
  SECTION 5.07.  Access and Information.....................      26
  SECTION 5.08.  Appropriate Action; Consents; Filings......      26
  SECTION 5.09.  Tax Treatment..............................      27
  SECTION 5.10.  Public Announcements.......................      28
  SECTION 5.11.  NASDAQ Listing.............................      28
  SECTION 5.12.  Meeting of Shareholders....................      28
  SECTION 5.13.  Registration Statement; Proxy Statement....      28
  SECTION 5.14.  Insurance and Indemnification..............      29
  SECTION 5.15.  Employee Loans.............................      29
  SECTION 5.16.  Takeover Statutes..........................      29
ARTICLE VI  CLOSING CONDITIONS..............................      30
  SECTION 6.01.  Conditions to Obligations of Each Party          30
     Under This Agreement...................................
  SECTION 6.02.  Additional Conditions to Obligations of          30
     Company................................................
  SECTION 6.03.  Additional Conditions to Obligations of          31
     Holdings...............................................
ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER..............      32
  SECTION 7.01.  Termination................................      32
  SECTION 7.02.  Effect of Termination......................      33
  SECTION 7.03.  Amendment..................................      33
  SECTION 7.04.  Waiver.....................................      33
  SECTION 7.05.  Expenses and Other Payments................      33
ARTICLE VIII  GENERAL PROVISIONS............................      34
  SECTION 8.01.  Effectiveness of Representations,                34
     Warranties and Agreements..............................
  SECTION 8.02.  Notices....................................      34
  SECTION 8.03.  Certain Definitions........................      35
  SECTION 8.04.  Headings...................................      36
  SECTION 8.05.  Severability...............................      36
  SECTION 8.06.  Entire Agreement...........................      36
  SECTION 8.07.  Assignment.................................      36
  SECTION 8.08.  Parties in Interest........................      36
  SECTION 8.09.  Failure or Indulgence Not Waiver; Remedies       37
     Cumulative.............................................
  SECTION 8.10.  Governing Law..............................      37
  SECTION 8.11.  Counterparts...............................      37

EXHIBITS
Exhibit A  Form of Articles of Incorporation
Exhibit B  Form of Bylaws
Exhibit C  Directors and Executive Officers
Exhibit D  Form of Employment Agreement
Exhibit E  Legal Opinions of Holdings Counsel
Exhibit F  Form of Shareholders' Agreement
Exhibit G  Form of Affiliate Letters
Exhibit H  Fisher Consent
Exhibit I  Legal Opinions of Company Counsel
Exhibit J  Registration Rights Agreement

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 3, 1999, is by and between Fresh America Corp., a Texas corporation ("Company"), and FreshPoint Holdings, Inc., a Delaware corporation ("Holdings").

                                    RECITALS

     WHEREAS, Holdings, upon the terms and subject to the conditions of this Agreement, will merge with and into Company (the "Merger"), and pursuant thereto, the issued and outstanding shares of common stock, $.01 par value, of Holdings (the "Holdings Common Stock") and Holdings Preferred Stock (as defined in Section 3.03(a)) will be converted into the right to receive shares of common stock, $0.01 par value, of Company (the "Company Common Stock");

     WHEREAS, the Board of Directors of Company has determined that the Merger is fair to, and in the best interests of, Company and its shareholders, and has approved and adopted this Agreement and the transactions contemplated hereby;

     WHEREAS, the Board of Directors of Holdings has determined that the Merger is fair to, and in the best interests of, Holdings and its stockholders, and has approved and adopted this Agreement and the transactions contemplated hereby;

     WHEREAS, as a condition and an inducement to Company's willingness to enter into this Agreement, Albert Fisher Holdings, Inc. ("Fisher") has executed and delivered to Holdings a consent letter (the "Fisher Consent"), which is attached hereto as Exhibit H;

     WHEREAS, as a condition and an inducement to Company's willingness to enter into this Agreement, this Agreement and the transactions contemplated hereby have been approved by any required vote of Holdings Common Stock and Holdings Preferred Stock, subject to the terms of the Fisher Consent;

     WHEREAS, as a condition and an inducement to Holdings' willingness to enter into this Agreement, certain shareholders of Company (the "Company Principal Shareholders") have granted irrevocable proxies to Holdings (the "Company Proxies") to vote all Company Common Stock beneficially owned by such Company Principal Shareholders in favor of approval and adoption of this Agreement and the Merger; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   AGREEMENT

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Business Corporation Act (the "Texas Act") and the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.02), Holdings shall be merged with and into Company. As a result of the Merger, the separate corporate existence of Holdings shall cease and Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Certain terms used in this Agreement are defined in Section 8.03.

     SECTION 1.02. Closing; Closing Date; Effective Time. Unless this Agreement shall have been terminated pursuant to Section 7.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the

"Closing") shall take place at the offices of Hughes & Luce, L.L.P., 1717 Main Street, Dallas, Texas as soon as practicable (but in any event within two business days) after the satisfaction or waiver of the conditions set forth in
Article VI (other than those conditions which by their nature are to be satisfied at the Closing), or at such other date, time and place as Company and Holdings may agree. The date on which the Closing takes place is referred to herein as the "Closing Date." As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Texas Secretary of State and a certificate of merger with the Delaware Secretary of the State, in such form as required by, and executed in accordance with the relevant provisions of, the Texas Act and the DGCL (the date and time of such filing, or such later date or time agreed upon by Company and Holdings and set forth therein, being the "Effective Time").

     SECTION 1.03. Effect of the Merger.

     (a) The effect of the Merger shall be as provided in the applicable provisions of the Texas Act and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of Holdings will vest in the Surviving Corporation, and all debts, liabilities and duties of Holdings shall become the debts, liabilities and duties of the Surviving Corporation.

     (b) The name of the Surviving Corporation shall be "FreshPoint America,
Inc."

     (c) The articles of incorporation of Company, as in effect immediately prior to the execution of this Agreement, shall be amended and restated as of the Effective Time as set forth in Exhibit A and, as so amended and restated, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (d) The bylaws of Company, as in effect immediately prior to the execution of this Agreement, shall be as set forth in Exhibit B and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.04. Directors and Executive Officers. The Board of Directors (including classes thereof) and executive officers of the Surviving Corporation shall be as set forth in Exhibit C, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed, as the case may be. If any director set forth on Exhibit C shall be unable to serve as a director at the Effective Time, the party which designated such individual as indicated in Exhibit C shall designate another individual to serve in such individual's place. The committees of the Board of Directors of the Surviving Corporation will include an audit committee, compensation committee, finance committee and stock option plan administration committee, the members of which shall be duly elected by the Board of Directors of the Surviving Corporation in accordance with the bylaws of the Surviving Corporation, as amended and restated.

     SECTION 1.05. Headquarters. The Surviving Corporation's headquarters will be in Dallas, Texas.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Holdings or their respective shareholders:

     (a) Subject to the other provisions of this Article II, the aggregate shares of Holdings Common Stock and Holdings Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any Holdings Common Stock described in Section 2.01(d) and any Holdings Preferred Stock described in Section 2.01(d)) shall be converted into the Merger Consideration. The term "Merger Consideration" shall mean 5,685,826 shares of Company Common Stock.

     (b) Subject to the other provisions of this Article II, each share of Holdings Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Holdings Common Stock described in

Section 2.01(d)) shall be converted into the Merger Consideration Per Common Share. The term "Merger Consideration Per Common Share" shall mean the Common Stock Merger Consideration divided by the number of issued and outstanding shares of Holdings Common Stock at the Effective Time. The term "Common Stock Merger Consideration" shall mean the Merger Consideration minus the Preferred Stock Merger Consideration (as defined below).

     (c) Subject to the other provisions of this Article II, each share of Holdings Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any Holdings Preferred Stock described in Section 2.01(d)) shall be converted into the Merger Consideration Per Preferred Share. The term "Merger Consideration Per Preferred Share" shall mean the Preferred Stock Merger Consideration divided by the number of issued and outstanding shares of Holdings Preferred Stock at the Effective Time. The term "Preferred Stock Merger Consideration" shall mean the number of shares of Company Common Stock determined by dividing the aggregate of the Deemed Value of all of the shares of Holdings Preferred Stock issued and outstanding five business days prior to the Effective Time by the Company Common Stock Market Value. "Deemed Value" for each share shall mean $1,000 per share plus any accrued and unpaid dividends. The "Company Common Stock Market Value" shall mean the average of the closing price per share (as published in the Wall Street Journal) of the Company Common Stock during the period which is the lesser of (i) ninety trading days ending five trading days prior to the Closing Date or (ii) the number of trading days commencing on the day of public announcement of the Merger (no later than one day after this Agreement is executed and delivered) and ending five trading days prior to the Closing Date.

     (d) Each share, if any, of Holdings Common Stock or Holdings Preferred Stock owned by Holdings or by any subsidiary of Holdings immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no consideration shall be made with respect thereto.

     (e) Each certificate previously evidencing Holdings Common Stock or Holdings Preferred Stock outstanding immediately prior to the Effective Time (other than Holdings Common Stock or Holdings Preferred Stock described in
Section 2.01(d)) (the "Converted Shares") shall thereafter represent the right to receive, subject to Section 2.02(d), that number of shares of Company Common Stock determined pursuant to the Merger Consideration Per Common Share or Merger Consideration Per Preferred Share, as applicable, and, if applicable, cash in lieu of fractional shares pursuant to Section 2.02(d). The holders of certificates previously evidencing Converted Shares shall cease to have any rights with respect to such Converted Shares except as otherwise provided herein or by law. Such certificates previously evidencing Converted Shares shall be exchanged for certificates evidencing whole shares of Company Common Stock upon the surrender of such certificates evidencing Converted Shares in accordance with the provisions of Section 2.02, without interest.

     (f) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time.

     (g) In the event that prior to the Effective Time there shall be a change in the number of shares of Company Common Stock, Holdings Common Stock or Holdings Preferred Stock issued and outstanding by reason of any issuance (except for issuances contemplated in Section 5.04), distribution, stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or plan of exchange or similar transaction, the Common Stock Merger Consideration and the Preferred Stock Merger Consideration shall be correspondingly adjusted to eliminate the effects of such event.

     SECTION 2.02 Exchange and Surrender of Certificates.

     (a) At or as soon as practicable after the Effective Time, the holders of certificates previously evidencing Converted Shares shall be entitled to receive, upon surrender of such certificates to Company, a certificate or certificates representing the number of shares of Company Common Stock into which the Converted Shares so surrendered shall have been converted as aforesaid, in such denominations and registered in such names as the applicable holder may request. Until so surrendered and exchanged, each certificate previously evidencing Converted Shares shall represent solely the right to receive Company Common Stock and cash in lieu of fractional shares in accordance with the provisions of Section 2.02(d). Unless and until any such certificates representing Converted Shares shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of record of Company Common Stock as of any time on or after the Effective Time shall be paid to the holders of record of Converted Shares; provided, however, that, upon any such surrender and exchange of such certificates, there shall be paid to the holders of record of Converted Shares (i) the amount, without interest thereon, of dividends and other distributions, if any, with a record date on or after the Effective Time paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Company Common Stock. Notwithstanding the foregoing, no party hereto shall be liable to any former holder of Converted Shares for any cash, Company Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

     (b) All shares of Company Common Stock issued upon the surrender for exchange of certificates previously representing Converted Shares in accordance with the terms hereof (including any cash paid in lieu of fractional shares pursuant to Section 2.02(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Converted Shares. At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Holdings Common Stock or Holdings Preferred Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates which previously evidenced Converted Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     (c) If certificates for shares of Company Common Stock are to be issued in a name other than the holder of Converted Shares, it shall be a condition of the issuance thereof that the certificates so surrendered shall be properly endorsed, with signatures guaranteed, and otherwise in proper form for transfer and that such holder shall have paid to Company or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Company Common Stock in any name other than that of such holder, or established to the satisfaction of Company or its transfer agent that such tax has been paid or is not payable.

     (d) No certificates or scrip evidencing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of certificates representing Holdings Common Stock or Holdings Preferred Stock, and such fractional share interests will not entitle the holder thereof to any rights of a shareholder of Company. In lieu of any such fractional shares, the holder thereof, upon surrender of such certificate for exchange pursuant to this
Article II, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the closing price for a share of Company Common Stock on the NASDAQ Stock Market ("NASDAQ") as reported in the Wall Street Journal (Southwestern Edition) on the Closing Date, by (ii) the fractional interest to which the holder thereof would otherwise be entitled (after taking into account all Converted Shares held of record by such holder).

     (e) Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as Company (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by Company.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF HOLDINGS

     Holdings hereby represents and warrants to Company that:

     SECTION 3.01. Organization and Qualification; Subsidiaries. Each of Holdings and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect. Schedule 3.01 sets forth a true and complete list of all of Holdings' directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation of each such subsidiary and the percentage of each subsidiary's outstanding capital stock owned by Holdings or another subsidiary of Holdings.

     SECTION 3.02. Charter and Bylaws. Holdings has made available to Company complete and correct copies of the charter and the bylaws, in each case as amended or restated, of Holdings and each of its subsidiaries. Holdings is not in violation of any of the provisions of its charter or bylaws.

     SECTION 3.03. Capitalization.

     (a) The authorized capital stock of Holdings consists of (i) 20,000 shares of Holdings Common Stock, of which on the date hereof (A) 8,800 shares are issued and outstanding, (B) no shares were held in treasury, and (C) 1,344 shares were reserved for future issuance pursuant to warrants, and (ii) 45,000 shares of preferred stock, $.01 par value, of which the following are issued and outstanding on the date hereof: (A) 3,796.7 shares of Series A Exchangeable Preferred Stock, (B) 8,467.2 shares of Series A-1 Exchangeable Preferred Stock and (C) 3,328.3 shares of Series A-2 Exchangeable Preferred Stock (collectively, the "Holdings Preferred Stock"). All of the issued and outstanding shares of Holdings' capital stock are owned as set forth in the shareholder summary in
Schedule 3.03(a). Except as described in this Section 3.03, no shares of capital stock of Holdings are reserved for any purpose. The outstanding shares of capital stock of Holdings and its subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any securities laws, preemptive or similar rights created by statute, the charter or bylaws of Holdings or any of its subsidiaries, or any agreement to which Holdings or any of its subsidiaries is a party or bound.

     (b) Holdings and the holders of all of the warrants to purchase shares of Holdings' capital stock (the "Holdings Warrants") have agreed that prior to the Effective Time, all Holdings Warrants will be converted, by cashless exercise in accordance with their terms, into shares of Holdings Common Stock. At the Effective Time, (i) no other class of Holdings' capital stock will be issued and outstanding other than Holdings Common Stock or Holdings Preferred Stock, and
(ii) no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Holdings or any of its subsidiaries to grant, issue or sell any shares of its capital stock will be in effect.

     (c) Except for the exercise or exchange of the Holdings Warrants for shares of Holdings Common Stock and as set forth in Section 3.03(a) or in Schedule 3.03(c), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Holdings or any of its subsidiaries is a party relating to the issued or unissued capital stock of Holdings or any of its subsidiaries or obligating Holdings or any of its subsidiaries to grant, issue or sell any shares of its capital stock. Except as set forth in Schedule 3.03(c), there are no obligations, contingent or otherwise, of Holdings or any of its subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of Holdings or any of its subsidiaries or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person, other than advances to subsidiaries in the normal course of business. Except as described in Schedule 3.03(c), neither Holdings nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, any capital stock (or equivalent equity interest) of any corporation, partnership, joint venture or other business association or entity. Except as set forth in Schedule 3.03(c), there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Holdings or any of its subsidiaries. Except for the Holdings Proxies and as set forth in Schedule 3.03(c), there are no voting trusts, proxies or other agreements or understandings to which Holdings or any of its subsidiaries is a party or by which Holdings or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of Holdings or any of its subsidiaries.

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     SECTION 3.04. Authority. Holdings has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements, documents, instruments and certificates contemplated by this Agreement to which it is a party (collectively with this Agreement, the "Holdings Documents"), to perform its obligations hereunder and under the other Holdings Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Holdings Documents by Holdings and the consummation by Holdings of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Holdings are necessary to authorize this Agreement or the other Holdings Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Holdings and constitutes the legal, valid and binding obligation of Holdings enforceable against Holdings in accordance with its terms, and upon execution and delivery, the other Holdings Documents will constitute legal, valid and binding obligations of Holdings enforceable against Holdings in accordance with their terms.

     SECTION 3.05. No Conflict; Required Filings and Consents.

     (a) Except as set forth on Schedule 3.05(a), the execution and delivery of this Agreement and the other Holdings Documents by Holdings does not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or violate the charter or bylaws, in each case as amended or restated, of Holdings or any of its subsidiaries, (ii) conflict with or violate in any material respect any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Holdings or any of its subsidiaries or by which any of their properties is bound or subject or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a security interest, lien, claim, pledge, charge or encumbrance (a "Lien") on any of the properties or assets of Holdings or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Holdings or any of its subsidiaries is a party or by or to which Holdings or any of its subsidiaries or any of their properties is bound or subject.

     (b) The execution and delivery of this Agreement and the other Holdings Documents by Holdings does not, and consummation of the transactions contemplated hereby and thereby will not, require Holdings to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (collectively, "Governmental Entities"), except for (i) the filing of a premerger notification and report form by Holdings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (ii) the filing of a certificate of merger with the Delaware Secretary of State, a certificate of merger with the Texas Secretary of State and appropriate documents with the relevant authorities of other states in which Holdings is qualified to do business; (iii) the filing of notifications as may be required by the Perishable Agricultural Commodities Act ("PACA"); (iv) such other filings and consents set forth on Schedule 3.05(b) that may be required under any environmental, health or safety Laws ("Environmental Laws") pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement or the other Holdings Documents; and
(v) such consents, approvals, orders or authorizations the failure of which to be made or obtained could not reasonably be expected to have a Material Adverse Effect on Holdings or prevent or materially delay the consummation of the Merger.

     SECTION 3.06. Compliance With Laws. (a) Each of Holdings and its subsidiaries is in possession of all franchises, grants, authorizations, licenses (including licenses under PACA), permits, easements, variances, exemptions, consents, certificates, approvals and orders which are material to the operation of the business of Holdings and its subsidiaries taken as a whole (collectively, the "Holdings Permits"), and there is no action, proceeding or investigation pending or, to Holdings' knowledge, threatened regarding suspension or cancellation of any of Holdings Permits. Holdings and its subsidiaries are in compliance in all material respects with the terms of the Holdings Permits. The businesses of Holdings and its subsidiaries are being conducted in compliance in all material respects with the Laws of Governmental Entities, including under PACA and similar state Laws. Neither Holdings nor any of its subsidiaries is in conflict with, or in default or violation of,
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any order, judgment or decree applicable to Holdings or any of its subsidiaries or by which any property or asset of Holdings or any of its subsidiaries is bound or affected. No action, demand, requirement or investigation by any Governmental Entity with respect to Holdings or any of its subsidiaries is pending or, to the knowledge of Holdings, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Holdings.

     (b) Except as disclosed on Schedule 3.06(b):

          (i) Holdings and its subsidiaries are in material compliance with all Environmental Laws that are applicable to Holdings or its subsidiaries or their respective properties or assets;

          (ii) Holdings and its subsidiaries have all permits and authorizations required pursuant to Environmental Laws; all such permits and authorizations are in full force and effect; and no actions are pending or threatened to revoke, limit or modify any of such permits or authorizations; and

          (iii) no material Environmental Claims are pending or threatened against Holdings or its subsidiaries and there are no civil, criminal or administrative judgments or notices of violation against Holdings or its subsidiaries pursuant to Environmental Laws.

For purposes of this Section 3.06(b), "Environmental Claims" shall mean any written notification pursuant to Environmental Laws that any of the current or past operations of Holdings or its subsidiaries, or any of the property owned, leased or operated by Holdings or its subsidiaries in connection with their respective businesses, is or may be implicated in or subject to any proceeding, action, complaint, suit, demand, litigation, investigation, claim, order, hearing, notice or agreement by any governmental authority or any other person.

     SECTION 3.07. Financial Statements. The consolidated balance sheets of Holdings and its subsidiaries as of June 28, 1997 and June 27, 1998 and the consolidated statements of operations, shareholders' equity and cash flows of Holdings and its subsidiaries for the year ended June 27, 1998 and the 219 day period ended June 28, 1997, and all related schedules and notes to the foregoing have been audited by Ernst & Young LLP, independent auditors. Each of the foregoing consolidated financial statements (including, in each case, any related schedules and notes thereto) as well as the unaudited consolidated balance sheets of Holdings and its subsidiaries as of December 27, 1997 and December 26, 1998 and the unaudited consolidated statements of operations, stockholders' equity and cash flows of Holdings and its subsidiaries for the six months ended December 27, 1997 and December 26, 1998 (including, in each case, any related schedules and notes thereto) and any financial statements of Holdings and/or its subsidiaries hereafter delivered to Company (a) have been, or will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except to the extent required by changes in generally accepted accounting principles and as may be indicated in the notes of the financial statements previously delivered to Company), and (b) are, or will be, correct and complete and fairly present, or will fairly present, in all material respects the financial position of Holdings and its subsidiaries as of the respective dates thereof and the results of operations and cash flows for the periods indicated, except that any unaudited interim financial statements were, or will be, subject to normal and recurring year-end adjustments that individually or in the aggregate will not be material.

     SECTION 3.08. Absence of Certain Changes or Events. Except as set forth in
Schedule 3.08 or as contemplated by this Agreement, since December 26, 1998 each of Holdings and its subsidiaries has conducted its businesses only in the ordinary course and in a manner consistent with past practice and since such date there has not been: (a) any material damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Holdings or any of its subsidiaries; (b) any material change by Holdings or any of its subsidiaries in their accounting methods, principles or practices; (c) any declaration, setting aside or payment of any dividends or distributions in respect of shares of the capital stock of Holdings or any of its subsidiaries, or any redemption, purchase or other acquisition by Holdings or any of its subsidiaries of any of their securities; (d) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or key employees of Holdings or any of its subsidiaries, except for annual
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increases in salaries or wages in the ordinary course of business and consistent with past practice; (e) any revaluation by Holdings or any of its subsidiaries of any of their assets, including the writing down or off of assets, other than in the ordinary course of business and consistent with past practices; (f) any entry by Holdings or any of its subsidiaries into any commitment or transaction material to Holdings and its subsidiaries, taken as a whole; (g) any increase in indebtedness for borrowed money; or (h) any event or circumstance that has had or could have a Material Adverse Effect on Holdings.

     SECTION 3.09. No Undisclosed Liabilities. Except (a) as reflected in Holdings' consolidated balance sheet as of December 26, 1998, (b) as contemplated by this Agreement, (c) for current liabilities and obligations incurred since December 26, 1998 in the ordinary course of business consistent with past practice, and (d) as set forth on Schedule 3.09, neither Holdings nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Holdings.

     SECTION 3.10. Absence of Litigation. Except as set forth in Schedule 3.10, there is no claim, action, suit, litigation, proceeding, arbitration or, to Holdings' knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to Holdings' knowledge, threatened against Holdings or any of its subsidiaries or any properties or rights of Holdings or any of its subsidiaries, except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Holdings or could not prevent or materially delay consummation of the Merger. Except as set forth on Schedule 3.10, neither Holdings nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Holdings continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

     SECTION 3.11. Employee Benefit Plans; Labor Matters.

     (a) Set forth in Schedule 3.11(a) is a list of all "employee benefit plans" (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all material plans or policies providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs), and each other material bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, or any other similar plan, agreement, policy or understanding, and any trust, escrow or other agreement related thereto, which (i) is established, maintained or contributed to by Holdings or any of its subsidiaries or with respect to which Holdings or any of its subsidiaries has any liability, including liability as a result of being a Holdings ERISA Affiliate (as defined below), or (ii) provides benefits, or describes policies or procedures applicable, to any current or former officer, employee or director of Holdings or any of its subsidiaries, or any dependent thereof, regardless of whether funded (collectively, the "Holdings Employee Plans"). The term "Holdings ERISA Affiliate" shall mean any corporation, trade or business the employees of which, together with the employees of Holdings, are required to be treated as employed by a single employer under the provisions of ERISA or Code Section 414.

     (b) Except as set forth on Schedule 3.11(b) and to the extent of coverage required under Code Section 4980B or other applicable continuation of coverage laws, no representations have been made to any current or former employee or officer of Holdings or any of its subsidiaries promising or guaranteeing any coverage under any employee welfare plan for any period of time beyond the end of the current plan year. Neither the Merger nor the consummation of any other transaction contemplated by this Agreement will accelerate the time of payment or vesting, or increase the amount of compensation (including amounts due under any Holdings Employee Plans) due to any current or former employee or officer of Holdings or any of its subsidiaries.

     (c) There are no agreements which will or may provide payments as a result of the transactions contemplated hereby to any officer, employee, stockholder or highly compensated individual which will be

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"excess parachute payments" under Code Section 280G that are nondeductible to
Holdings or subject to tax under Code Section 4999 for which Holdings or any of its subsidiaries would have withholding liability.

     (d) With respect to each Holdings Employee Plan (other than any Holdings Multi-Employer Plans (as defined below)), Holdings has made available to Company true, correct and complete copies of (i) the plan documents and summary plan description; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the annual reports required to be filed for the two most recent plan years of each such Holdings Employee Plan; (iv) all related trust agreements, insurance contracts or other funding agreements which implement such Holdings Employee Plan; and (v) all other material documents, records or other materials related thereto reasonably requested by Company in writing.

     (e) Each Holdings Employee Plan (other than any Holdings Multi-Employer Plans) which purports to satisfy the requirements of Code Section 401(a) ("Holdings Qualified Plan") is qualified in form and operation under Code
Section 401(a) and each trust for each Holdings Qualified Plan is exempt from federal income tax under Code Section 501(a). No event has occurred or circumstances exist that will or could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any Holdings Qualified Plan or related trust. Each Holdings Qualified Plan has received a favorable determination letter from the Internal Revenue Service, and all such determination letters remain in effect and have not been revoked.

     (f) (i) No Holdings Employee Plan is a single employer plan that is subject to Part 3 of Title I of ERISA or Title IV of ERISA; (ii) each Holdings Employee Plan has been operated in all material respects in compliance with its terms, ERISA, the Code and all other applicable Laws; (iii) none of the Holdings Employee Plans is a "multiple employer plan" or "multi-employer plan" (as described or defined in ERISA or the Code), and neither Holdings nor any of its subsidiaries has within the past six years contributed or been required to contribute to any such plan, except for the multi-employer plans set forth on
Schedule 3.11(f) (the "Holdings Multi-Employer Plans"); and (iv) except as otherwise set forth on Schedule 3.11(f), there are no material unfunded liabilities existing under any Holdings Employee Plans (other than any Holdings Multi-Employer Plan), and each such Holdings Employee Plan could be terminated as of the Closing Date without any liability to Company, Holdings or any Holdings ERISA Affiliate.

     (g) Other than routine claims for benefits, there are no actions, suits, claims, audits, or investigations pending or, to Holdings' knowledge, threatened against, or with respect to, any of the Holdings Employee Plans (other than any Holdings Multi-Employer Plan) or their assets; and all contributions required to be made to the Holdings Employee Plans have been made timely.

     (h) Except as described on Schedule 3.11(h), neither Holdings nor any of its subsidiaries is a party to any collective bargaining or other labor union contract. No collective bargaining agreement is being negotiated by Holdings or any of its subsidiaries, and to Holdings' knowledge there is no organizing effort or representation question pending. Holdings and its subsidiaries are in compliance in all material respects with all applicable collective bargaining agreements and Laws respecting employment, employment practices and wages and hours.

     (i) With respect to each Holdings Multi-Employer Plan, (i) Holdings and each Holdings ERISA Affiliate has or will have, as of the Effective Time, made all contributions to each Holdings Multi-Employer Plan required by the terms of such Holdings Multi-Employer Plan or any collective bargaining agreement; and
(ii) except as set forth on Schedule 3.11(i), Holdings would not be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the Effective Time, Holdings or any Holdings ERISA Affiliate were to engage in a complete withdrawal (as defined in ERISA Section 4203) or a partial withdrawal (as defined in ERISA Section 4205) from any Holdings Multi-Employer Plan. Neither Holdings nor any Holdings ERISA Affiliate has within the past six years (w) incurred any liabilities under the provisions of Section 4062 of ERISA; (x) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA; (y) ceased making contributions to any Holdings Multi-Employer Plan; or (z) made a complete or partial withdrawal from a Holdings Multi-Employer Plan so as to incur withdrawal liability as defined in
Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA).

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     SECTION 3.12. Taxes.

     (a) Except as set forth on Schedule 3.12(a), (i) all material returns and reports ("Tax Returns") of or with respect to any Tax which is required to be filed on or before the Closing Date by or with respect to Holdings or any of its subsidiaries have been or will be duly and timely filed, (ii) all material items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all material Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, and (iv) all withholding Tax requirements imposed on or with respect to Holdings or any of its subsidiaries have been or will be satisfied in all material respects.

     (b) Except as set forth on Schedule 3.12(b), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Holdings or any of its subsidiaries or any waiver or agreement for any extension of time for the assessment, collection or payment of any Tax of or with respect to Holdings or any of its subsidiaries.

     (c) There are no material pending audits, actions, proceedings, investigations, disputes or claims with respect to or against Holdings or any of its subsidiaries for or with respect to any Taxes, and no material assessment, deficiency or adjustment has been assessed or proposed with respect to any Tax Return of or with respect to Holdings or any of its subsidiaries, other than those set forth on Schedule 3.12(c).

     (d) Holdings has previously delivered to Company true and complete copies of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting Holdings or any of its subsidiaries, if any.

     (e) Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of any of Holdings or its subsidiaries.

     (f) Except as set forth on Schedule 3.12(f), none of the property of Holdings or any of its subsidiaries is held in an arrangement for which partnership Tax Returns are being filed, and neither Holdings nor any of its subsidiaries owns any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code) or other entity the income of which is required to be included in the income of Holdings or such subsidiary.

     (g) Neither Holdings nor any of its subsidiaries has made an election under section 341(f) of the Code.

     (h) Neither Holdings nor any subsidiary has ever been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code), other than an affiliated group of which Holdings is the parent.

     (i) Except for Canada, neither Holdings nor any subsidiary is or has ever been subject to Taxes in any jurisdiction outside the United States.

     (j) Neither Holdings nor, to the knowledge of Holdings, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of section 368(a) of the Code.

     SECTION 3.13. Stockholders and Affiliates. Schedule 3.13 identifies all persons who may, in the opinion of Holdings, be deemed to be "affiliates" of Holdings for purposes of Rule 145 of the Securities Act of 1933, as amended (the "Securities Act"), including, without limitation, all directors and executive officers of Holdings (the "Affiliates").

     SECTION 3.14. Material Contracts.

     (a) Schedule 3.14(a) lists each agreement to which Holdings or any of its subsidiaries is a party or by which Holdings or any of its subsidiaries is bound that is material to the financial condition or results of operations or current or future business or operations of Holdings or any of its subsidiaries (collectively, the "Holdings Material Contracts"), including, without limitation, (i) any contracts with directors, officers, stockholders, employees, agents or representatives involving payments of at least $100,000 per year or

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$250,000 in the aggregate; (ii) any contract upon which Holdings' or any of its subsidiary's business is substantially dependent, including without limitation contracts to sell a major part of its products or services or to purchase a major part of its requirements of products or services and distributorship, marketing, agency, dealer or similar contracts; (iii) any franchise or license or other agreement to use a trade secret, process or trade name upon which Holdings' or any of its subsidiary's business depends to a material extent; (iv) any executory contract for the acquisition or sale of any property, plant or equipment for a consideration not included in Holdings' 1999 budget and exceeding $1,000,000; (v) any lease under which any material property is leased by or to Holdings or any of its subsidiaries; (vi) any agreement evidencing, securing or otherwise relating to indebtedness for borrowed money; (vii) any management contract or any compensatory plan, contract or arrangement with any director or any officer; (viii) partnership or joint venture agreements; (ix) contracts containing covenants of Holdings or any of its subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with Holdings or any of its subsidiaries in any line of business or in any geographical area; (x) contracts relating to the acquisition by Holdings or any of its subsidiaries of any operating business or the capital stock of any other person; or (xi) any other contracts pursuant to the terms of which there is either a current or future obligation or right of Holdings or any of its subsidiaries to make or receive payments in excess of $500,000 in any year or $2,000,000 in the aggregate.

     (b) There have been made available to the Company true and complete copies of all the Holdings Material Contracts listed on Schedule 3.14(a) or any other Schedule. All of the Holdings Material Contracts referred to in the preceding sentence are valid and binding upon Holdings or one of its subsidiaries, as the case may be, in accordance with their respective terms. Holdings and its subsidiaries have performed in all material respects all of their obligations under each Holdings Material Contract and there exists no material breach, violation or default (or event that with notice or lapse of time would constitute a material breach, violation or default) under any Holdings Material Contract.

     (c) Except as set forth in Schedule 3.14(c), no consent of any person is required in connection with the transactions contemplated by this Agreement or any of the other Holdings Documents in order to preserve the rights of Holdings or any of its subsidiaries under any Holdings Material Contract after the Effective Time.

     SECTION 3.15. Insurance. Holdings and each of its subsidiaries are currently insured, and since December 1, 1996 have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of Holdings' and its subsidiaries' policies of insurance are in full force and effect, all premiums due with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policies. Schedule
3.15 sets forth the amount of each pending claim in an amount exceeding $50,000 made by Holdings to the insurers under such policies and each other claim in an amount exceeding $100,000 made by Holdings to the insurers under such policies since December 31, 1997.

     SECTION 3.16. Properties. Except as set forth on Schedule 3.16 and properties and assets disposed of in the ordinary course of business after December 26, 1998, Holdings and its subsidiaries have good and merchantable title, free and clear of all Liens, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the December 26, 1998 consolidated balance sheet of Holdings as being owned by Holdings and its subsidiaries as of the date thereof or purported to be owned on the date hereof.

     SECTION 3.17. Year 2000 Compliance. Except as set forth on Schedule 3.17, all hardware, firmware, software and computer systems of Holdings and its subsidiaries and to Holdings' knowledge, of their respective material customers and suppliers, are, or will be by the Effective Time, Year 2000 Compliant (as hereinafter defined) and shall continue to function in accordance with their intended purpose without material error or material interruption as a result of the transition to the year 2000. Schedule 3.17 includes (a) a reasonable estimate of the additional costs Holdings and its subsidiaries will incur to become Year 2000 Compliant; (b) a reasonable estimate as to when such costs will be incurred and (c) a summary of the implementation plan of Holdings and its subsidiaries to become Year 2000 Compliant. As used herein, "Year 2000 Compliant" means, with respect to any person, that the hardware, firmware, software and computer systems of such person

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(a) will completely and accurately address, produce, store and calculate data involving dates before, on and after January 1, 2000 and will not produce abnormally ending or incorrect results involving such dates as used in any forward or regression dated based functions; and (b) will provide that all "date'-related functionalities and data fields include the indication of century and millennium, and will perform calculations which involve a four-digit year.

     SECTION 3.18. Intellectual Property Rights. There are no registered patents, trademarks, service marks, trade names or copyrights, or applications for or licenses (to or from Holdings or any of its subsidiaries) with respect to any of the foregoing, that (a) is owned by Holdings or any of its subsidiaries, or with respect to which Holdings or any of its subsidiaries has any rights, or
(b) is used, whether directly or indirectly, by Holdings or any of its subsidiaries, other than the trade names and trademarks set forth on Schedule
3.18. Except as set forth on Schedule 3.18, Holdings or its subsidiaries owns or has the exclusive right to use, sell, license and dispose of all of the trade names and trademarks listed on Schedule 3.18. Neither Holdings nor any of its subsidiaries has to its knowledge infringed upon or otherwise violated the intellectual property rights of third parties or received any pending written claim alleging any infringement or violation.

     SECTION 3.19. Customers and Suppliers. Schedule 3.19 sets forth a list of the ten largest customers and ten largest suppliers of Holdings and its subsidiaries, taken as a whole, during the twelve months ended December 26, 1998. Since such date, except as set forth on Schedule 3.19, none of such customers or suppliers has canceled or otherwise modified in any material adverse respect its relationship with Holdings, and Holdings has not received notice or is otherwise aware that any such customer or supplier intends to cancel or otherwise modify in any material adverse respect its relationship with Holdings.

     SECTION 3.20. Vote Required. The Merger and this Agreement have been approved by any required vote of Holdings Common Stock and Holdings Preferred Stock, subject to the terms of the Fisher Consent.

     SECTION 3.21. Brokers. Except for Salomon Smith Barney Inc. pursuant to an engagement letter with Holdings (as amended), a true and complete copy of which has been furnished to Company, and Rosecliff, Inc. ("Rosecliff") and Buttonwood Capital ("Buttonwood") pursuant to their respective consulting agreements with Holdings, true and complete copies of which have been furnished to Company, and in the amounts disclosed in Schedule 5.02, no broker, finder, investment banker or other person is entitled to any brokerage, finder's, financial advisory or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Holdings.

     SECTION 3.22. Information Supplied. Without limiting any of the representations and warranties contained herein, no representation or warranty of Holdings contained in this Agreement and no statement by Holdings or other information contained in any schedule to this Agreement, as of the date of such representation, warranty or statement, contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

     SECTION 3.23. Transactions with Affiliates. Other than the transactions contemplated by this Agreement and except to the extent disclosed in writing prior to the execution and delivery of this Agreement, since January 1, 1998 there have been no transactions, agreements, arrangements or understandings between Holdings or its subsidiaries, on the one hand, and Holdings' affiliates (other than subsidiaries of Holdings) or any other person, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act if Holdings were subject thereto.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company hereby represents and warrants to Holdings that:

     SECTION 4.01. Organization and Qualification; Subsidiaries. Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its
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business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect on Company.
Schedule 4.01 sets forth a true and complete list of all of Company's directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation of each such subsidiary and the percentage of each subsidiary's outstanding capital stock owned by Company or another subsidiary of Company.

     SECTION 4.02. Charter and Bylaws. Company has made available to Holdings complete and correct copies of the charter and bylaws, in each case as amended or restated, of Company and each of its subsidiaries. Company is not in violation of any of the provisions of its charter or bylaws.

     SECTION 4.03. Capitalization.

     (a) The authorized capital stock of Company consists of (i) 10,000,000 shares of Company Common Stock, of which as of March 11, 1999, (A) 5,239,051 shares were issued and outstanding, (B) no shares were held in treasury, and (C) 1,932,572 shares were reserved for future issuance pursuant to Company's employee stock option plans, warrants and contingent seller notes incurred in connection with acquisitions; and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding. Except as described in this Section 4.03, no shares of capital stock of Company are reserved for any purpose. The outstanding shares of capital stock of Company and its subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any securities laws, preemptive or similar rights created by statute, the charter or bylaws of Company or any of its subsidiaries, or any agreement to which Company or any of its subsidiaries is a party or bound.

     (b) Except as set forth in Section 4.03(a) above or in Schedule 4.03(b), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Company or any of its subsidiaries are a party relating to the issued or unissued capital stock of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, issue or sell any shares of its capital stock. Except as set forth in Schedule 4.03(b), there are no obligations, contingent or otherwise, of Company or any of its subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of Company or any of its subsidiaries or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person, other than advances to subsidiaries in the normal course of business. Except as described in Schedule 4.03(b), neither Company nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, any capital stock (or equivalent equity interest) of any corporation, partnership, joint venture or other business association or entity. Except as set forth in Schedule 4.03(b), no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Company or any of its subsidiaries to grant, issue or sell any shares of its capital stock will be in effect.

     (c) Upon issuance, the Merger Shares will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Surviving Corporation's charter or bylaws or any agreement to which Company is a party or is bound.

     SECTION 4.04. Authority. Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements, documents, instruments and certificates contemplated by this Agreement to which it is a party (collectively with this Agreement, the "Company Documents"), to perform its obligations hereunder and under the other Company Documents and to consummate the transactions contemplated hereby and thereby (subject to, with respect to the consummation of the Merger, the adoption and approval of this Agreement and the Merger by the holders of Company Common Stock as described in
Section 4.19). The execution and delivery of this Agreement and the other
Company Documents by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or the other Company Documents or to consummate the transactions contemplated hereby or thereby (subject to, with respect to the consummation of the Merger, the
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adoption and approval of this Agreement and the Merger by the holders of Company
Common Stock as described in Section 4.19). This Agreement has been duly executed and delivered by Company and constitutes the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, and upon execution and delivery, the other Company Documents will constitute legal, valid and binding obligations of Company enforceable against Company in accordance with their terms.

     SECTION 4.05. No Conflict; Required Filings and Consent.

     (a) Except as set forth on Schedule 4.05(a), the execution and delivery of this Agreement and the other Company Documents by Company does not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or violate the charter or bylaws, in each case as amended or restated, of Company or any of Company's subsidiaries, (ii) conflict with or violate in any material respect any Laws applicable to Company or any of its subsidiaries or by which any of their properties is bound or subject, or (iii) result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by or to which Company or any of its subsidiaries or any of their respective properties is bound or subject.

     (b) The execution and delivery of this Agreement and the other Company Documents by Company does not, and the consummation of the transactions contemplated hereby and thereby will not, require Company to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except for (i) the filing of a premerger notification and report form by Company under the HSR Act;
(ii) the filing of the Proxy Statement and the Registration Statement (as such terms are defined in Section 5.13(a)) with the Securities and Exchange Commission (the "SEC"); (iii) the filing of the certificate of merger with the Texas Secretary of State and a certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business; (iv) the filing of notifications that may be required by PACA; (v) such other filings and consents set forth on
Schedule 4.05(b) that may be required under any Environmental Laws pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement or the other Company Documents; and (vi) such consents, approvals, orders or authorizations the failure of which to be made or obtained could not reasonably be expected to have a Material Adverse Effect on Company or prevent or materially delay the consummation of the Merger.

     SECTION 4.06. Compliance With Laws

     (a) Each of Company and its subsidiaries is in possession of all material franchises, grants, authorizations, licenses (including licenses under PACA), permits, easements, variances, exemptions, consents, certificates, approvals and orders which are material to the operation of the business of Company and its subsidiaries taken as a whole (collectively, the "Company Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of Company, threatened regarding suspension or cancellation of any of the Company Permits. Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits. Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, any order, judgment or decree applicable to Company or any of its subsidiaries or by which any property or asset of Company or any of its subsidiaries is bound or affected. The businesses of Company and its subsidiaries are being conducted in compliance in all material respects with the Laws of Governmental Entities, including PACA and similar state Laws. No action, demand, requirement or investigation by any Governmental Entity with respect to Company or any of its subsidiaries is pending or, to the knowledge of Company, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Company.

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     (b) Except as disclosed on Schedule 4.06(b):

          (i) Company and its subsidiaries are in material compliance with all Environmental Laws that are applicable to Company or its subsidiaries or their respective properties or assets;

          (ii) Company and its subsidiaries have all permits and authorizations required pursuant to Environmental Laws; all such permits and authorizations are in full force and effect; and no actions are pending or threatened to revoke, limit or modify any of such permits or authorizations; and

          (iii) no material Environmental Claims are pending or threatened against Company or its subsidiaries and there are no civil, criminal or administrative judgments or notices of violation against Company or its subsidiaries pursuant to Environmental Laws.

For purposes of this Section 4.06(b), "Environmental Claims" shall mean any written notification pursuant to Environmental laws that any of the current or past operations of Company or its subsidiaries, or any of the property owned, leased or operated by Company or its subsidiaries in connection with their respective businesses, is or may be implicated in or subject to any proceeding, action, complaint, suit, demand, litigation, investigation, claim, order, hearing, notice or agreement by any governmental authority or any other person.

     SECTION 4.07. SEC Reports; Financial Statements.

     (a) Since April 14, 1994, Company and its subsidiaries have filed all material forms, reports, statements and other documents (including all material exhibits, annexes, supplements and amendments to such documents) required to be filed with the SEC, including, without limitation, (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of shareholders (whether annual or special), (iv) all Current Reports on Form 8-K and (v) all other material reports, registration statements or other documents (collectively, the "SEC Reports"). The SEC Reports, including all SEC Reports filed after the date of this Agreement and prior to the Effective Time, (x) were, or will be, prepared in all material respects in accordance with the requirements of applicable Law, and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national security exchange or quotation service or comparable Governmental Entity.

     (b) Each of the consolidated balance sheets of Company and its subsidiaries and the consolidated statements of operations, shareholder's equity and cash flows (including, in each case, any related notes thereto) contained in the SEC Reports filed prior to the Effective Time (i) have been, or will be, prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except to the extent required by changes in generally accepted accounting principles and with respect to SEC Reports filed prior to the date of this Agreement, as may be indicated in such SEC Reports), and (ii) fairly present, or will fairly present, in all material respects the consolidated financial position of Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that (x) any unaudited interim financial statements were, or will be, subject to normal and recurring year-end adjustments that individually or in the aggregate will not be material and (y) any unaudited pro forma financial information contained in such consolidated financial statements is not necessarily indicative of the consolidated financial position of Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

     SECTION 4.08. Absence of Certain Changes or Events. Except as set forth in
Schedule 4.08 or in the SEC Reports or as otherwise contemplated by this Agreement, since January 1, 1999, each of Company and its subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice since such date and there has not been: (a) any material damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Company or any of its subsidiaries; (b) any material

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change to Company or any of its subsidiaries in their accounting methods, principles or practices; (c) any declaration, setting aside or payment of any dividends or distributions in respect of shares of the capital stock of Company or any of its subsidiaries, or any redemption, purchase or other acquisition by Company or any of its subsidiaries of any of their securities; (d) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or key employees of Company or any of its subsidiaries, except for annual increases in salaries or wages in the ordinary course of business and consistent with past practice; (e) any revaluation by Company or any of its subsidiaries of any of their assets, including the writing down or off of assets, other than in the ordinary course consistent with past practice; (f) any entry by Company or any of its subsidiaries into any commitment or transaction material to Company and its subsidiaries taken as a whole, (g) any increase in indebtedness for borrowed money; or (h) any event or circumstance that has had or could have a Material Adverse Effect on Company.

     SECTION 4.09. No Undisclosed Liabilities. Except (a) as set forth in the SEC Reports, (b) as contemplated by this Agreement, and (c) for current liabilities and obligations incurred since January 1, 1999 in the ordinary course of business consistent with past practice, neither Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Company.

     SECTION 4.10. Absence of Litigation. Except as set forth in Schedule 4.10, there is no claim, action, suit, litigation, proceeding, arbitration or, to Company's knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Company, threatened against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Company or could not prevent or materially delay consummation of the Merger. Except as set forth on Schedule 4.10, neither Company nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Company, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

     SECTION 4.11. Employee Benefit Plans; Labor Matters.

     (a) Set forth in Schedule 4.11(a) is a list of all "employee benefit plans" (as defined in ERISA), all material plans or policies providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs), and each other material bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, stock appreciation right, supplemental unemployment, layoff, or any other similar plan, agreement, policy or understanding, and any trust, escrow or other agreement related thereto, which (i) is or has been established, maintained or contributed to by Company or any of its subsidiaries or with respect to which Company or any of its subsidiaries has any liability, including liability as a result of being a Company ERISA Affiliate (as defined below), or (ii) provides benefits, or describes policies or procedures applicable, to any current or former officer, employee or director of Company or any of its subsidiaries, or any dependent thereof, regardless of whether funded (collectively, the "Company Employee Plans"). The term "Company ERISA Affiliate" shall mean any corporation, trade or business the employees of which, together with the employees of Company, are required to be treated as employed by a single employer under the provisions of ERISA or Code Section 414.

     (b) Except to the extent of coverage required under Code Section 4980B or other applicable continuation of coverage laws, no representations have been made to any current or former employee or officer of Company or any of its subsidiaries promising or guaranteeing any coverage under any employee welfare plan for any period of time beyond the end of the current plan year. Neither the Merger nor the consummation of any other transaction contemplated by this Agreement will accelerate the time of payment or vesting, or

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increase the amount of compensation (including amounts due under any Company
Employee Plans) due to any current or former employee or officer of Company or any of its subsidiaries.

     (c) There are no agreements which will or may provide payments as a result of the transactions covered hereby to any officer, employee, shareholder or highly compensated individual which will be "excess parachute payments" under Code Section 280G that are nondeductible to Company or subject to tax under Code
Section 4999 for which Company or any of its subsidiaries would have withholding liability.

     (d) With respect to each Company Employee Plan (other than any Company Multi-Employer Plans (as defined below)), Company has made available to Holdings true, correct and complete copies of (i) the plan documents and summary plan description; (ii) the most recent determination letter, if any, received from the Internal Revenue Service; (iii) the annual reports required to be filed for the two most recent plan years of each such Company Employee Plan; (iv) all related trust agreements, insurance contracts or other funding agreements which implement such Company Employee Plan; and (v) all other material documents, records or other materials related thereto reasonably requested by Holdings.

     (e) Each Company Employee Plan (other than any Company Multi-Employer Plans (as defined below)) which purports to satisfy the requirements of Code Section 401(a) ("Company Qualified Plan") is qualified in form and operation under Code
Section 401(a) and each trust for each Company Qualified Plan is exempt from federal income tax under Code Section 501(a). No event has occurred or circumstances exist that will or could reasonably be expected to give rise to disqualification or loss of tax exempt status of any Company Qualified Plan or related trust.

     (f) (i) No Company Employee Plan is a single employer plan that is subject to Part 3 of Title I of ERISA or Title IV of ERISA; (ii) each Company Employee Plan has been operated in all material respects in compliance with ERISA, the Code and all other applicable Laws; (iii) none of the Company Employee Plans is a "multiple employer plan" or "multi-employer plan" (as described or defined in ERISA or the Code), and neither Company nor any Company ERISA Affiliate has within the past six years contributed or been required to contribute to any such plan, except for the multi-employer plans set forth on Schedule 4.11(f) (the "Company Multi-Employer Plans"); and (iv) there are no material unfunded liabilities existing under any Company Employee Plans (other than any Company Multi-Employer Plans), and each such Company Employee Plan could be terminated as of the Closing Date without any liability to Company, or any Company ERISA Affiliate.

     (g) Other than routine claims for benefits, there are no actions, suits, claims, audits, or investigations pending or, to Company's knowledge, threatened against, or with respect to, any of the Company Employee Plans (other than any Company Multi-Employer Plans) or their assets; and all contributions required to be made to the Company Employee Plans have been made timely.

     (h) Except as described on Schedule 4.11(h), neither Company nor any of its subsidiaries is a party to any collective bargaining or other labor union contract. No collective bargaining agreement is being negotiated by Company or any of its subsidiaries, and to Company's knowledge there is no organizing effort or representation question pending. Company and its subsidiaries are in compliance in all material respects with all applicable collective bargaining agreements and Laws respecting employment, employment practices and wages and hours.

     (i) With respect to each Company Multi-Employer Plan, (i) Company and each Company ERISA Affiliate has or will have, as of the Effective Time, made all contributions to each Company Multi-Employer Plan required by the terms of such Company Multi-Employer Plan or any collective bargaining agreement; and (ii) except as set forth on Schedule 4.11(i), Company would not be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the Effective Time, Company or any Company ERISA Affiliate were to engage in a complete withdrawal (as defined in ERISA Section 4203) or a partial withdrawal (as defined in ERISA Section 4205) from any Company Multi-Employer Plan. Neither Company nor any Company ERISA Affiliate has within the past six years (w) incurred any liabilities under the provisions of Section 4062 of ERISA; (x) withdrawn as a substantial employer so as to become subject to the provisions of
Section 4063 of ERISA; (y) ceased making contributions to any Company Multi-Employer

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Plan; or (z) made a complete or partial withdrawal from a Company Multi-Employer
Plan so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA).

     SECTION 4.12. Tax Matters.

     (a) Except as set forth on Schedule 4.12(a), (i) all material Tax Returns of or with respect to any Tax which is required to be filed on or before the Closing Date by or with respect to Company or any of its subsidiaries have been or will be duly and timely filed, (ii) all material items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all material Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, and (iv) all withholding Tax requirements imposed on or with respect to Company or any of its subsidiaries have been or will be satisfied in all material respects.

     (b) Except as set forth on Schedule 4.12(b), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Company or any of its subsidiaries or any waiver or agreement for any extension of time for the assessment, collection or payment of any Tax of or with respect to Company or any of its subsidiaries.

     (c) There are no material pending audits, actions, proceedings, investigations, disputes or claims with respect to or against Company or any of its subsidiaries for or with respect to any Taxes, and no material assessment, deficiency or adjustment has been assessed or proposed with respect to any Tax Return of or with respect to Company or any of its subsidiaries, other than those set forth on Schedule 4.12(c).

     (d) Company has previously delivered to Holdings true and complete copies of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting Company or any of its subsidiaries, if any.

     (e) Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of any of Company or its subsidiaries.

     (f) Except as set forth on Schedule 4.12(f), none of the property of Company or any of its subsidiaries is held in an arrangement for which partnership Tax Returns are being filed, and neither Company nor any of its subsidiaries owns any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code) or other entity the income of which is required to be included in the income of Company or such subsidiary.

     (g) Neither Company nor any of its subsidiaries has made an election under section 341(f) of the Code.

     (h) Neither Company nor any subsidiary has ever been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code), other than an affiliated group of which Company is the parent.

     (i) Except for Canada, neither Company nor any subsidiary is or has ever been subject to Taxes in any jurisdiction outside the United States.

     (j) Neither Company nor, to the knowledge of Company, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of section 368(a) of the Code.

     SECTION 4.13. Material Contracts.

     (a) Schedule 4.13(a) lists each agreement to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound that is material to the financial condition or results of operations or current or future business or operations of Company or any of its subsidiaries (collectively, the "Company Material Contracts"), including, without limitation,
(i) any contracts with directors, officers, five percent or greater stockholders, employees, agents or representatives involving payments of at least $100,000 per year or $250,000 in the aggregate; (ii) any contract upon which Company's or any of its subsidiary's business is substantially dependent, including without limitation contracts to sell a major part of

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its products or services or to purchase a major part of its requirements of products or services and distributorship, marketing, agency, dealer or similar contracts; (iii) any franchise or license or other agreement to use a trade secret, process or trade name upon which Company's or any of its subsidiary's business depends to a material extent; (iv) any executory contract for the acquisition or sale of any property, plant or equipment for a consideration not included in Company's 1999 budget and exceeding $1,000,000; (v) any lease under which any material property is leased by or to Company or any of its subsidiaries; (vi) any agreement evidencing, securing or otherwise relating to indebtedness for borrowed money; (vii) any management contract or any compensatory plan, contract or arrangement with any director or any officer;
(viii) partnership or joint venture agreements; (ix) contracts containing covenants of Company or any of its subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with Company or any of its subsidiaries in any line of business or in any geographical area; (x) contracts relating to the acquisition by Company or any of its subsidiaries of any operating business or the capital stock of any other person; or (xi) any other contracts pursuant to the terms of which there is either a current or future obligation or right of Company or any of its subsidiaries to make or receive payments in excess of $500,000 in any year or $2,000,000 in the aggregate.

     (b) There have been made available to Holdings true and complete copies of all the Company Material Contracts listed on Schedule 4.13(a) or any other Schedule. All of the Company Material Contracts referred to in the preceding sentence are valid and binding upon Company or one of its subsidiaries, as the case may be, in accordance with their respective terms. Company and its subsidiaries have performed in all material respects all of their obligations under each Company Material Contract and there exists no material breach, violation or default (or event that with notice or lapse of time would constitute a material breach, violation or default) under any Company Material Contract.

     (c) Except as set forth in Schedule 4.13(c), no consent of any person is required in connection with the transactions contemplated by this Agreement or any of the other Company Documents in order to preserve the rights of Company or any of its subsidiaries under any Company Material Contract after the Effective Time.

     SECTION 4.14. Insurance. Company and each of its subsidiaries are currently insured, and during each of the past three years have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of Company's and its subsidiaries' policies of insurance are in full force and effect, all premiums due with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policies.
Schedule 4.14 sets forth the amount of each pending claim in an amount exceeding $50,000 made by Company to the insurers under such policies and each other claim in an amount exceeding $100,000 made by Company to the insurers under such policies since December 31, 1997.

     SECTION 4.15. Properties. Except as set forth on Schedule 4.15 and properties and assets disposed of in the ordinary course of business after January 1, 1999, Company and its subsidiaries have good and merchantable title, free and clear of all Liens, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the January 1, 1999 consolidated balance sheet of Company as being owned by Company and its subsidiaries as of the date thereof or purported to be owned on the date hereof.

     SECTION 4.16. Year 2000 Compliance. Except as set forth in the SEC Reports or on Schedule 4.16, all hardware, firmware, software and computer systems of Company and its subsidiaries and to Company's knowledge, of their respective material customers and suppliers, are, or will be by the Effective Time, Year 2000 Compliant and shall continue to function in accordance with their intended purpose without material error or material interruption as a result of the transition to the year 2000. Schedule 4.16 includes (a) a reasonable estimate of the additional costs Company and its subsidiaries will incur to become Year 2000 Compliant, (b) a reasonable estimate as to when such costs will be incurred and
(c) a summary of the implementation plan of Company and its subsidiaries to become Year 2000 Compliant.

     SECTION 4.17. Intellectual Property Rights. There are no registered patents, trademarks, service marks, trade names or copyrights, or applications for or licenses (to or from Company or any of its subsidiaries) with
                                      A-19
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respect to any of the foregoing, that (a) is owned by Company or any of its subsidiaries, or with respect to which Company or any of its subsidiaries has any rights, or (b) is used, whether directly or indirectly, by Company or any of its subsidiaries, other than the trade names and trademarks set forth on
Schedule 4.17. Except as set forth on Schedule 4.17, Company or its subsidiaries owns or has the exclusive right to use, sell, license and dispose of all of the trade names and trademarks listed on Schedule 4.17. Neither Company nor any of its subsidiaries has to its knowledge infringed upon or otherwise violated the intellectual property rights of third parties or received any pending written claim alleging any infringement or violation.

     SECTION 4.18. Customers and Suppliers. Schedule 4.18 sets forth a list of the ten largest customers and ten largest suppliers of Company and its subsidiaries, taken as a whole, during the fiscal year ended January 1, 1999. Since such date, except as set forth on Schedule 4.18, none of such customers or suppliers has canceled or otherwise modified in any material adverse respect its relationship with Company, and Company has not received notice or is otherwise aware that any such customer or supplier intends to cancel or otherwise modify in any material adverse respect its relationship with Company.

     SECTION 4.19. Vote Required. The only vote of the shareholders of any class or series of Company's capital stock necessary to approve the Merger and adopt this Agreement is, the affirmative vote of the holders of a two-thirds of all outstanding shares of Company Common Stock.

     SECTION 4.20. Brokers. Except for Bear, Stearns & Co., Inc. pursuant to an engagement letter with Company (as amended), a true and complete copy of which has been furnished to Holdings, no broker, finder, investment banker or other person is entitled to any brokerage, finder's, financial advisory or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

     SECTION 4.21. Opinion of Financial Advisor. Company has received the opinion of Bear, Stearns & Co., Inc. to the effect that, as of the date of delivery of such opinion, the Merger Consideration is fair to the shareholders of Company from a financial point of view. The Company has delivered or will deliver, promptly after receipt, a copy of the written opinion of Bear, Stearns & Co., Inc., to such effect.

     SECTION 4.22. Transactions with Affiliates. Other than the transactions contemplated by this Agreement and except to the extent disclosed in the SEC Reports or disclosed in writing prior to the execution and delivery of this Agreement, since January 1, 1998 there have been no transactions, agreements, arrangements or understandings between Company or its subsidiaries, on the one hand, and Company's affiliates (other than subsidiaries of Company) or any other person, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     SECTION 4.23. Certain Statutes. The Board of Directors of Company has taken or will take all appropriate and necessary actions to ensure that the restrictions on business combinations in Section 203 of the DGCL will not have any effect on the Merger or the other transactions contemplated by this Agreement. No "fair price," "moratorium," "control share acquisition" or similar state or federal anti-takeover statute or regulation applicable to Company (each a "Takeover Statute") is, as of the date of this Agreement, applicable to the Merger or any of the transactions contemplated by this Agreement.

     SECTION 4.24. Information Supplied. Without limiting any of the representations and warranties contained herein, no representation or warranty of Company contained in this Agreement and no statement by Company or other information contained in any schedule to this Agreement, as of the date of such representation, warranty or statement, contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

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                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01. Affirmative Covenants of Holdings. Holdings hereby covenants and agrees that, from the date of this Agreement to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Company (which consent will not be unreasonably withheld or delayed), Holdings will and will cause its subsidiaries to:

     (a) operate its business only in the usual and ordinary course consistent with past practices and in compliance in all material respects with all applicable Laws;

     (b) use reasonable commercial efforts to preserve intact its business organization, maintain all Holdings Material Contracts, Holdings Permits and other material rights, retain the services of all respective officers and key employees and maintain relationships with material customers and suppliers;

     (c) use reasonable commercial efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

     (d) use reasonable commercial efforts to cause to be delivered to Company a comfort letter from Ernst & Young LLP, dated within two business days before the date of the mailing of the Proxy Statement to the shareholders of Company and the stockholders of Holdings, addressed to Holdings and Company, in form and substance reasonably satisfactory to Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with proxy statements and registration statements similar to the Proxy Statement and Registration Statement; and

     (e) promptly supplement or amend any schedule to this Agreement delivered by Holdings with respect to any matter that arises or is discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or listed in any such schedule; provided, that, for purposes of determining the rights and obligations of the parties hereunder (other than the obligation of Holdings under this Section 5.01(e)), any such supplemental or amended disclosure will be deemed to have been disclosed to Company as of the date hereof unless Company otherwise objects in writing within five business days after receipt.

     SECTION 5.02. Negative Covenants of Holdings. Except for (i) the termination payments to Rosecliff and Buttonwood with respect to the termination of their respective Consulting Agreements with Holdings and in the amounts set forth in Schedule 5.02; (ii) the payment of a $1,250,000 fee to Fisher at the Effective Time and the payment in full at or prior to the Closing Date of the subordinated promissory note executed by Holding to Fisher on November 21, 1996 and due November 20, 2006 (the "Fisher Note"); and (iii) except as expressly contemplated by this Agreement or otherwise consented to in writing by Company (which consent will not be unreasonably withheld or delayed), from the date of this Agreement until the Effective Time, Holdings will not do, and will not permit any of its subsidiaries to do, any of the foregoing:

     (a) increase the compensation payable to or to become payable to any director, officer, key employee or consultant (other than annual increases and bonuses in the ordinary course of business consistent with past practices and increases resulting from the operation of compensation arrangements in effect prior to the date hereof), or grant any severance or termination pay (other than pursuant to the normal severance policy of Holdings or its subsidiaries as in effect on the date of this Agreement or as otherwise may be required under the Workers Adjustment Retraining Notification Act) to, or enter into or amend any employment or severance agreement with, any director, officer or key employee or pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by Law; provided, however, that nothing in this Agreement will be deemed to prohibit the payment of benefits as they become payable;

     (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly-owned subsidiary of Holdings to Holdings or another wholly-owned subsidiary of Holdings;

     (c) except for the exercise or exchange of Holdings Warrants for Holdings Common Stock, (i) redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock, or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations;
(ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

     (d) except for the exercise or exchange of Holdings Warrants for Holdings Common Stock, (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Liens) of any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares; or (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

     (e) acquire or agree to acquire equity interests in or all or a portion of the assets of any business or person (by purchase, merger, consolidation or any other means), except for the purchasing of assets from suppliers or vendors in the ordinary course of business consistent with past practice;

     (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any material portion of its assets, except for dispositions of inventories, equipment and other assets in the ordinary course of business and consistent with past practice;

     (g) adopt or propose to adopt any amendments to its charter or bylaws;

     (h) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except under existing credit lines in the ordinary course of business consistent with past practice and provided that the aggregate amount of all outstanding indebtedness after giving effect to such incurrence in no event exceeds $124,500,000;

     (i) make any tax election or settle or compromise any income tax liability that could reasonably be expected to be material to Holdings and its subsidiaries taken as a whole;

     (j) make any material commitments or agreements for capital expenditures or capital additions or betterments except as materially consistent with the budget for capital expenditures as of the date of this Agreement and consistent with past practices;

     (k) except in the ordinary course of business, modify, amend, assign or terminate any material agreement, permit, concession, franchise, license or similar instrument to which Holdings or any of its subsidiaries is a party or waive any material rights of Holdings or any of its subsidiaries thereunder;

     (l) make any material loans or advances to any other person, other than to its wholly-owned subsidiaries and other than routine advances to employees or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business;

     (m) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable Law or generally accepted accounting principles; or

     (n) agree in writing or otherwise to do any of the foregoing.

     SECTION 5.03. Affirmative Covenants of Company. Company hereby covenants and agrees that, from the date of this Agreement to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Holdings (which consent will not be unreasonably withheld or delayed), Company will and will cause its subsidiaries to:

     (a) operate its business only in the usual and ordinary course consistent with past practices and in compliance in all material respects with all applicable Laws;

     (b) use reasonable commercial efforts to preserve intact its business organization, maintain all material contracts, Company Permits and other material rights, retain the services of all respective officers and key employees and maintain relationships with material customers and suppliers;

     (c) use reasonable commercial efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

     (d) use reasonable commercial efforts to cause to be delivered to Holdings a letter from KPMG LLP, dated within two business days before the date of the mailing of the Proxy Statement to the shareholders of Company and the stockholders of Holdings, addressed to Company and Holdings, in form and substance reasonably satisfactory to Holdings and customary in scope and substance for comfort letters delivered by independent public accountants in connection with proxy statements and registration statements similar to the Proxy Statement and Registration Statement;

     (e) promptly supplement or amend any schedule to this Agreement delivered by Company with respect to any matter that arises or is discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or listed in any such schedule; provided, that, for purposes of determining the rights and obligations of the parties hereunder (other than the obligation of Company under this Section 5.03(e)), any such supplemental or amended disclosure will be deemed to have been disclosed to Holdings as of the date hereof unless Holdings otherwise expressly objects in writing within five business days after receipt; and

     (f) enter into a Registration Rights Agreement with the Affiliates substantially in the form of Exhibit J.

     SECTION 5.04. Negative Covenants of Company. Except as expressly contemplated by this Agreement or Schedule 5.04, or otherwise consented to in writing by Holdings (which consent will not be unreasonably withheld or delayed), from the date of this Agreement until the Effective Time, Company will not do, and will not permit any of its subsidiaries to do, any of the foregoing:

     (a) increase the compensation payable to or to become payable to any director, officer, key employee or consultant (other than for annual merit increases and bonuses in the ordinary course of business consistent with past practices and increases resulting from the operation of compensation arrangements in effect prior to the date hereof), or grant any severance or termination pay (other than pursuant to the normal severance policy of Company or its subsidiaries as in effect on the date of this Agreement or as otherwise may be required under the Workers Adjustment Retraining Notification Act) to, or enter into or amend any employment or severance agreement with, any director, officer or key employee or pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units not permitted under Section 5.04(d)(i)(w)) or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law; provided, however, that nothing in this Agreement will be deemed to prohibit the payment of benefits as they become payable;

     (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly-owned subsidiary of Company to Company or another wholly-owned subsidiary of Company;

     (c) (i) redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock, or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

     (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Liens) of any shares of any class of its or its subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares, except for (w) the issuance of stock options under Company's employee stock option plans in effect on the date hereof in the ordinary course and consistent with past practice; provided, that such options can not be exercised prior to the Effective Time; (x) the issuance of Company Common Stock upon the exercise of employee stock options and warrants outstanding on the date of this Agreement; and (y) the issuance of Company Common Stock upon conversion of all or any part of contingent payment obligations incurred in connection with acquisitions made prior to the date of this Agreement and disclosed on Schedule 4.03(b); and in each of the cases set forth in the foregoing clauses (w), (x) and (y), in accordance with their present terms; or (ii) amend or otherwise modify the terms of any such rights, warrants, options, employee stock option plans or contingent payment obligations the effect of which shall be to make such terms more favorable to the holders thereof;

     (e) acquire or agree to acquire equity interests in or all or a portion of the assets of any business or person (by purchase, merger, consolidation or any other means), except for the purchasing of assets from suppliers or vendors in the ordinary course of business and consistent with past practice;

     (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any material portion of its assets, except for dispositions of inventories, equipment and other assets in the ordinary course of business and consistent with past practice;

     (g) adopt or propose to adopt any amendments to its charter or bylaws;

     (h) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except under existing credit lines in the ordinary course of business consistent with past practice and provided that the aggregate amount of all outstanding indebtedness after giving effect to such incurrence in no event exceeds $53,000,000;

     (i) take any action which would result in a failure to maintain the trading of Company Common Stock on NASDAQ;

     (j) make any tax election or settle or compromise any income tax liability that could reasonably be expected to be material to Company and its subsidiaries taken as a whole;

     (k) make any material commitments or agreements for capital expenditures or capital additions or betterments except as materially consistent with the budget for capital expenditures as of the date of this Agreement and consistent with past practices;

     (l) make any material loans or advances to any other person, other than to its wholly-owned subsidiaries and other than routine advances to employees or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business;

     (m) except in the ordinary course of business, modify, amend, assign or terminate any material agreement, permit, concession, franchise, license or similar instrument to which Company or any of its subsidiaries is a party or waive any material rights of Company or any of its subsidiaries thereunder;

     (n) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable Law or generally accepted accounting principles; or

     (o) agree in writing to do any of the foregoing.
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

     SECTION 5.05. Financing Arrangement. Company and Holdings shall use their reasonable commercial efforts to jointly arrange a senior credit facility of not less than $195,000,000 to be provided to the Surviving Corporation immediately after the Effective Time (the "Senior Financing"). The Senior Financing will be on terms that are reasonably acceptable to each of Company's Board of Directors and Holdings' Board of Directors.

     SECTION 5.06. No Solicitation by Company.

     (a) Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Company Competing Transaction (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding any Company Competing Transaction; provided, however, that if, at any time prior to the approval and adoption of the Merger and this Agreement by the requisite holders of Company Common Stock, the Board of Directors of Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Company's shareholders under applicable Law, Company may, in response to a Company Competing Transaction which was not solicited by it or which did not otherwise result from a breach of this Section 5.06(a), and subject to compliance with Section 5.06(c), (x) furnish information with respect to Company and its subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by Company after consultation with its outside counsel), the benefits of the terms of which, if more favorable to the other party to such Confidentiality Agreement than those in place with Holdings, shall be extended to Holdings, and (y) participate in negotiations regarding such Company Competing Transaction. For purposes of this Agreement, "Company Competing Transaction" means any bona fide written inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20 percent or more of the assets of Company and its subsidiaries on a consolidated basis or 20 percent or more of any class of equity securities of Company, or any tender offer (including a self-tender offer), merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company, other than the transactions contemplated by this Agreement.

     (b) Except as expressly permitted by this Section 5.06, neither the Board of Directors of Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Holdings, the approval or recommendation by such Board of Directors or such committee of the Merger and this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Competing Transaction, or (iii) cause Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Competing Transaction. Notwithstanding the foregoing, in the event that prior to the approval and adoption of the Merger and this Agreement by the requisite holders of Company Common Stock, the Board of Directors of Company determines in good faith, after it has an offer for a Company Superior Proposal (as defined below) and after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Company's shareholders under applicable Law, the Board of Directors of Company may, subject to Holdings' rights under Section 7.05, withdraw or modify its approval or recommendation of the Merger and this Agreement or terminate this Agreement and on at least two business days' notice and after such termination, if it so chooses, cause Company to enter into any Company Acquisition Agreement with respect to any Company Superior Transaction. For purposes of this Agreement, a "Company Superior Proposal" means a Company Competing Transaction on terms which the Board of Directors of Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Company's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Company, after consultation with its financial advisor, is reasonably likely to be obtained by such third party.

     (c) In addition to the obligations of Company set forth in subsections (a) and (b) of this Section 5.06, Company shall immediately advise Holdings orally and in writing of any request for information relating to any Company Competing Transaction or of any Company Competing Transaction, including the material terms thereof and the identity of the person making such request or Company Competing Transaction. Company will keep Holdings informed of the status of any such request or Company Competing Transaction, including the principal steps the Company is taking in response thereto.

     (d) Nothing contained in this Section 5.06 shall prohibit Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act of 1934, as amended (the "Exchange Act") or from making any disclosure to Company's shareholders if, in the good faith judgment of the Board of Directors of Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to Company's shareholders under applicable Law; provided, however, that neither Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.06(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement and the Merger, or approve or recommend, or propose publicly to approve or recommend, a Company Competing Transaction.

     SECTION 5.07. Access and Information.

     (a) Holdings shall, and shall cause its subsidiaries to, (i) afford to Company and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Company Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of Holdings and its subsidiaries and to the books and records thereof, and (ii) furnish promptly to Company and the Company Representatives such information concerning the business, properties, contracts, records and personnel of Holdings and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Company.

     (b) Company shall, and shall cause its subsidiaries to, (i) afford to Holdings and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Holdings Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of Company and its subsidiaries and to the books and records thereof, and (ii) furnish promptly to Holdings and the Holdings Representatives such information concerning the business, properties, contracts, records and personnel of Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Holdings.

     (c) Notwithstanding the foregoing provisions of this Section 5.07, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by Law or would waive any rights to privileged communications. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

     (d) The information received pursuant to subsections (a) and (b) of this
Section 5.07 shall be deemed to be "Confidential Information" for purposes of the reciprocal Confidentiality Agreements, dated September 28, 1998 between Company and FreshPoint, Inc., a subsidiary of Holdings (the "Confidentiality Agreements").

     SECTION 5.08. Appropriate Action; Consents; Filings.

     (a) Upon the terms and subject to the conditions hereof, each of Company and Holdings shall use (and shall cause each of their respective subsidiaries to use, as applicable) reasonable commercial efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities or other third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Company or Holdings or any of their subsidiaries, as applicable, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or required to prevent a Material Adverse Effect from occurring to Company, Holdings or the Surviving
                                      A-26
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Corporation; and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (u) the DGCL, (v) the Texas Act, (w) NASDAQ, (x) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities Laws; (y) the HSR Act, and (z) any other applicable Law.

     (b) Each of Company and Holdings shall (and shall cause their respective subsidiaries to, as applicable) cooperate and consult with each other in connection with the making of all filings referred to in Section 5.08(a), including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith, and shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law.

     (c) In the event that either Company or Holdings (or any of their respective subsidiaries) shall fail to obtain any Governmental Entity or other third party consent, waiver, approval, authorization or order required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the parties agree to consummate the Merger without such consent, waiver, approval, authorization or order, such party shall use its best efforts, and shall take any such actions reasonably requested by the other party, prior to Closing to limit the adverse effect upon the Surviving Corporation, its respective subsidiaries, and their respective businesses resulting, which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, waiver, approval, authorization or order.

     (d) Company and Holdings agree to cooperate with respect to, and shall cause each of their respective subsidiaries, as applicable, to cooperate with respect to, and agree to use best efforts vigorously to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (an "Order"), of any Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement.

     (e) Each of Company and Holdings shall promptly notify the other of (i) any material change in its current or future business, financial condition or results of operations, (ii) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities with respect to its business or the transactions contemplated hereby, (iii) the institution or the threat of material litigation involving it or any of its subsidiaries, (iv) any material notice or communication from any regulatory authority or NASDAQ in connection with the Merger or the other transactions contemplated by this Agreement, or (v) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Effective Time.

     (f) Each party hereto shall promptly inform the other of any material communication from the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational antitrust authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practical after consultation with the other party, an appropriate response in compliance with such request. Company will advise Holdings promptly in respect of any understandings, undertakings or agreements (oral or written) which Company proposes, or has proposed to it, to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement.

     SECTION 5.09. Tax Treatment. Each party hereto shall use best efforts to cause the Merger to qualify, and shall not take, and shall use best efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from qualifying as a reorganization under the provisions of section 368(a) of the Code.

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     SECTION 5.10. Public Announcements. Each party hereto shall consult with the other parties hereto before issuing any press release or otherwise making any public announcements with respect to the Merger and shall not issue any such press release or make any such public announcements prior to such consultation, except as otherwise required by applicable Law or the rules of NASDAQ. The press release announcing the execution and delivery of this Agreement shall be a joint press release of Company and Holdings.

     SECTION 5.11. NASDAQ Listing. Company shall use best efforts to cause the Merger Shares to be approved for listing (subject to official notice of issuance) on NASDAQ prior to the Effective Time.

     SECTION 5.12. Meeting of Shareholders. Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Company Shareholders' Meeting") for the purpose of obtaining the adoption and approval of this Agreement and the Merger by its shareholders. Company will, through its Board of Directors, recommend to its shareholders the adoption and approval of this Agreement and the Merger, except to the extent that the Board of Directors of Company shall have withdrawn or modified its approval or recommendation of the Merger and this Agreement or terminated this Agreement in accordance with Section 5.06(b). Company shall use its reasonable commercial efforts (through its agents or otherwise) to solicit from its shareholders proxies in favor of the adoption of this Agreement, and shall take all other reasonable action to seek the necessary affirmative vote by its shareholders approving this Agreement and the Merger, except to the extent that the Board of Directors of Company determines in good faith after consultation with outside counsel that doing so would cause the Board of Directors of Company to breach its fiduciary duties to Company's shareholders under applicable law.

     SECTION 5.13. Registration Statement; Proxy Statement.

     (a) As promptly as practicable after the execution of this Agreement, (i) Company shall prepare and Company shall file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Company's shareholders, the "Proxy Statement") and
(ii) Company shall prepare and file with the SEC a registration statement to register the Merger Shares (in which the Proxy Statement will be included) on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto, being the "Registration Statement"). Holdings shall cooperate with Company in the preparation of the Proxy Statement and the Registration Statement and shall be provided a reasonable opportunity to review and comment on such documents. Company shall, as promptly as practicable, provide Holdings with any comments received from the SEC with respect to the Proxy Statement or the Registration Statement. Company and Holdings shall promptly advise the other if any event or circumstance arises with respect to it or its affiliates or its officers or directors that should be set forth in a supplement or amendment to the Proxy Statement or the Registration Statement. Company shall use reasonable commercial efforts to cause the Registration Statement to be declared effective as promptly as practicable, and shall use reasonable commercial efforts to take any action required to be taken under any applicable federal or state securities Laws in connection with the issuance of the Merger Shares. As promptly as practicable after the Registration Statement shall have been declared effective, each of Company and Holdings shall mail the Proxy Statement to its respective shareholders. Company shall cause the Registration Statement and the Proxy Statement to conform as to form and substance in all material respects with all applicable requirements of (i) the Exchange Act including Section 14(a) thereof, and the respective regulations promulgated thereunder, (ii) the Securities Act, (iii) the rules and regulations of NASDAQ, (iv) Delaware Law and (v) Texas Law.

     (b) The Proxy Statement shall include the recommendation of the Board of Directors of Company to the shareholders of Company that they vote in favor of the adoption of this Agreement and the Merger; provided, however, that the Board of Directors of Company may, at any time prior to the Effective Time, withdraw, modify or change such recommendation if the Board of Directors of Company determines in good faith after consultation with outside counsel that failure to so withdraw, modify or change its recommendation would cause the Board of Directors of Company to breach its fiduciary duties to Company's shareholders under applicable law. In addition, the Proxy Statement will include a copy of the written opinion of Bear Stearns referred to in Section 4.21.

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

     (c) No amendment or supplement to the Registration Statement or the Proxy Statement will be made without the approval of each of Holdings and Company, which approval will not be unreasonably withheld or delayed. Company will advise Holdings promptly after it receives notice thereof, of the issuance of any stop order, of the suspension of the qualification of the Company Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC or NASDAQ for amendment of the Registration Statement or the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (d) The information supplied by Holdings for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Holdings for inclusion in the Proxy Statement shall not, at the date the Proxy Statement is first mailed or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Holdings for any of its subsidiaries, or any of their respective officers or directors, should be discovered by Holdings that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Holdings shall promptly inform Company.

     (e) The information supplied by Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Company for inclusion in the Proxy Statement shall not, at the date the Proxy Statement is first mailed or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Company or its subsidiaries, or any of their respective officers or directors, should be discovered by Company that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Company shall promptly inform Holdings.

     SECTION 5.14. Insurance and Indemnification. (a) For a period of three years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring up to and including the Effective Time covering each person currently covered by Holdings' and Company's officers' and directors' liability insurance policies on terms with respect to coverage and in amounts (including deductibles) no less favorable than those of such policies in effect on the date hereof. For a period of six years after the Effective Time, the Surviving Corporation shall not amend or otherwise modify Article Nine of the articles of incorporation of the Surviving Corporation (as in effect at the Effective Time) in a manner that would adversely affect the indemnification rights thereunder of any individuals who at any time prior to the Effective Time were directors or officers of Holdings or Company in respect of acts or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such amendment or modification is required by Law.

     (b) The provisions of this Section 5.14 are intended for the benefit of, and shall be enforceable by, each insured or indemnified party and his or her heirs and representatives.

     SECTION 5.15. Employee Loans. Prior to the Effective Time, the principal balance of the employee loans owing to Company and Holdings described on
Schedule 5.15 will be forgiven by Company or Holdings, as applicable.

     SECTION 5.16. Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or similar state or federal anti-takeover statute or regulation is or may become applicable to the Merger or the transaction contemplated hereby each of Company and Holdings and its respective Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as

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

promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

                                   ARTICLE VI

                               CLOSING CONDITIONS

     SECTION 6.01. Conditions to Obligations of Each Party Under This
Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted by applicable Law:

     (a) This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of Company and the stockholders of Holdings.

     (b) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order, whether temporary, preliminary or permanent (an "Order"), which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or materially delaying consummation of the Merger; and no such Governmental Entity shall have initiated or threatened to initiate any proceeding seeking any of the foregoing.

     (c) The applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

     (d) The Senior Financing shall be in full force and effect as of the Effective Time.

     (e) Hughes & Luce, L.L.P. shall have delivered to each of Company, Holdings and Holdings' stockholders its written opinion substantially to the effect that
(i) the Merger will constitute a reorganization within the meaning of section 368(a) of the Code, (ii) Company and Holdings will each be a party to that reorganization within the meaning of section 368(b) of the Code, and (iii) Company, Holdings and Holdings' stockholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, except that Hughes & Luce, L.L.P. shall not express an opinion concerning whether the receipt of shares of Company Common Stock exchanged for Holdings Preferred Stock, insofar as measured with respect to accrued and unpaid dividends on Holdings Preferred Stock, will result in taxable income to the holders of Holdings Preferred Stock.

     (f) Each of David Sheinfeld, Mitt Parker, Brian Sturgeon and John Gray shall have entered into an employment agreement with the Surviving Corporation substantially in the form of Exhibit D, which shall be signed as of the date hereof and shall be in full force and effect on the Closing Date.

     (g) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. The Proxy Statement shall have been delivered to the shareholders of the Company in accordance with the requirements of the Exchange Act.

     (h) The Company shall have received all state securities and "blue sky" permits and approvals necessary to consummate the Merger and the transactions contemplated hereby.

     (i) The Fisher Consent shall be in full force and effect without amendment or modification since the date of this Agreement, and the Fisher Note shall have been paid in full at or prior to the Closing Date, and all obligations of Holdings or any of its subsidiaries thereunder shall be released upon payment of all obligations thereunder.

     (j) The shareholders listed on Schedule 6.01(j) shall have entered into a Shareholders' Agreement with the Company and subsidiary substantially in the form of Exhibit F.

     SECTION 6.02. Additional Conditions to Obligations of Company. The obligations of Company to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to

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

the Closing Date of the following conditions, any or all of which may be waived in writing by Company, in whole or in part:

     (a) Each of the representations and warranties of Holdings set forth in this Agreement that contains any materiality qualification shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty specifically relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and each of the representations and warranties of Holdings set forth in this Agreement that does not contain any materiality qualification shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty specifically relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date). Company shall have received certificates of the President and the Chief Financial Officer of Holdings dated the Closing Date, to such effect.

     (b) Holdings shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Company shall have received certificates of the President and the Chief Financial Officer of Holdings, as applicable, dated the Closing Date, to that effect.

     (c) Since December 26, 1998, there shall have been no change, event, occurrence or circumstance in the current or future business, financial condition or results of operations of Holdings or any of its subsidiaries having or reasonably likely to have a Material Adverse Effect on Holdings. Company shall have received a certificate of the President and the Chief Financial Officer of Holdings, dated the Closing Date, to such effect.

     (d) Counsel to Holdings shall provide a written legal opinion to Company, in form and substance satisfactory to Company and its counsel, covering the matters set forth in Exhibit E.

     (e) All of the Holdings Warrants shall have been exchanged or exercised for shares of Holdings Common Stock.

     (f) Holdings shall have delivered to Company affiliate letters executed by the Affiliates substantially in the form of Exhibit G.

     (g) Holdings shall provide written evidence to Company of the termination of the credit facility of Holdings and its subsidiaries with NationsBank of Texas, N.A. at or prior to the Effective Time, and all obligations of Holdings or any of its subsidiaries thereunder shall be released upon payment of all obligations thereunder.

     (h) Holdings shall provide written evidence to Company of the termination of the consulting agreements with Rosecliff and Buttonwood as of the Effective Time, and all obligations of Holdings or any of its subsidiaries to Rosecliff and Buttonwood thereunder or otherwise shall be terminated as of the Effective Time.

     (i) Holdings shall provide written evidence that all filings, authorizations, consents, approvals or other actions listed on Schedule 6.02(i) shall have been filed, obtained, or taken, as the case may be.

     (j) Holdings shall provide written evidence that all of the Company Common Stock received by the Holdings stockholders described in the shareholder summary in Schedule 3.03(a), except for those listed under the caption "Rosecliff Investors and Affiliates" on that schedule, shall have been distributed at or promptly after the Closing Date.

     SECTION 6.03. Additional Conditions to Obligations of Holdings. The obligations of Holdings to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Holdings, in whole or in part:

     (a) Each of the representations and warranties of Company set forth in this Agreement that contains any materiality qualification shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty specifically relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and each of the representations and warranties of Company set forth in this Agreement that does not contain any materiality qualification shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty specifically relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date). Holdings shall have received a certificate of the President and the Chief Financial Officer of Company, dated the Closing Date, to such effect.

     (b) Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Holdings shall have received a certificate of the President and the Chief Financial Officer of Company, dated the Closing Date, to that effect.

     (c) Since October 2, 1998, there shall have been no change, event, occurrence or circumstance in the current or future business, financial condition or results of operations of Company or any of its subsidiaries having or reasonably likely to have a Material Adverse Effect on Company. Holdings shall have received a certificate of the President and the Chief Financial Officer of Company, dated the Closing Date, to such effect.

     (d) Company shall provide written evidence that all filings, authorizations, consents, approvals or other actions listed on Schedule 6.03(d) shall have been filed, obtained or taken, as the case may be.

     (e) Counsel to Company shall provide a written legal opinion to Holdings, in form and substance satisfactory to Holdings and its counsel, covering the matters set forth in Exhibit I.

     (f) Company shall provide written evidence to Holdings of the termination of the credit facility of Company and its subsidiaries with Bank of America Texas, N.A. at or prior to the Effective Time, and all obligations of Company or any of its subsidiaries thereunder shall be released upon payment of all obligations thereunder.

     (g) The Merger Shares shall be approved for listing on NASDAQ.

     (h) The Affiliates shall have entered into a Registration Rights Agreement with the Company substantially in the form of Exhibit J.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of Company or Holdings:

     (a) by mutual written consent of Company and Holdings;

     (b) by either Company or Holdings, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order to terminate this Agreement has not complied with its obligations under Section 5.08(d) of this Agreement;

     (c) by either Company or Holdings, if the Merger shall not have been consummated before September 30, 1999 unless the failure to consummate the Merger by such date is the result of a willful material breach of this Agreement by the party seeking to terminate;

     (d) by either Company or Holdings if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption at the Company Shareholders' Meeting;

     (e) by Holdings, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.03(a), (b), (c) or (d), as the case may be, would be incapable of being satisfied by September 30, 1999; provided, that in any case, a willful material

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

breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.01(e);

     (f) by Holdings, if the Board of Directors of Company or any committee thereof shall have withdrawn or modified in a manner adverse to Holdings its approval or recommendation of the Merger or this Agreement or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any Company Competing Transaction;

     (g) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Holdings set forth in this Agreement, or if any representation or warranty of Holdings shall have become untrue, in either case such that the conditions set forth in Section 6.02(a), (b), (c) or (i), as the case may be, would be incapable of being satisfied by September 30, 1999; provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.01(g); or

     (h) by Company, in accordance with Section 5.06(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements of Section 7.05.

The right of any party hereto to terminate this Agreement pursuant to this
Section 7.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

     SECTION 7.02. Effect of Termination. Except as provided in Section 5.06(b), 7.05, 9.01 or this Section 7.02, in the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, there shall be no liability on the part of the parties to the other parties and all rights and obligations of any party hereto shall cease, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the non-breaching party shall have the rights and remedies available to it at Law or in equity as a result of such willful breach.

     SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors or committee thereof, as applicable, at any time prior to the Effective Time; provided, however, (a) no amendment, which under applicable Law may not be made without the approval of the shareholders of Holdings, may be made without such approval and (b) no amendment, which under applicable Law, may not be made without the approval of the stockholders of Company, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 7.04. Waiver. Subject to Section 7.03, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, or (c) waive compliance by any other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 7.05. Expenses and Other Payments.

     (a) Except as set forth in this Section 7.05, all Expenses incurred by Company in connection with the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby shall be borne solely and entirely by Company, and all Expenses incurred by Holdings in connection with the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby shall be borne solely and entirely by Holdings; provided, however, that Expenses borne by Holdings shall not include any out-of-pocket expenses of counsel and advisors to Fisher or counsel and advisors to the estate of Peter T. Joseph.

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

     (b) Holdings and Company agree that if this Agreement is terminated by Company pursuant to Sections 7.01(c), (d) or (h) or by Holdings pursuant to Sections 7.01(c), (d) or (f), and at or prior to such termination there exists a Company Competing Transaction and prior to or within 12 months of such termination, Company recommends or enters into a letter of intent or definitive agreement for, or consummates, a Company Competing Transaction, Company shall pay to Holdings a termination fee equal to $3,000,000, plus all documented out-of-pocket Expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by Holdings in connection with this Agreement and the transactions contemplated by this Agreement in an amount not to exceed $750,000.

     (c) Holdings and Company agree that if this Agreement is terminated (i) by Holdings pursuant to Section 7.01(e), subject to the provision in Section 7.02 regarding willful breach, Company shall reimburse all of Holdings' Expenses relating to the Merger in an amount not to exceed $1,000,000; provided, however, that Expenses borne by Holdings shall not include any out-of-pocket expenses of counsel and advisors to Fisher or counsel and advisors to the estate of Peter T. Joseph, or (ii) by Company pursuant to Section 7.01(g), subject to the provision in Section 7.02 regarding willful breach, Holdings shall reimburse all of Company's Expenses relating to the Merger in an amount not to exceed $1,000,000.

     (d) Any payment required to be made pursuant to Section 7.05(b) shall be made contemporaneously with the recommendation, execution of a letter of intent or definitive agreement or consummation, as applicable, of the Company Competing Transaction, and shall be made by wire transfer of immediately available funds to an account designated by Holdings.

     (e) Any filing fees under the HSR Act shall be shared equally by Holdings and Company.

     (f) Company and Holdings acknowledge that the agreements contained in this
Section 7.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Holdings and Company would not enter into this Agreement; accordingly, if either Company or Holdings fails to pay promptly the amount due pursuant to this Section 7.05, and, in order to obtain such payment, the other party commences a suit which results in a judgment against Company or Holdings for such amount, Company shall pay to Holdings or Holdings shall pay to Company Expenses in connection with such suit, together with interest on the amount of such amount at the prime rate of Bank of America in effect on the date such payment was required to be made.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01. Effectiveness of Representations, Warranties and Agreements.

     (a) Except as set forth in Section 8.01(b), the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

     (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VII, except that the agreements set forth in Articles I, II and VIII shall survive the Effective Time and those set forth in Sections 7.02 and 7.05 and Article VIII shall survive termination. Nothing herein shall be construed to cause the Confidentiality Agreements to terminate upon the termination of this Agreement pursuant to Article VII.

     SECTION 8.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile number specified below:

     (a) If to Company, to:

          Fresh America Corp.
        6600 LBJ Freeway
        Suite 180
        Dallas, Texas 75240
        Attention: David I. Sheinfeld
        Facsimile: (972) 774-0515

     with a copy to:

          Hughes & Luce, L.L.P.
        1717 Main Street, Suite 2800
        Dallas, Texas 75201
        Attention: Alan J. Bogdanow
        Facsimile: (214) 939-5849

     (b) If to Holdings, to:

          FreshPoint Holdings, Inc.
        15305 Dallas Parkway
        Suite 1010
        Dallas, Texas 75248
        Attention: Mitt Parker
        Facsimile: (972) 392-8120

     with a copy to:

          Paul, Weiss, Rifkind, Wharton & Garrison
        1285 Avenue of the Americas
        New York, NY 10019-6064
        Attention: Kenneth M. Schneider
        Facsimile: (212) 373-2825

     SECTION 8.03. Certain Definitions. For the purposes of this Agreement, the term:

     (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

     (b) a "person" shall be deemed a "beneficial owner" of or to have "beneficial ownership" of Holdings Common Stock or Company Common Stock, as the case may be, in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof; provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, Holdings Common Stock or Company Common Stock, as the case may be, that such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

     (c) "business day" means any day other than a day on which banks in the State of Texas are authorized or obligated to be closed.

     (d) "control" (including the terms "controlled," "controlled by," and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

     (e) "Expenses" shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement, the solicitation of shareholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

     (f) "knowledge" or "known" means with respect to any matter in question, if an executive officer of Holdings or Company, as the case may be, has actual knowledge after reasonable inquiry of such matter.

     (g) "Material Adverse Effect" means, when used in connection with Company or Holdings, any change, circumstance or effect that, individually or when taken together with all other such changes, circumstances or effects, could reasonably be expected to be materially adverse to the business, operations, assets, financial condition, results of operations or prospects of such party and of its subsidiaries, taken as a whole.

     (h) "Merger Shares" means Company Common Stock issued pursuant to Sections 2.01(a) and (b).

     (i) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as used in Section 13(d) of the Exchange Act).

     (j) "subsidiary" or "subsidiaries" of Holdings, Company, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which Holdings, Company, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50 percent or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     (k) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

     SECTION 8.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

     SECTION 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 8.06. Entire Agreement. This Agreement (together with the Exhibits and Schedules) and the Confidentiality Agreements constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

     SECTION 8.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 8.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than as contemplated by

Article II or Section 5.14), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.10. Governing Law. Except to the extent the laws of the State of Delaware are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     SECTION 8.11. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            FRESH AMERICA CORP.

                                            By:     /s/ DAVID SHEINFELD
                                               ---------------------------------
                                            Name:  David Sheinfeld
                                            Title: Chairman and Chief Executive
                                                   Officer

                                            FRESHPOINT HOLDINGS, INC.

                                            By:       /s/ MITT PARKER
                                               ---------------------------------
                                            Name:  Mitt Parker
                                            Title: President and Chief Executive
                                                   Officer

                                                                       EXHIBIT A

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            FRESHPOINT AMERICA, INC.
                        (FORMERLY "FRESH AMERICA CORP.")

     Fresh America Corp., pursuant to the provisions of Article 4.02 of the Texas Business Corporation Act, hereby adopts restated articles of incorporation, which, except for Articles One, Four, Six, Seven, Ten, Eleven and Twelve, which have been amended, correctly set forth without change the articles of incorporation as heretofore amended.

     Each amendment made by the Restated Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act (the "TBCA"), and the Restated Articles of Incorporation and such amendments were duly adopted by the shareholders at the annual meeting of shareholders on
            , 1999 in accordance with the provisions of Article 4.02 of the TBCA. The number of shares of common stock outstanding and entitled to vote on
the Restated Articles of Incorporation is           , more than two-thirds of
which shares were voted in favor thereof at the annual meeting on             ,
1999.

                                  ARTICLE ONE

     The name of the corporation is FRESHPOINT AMERICA, INC.

                                  ARTICLE TWO

     The period of its duration is perpetual.

                                 ARTICLE THREE

     The purposes for which the corporation is organized are to transact any lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR

                                 CAPITAL STOCK

     The aggregate number of shares that the corporation shall have the authority to issue is 50,000,000 shares of common stock having a par value of $0.01 per share (the "Common Stock") and 5,000,000 shares of Preferred Stock having a par value of $.10 per share (the "Preferred Stock"). The preferences, limitations and relative rights in respect of the shares of each class of capital stock of the corporation and the authority vested in the Board of Directors to divide the Preferred Stock into series and the variations in the relative rights and preferences between the shares of such series so established are as follows:

     SECTION 1. Preferred Stock. The shares of Preferred Stock may be divided into and issued in series, and each series shall be so designated as to distinguish the shares from the shares of all other series. All shares of Preferred Stock shall be of equal rank and identical except to the extent that variations in the relative rights and preferences enumerated in subparagraphs
(a) through (h) may be fixed and determined, from time to time, by the Board of Directors between series hereinafter established; and each share of a series shall be identical in all respects with the other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. Shares of any series which have been retired or cancelled in any manner, including shares redeemed or treasury shares returned and shares which have been converted into Common Stock or exchanged for shares of Preferred Stock of any other series, shall have the status of authorized but unissued shares of Preferred Stock.

     Authority is expressly granted to the Board of Directors, within the limitations and restrictions stated herein, to divide the shares of Preferred Stock into one or more series and, with respect to each series, to fix and determine in the resolution or resolutions providing for the issue of such shares the following relative rights and preferences as to which there may be variations between the series so established:

     (a) the distinctive designation of such series and the number of shares that shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

     (b) the rate or rates of dividends payable on shares of such series, the conditions upon which and the dates when such dividends shall be payable;

     (c) the price or prices at, and the terms and conditions on which, shares of such series may be redeemed;

     (d) the amount payable on shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

     (e) the terms and conditions and the date or dates on which the shares of such series may be converted into shares of Common Stock;

     (f) subject to the limitations contained in Article 2.12B of the Texas Business Corporation Act, the rights, if any, of the holders of shares of such series to convert such shares into, or exchange shares for, shares of any other class or shares of any series of the same or any other class, and the terms and conditions of such conversion or exchange;

     (g) whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement and the terms and provisions relative to the operation thereof; and

     (h) the rights, if any, of the holders of shares of such series to vote.

     SECTION 2. Common Stock. The Common Stock is junior to the Preferred Stock and is subject to all the rights, privileges, preferences and priorities of the Preferred Stock as herein set forth or as may be stated in any resolution or resolutions of the Board of Directors providing for the issue of a series of Preferred Stock. Subject to the prior and superior rights of the Preferred Stock and subject to the provisions and on the conditions set forth in Section 1 of this Article Four, or in any resolution or resolutions providing for the issue of a series of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors, may be declared and paid on the Common Stock from time to time out of any funds legally available therefor. In the event of any liquidation, dissolution or winding up of the affairs of the corporation, after payment to the holders of Preferred Stock of the amounts to which they are entitled pursuant to the resolution or resolutions of the Board of Directors providing for the issue of a series of Preferred Stock, the holders of Common Stock shall be entitled to share ratably in all assets then remaining subject to distribution to the shareholders.

     SECTION 3. Voting Rights. Except as otherwise provided by law, by these Articles of Incorporation, or by the resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, the holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of Common Stock being entitled to one vote for each share held. The right to cumulative voting is expressly prohibited.

                                  ARTICLE FIVE

     The corporation will not commence business until it has received for the issuance of shares, consideration of the value of at least $1,000 in money, labor done or property actually received.

                                  ARTICLE SIX

     The street address of the registered office is c/o C T Corporation System, 811 Dallas Avenue, Houston, Texas 77002, and the name of the registered agent at such address is C T Corporation System.

                                 ARTICLE SEVEN

     SECTION 1. Board of Directors. The number of directors shall from time to time be fixed by, or in the manner provided in, the Bylaws of the corporation.

     SECTION 2. Names and Addresses. The names of the persons currently serving as directors of the corporation are:

       Thomas M. Hubbard
        Lawrence Jackson
        David I. Sheinfeld
        Sheldon I. Stein
        Colon Washburn
        John J. Geisler
        Mitt Parker
        Donald R. Kendall
        Brian Sturgeon
        John Gutfreund
        Bob Dussler

     The address of all such persons is 6600 LBJ Freeway, Suite 180, Dallas, Texas 75240.

     SECTION 3. Increase or Decrease of Directors. The number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the Bylaws of the corporation; but no decrease shall have the effect of shortening the term of any incumbent director.

                                 ARTICLE EIGHT

     Pre-emptive rights are hereby denied. No shareholder of this corporation shall, by reason of such shareholder's ownership of stock, have a pre-emptive or other right to purchase, subscribe for, receive or acquire all or any part of any capital stock (either the unissued or treasury stock), notes, bonds, debentures, securities, stock options or warrants, or other securities convertible into or entitling the holder thereof to purchase any such capital stock (whether authorized by the Articles of Incorporation or by any amendment thereto) to be issued, optioned, sold, transferred or otherwise disposed of by the corporation at any time. Any part of any such stock, notes, bonds, debentures, securities, stock options or warrants may at any time be issued, optioned, sold, transferred or otherwise disposed of by this corporation to such persons and upon such terms as may seem proper to the Board of Directors in its absolute discretion, without first offering same or any part thereof to any existing shareholder.

                                  ARTICLE NINE

     (a) The corporation shall indemnify, to the fullest extent permitted by Texas law, every person who is or was a director of the corporation or is or was serving at the request of the corporation with respect to all costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of such person being a director of the corporation.

     (b) The corporation shall indemnify, to the fullest extent that indemnification for directors is permitted by Texas law, every person who is or was an executive officer of the corporation and any person who, while a director or executive officer of the Corporation, is or was serving at the request of the corporation as a director or officer or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding a position named above in this paragraph.

     (c) The corporation shall advance expenses to any person named in paragraph
(a) or (b) of this Article who was, is or is threatened to be made a party in a proceeding by reason of such person's holding a position named in paragraph (a) or (b), to the fullest extent permitted by Texas law.

     (d) It is the intent of the corporation to indemnify the persons referred to in this Article to the fullest extent permitted by law. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement, vote of shareholders or directors, the corporation's bylaws or otherwise, or under any policy or policies of insurance purchased and maintained by the corporation on behalf of any such person, both as to action in such person as official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (e) The indemnification provided by this Article shall be subject to all valid and applicable laws, including, without limitation, Article 2.02-1 of the Texas Business Corporation Act, and, in the event this Article or any of the provisions hereof or the indemnification contemplated hereby are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Article shall be regarded as modified accordingly, and, as so modified, shall continue in full force and effect.

                                  ARTICLE TEN

     A director of the corporation is not liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this provision does not eliminate or limit such director's liability for:

          1. A breach of the director's duty of loyalty to the corporation or its shareholders;

          2. An act or omission not in good faith that constitutes a breach of duty of the director to the corporation, or an act or omission that involves intentional misconduct or a knowing violation of the law;

          3. A transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

          4. An act or omission for which the liability of a director is expressly provided for by an applicable statute.

                                 ARTICLE ELEVEN

     Special meetings of the shareholders of the corporation may be called by the Chairman of the Board, the President, the Board of Directors or the holders of at least fifty percent (50%) of all the shares entitled to vote at the proposed special meeting, but not by any other person or persons.

                                 ARTICLE TWELVE

     The Bylaws of the corporation may be altered, amended or repealed in whole or in part by the affirmative vote of the majority of the directors of the Board of Directors or by the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding shares then entitled to vote on such amendment. The words "amend" and "amended" shall be broadly interpreted to include alterations, modifications, additions and repeal, in whole or in part.

     EXECUTED THIS     day of             , 1999.

                                            FRESHPOINT AMERICA, INC.

                                            By:
                                              ----------------------------------
                                              David I. Sheinfeld,
                                              Chairman of the Board

                                                                       EXHIBIT B

                            FRESHPOINT AMERICA, INC.

                                RESTATED BYLAWS

                                   ARTICLE I.

                                    OFFICES

     SECTION 1. Principal Office and Agent. The principal office of the corporation shall be at c/o C T Corporation System, 811 Dallas Avenue, Houston, Texas 77002, and the name of the resident agent in charge thereof is C T Corporation System. Such office and agent may be changed by majority vote of the Board of Directors and filing of a statement to such effect with the Secretary of State, as required by law.

     SECTION 2. Additional Office. The corporation may also have an office or offices at such other place or places as the Board of Directors may from time to time designate.

                                  ARTICLE II.

                            MEETINGS OF SHAREHOLDERS

     SECTION 1. Place. Meetings of shareholders for any purpose may be held at the registered office of the corporation or at such other place as shall be stated in the notice of the meeting, or in a duly executed waiver of notice thereof.

     SECTION 2. Annual Meeting. The annual meeting of the shareholders shall be held at 10:00 o'clock A.M. on the first Friday of November of each year, or the next business day following if such day is a legal holiday. Failure to hold the annual meeting shall not work a forfeiture or dissolution of the corporation. The Board of Directors may from time to time by resolution provide that the annual meeting will be held on a date other than the first Friday of November of each year.

     SECTION 3. Order of Business at Annual Meeting. No business may be transacted at an annual meeting of shareholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any shareholder of the corporation (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 3 and on the record date for the determination of shareholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in Section 4.

     No business shall be conducted at the annual meeting of shareholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 3 and in Section 4; provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 3 or in Section 4 shall be deemed to preclude discussion by any shareholder of any such business. If the presiding officer at an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the presiding officer shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

     SECTION 4. Notices by Shareholders for an Annual Meeting. In addition to any other applicable requirements for business to be properly brought before an annual meeting by a shareholder, including a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the corporation. No person shall be eligible for election as a shareholder nominee of the corporation unless nominated in accordance with the procedures set forth in this Section 4. If the presiding officer of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the presiding officer shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

     (a) Timely Notice. To be timely, a shareholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the corporation (i) in the case of an annual meeting, not less than sixty
(60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, in the event that the annual meeting is called for a date that is not within thirty
(30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (ii) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

     (b) Proper Written Form of Notice. To be in proper written form, a shareholder's notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such shareholder, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

     To be in proper written form with respect to shareholder nominations for director, a shareholder's notice to the Secretary must set forth (i) as to each person whom the shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (ii) as to the shareholder giving the notice (A) the name and record address of such shareholder, (B) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such shareholder, (C) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (D) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

     SECTION 5. Special Meetings. Special meetings of the shareholders may be called by the Chairman, the Board of Directors or by the holders of at least fifty percent (50%) of all of the Shares entitled to vote at the proposed special meeting but not by any other person or persons.

     SECTION 6. Notice of Meetings. Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten
(10) days nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman, to each shareholder of record entitled to vote at such meeting. If a notice is mailed to a shareholder at such shareholder's address as it appears on the stock transfer books of the corporation, with postage thereon prepaid, such notice shall be deemed to have been delivered three (3) days after mailing. A waiver of notice signed by the person entitled to such notice, whether before or after the meeting, shall be equivalent to the giving of such notice.

     SECTION 7. Fixing Date for Determination of Shareholders Entitled to Notice of and to Vote at Shareholders' Meetings.

     (a) Action by Board of Directors. For the purpose of determining shareholders entitled to notice of any meeting of shareholders or any adjournment thereof, the Board of Directors may by resolution provide that the stock transfer books shall be closed for a period, to be stated in such resolution, not to exceed twenty (20) days.

     (b) Failure of Action by Board of Directors. If the Board of Directors do not provide for the closing of the stock transfer books relative to a particular meeting then and in such event the record time and date for the determination of shareholders entitled to notice of and to vote at such meeting shall be the close of business on the 15th day immediately preceding such meeting.

     SECTION 8. Voting List. The officer or agent having charge of the corporation's stock transfer books shall make, at least ten days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof. Such list shall be arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period of ten days prior to such meeting, shall be kept on file at the registered office of the corporation and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the shareholders entitled to examine such list or transfer books and to vote at any meeting of shareholders.

     SECTION 9. Quorum. The holders of a majority of the shares entitled to vote, represented in person or by proxy at a meeting of shareholders, shall constitute a quorum at such meeting for all matters to be voted on at such meeting. The vote of the holders of a majority of the shares represented at a meeting at which a quorum is present and entitled to vote on a particular matter shall be the act of the shareholders at such meeting with respect to such matter, unless the vote of a greater number of shares is required by law or by these bylaws or by the corporation's Articles of Incorporation.

     SECTION 10. Voting of Shares.

     (a) Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote of a meeting of shareholders, except to the extent that the voting rights of the shares of any class or classes are limited or denied by the Articles of Incorporation as permitted by the Texas Business Corporation Act.

     (b) Treasury shares, shares of stock owned by another corporation, the majority of the voting stock of which is owned or controlled by this corporation, and shares of stock held by this corporation in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

     (c) Shares standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the bylaws of such corporation may authorize, or, in the absence of such authorization, as the Board of Directors of such corporation may determine.

     (d) Shares held by an administrator, executor, guardian or conservator may be voted by such person so long as such shares forming part of an estate are in such person's possession and forming a part of the estate being served by such person, either in person of by proxy, without a transfer of such shares into such person's name. Shares standing in the name of a trustee may be voted by such trustee, either in person or by proxy, but no trustee shall be entitled to vote shares held by such trustee without at transfer of such shares into such trustee's name as trustee.

     (e) A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

     (f) A shareholder may vote either in person or by proxy executed in writing by the shareholder or by such shareholder's duly authorized attorney-in-fact.

     (g) Voting on any question or in any election may be by voice vote or show of hands unless the presiding officer shall order or any shareholder shall demand that voting be by written ballot.

                                  ARTICLE III.

                                   DIRECTORS

     SECTION 1. Number of Directors; Classified Board.

     (A) The number of directors constituting the full Board of Directors of the corporation shall be fixed from time to time by resolution of the Board of Directors; in the absence of such designation the number shall be eleven (11). No decrease in the number of directors shall have the effect of reducing the term of any incumbent director. Directors shall be elected at the annual meeting of the holders of shares entitled to vote in the election of directors, except as provided in Section 2 of this Article III, and each director shall hold office for the term for which such director is elected and until (i) such director's successor is elected and qualified, (ii) such director dies, (iii) such director resigns, or (iv) such director is removed in accordance with
Section 2 of this Article III. Directors need not be residents of the State of Texas or shareholders of the corporation.

     (B) The corporation's directors shall be divided into three classes, each class to be as nearly equal in number as possible. The directors of Class I shall be originally elected for a term expiring on the first annual meeting of shareholders after their election; the directors in Class II shall be originally elected for a term expiring on the second annual meeting of shareholders after their election; and the directors in Class III shall be originally elected for a term expiring on the third annual meeting of shareholders to be held after their election. At each annual meeting of shareholders following the original election of the classified board, a number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting of shareholders.

     SECTION 2. Removal; Vacancies and Filling of Vacancies.

     (A) Shareholders holding 66 2/3% or more of the issued and outstanding shares then entitled to vote at an election of directors may terminate the term of office of all or any of the directors, with cause, by a vote at any annual or special meeting. Such removal shall be effective immediately upon such shareholder action even if successors are not elected simultaneously.

     (B) Any vacancy occurring in the Board of Directors may be filled as provided in this Subparagraph (B):

          (i) Vacancies in the Board of Directors caused by action of the shareholders pursuant to Subparagraph (A) above shall be filled only by action of the shareholders at an annual or special meeting of the shareholders. Any other vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though the remaining directors may constitute less than a quorum of the Board of Directors as fixed by Section 1 of this Article III. A director elected to fill a vacancy shall be elected for the unexpired term of such director's predecessor in office.

          (ii) Any directorship to be filled by reason of an increase in the number of directors may be filled by the Board of Directors for a term of office continuing only until the next election of one or more directors by the shareholders.

          (iii) The provisions of this Subparagraph (B) are subject to the
     provisions of the Stockholders Agreement dated        , 1999; provided,
     however, the Board of Directors shall not be prevented from taking any action if the failure to take such action would be a breach of its fiduciary duties.

     SECTION 3. Quorum. A majority of the Directors fixed by the Bylaws shall constitute a quorum for the transaction of business. The action of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. Any meeting of the Directors may be adjourned from time to time by those present, whether or not a quorum is present.

     SECTION 4. Regular Meetings. A regular meeting of the Board of Directors shall be held each year immediately following the annual meeting of the shareholders, at the place of such meeting, for the election of officers and the consideration of any other business that may properly be brought before such meeting. No notice of any kind of such annual meeting of the Board of Directors shall be necessary.

     SECTION 5. Special Meetings. A special meeting of the Board of Directors shall be held at any time upon the call of the Chairman of the Board or a majority of the Directors. At least two (2) days notice of such special meeting shall be given and such notice shall be in writing and shall be sent by mail, personal delivery, or telegraph to the last known address of each of the Directors. Notice of any special meeting may be waived in a writing signed by the person or persons entitled to such notice; such waiver may be executed at any time before or after the time herein specified for the giving of such notice but not later than the time specified in such notice for the holding of such special meeting. Attendance of a Director at a special meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground the meeting is not lawfully called or convened. Neither the business proposed to be transacted, nor the purpose of any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting, except as may be otherwise provided by statute or by the Articles of Incorporation.

     SECTION 6. Compensation. Directors as such shall not receive any stated salary for their services, but by resolution of the Board a fixed sum and expenses of attendance, if any, may be allowed for attendance at each meeting of the Board, and directors may be awarded stock options under the corporation's Stock Option Plan; provided that nothing contained herein shall be construed to preclude any Director from serving the corporation in any other capacity or receiving compensation therefor.

     SECTION 7. Actions Without a Meeting. Notwithstanding any other provision of the Articles of Incorporation of this corporation or these Bylaws, any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the members of the Board of Directors. Such consent shall have the same force and effect as a unanimous vote at a meeting.

     SECTION 8. Telephone Meetings of Directors. Directors may participate in and hold a meeting of the Directors by use of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person, except where a person participates in a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     SECTION 9. General Powers. In addition to the power and authorities expressly conferred by these Bylaws, the Board of Directors may exercise all such powers of the corporation and do all such lawful acts and things are not by law or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the shareholders.

                                  ARTICLE IV.

                                    OFFICERS

     SECTION 1. Designation. The officers of the corporation shall be elected by the Board of Directors and shall consist of a Chairman of the Board, a Chief Executive Officer, a President or Co-Presidents, one or more

Vice Presidents, Secretary, and a Treasurer (if the Board so determines). The Board of Directors may also elect one or more Assistant Secretaries and Assistant Treasurers. Two or more offices may be held by the same person.

     SECTION 2. Additional Appointments. The Board of Directors may appoint such other officers and assistant officers and agents as they shall deem necessary, who shall hold their offices for such terms and shall have such authority and exercise such powers and perform such duties as shall be determined from time to time by the Board by Resolution not inconsistent with these Bylaws.

     SECTION 3. Election and Term of Office. The officers of the corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of shareholders or as soon thereafter as is conveniently possible. Vacancies may be filled or new offices filled at any meeting of the Board of Directors. Each officer shall hold office until such officer's successor shall have been duly elected and shall have qualified or until such officer's death or until such officer shall resign or shall have been removed in the manner herein provided.

     SECTION 4. Removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors, with or without cause, whenever in its judgment the best interest of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

     SECTION 5. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

     SECTION 6. Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and shareholders and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors.

     SECTION 7. Chief Executive Officer. The Chief Executive Officer shall be the chief executive operating officer of the corporation and, subject to the authority of the Board of Directors and the Chairman of the Board, shall supervise and control all of the business and operations of the corporation in the ordinary course of its business. If the office of the Chairman of the Board shall not be created or shall not be filled, the Chief Executive Officer shall preside at all meetings of the shareholders and all meetings of the Board of Directors. The Chief Executive Officer shall sign, with the Secretary or an Assistant Secretary, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be delegated by the Board of Directors to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; and in general the Chief Executive Officer shall perform all duties incident to such office and such other duties as may be prescribed by the Board of Directors from time to time.

     SECTION 8. President and Vice Presidents. In the absence of the Chief Executive Officer or in the event of such officer's inability or refusal to act, the President (or in the event there be more than one President, the Presidents in the order designated, or in the absence of any designation, then jointly) shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. Any Vice President shall perform such duties as from time to time may be assigned to such Vice President by the Chief Executive Officer or by the Board of Directors.

     SECTION 9. Secretary. The Secretary shall: (a) keep the Minutes of the shareholders' and of the Board of Directors' meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all certificates for shares prior to the issue thereof and to all documents, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these Bylaws; (d) keep a register of the post office address of each shareholder; (e) sign with the Chief Executive Officer certificates for shares of the corporation, the issue of which shall have been authorized by Resolution of the Board of Directors; (f) have general charge of the stock transfer books of the corporation; (g) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Chief Executive Officer or by the Board of Directors.

     SECTION 10. Treasurer. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of the Treasurer's duties in such sum and with such surety or sureties as the Board of Directors shall determine. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation, receive and give receipts for moneys due and payable to the corporation from any source whatsoever and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositaries as shall be selected by the Board of Directors; (b) in general perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to the Treasurer by the Board of Directors.

     SECTION 11. Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries as thereunto authorized by the Chief Executive Officer (or Board of Directors) may sign, with the Chief Executive Officer, certificates for shares of the corporation, the issue of which shall have been authorized by a Resolution of the Board of Directors. The Assistant Treasurers shall respectively, if required by the Chief Executive Officer or Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the President and Chief Executive Officer or Board of Directors shall determine. The Assistant Treasurers and Assistant Secretaries, in general, shall perform such duties as shall be assigned to them by the Treasurer or the Secretary, respectively, or by the Chief Executive Officer or the Board of Directors.

     SECTION 12. Salaries. The salaries of the officers shall be fixed, from time to time, by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that such officer is also a director of the corporation.

     SECTION 13. Resignation. Any officer may resign at any time by giving written notice to the Board of Directors, the Chief Executive Officer or the Secretary of the corporation. The resignation shall take effect at the time specified in the notice. Unless otherwise specified in the notice, acceptance of the resignation shall not be necessary to make it effective.

                                   ARTICLE V.

                   CERTIFICATES FOR SHARES AND THEIR TRANSFER

     SECTION 1. Certificates for Shares. The certificates for shares of stock of the corporation shall be numbered and shall be entered in the corporation as they are issued. They shall exhibit the holder's name and number of shares and shall be signed by the Chief Executive Officer, a Vice-President or the Chairman of the Board and the Secretary or an assistant secretary and shall be sealed with the seal of the corporation or a facsimile thereof. If the corporation has a transfer agent or a registrar, other than the corporation itself or an employee of the corporation, the signatures of the chairman or such officer may be facsimile. In case the Chairman of the Board, officer or officers who shall have signed or whose facsimile signature or signatures shall have been used on any such certificate or certificates shall cease to be such Chairman of the Board, officer or officers of the corporation, whether because of death, resignation or otherwise, before said certificate or certificates shall have been issued, such certificate may nevertheless be issued by the corporation with the same effect as though the person or persons who signed such certificates or whose facsimile signature or signatures shall have been used thereon had been such Chairman of the Board, officer or officers at the date of its issuance. Certificates shall be in such form as shall in conformity to law be prescribed from time to time by the board of directors.

     The corporation may appoint from time to time transfer agents and registrars, who shall perform their duties under the supervision of the secretary.

     SECTION 2. Transfers of Certificates. Transfers of certificates of stock may be made only upon the books of the corporation by the holder in person or by attorney, and on the surrender and cancellation of the certificate or certificates for such shares or upon compliance with such conditions as the Board of Directors may determine in the case that any such Certificate cannot be produced.

                                  ARTICLE VI.

              CONTRACTS, DEPOSITS, TRANSACTIONS WITH SHAREHOLDERS

     SECTION 1. Contracts. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

     SECTION 2. Deposits. All funds of the corporation not otherwise employed shall be deposited, from time to time, to the credit of the corporation in such banks, trust companies, or other depositaries as the Board of Directors or the Treasurer may select.

     SECTION 3. Transactions With Shareholders, Etc. The corporation may enter into contracts or transact business with one or more of its Directors, officers, or shareholders, or with any firm of which one or more of its Directors, officers, or shareholders are members, or with any corporation, association, trust company, organization, or entity in which any one or more of its Directors, officers, or shareholders are directors, officers, trustees, shareholders, beneficiaries or otherwise interested, subject to the limitations (if any) and other provisions (if any) of the Articles of Incorporation from time to time applicable with respect thereto.

                                  ARTICLE VII.

                                   DIVIDENDS

     The Board of Directors may, from time to time, declare, and the corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Articles of Incorporation. Declaration and payment of dividends shall rest within the discretion of the Board of Directors and it shall not be required at any time to declare or pay any dividends.

                                 ARTICLE VIII.

                                      SEAL

     The Board of Directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation.

                                  ARTICLE IX.

                              AMENDMENT OF BYLAWS

     These Bylaws may be altered, amended or repealed in whole or in part by the affirmative vote of the majority of the directors of the Board of Directors or by the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding shares then entitled to vote on such amendment. The words "amend" and "amended" shall be broadly interpreted to include alterations, modifications, additions and repeal, in whole or in part.

                                                                       EXHIBIT C

                             BOARD OF DIRECTORS OF
                            FRESHPOINT AMERICA, INC.

                     NAME                         TERM EXPIRES
                     ----                         ------------
Thomas Hubbard(1)..............................       2002
Lawrence Jackson(1)............................       2001
David Sheinfeld(1).............................       2000
Shelly Stein(1)................................       2000
Colon Washburn(1)..............................       2001
John J. Geisler(2).............................       2001
Mitt Parker(2).................................       2002
Donald R. Kendall(2)...........................       2001
Brian Sturgeon(2)..............................       2002
John Gutfreund(2)..............................       2000
Bob Dussler(2).................................       2000

---------------

(1) Designated by Company

(2) Designated by Holdings

                             EXECUTIVE OFFICERS OF
                            FRESHPOINT AMERICA, INC.

            NAME                           OFFICE
            ----                           ------
David Sheinfeld.............    Chairman of the Board
Mitt Parker.................    Chief Executive Officer
Brian Sturgeon..............    Chief Operating Officer
John Gray...................    Executive Vice President,
                                Chief Financial Officer

                                                                       EXHIBIT D

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement"), made and entered into as of
            , 1999 by and between           , a resident of the State of Texas
(the "EXECUTIVE") and FRESH AMERICA CORP., a Texas corporation (the "COMPANY").

                              W I T N E S S E T H:

     WHEREAS, pursuant to the Agreement and Plan of Merger (the "Merger
Agreement"), dated as of                , 1999, by and between the Company and
FRESHPOINT HOLDINGS, INC., a Delaware Corporation ("HOLDINGS"), Holdings will merge with and into the Company (the "Merger"), with the Company being the surviving entity resulting from the Merger and having the name FRESHPOINT AMERICA, INC.;

     WHEREAS, the Executive is serving as the                    of the
               ;

     WHEREAS, as a condition to the execution of the Merger Agreement, the Executive and Company have agreed to enter into this Agreement whereby the Executive shall serve as the of the Company; and

     WHEREAS, the Board of Directors of the Company (the "BOARD OF DIRECTORS") desires the Company to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions set forth in this Agreement but only in the event the Merger is consummated.

     NOW, THEREFORE, in consideration of the employment of the Executive by the Company, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment subject to the consummation of the Merger, on the terms and conditions set forth in this Agreement. The Executive represents and warrants that he is not a signatory to, or otherwise bound by, any agreement that would prevent or materially impair his ability to accept and perform the employment duties contemplated by this Agreement.

     2. Term. Subject to the provisions of Sections 10 and 12 of this Agreement, the period of Executive's employment under this Agreement (the "TERM") shall be deemed to have commenced as of the effective time of the Merger (the "EFFECTIVE TIME"), and shall continue for a period of twenty four (24) calendar months thereafter, and any extensions thereafter, unless the Executive dies before the end of such twenty four (24) months, in which case the period of employment shall continue until the end of the month of such death. [NOTE: AS TO JOHN GRAY ONLY, 12 MONTHS IS SUBSTITUTED FOR 24 MONTHS IN THE PRECEDING PARAGRAPH.]

     The said twenty four (24) month period of employment shall automatically be extended for additional twenty four (24) full calendar months terms without further action by the parties, commencing on the second anniversary of this Agreement and each anniversary thereafter. No such automatic extension shall occur if either party shall, at least ninety (90) days prior to any said anniversary, have served written notice upon the other of its intention that this Agreement shall not be so extended. [NOTE: AS TO JOHN GRAY ONLY, THE PRECEDING PARAGRAPH IS NOT APPLICABLE.]

     3. Duties, Authority, Status and Responsibilities. The Executive shall serve in the capacity or capacities and shall have the duties and responsibilities set forth in Section A of Appendix I attached hereto and such other duties and responsibilities consistent therewith as may be determined from time to time by the Board of Directors. During the Term, the Executive shall devote substantially all his time and use his best efforts during normal business hours to the business and affairs of the Company except for vacations, illness or as otherwise agreed to by the Board of Directors and the Executive. Subject to his election or appointment as such, the Executive agrees to serve without additional compensation during the Term as a director or a member of any committee of the Board of Directors or the board of directors of any of the Company's affiliates.

     4. Place of Performance. The Executive shall be based and shall perform his duties at the offices of the Company set forth in Section B of Appendix I attached hereto, except for reasonable travel as the performance of the Executive's duties may require.

     5. Compensation.

     (a) Base Salary. Subject to Section 10, during the Term, the Executive shall receive from the Company the annual base salary set forth in Section C of Appendix I attached hereto (as in effect from time to time, the ("BASE SALARY"). The Base Salary shall be payable in regular installments in accordance with the customary executive payroll practices of the Company. The Board of Directors shall review the Executive's Base Salary annually and in its sole discretion may adjust upwards the Executive's Base Salary from year to year during the term of this Agreement. The annual compensation adjustment, (regardless of form), will be determined by the Board of Directors after taking into account, among other things, changes in the cost of living, Executive's performance and the performance of the Company. Any action or review by the Board of Directors may be delegated to an appropriate committee thereof.

     (b) Incentive Compensation. In addition to Base Salary and subject to
Section 11, with respect to each fiscal year of the Company during the Term, the Executive shall be eligible to earn incentive or bonus compensation (the "BONUS"). The amount of the Bonus (the "BONUS AMOUNT") shall be determined in accordance with the bonus plan (the "BONUS PLAN"), attached hereto as Schedule
A. The Bonus Amount shall be paid within the earlier of 15 days of the Board of Director's receipt of the Company's audited financial statements for the applicable fiscal year and 90 days after the end of such fiscal year.

     6. Expenses. During the Term, the Executive shall be entitled to receive from the Company prompt reimbursement for all reasonable travel and business expenses incurred by him (in accordance with the policies and procedures established by the Board of Directors from time to time for the Company's senior executive officers) in performing services hereunder, upon presentation of expense statements or vouchers and such other information as the Company may reasonably require.

     7. Employee Benefits.

     (a) General. The Executive shall be entitled to participate in all executive benefit plans, programs and arrangements of the Company now or hereafter made available to senior executives of the Company, as such plans, programs and arrangements may be in effect from time to time. Without limitation of the Executive's rights under Section 5(b) and 8, the compensation committee of the Board of Directors or the Board of Directors shall determine, from time to time, the extent to which the Executive shall have the right to participate in other bonus, incentive compensation, stock option or purchase plans. The Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or Executive of the Company to the maximum extent permitted by law and the certificate of incorporation and by-laws of the Company, except in cases where such performance constitutes fraud, gross negligence, criminal conduct or bad faith. The Company shall maintain in full force and effect directors' and officers' liability insurance unless the Board of Directors of the Company determines that the cost of such insurance is not commercially reasonable when weighed against the nature of the coverage available.

     (b) Vacations. The Executive shall be entitled to annual vacations in accordance with the Company's vacation policies in effect from time to time for senior executives of the Company, but in any event shall be entitled to not less than the number of weeks described in Section D of Appendix I attached hereto which may be used during the twelve month period during the Term in which accrued or in the next succeeding twelve month period during the Term; provided, that the Executive's accrued and unused vacation shall not exceed six weeks at any time. Vacations shall not be taken in a manner which will unreasonably interfere with the Executive's duties hereunder. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its senior executives.

     8. Other Long Term Compensation. The Executive is granted an option to purchase the number of shares of common stock in the Company, set forth in Section E of Appendix I (the "OPTIONS"); and, shall further participate in such other long term compensation arrangements, set forth in Section E of Appendix I.

If either (i) a Change in Control has occurred as set forth in Section 12 of this Agreement; or, (ii) this Agreement is terminated by the Company at any time for any reason other than for Cause, as defined in Section 10 herein, all Options not previously vested shall vest 100% on the date of such event.

     9. Restrictive Covenants and Confidentiality.

     (a) Non-competition and Non-solicitation.

          (i) For a period commencing with the Effective Time and ending two (2) years after the Executive is no longer employed by the Company or any affiliate of the Company (the "RESTRICTED PERIOD"), the Executive shall not, and shall not permit any of his affiliates to, directly or indirectly, in any geographical area in which the Company does business, as of the date the Executive's employment by the Company terminates for any reason (the "TERRITORY"), engage in the business of purchasing, selling and distributing, and arranging for or brokering the sale and distribution of fresh fruits and vegetables or such other products or other businesses as the Company and its affiliates are then engaged (the "BUSINESS") or, whether alone or in association with others, as principal, officer, agent, executive, director or stockholder of any corporation, partnership, association or other entity, or through the investment of capital, lending of money or property, rendering of services or otherwise, engage, influence, control, have an interest in or otherwise become actively involved with any business competitive with the Business of the Company and its affiliates.

          (ii) During the Restricted Period, the Executive shall not, and shall not permit any of his respective affiliates, employees, or agents to, directly or indirectly, on their own behalf or on behalf of any other person, (A) call upon, accept business from, or solicit the business of (or attempt to do any of the foregoing) any customer of the Company or any of its affiliates or any other person who is, or who had been at any time during the preceding twelve months, a customer of the Company or any of its affiliates in the Territory, (B) otherwise divert or attempt to divert any business from the Company or any of its affiliates operating in the Territory, (C) interfere with the business relationships between the Company and any of its affiliates operating in the Territory, on the one hand, and any of its respective customers, suppliers or others with whom they have business relationships, on the other hand, or (D) recruit or otherwise solicit or induce, or enter into or participate in any plan or arrangement to cause, any person who is an executive of, or otherwise performing services for, the Company or any of its affiliates to terminate his or her employment or other relationship with the Company or such affiliate, hire any person who has left the employ of the Company or any of its affiliates during the preceding twelve months, or hire any person who is or has been an executive officer of the Company or any of its affiliates at any time.

          (iii) The Executive shall not at any time, directly or indirectly, use or purport to authorize any person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company or any affiliate of the Company.

          (iv) The ownership or control of up to five percent of the outstanding voting securities or securities of any class of a company with a class of securities registered under the Securities Exchange Act of 1934, as amended, shall not be deemed to be a violation of the provisions of this
     Section 9(a).

     (b) Confidential Information.

          (i) The Executive acknowledges that in the course of his employment pursuant to this Agreement, he has had and is expected to continue to have extensive contact with customers of the Company and its affiliates, and to have knowledge of and access to trade secrets and other proprietary and confidential information of the Company and its affiliates, including, without limitation, the identity of customers and suppliers and other persons with whom the Company and its affiliates have business relationships, technical information, knowhow, plans, specifications, and information relating to the financial condition, results of operations, employees, products, products under development, inventions, sources, leads or methods of obtaining new products or business, pricing formulae, methods or procedures, cost of supplies or services and marketing strategies of the Company or its affiliates or any other information relating to the Company or its affiliates that could reasonably be regarded as confidential or proprietary or which is not available to the public (collectively, the "CONFIDENTIAL INFORMATION"), and that such information, even to the extent it may be or have been developed or acquired by or through the efforts of the Executive, constitutes valuable, special and unique assets of the Company and its affiliates developed or acquired at great expense which are the exclusive property of the Company and its affiliates.

          (ii) Executive agrees not to use, disclose or exploit, for two (2) years after leaving the Company's employ, Confidential Information (as defined in the preceding subsection) relating to the business of the Company (whether constituting a trade secret or not) which is or has been disclosed to Executive or of which Executive became aware as a consequence of or through his relationship to the Company and which has value to the Company and is not generally known to its competitors. However, such confidential data and information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

          (iii) Without limiting the generality of the foregoing, the Executive shall not, for two (2) years after leaving the Company's employ, directly or indirectly, disclose or otherwise make known to any person the names or addresses of any of the suppliers or customers of the Company or its affiliates, whether such persons are suppliers or customers as of the Effective Date or become such in the future and whether or not such persons have previously conducted business with the Executive in any capacity, or any information as to the Company's executives and others providing services to the Company or its affiliates, including with respect to their abilities, compensation, benefits and other terms of employment or engagement.

          (iv) Upon the termination of the Executive's employment with the Company, the Executive shall promptly deliver to the Company all customer files, correspondence, manuals, notes, notebooks, reports and copies thereof, and all other materials relating to the Company's business, including without limitation any materials incorporating Confidential Information, which are in the possession or control of the Executive.

          (v) The Executive acknowledges that the Company would not enter into this Agreement without the assurances provided above with respect to the Confidential Information of the Company and its affiliates. Confidential Information for purposes of this Agreement shall be deemed not to include information which is generally available to the public, other than as a result of a breach by the Executive of an obligation of confidentiality.

     (c) Continuing Obligations. The Executive acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy to it in the event the covenants contained in subsections (a) and (b) of this Section 9 were not complied with in accordance with their terms. Accordingly, the Executive agrees that any breach or threatened breach by him of any provision of subsections (a) and (b) of this Section 9 shall entitle the Company to seek injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies which may be available to it and it shall be entitled to receive from the Executive reimbursement for all attorneys' fees and expenses incurred by it in enforcing these provisions (unless one of them is not the substantially prevailing party in any legal action brought for such purposes). It is the desire and intent of the parties that the provisions of this Section 9 be enforced in full; however, if any provisions of this Section 9 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of this Section 9 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

     (d) Modification of Restrictive Period. In the event this Agreement is terminated either (x) by Employer at any time for any reason other than for Cause, as defined in Section 10 herein; or, (y) by Executive for Good Reason, as defined in Section 10 herein, the term "Restrictive Period" as described in
Section 9(a) shall terminate on the date all amounts otherwise payable to the Executive either have been paid to him or should have been paid to him pursuant to the terms of this Agreement.

     10. Termination. During the term of this Agreement, employment, including without limitation, except as otherwise provided in this Section 10 and Section 12, all compensation, salary, expenses reimbursement, and the Executive benefits may be terminated as follows:

     (a) At the election of the Company for Cause;

     (b) At the Executive's election, for Good Reason or upon the Company's breach of any material provision of this Agreement;

     (c) As used herein, the term "CAUSE" shall mean the occurrence of one or more of the following: (i) a material breach by the Executive of any provision of this Agreement which breach is not cured to the Company's reasonable satisfaction within ten days after written notice thereof, (ii) the Executive's gross negligence, willful misconduct or willful refusal or failure to perform in any material respect any of his duties or responsibilities under this Agreement, which does not cease to the Company's reasonable satisfaction within ten days after written notice thereof, (iii) the Executive's misappropriation for personal use of material assets or any business opportunity of the Company; (iv) the Board of Directors determination in good faith that the Executive engaged in conduct that is materially injurious to the Company, including but not limited to such conduct which the Executive knew to be in contravention of any federal or state employment law or regulation, or (v) any event, condition or circumstance which, pursuant to the provisions of PACA or other federal or state law, renders the Executive unemployable by the Company in the position and with the duties described in Section 3.

     (d) Upon the Executive's death, or, at the election of either party, upon the Executive's disability as determined in accordance with the standards and procedures under the Executive's then-current long-term disability insurance coverage provided by the Company, or, if such disability insurance coverage provided by the Company is not then in place, upon the Executive's disability resulting in inability to perform the duties described in Section 3 of this Agreement for a period of one hundred and eighty days (180) days during any twelve (12) month period.

     (e) At the Executive's election by delivery of the thirty (30) days' notice thereof for any reason other than as set forth in Section 10(b) of this Agreement.

     (f) The term "GOOD REASON" shall mean action taken by the Company which results in:

          (i) a reduction in the Executive's Base Salary and or aggregate level of benefits;

          (ii) any requirement by the Company that the Executive relocate to a location more than fifty (50) miles from the offices of the Company set forth in Section B of Appendix I attached hereto; or,

          (iii) a material breach of this Agreement by the Company.

     (g) Provided there has not occurred a Change in Control as set forth in
Section 12 of this Agreement, if this Agreement is either (i) terminated by the Company at any time for any reason other than for Cause or terminated by the Executive for Good Reason; or, (ii) not renewed by the Company at the expiration of the Term and the Executive resigns as an officer and employee of the Company within thirty (30) days after the expiration of the Term, then the Company shall pay to the Executive as the Executive's sole remedy hereunder the Executive's Base Salary and Bonus Amount for a term equal to the greater of either (y) the remaining months of this Agreement, or (z) twelve (12) months. [NOTE: AS TO JOHN GRAY ONLY, 6 MONTHS IS SUBSTITUTED FOR 12 MONTHS IN THE PRECEDING PARAGRAPH.]

     (h) If the Agreement is terminated either for Cause or by the Executive pursuant to Section 10(e) of this Agreement, the Executive shall receive no further compensation or benefits, other than the Executive's Base Salary and Bonus Amount accrued through the date of such termination.

     11. Notices.

     All notices provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

     Company: Fresh America Corp.
            6600 LBJ Freeway, Suite 180
            Dallas, Texas 75240
            Attn: Chairman, Compensation Committee
                 of the Board of Directors

     Executive:

     12. Change in Control. None of the benefits provided in Section 12 of this Agreement shall be payable to the Executive unless (i) there shall have been a Change in Control of the Company, as set forth in this Section 12, and (ii) the Executive was employed by the Company at least ninety (90) days prior to such time.

     (a) A "CHANGE IN CONTROL" shall be deemed to have occurred if (i) during the Term of this Agreement, the individuals constituting the Company's Board of Directors at the effective date of this Agreement (the "BEGINNING COMPANY BOARD") cease for any reason to constitute at least a majority of the Board of Directors, provided that in making such determination, a director elected by or on the recommendation of the Beginning Company Board shall be deemed to be a member of such Beginning Company Board, excluding, for this purpose, any director whose assumption of office occurs as a result of an actual or threatened election contest or proxy contest with respect to the election or removal of directors; or, (ii) more than 35% of the Company's outstanding common stock or equivalent in voting power of any class or classes of outstanding securities of Company entitled to vote in elections of directors shall be acquired by any corporation, other person or group. The term "group" shall mean persons who act in concert as described in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 as amended; or, (iii) the Company shall become a subsidiary of another corporation or shall be merged or consolidated into another corporation; or, (iv) substantially all of the assets of the Company shall be sold to another entity other than a sale to a wholly-owned subsidiary of the Company; or, (v) the sale or transfer of a majority of the stock or substantially all of the assets of the Company regardless of the form of the transaction, other than a sale to transfer to a wholly owned subsidiary of the Company and in the case of (iii), (iv), or (v) above, any of (x) less than a majority of the outstanding voting shares of the parent or surviving corporation after such acquisition, merger or consolidation are owned immediately after such acquisition, merger or consolidation by the owners of the voting shares of the Company immediately before such acquisition, merger or consolidation, or (y) a person or entity (excluding any corporation resulting from such business combination or any employee benefit plan or related trust of the Company or such resulting corporation) beneficially owns or controls 35% or more of the combined voting power of the then outstanding securities of such corporation, except to the extent that such ownership existed prior to the business combination, or (z) less than a majority of the members of the board of directors of the corporation resulting from such business combination were members of the Company's Board of Directors at the time of the execution of the initial agreement for such merger or consolidation.

     (b) In the event of a Change in Control of the Company, the Executive shall be entitled for a period of ninety (90) days after the date of closing of the transaction effecting such Change in Control and at his election, to either (i) deliver written notice to the Company and the Company of termination of this Agreement whereupon the Company will continue to pay the Executive's base salary for twelve (12) months after termination; provided that all other benefits or compensation, including incentive compensation, shall be terminated as of the termination of this Agreement; or, (ii) deliver written notice to the Company that he intends to remain in the employ of the Company and the Company shall employ the Executive, for the remainder of the term of this Agreement, or twenty four (24) months, whichever is greater, performing the same duties that he was performing at the time of the effective date of the Change in Control and with the same title, compensation, benefits, reporting requirements and location. Any extension of employment under this Section 12(b) shall be deemed an extension of the term of this Agreement, during which all provisions of this Agreement shall remain in effect.

     (c) Subject to the terms and conditions of this Agreement, following a Change in Control of the Company, if the Executive elects to remain hereunder and is terminated without Cause, the Executive shall receive the compensation set forth in Section 12(c)(1) of this Agreement in consideration for the services to be provided on behalf of the Company as set forth herein.

          (1) If the Company terminates the Executive without Cause, or if the Company takes any action specified in Section 12(c)(2) of this Agreement during the term of this Agreement following the date of occurrence of a Change in Control of the Company, (the "TERMINATION OF EMPLOYMENT"), the Company shall pay the Executive a lump sum cash payment in an amount equal to the product of (x) two and eleven twelfth's (2 and 11/12) multiplied by
     (y) the Executive's annual compensation from the Company, including salary, bonuses, all perquisites, and all other forms of compensation paid to the Executive for his benefit or the benefit of his family, however characterized, for the fiscal year during the term of this Agreement for which such compensation was highest (the "EXECUTIVE'S ANNUAL SALARY") multiplied by (z) a fraction of which the numerator shall be 35 less the number of full months that have expired since the effective date of the Change in Control and the denominator shall be 35. The payment provided for in this Section 12(c)(1) shall be due and payable to the Executive within thirty (30) days after the date of the Termination of Employment.

          (2) During the remaining term of this Agreement following the effective date of a Change in Control, if the Company takes any of the following actions, such action shall be deemed to be a termination without Cause. Those actions are: (i) a reduction in the Executive's salary, bonus provisions or other perquisites as were in effect immediately prior to a Change in Control of the Company, (ii) a material change in the Executive's status, offices, titles, reporting requirements, duties or responsibilities with the Company as in effect immediately prior to a Change in Control of the Company, or (iii) the Company's requirement that Executive relocate more than fifty (50) miles from the offices of the Company immediately prior to a Change in Control of the Company set forth in Section B of Appendix I attached hereto. In any such event, Executive shall be entitled to all payments provided for in Section 12(c)(1) of this Agreement.

     (d) Notwithstanding any other provision of this Section 12 of this Agreement, in no event shall the Company pay or be obligated to pay the Executive an amount which would be an Excess Parachute Payment. The term "Excess Parachute Payment" shall mean any payment or any portion thereof which would be an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and would result in the imposition of an excise tax under Section 4999 of the Code, in the opinion of tax counsel selected by the Company's independent accountants and acceptable to the Executive. If it is established pursuant to a final determination of a court or an Internal Revenue Service administrative appeals proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Section 12 of the Agreement, a payment (or portion thereof) made is an Excess Parachute Payment, then, except as hereafter provided, the Executive shall have the obligation to repay the Company upon demand an amount equal to the minimum amount (but without interest) necessary to insure that no payments made or to be made by the Company pursuant to this Section 12 of the Agreement is an Excess Parachute Payment; provided, however, that if, in the opinion of tax counsel selected by the Company's independent accountants and acceptable to the Executive, such repayment will not ensure that no Excess Parachute Payment would be made hereunder, then (1) no such repayment obligation will exist and (2) the Company shall pay to the Executive an additional amount in cash equal to the amount necessary to cause the amount of the aggregate after-tax cash compensation and benefits otherwise receivable by the Executive to be equal to the aggregate after-tax cash compensation and benefits he would have received as if Sections 280G and 4999 of the Code had not been enacted.

     13. Resolution of Disputes: Arbitration.

     (a) Except as contemplated in Section 9, the Company and the Executive shall use their best efforts to resolve any dispute, controversy or claim between them with respect to any matter related to or arising out of this Agreement (each, a "Dispute") through negotiation. Such negotiation shall begin immediately after a party has delivered to the other party a written request for such negotiation. If within 60 days following the date on which such notice is given, the parties fail to resolve the dispute through such negotiations, then either party may initiate an arbitration proceeding in accordance with this
Section 13.

     (b) Subject to Section 13(a), any Dispute shall be referred to and finally resolved by arbitration administered by the American Arbitration Association (the "AAA") in accordance with the Commercial Arbitration Rules of the AAA and the provisions of this Section 13, before a single arbitrator to be appointed by the mutual consent of the Company and the Executive. In the event that the parties cannot agree on an arbitrator, the parties agree that the AAA shall designate an arbitrator. The arbitration proceedings shall be held in Dallas, Texas.

     (c) The arbitrator shall decide the Dispute in accordance with this Agreement and the laws of the State of Texas applicable to agreements made and to be performed entirely within such State. The decision of the arbitrator shall be in writing and presented in separate findings of fact and law. The award of the arbitrator shall be final and binding on the parties from which no appeal may be taken, and an order confirming the award or judgment upon the award may be entered into in any court having jurisdiction there over.

     (d) Prior to the appointment of the arbitrator, the Company or the Executive may seek provisional remedies, including, without limitation, temporary restraining orders and preliminary injunctions. After the appointment of the arbitrator, the arbitrator shall have sole authority to grant such provisional remedies as the arbitrator, in its sole discretion, deems necessary and appropriate.

     (e) The arbitrator, in the award, may assess the fees and expenses of the arbitrator and of the arbitration proceeding, and the witness and attorneys' fees of the parties, or any part thereof, against either the Company or the Executive or both of them, taking into account the circumstances of the case. Except as assessed by the arbitrator in the award and as provided in the preceding sentence, the Company and the Executive shall each bear their own costs in connection with the arbitration proceeding, and shall each bear 50% of the fees and expenses of the arbitrator.

     14. Miscellaneous.

     (a) Modification, Waiver, etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Company. No waiver by any party hereto at any time of any breach of another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company.

     (b) Withholding Taxes. The Company may withhold from amounts payable under this Agreement such Federal, state and local taxes as are required to be withheld pursuant to any applicable law or regulation and the Company shall be authorized to take such action as may be necessary in the opinion of the Company's counsel (including, without limitation, withholding from amounts from any compensation or other amount owing from the Company to Executive) to satisfy all obligations for the payment of such taxes.

     (c) Continuation of Employment. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by Executive or the Company without further obligation of either party hereunder.

     (d) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas applicable to agreements made and to be performed entirely in Texas, without regard to the conflict of laws principles of such State.

     (e) Assignment. This Agreement is a personal contract, and the rights and interests of the Executive hereunder may not, during the Term, be sold, transferred, assigned, pledged or hypothecated. This Agreement may be assigned by the Company to a company which is wholly-owned or controlled directly or indirectly by the Company, or which is a successor-in-interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company, shall have notified the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment the rights and obligations of the Company, hereunder shall become the rights and obligations of such company, and the Company shall have no further rights or obligations hereunder; provided, however, that the Company shall guarantee the obligations of such company to the Executive under this Agreement.

     (f) Definition of Terms. The term "affiliate", when used in this Agreement with respect to any person, means any person that, directly or indirectly, controls, is controlled by or is under common control with such person, and with respect to any natural person, includes the members of such person's immediate family (spouse, children and parents). The term "person", when used in this Agreement, means any natural person or entity with legal status.

     (g) Severability of Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

     (i) Entire Agreement. This Agreement, together with Schedule A, and Appendix I, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, understandings, promises, covenants, arrangements and communications, both oral or written, among the parties hereto in respect of the subject matter contained herein.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                            "Executive"

                                                                          (SEAL)
                                            ------------------------------
                                            [name of Executive]


                                            "Company"

                                            Fresh America Corp.

                                            By:
                                            Its:

                                                                      SCHEDULE A

                                   BONUS PLAN

     The Bonus Plan shall be such plan adopted by the Company as of the Effective Time substantially on the terms recommended by Price Waterhouse Coopers, LLP or such other independent compensation consulting firm employed by the Board of Directors (the "Compensation Consultant"); provided, however, such plan shall enable the Executive to earn a maximum Bonus Amount equal to 110% of his Base Salary upon the attainment by the Company of financial earnings that are reasonably attainable.

                       Appendix I to Employment Agreement
            between [     ] and [     ] (the "Employment Agreement")

A.   Capacity, Duties and Responsibilities.

B.   Place of Performance.

     The greater Dallas, Texas metropolitan area, or such other place as the Company and the Executive mutually agree.

C.   Compensation.

     Annual Base Salary: $       .

     Bonus calculation: To be determined in accordance with the Bonus Plan, attached to the Employment Agreement as Schedule A.

D.   Number of Weeks of Vacation.

E.   Other Long Term Compensation.

     Options: The number of Options granted by the Company as of the Effective
              Time in an amount of at least and at an exercise price of not more than recommended by the Compensation Consultant under the Company's existing stock option plan; provided, however, the stock option agreement to be entered into between the Executive and the Company pursuant to such grant shall provide that the Options shall vest one third per year starting with the first anniversary of the Effective Time.

     Other: Such other long term compensation plan or arrangement in which the Executive will be a participant as of the Effective Time substantially on the terms and in such amount as recommended by the Compensation Consultant.

                                   EXHIBIT E
                   FORM OF LEGAL OPINION OF HOLDINGS' COUNSEL

     Capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the Merger Agreement.

     1. Each of Holdings and FreshPoint, Inc. and the other subsidiaries listed on Annex A hereto (each a "Material Subsidiary", and collectively, the "Material Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect on Holdings.

     2. The authorized capital stock of Holdings consists of (i) 20,000 shares of Holdings Common Stock, of which on the date hereof (A) 8,800 shares are issued and outstanding and (B) no shares were held in treasury, and (C) 1,344 shares were reserved for future issuance pursuant to warrants, and (ii) 45,000 shares of preferred stock, $.01 par value, of which the following are issued and outstanding on the date hereof: (A) 3,796.7 shares of Series A Exchangeable Preferred Stock, (B) 8,467.2 shares of Series A-1 Exchangeable Preferred Stock, and (C) 3,328.3 shares of Series A-2 Exchangeable Preferred Stock. To our knowledge, all of the issued and outstanding shares of Holdings' capital stock are owned as set forth in the shareholder summary in Schedule 3.03(a) to the Holdings Disclosure Schedule. To our knowledge, no shares of capital stock of Holdings are reserved for any purpose. The outstanding shares of capital stock of Holdings and the Material Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights created by statute, the charter or bylaws of Holdings or any of the Material Subsidiaries, or any agreement known to us to which Holdings or any of the Material Subsidiaries is a party or bound.

     3. To our knowledge, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Holdings or any of the Material Subsidiaries is a party relating to the issued or unissued capital stock of Holdings or any of the Material Subsidiaries or obligating Holdings or any of the Material Subsidiaries to grant, issue or sell any shares of its capital stock. Except as set forth in Schedule 3.03(c) to the Holdings Disclosure Schedule, to our knowledge, there are no voting trusts, proxies or other agreements or understandings to which Holdings or any of the Material Subsidiaries is a party or by which Holdings or any of the Material Subsidiaries is bound with respect to the voting of any shares of capital stock of Holdings or any of the Material Subsidiaries.

     4. Holdings has all requisite corporate power and authority to execute and deliver the Merger Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement by Holdings and the consummation by Holdings of the transactions contemplated thereby have been duly authorized by all necessary corporate (including shareholder) action and no other corporate (including shareholder) proceedings on the part of Holdings are necessary to authorize the Merger Agreement or to consummate the transactions contemplated thereby. The Merger Agreement has been duly executed and delivered by Holdings and constitutes the legal, valid and binding obligation of Holdings.

     5. The execution and delivery of the Merger Agreement by Holdings does not, and the consummation of the transactions contemplated thereby will not (i) conflict with or violate the charter or bylaws, in each case as amended or restated, of Holdings or any of the Material Subsidiaries, (ii) conflict with or violate in any material respect any Laws applicable to Holdings or any of the Material Subsidiaries or by which any of their properties is bound or subject or
(iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the properties or assets of Holdings or any of the Material Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract or agreement or other instrument or obligation known to us and to which Holdings or any of its Material Subsidiaries is a party or by or to which Holdings or any of the Material Subsidiaries or any of their properties is bound or subject.

     6. The execution and delivery of the Merger Agreement by Holdings does not, and consummation of the transactions contemplated thereby will not, require Holdings to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Entity, except for (i) filings or consents which have been made or obtained;
(ii) the filing of a certificate of merger with the Delaware Secretary of State and a certificate of merger with the Texas Secretary of State and similar documents with the relevant authorities of other states in which Holdings is qualified to do business; and (iii) such consents, approvals, orders or authorizations the failure of which to be made or obtained could not reasonably be expected to have a Material Adverse Effect on Holdings.

     7. To our knowledge, except as set forth in Schedule 3.10 to the Holdings Disclosure Schedule, (i) there is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or threatened against Holdings or any of the Material Subsidiaries or any properties or rights of Holdings or any of the Material Subsidiaries, except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which could not reasonably be expected to have a Material Adverse Effect on Holdings and (ii) neither Holdings nor any of the Material Subsidiaries is subject to any material order of, consent decree, settlement agreement or other similar written agreement with, or, continuing material investigation by, any Governmental Entity, or any material judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

     8. Upon the filing of a certificate of merger with the Delaware Secretary of State and a certificate of merger with the Texas Secretary of State, the Merger will be effective in accordance with the laws of the States of Texas and Delaware.

                                                                         ANNEX A

     None.

                                                                       EXHIBIT F

                            STOCKHOLDERS' AGREEMENT

                                     among

                        ROSECLIFF RCD MANAGEMENT, L.P.,

                    ROSECLIFF ALBERT FISHER PARTNERS, L.P.,

                            ROSECLIFF RCD PARTNERS,

                       ALBERT FISHER NORTH AMERICA, INC.,

                 ROSECLIFF RCD PARTNERS BENEFIT RESERVE TRUST,

                               DAVID I. SHEINFELD

                                      and

                               THOMAS M. HUBBARD

                             ---------------------

                             Dated          , 1999

                             ---------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
       1.  Definitions.................................................     1
       2.  Restrictions on Transfer of Shares..........................     2
           2.1  Limitation on Transfer.................................     2
           2.2  Transfers in Compliance with Law; Substitution of           2
           Transferee..................................................
       3.  Corporate Governance........................................     2
           3.1  General................................................     2
           3.2  Election of Directors; Number and Composition..........     3
           3.3  Vacancies..............................................     3
       4.  After-Acquired Securities...................................     3
       5.  Stock Certificate Legend....................................     3
       6.  Miscellaneous...............................................     4
           6.1  Notices................................................     4
           6.2  Amendment and Waiver...................................     4
           6.3  Specific Performance...................................     4
           6.4  Headings...............................................     4
           6.5  Severability...........................................     4
           6.6  Entire Agreement.......................................     4
           6.7  Term of Agreement......................................     5
           6.8  Governing Law..........................................     5
           6.9  Further Assurances.....................................     5
           6.10  Successors and Assigns................................     5
           6.11  Counterparts..........................................     5

                            STOCKHOLDERS' AGREEMENT

     STOCKHOLDERS' AGREEMENT, dated as of           , 1999 (this "Agreement"),
by and among FreshPoint America, Inc., and Rosecliff RCD Management, L.P., Rosecliff Albert Fisher Partners, L.P., Rosecliff RCD Partners, Albert Fisher North America, Inc., Rosecliff RCD Partners Benefit Reserve Trust, David I. Sheinfeld and Thomas M. Hubbard (collectively, together with their respective permitted successors and assigns, including partners of the various partnerships signatory to this Agreement, the "Principal Stockholders").

     WHEREAS, pursuant to a merger of FreshPoint Holdings, Inc., a Delaware corporation ("Holdings"), with and into Fresh America Corp., a Texas corporation (the "Company"), with the Company as the surviving corporation, all of the
outstanding shares of Holdings were converted into [     ] shares of Common
Stock (as hereinafter defined);

     WHEREAS, to provide for the management of the Company and to avoid possible dissension among the Principal Stockholders, the parties hereto wish to restrict the transfer of the Shares (as hereinafter defined) and to provide for certain other rights and obligations.

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

          "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Albert Fisher" means The Albert Fisher Group PLC.

          "Board of Directors" means the Board of Directors of the Company.

          "Charter Documents" means the Certificate of Incorporation and the Bylaws of the Company as in effect on the date hereof.

          "Co-investor Partnerships" means Rosecliff-Palmetto Partners, L.P., Rosecliff-Mousseteek Partners, L.P., Rosecliff-Drakefield Partners, L.P., Rosecliff-CIR Partners, L.P., Rosecliff-SK Partners, L.P., and Rosecliff-ENE Partners, L.P.

          "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

          "Common Stock" means the common stock, par value $1.00 per share, of the Company or any other capital stock of the Company into which such stock is reclassified or reconstituted.

          "Fresh America Continuing Directors" means the following persons: (i) each of the following persons so long as he continues to serve as a member of the Board of Directors of the Company: David Sheinfeld, Thomas Hubbard, Lawrence Jackson, Sheldon Stein and Colon Washburn; and (ii) each of their successors who became a director of the Company and whose nomination for election by the Company's stockholders was made pursuant to Section 3.2(ii) or 3.3 by the Fresh America Continuing Directors then on the Board of Directors of the Company.

          "Fresh America Principal Stockholders" means David I. Sheinfeld and Thomas M. Hubbard.

          "Fresh America Shares" means Shares then owned by the Fresh America Principal Stockholders.

          "FreshPoint Designator" means PTJ GenPar, Inc. until such time as Rosecliff RCD Partners, and those of the Co-investor Partnerships that represent in the aggregate a majority of the partnership interest of Rosecliff RCD Partners held by all of the Co-investor Partnerships, are dissolved and the shares held by Rosecliff RCD Partners are distributed, at which time the rights and obligations of the FreshPoint

     Designator shall be transferred by PTJ GenPar, Inc. to such other person or persons, as reasonably accepted by Palmetto Partners, a Texas General Partnership, provided, however, that, if the FreshPoint Designator exercises its right to replace one of its designees on the Board of Directors and nominate a new designee for election at an annual meeting of shareholders of the Company, such new designee must be reasonably acceptable to the remainder of the directors whose nomination for election by the Company's shareholders was made pursuant to Section 3.2(i) or 3.3 by the FreshPoint Designator.

          "FreshPoint Principal Stockholders" means the Principal Stockholders other than the Fresh America Principal Stockholders.

          "FreshPoint Shares" means Shares then owned by the FreshPoint Principal Stockholders.

          "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

          "Principal Stockholders" has the meaning set forth in the preamble of this Agreement.

          "Public Sales" means any sale of Common Stock pursuant to (i) an effective Registration Statement filed under the Securities Act, (ii) Rule 144 under the Securities Act, or (iii) any other sale into the public market for which a Registration Statement is not required.

          "Registration Statement" means a registration statement filed pursuant to the Securities Act.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

          "Shares" means, with respect to each Principal Stockholder, all shares of Common Stock now owned or hereafter acquired by such Principal Stockholder.

          "transfer" has the meaning assigned to such term in Section 2.1.

     2. Restrictions on Transfer of Shares.

     2.1 Limitation on Transfer. No Principal Stockholder shall sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) any Shares or any right, title or interest therein or thereto (each a "transfer"), except a bona fide sale or pledge of such Shares (including pursuant to a statutory merger transaction) in accordance with the provisions of this Agreement including, but not limited to, Section 2.2. Any attempt to transfer any Shares in violation of the preceding sentence shall be null and void ab initio and the Company shall not register any such transfer.

     2.2 Transfers in Compliance with Law; Substitution of
Transferee. Notwithstanding any other provision of this Agreement, no transfer may be made (a) unless the transfer complies in all respects with the applicable provisions of this Agreement and applicable federal and state securities laws, including, without limitation, the Securities Act and (b) other than pursuant to a Public Sale, unless the transferee agrees in writing to be bound by the terms and conditions of this Agreement (whereupon such transferee shall be substituted for, and shall enjoy the same rights and be subject to the same obligations, as its predecessor hereunder). A Principal Stockholder may not encumber or pledge its Shares unless the pledgee agrees in writing to be bound by the terms and conditions of this Agreement. Nothing herein shall prohibit a Public Sale made in accordance with applicable law.

     3. Corporate Governance.

     3.1 General. Each Principal Stockholder shall vote its Shares at any regular or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders of the Company and shall take all other actions necessary, to give effect to the provisions of this Agreement (including, without limitation, Section 3.2 hereof), and to ensure that the Charter Documents do not, at any time hereafter, conflict in any respect with the provisions of this Agreement.

     3.2 Election of Directors; Number and Composition. Each Principal Stockholder agrees that the number of directors constituting the entire Board of Directors shall be eleven, comprised of the following individuals:

          (i) six individuals designated by the FreshPoint Designator, which shall initially be Mitt Parker, Brian Sturgeon, John J. Geisler, Donald R. Kendall, John Gutfreund and Robert Dussler; provided, however, that (1) one of these individuals shall be Mitt Parker so long as he serves as the chief executive officer of the Company, (2) one of these individuals shall be Brian Sturgeon so long as he serves as the Chief Operating Officer of the Company, and (3) Albert Fisher shall have the right to designate one of these individuals upon written notice to the FreshPoint Designator, such notice to be given at least 90 days prior to the annual meeting of the shareholders of the Company, so long as Albert Fisher owns Shares representing at least 5% of the outstanding Common Stock or at least 50% of its shares as of the date of this Agreement, provided, however, that an individual designated by Albert Fisher may be designated for removal by the FreshPoint Designator from and after the date Albert Fisher owns Shares representing less than 5% of the outstanding Common Stock or less than 50% of its shares as of the date of this Agreement; and

          (ii) David Sheinfeld, Tom Hubbard, Lawrence Jackson, Shelly Stein and Colon Washburn; provided, however, that if any of such individuals is no longer serving for any reason, a majority of the Fresh America Continuing Directors shall designate a replacement individual (the "Fresh America Designators").

     3.3 Vacancies. If at any time a vacancy is created on the Board of Directors by reason of the death, removal or resignation of any Director, then each Principal Stockholder shall, as soon as practicable after the date such vacancy first occurs and in any event prior to the transaction of any other business by the stockholders of the Company or the Board of Directors, take action, including the voting of its Shares, to elect a successor as provided in
Section 3.2, provided, however, that the Board of Directors shall not be prevented from taking any action if the failure to take such action would be a breach of its fiduciary duties.

     4. After-Acquired Securities. All of the provisions of this Agreement shall apply to all of the Shares now owned or that may be issued or transferred hereafter to a Principal Stockholder in consequence of any additional issuance, purchase, exchange or reclassification of any of the Shares (including without limitation, upon the exercise of any option or warrant), corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or that are acquired by a Principal Stockholder in any other manner.

     5. Stock Certificate Legend. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing Shares now held or hereafter acquired by any Principal Stockholder shall, for as long as this Agreement is effective, bear legends substantially in the following forms:

     THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS OR PURSUANT TO A WRITTEN OPINION OF COUNSEL FOR THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

     THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A "TRANSFER") AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE
     STOCKHOLDERS' AGREEMENT, DATED AS OF          , 1999 (THE "STOCKHOLDERS'
     AGREEMENT"), AMONG [STOCKHOLDERS], A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY'S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND

     UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS' AGREEMENT.

     Provided, however, that if Shares are transferred to a permitted transferee pursuant to a Public Sale, the certificates representing such Shares shall not bear such legend and, if required by the transferor in order to make the transfer, the Company, at its own expense, shall provide an opinion of counsel that such transfer may be properly made without registration under the Securities Act or that such Shares have been registered under a Registration Statement which is in effect at the date of such transfer.

     6. Miscellaneous.

     6.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telecopied or sent by certified, registered or express mail or, if mailed, five days after the date of deposit in the United States mail, as follows:

     (a) if to the Company:
       with a copy to:

     (b) if to the Principal Stockholders, to the addresses set forth on Schedule A attached hereto.

Any party may, by notice given in accordance with this Section 6.1, designate another address or person for receipt of notices hereunder.

     6.2 Amendment and Waiver.

     (a) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

     (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Principal Stockholders holding two-thirds of the Fresh America Shares and the FreshPoint Shares provided, however, that modifications to Albert Fisher's rights under Section 3.2(i) shall also require the written approval of Albert Fisher and provided, further, that modifications extending the term of this Agreement or imposing additional restrictions or obligations, shall require the written approval of all Principal Stockholders, and (ii) only in the specific instance and for the specific purpose for which made or given.

     6.3 Specific Performance. The parties hereto intend that each of the parties has the right to seek damages or specific performance in the event that any other party hereto fails to perform such party's obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

     6.4 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     6.5 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

     6.6 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     6.7 Term of Agreement. This Agreement shall become effective upon the execution hereof and shall continue in effect until the earlier of (i) such time as two annual meetings of the stockholders of the Company have taken place following 180 days from the date hereof, (ii) such time as the FreshPoint Principal Stockholders cease to own at least 15% of the outstanding Common Stock; provided that this Agreement shall cease to be effective as to a particular Principal Stockholder when it ceases to own any Shares or (iii) the third anniversary of the date hereof.

     6.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

     6.9 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute such instruments and take such action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     6.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. This Agreement is not assignable except in connection with a transfer of Shares in accordance with this Agreement.

     6.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

                                          ROSECLIFF RCD MANAGEMENT, L.P.

                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                          ROSECLIFF ALBERT FISHER PARTNERS, L.P.

                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                          ROSECLIFF RCD PARTNERS

                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                          ALBERT FISHER NORTH AMERICA, INC.

                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                          ROSECLIFF RCD PARTNERS BENEFIT
                                          RESERVE TRUST

                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                          By:
                                             -----------------------------------
                                             David I. Sheinfeld

                                          By:
                                             -----------------------------------
                                             Thomas M. Hubbard

                                                                       EXHIBIT G

                         HOLDINGS AFFILIATE'S AGREEMENT

Fresh America Corp.

Ladies and Gentlemen:

     I have been advised that as of the date hereof, I may be deemed to be an "affiliate" of FreshPoint Holdings, Inc., a Delaware corporation ("Holdings"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

     Pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger by and between Fresh America Corp., a Texas
corporation (the "Company") and Holdings dated as of             , 1999 (the
"Merger Agreement"), providing for, among other things, the merger of Holdings with and into the Company (the "Merger"), I will be entitled to receive shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock"), in exchange for shares of common stock, $0.01 par value, of Holdings owned by me at the Effective Time (as defined in the Merger Agreement) of the Merger as determined pursuant to the Merger Agreement.

     In consideration of the agreements contained herein, the Company's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby represent, warrant and agree that I will not make any sale, transfer or other disposition of any shares of Company Common Stock received by me in the Merger in violation of the Securities Act or the Rules and Regulations. I have been advised that the issuance of the shares of Company Common Stock pursuant to the Merger will have been registered with the SEC under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised, and I agree, that since I may be deemed to be an affiliate of Holdings at the time the Merger is submitted for a vote of the stockholders of Holdings, the Company Common Stock received by me pursuant to the Merger can be sold by me only (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Securities Act, or (iii) in reliance upon an exemption from registration that is available under the Securities Act.

     I also understand and agree that stop transfer instructions may be given to the Company's transfer agent with respect to the Company Common Stock to be received by me pursuant to the Merger and that there may be placed on the certificates representing such shares of Company Common Stock, or any substitutions therefor, a legend stating in substance as follows:

        "These shares were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. These shares may only be transferred in accordance with the terms of such Rule and an Affiliate's Agreement between the original holder of such shares and the Company, a copy of which agreement is on file at the principal offices of such Company."

     By its execution hereof, the Company agrees that it will, as long as I own any Company Common Stock to be received by me pursuant to the Merger, the resale of which remains subject to Rule 145 under the Securities Act, take all reasonable efforts to make timely filings with the SEC of all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and will promptly furnish upon written request of the undersigned a written statement confirming that such reports have been so timely filed.

     If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                            Very truly yours,

                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------
                                            Date:
                                                 -------------------------------

                                            Address:

ACCEPTED this           day
of             , 1999

[Company]

By:
   -------------------------------------
Name:
     -----------------------------------
Title:
      ----------------------------------

                                                                       EXHIBIT H

                        AGREEMENT OF CONSENT AND WAIVER

     AGREEMENT OF CONSENT AND WAIVER (this "Agreement"), dated as of April   ,
1999, by and between FreshPoint Holdings, Inc., a Delaware corporation ("Holdings"), and Albert Fisher Group PLC, a company organized under the laws of the United Kingdom (together with its subsidiaries and affiliates, including Albert Fisher Holdings, Inc., "Albert Fisher").

     WHEREAS, Holdings and Fresh America Corp., a Texas corporation ("Fresh America"), are concurrently herewith entering into an Agreement and Plan of
Merger (the "Merger Agreement"), dated as of April   , 1999, by and between
Holdings and Fresh America, pursuant to which Holdings will merge with and into Fresh America, with the surviving corporation named FreshPoint America, Inc., and incorporated in the State of Delaware ("FreshPoint America"), and all of the outstanding shares of Common Stock of Holdings, par value $0.01 per share ("Holdings Common Stock"), and Holdings Preferred Stock (as defined in the Merger Agreement) will be converted into the right to receive shares of common stock of Fresh point America ("FreshPoint America Common Stock"), par value $0.01 per share (the "Transaction");

     WHEREAS, Albert Fisher is the holder of (i) a Subordinated Promissory Note (the "Note"), dated as of November 21, 1996, issued by Holdings for a principal sum of Twenty Five Million Dollars ($25,000,000); and (ii) 8,467.2 shares of Holdings Series A-1 Exchangeable Preferred Stock (the "Holdings Series A-1");

     WHEREAS, Rosecliff Albert Fisher Partners, L.P. is the holder of (i) 1,768.9 shares of Holdings Common Stock (the "Holdings Common Shares"), and (ii) 3328.3 shares of Holding's Series A-2 Exchangeable Preferred Stock (collectively, together with the Holdings Series A, the "Holdings Preferred Shares"); and

     WHEREAS, it is a condition to the execution of the Merger Agreement that Albert Fisher consent to the Transaction and the exchange of the Holdings Preferred Shares and Holdings Common Shares for shares of FreshPoint America Common Stock pursuant to the Merger Agreement;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and conditions hereinafter contained, the parties agree as follows:

     SECTION 1. Consent and Waiver. Subject to the terms and conditions set forth in Section 7 of this Agreement, Albert Fisher hereby consents to the Merger Agreement substantially in the form set forth in Exhibit A attached hereto and to the execution, delivery and performance of the Merger Agreement by Holdings, provided, however, that any modifications or amendments to the Merger Agreement or the exhibits thereto, or the Registration Rights Agreement or Stockholders' Agreement, attached as exhibits to the Merger Agreement, that adversely affect Albert Fisher shall require the prior written approval of Albert Fisher, unless such modifications or amendments are not material and do not affect the repayment of the Note at the closing date of the Transaction or the consideration to be received by Albert Fisher pursuant to the Transaction or increase the consideration to be received by any other party to the Transaction without proportionately increasing the consideration to be received by Albert Fisher.

     SECTION 2. Agreement to Convert. Subject to the terms and conditions set forth in Section 7 of this Agreement, Albert Fisher hereby agrees to deliver, upon the Effective Time (as defined in the Merger Agreement), all of its Holdings Preferred Shares and Holdings Common Shares for conversion into the right to receive shares of FreshPoint America Common Stock on the terms and conditions set forth in the Merger Agreement pursuant to Article 2 of the Merger Agreement. In furtherance thereof, Albert Fisher shall execute and deliver on the date hereof duly executed written consents of Stockholders in lieu of Meeting in the form attached hereto as Exhibits B-1 and B-2. At the Effective Time, Albert Fisher (or its designated affiliate, if such affiliate signs the Stockholders' Agreement to be entered into by and among Rosecliff RCD Management, L.P., Rosecliff Albert Fisher Partners, L.P., Rosecliff RCD Partners, Albert Fisher North America, Inc., Rosecliff RCD Partners Benefit Reserve Trust, David I. Sheinfeld and Thomas M. Hubbard) shall receive all shares of FreshPoint America Common Stock issuable upon the conversion of Albert Fisher's

Holdings Preferred Shares as well as those shares of FreshPoint America Common Stock issuable from the conversion of those Holdings Preferred Shares and Holdings Common Stock attributable to Albert Fisher's partnership interests in Rosecliff Albert Fisher Partners, L.P., all as calculated on Schedule 2 hereto. The calculations set forth on Schedule 2 assume that the price per share of common stock of Fresh America, as determined according to the formula described in Section 2.01(c) of the Merger Agreement, is $20, the actual price will be calculated according to such formula and the calculations set forth on Schedule 2 shall be adjusted accordingly.

     SECTION 3. Transaction Fees. Holdings hereby agrees to pay Albert Fisher, subject to the occurrence of, and simultaneously with the consummation of, the Transaction, by wire transfer of immediately available funds to an account to be designated by Albert Fisher a fee of $1,250,000 (the "Transaction Fees").

     SECTION 4. Prepayment of the Note. Holdings hereby agrees to prepay in full by wire transfer of immediately available funds to an account to be designated by Albert Fisher the principal and interest accrued under the Note through the date of payment (the outstanding principal and accrued interest of which is $30,888,972.47 as of the date hereof) upon delivery of the Note marked "Paid" and subject to the occurrence of, and simultaneously with the consummation, of the Transaction (the "Prepayment").

     SECTION 5. Representations of Holdings. Holdings hereby represents to Albert Fisher that:

     (a) Required Consents. All required consents or approvals of shareholders of Holdings, any person who has rights issued by Holdings to acquire shares of Holdings or any affiliate of, or investor in, any entity controlled by Rosecliff, Inc. to the Transaction have been obtained and are in full force and effect and shall continue to be in full force and effect as of the Effective Time, except for those the failure of which to obtain will not have a material adverse effect on the business, assets, properties, prospects, condition (financial or otherwise) or the results of operations of FreshPoint America and its subsidiaries taken as a whole or the consummation of the Transaction and are not required under applicable law to consummate the Transaction.

     (b) Capitalization. Schedule 5(b) sets forth the authorized capital stock of FreshPoint America upon consummation of the Transaction. The number of shares of FreshPoint America Common Stock to be owned by the current shareholders and warrant holders of Holdings upon consummation of the Transaction are described on Schedule 5(b).

     (c) Schedule 5(c) sets forth the application of the carried interest to be distributed to Rosecliff-CI L.P. with respect to Rosecliff Albert Fisher Partners, L.P.

     (d) Schedule 5(d) sets forth all fees, compensation and other forms of consideration to be received by Holdings, Rosecliff, Inc., Buttonwood Capital or any person or entity controlled by Holdings, Rosecliff, Inc. or Buttonwood Capital and all officers and directors of Holdings (including, without limitation, Mitt Parker, Brian Sturgeon and John Geisler) or Rosecliff, Inc., in connection with the Transaction, from Holdings, FreshPoint, Inc. or Fresh America or any of their respective subsidiaries.

     (e) The schedules of this Agreement are accurate and complete and will be accurate and complete at the closing of the Transaction.

     For purposes of calculating Schedules 5(b), 5(c) and 5(d) it is assumed that the price per share of common stock of Fresh America, as determined according to the formula described in Section 2.01(c) of the Merger Agreement, is $20, the actual price will be calculated according to such formula and the calculations set forth in the schedules shall be adjusted accordingly.

     SECTION 6. Shareholder Approval Covenant and Undertaking. If Albert Fisher determines that Shareholder approval is required, then no later than fifty-nine
(59) days following the date hereof, Albert Fisher shall cause a Circular, containing resolutions approving this Agreement and the Transaction and, subject to the fiduciary duties of the Board of Directors of Albert Fisher Group PLC (the "Board of Directors"), both collectively and as individuals, which shall be exercised following consultation with legal counsel in the discretion of such directors, the recommendation of the Board of Directors for the adoption of such resolutions, to be prepared and mailed to shareholders of Albert Fisher Group PLC. No later than sixteen (16) days after the mailing of such Circular, Albert Fisher shall cause an Extraordinary General

Meeting of its shareholders to be held for the purpose of considering such resolutions to approve Albert Fisher's execution and delivery of this Agreement, and the consummation of the Transaction. Subject to the fiduciary duties of the Board of Directors, both collectively and as individuals, which shall be exercised following consultation with legal counsel in the discretion of such directors, the recommendation of the Board of Directors shall not be withdrawn or modified.

     SECTION 7. Conditions to the Obligations of Albert Fisher. The obligations of Albert Fisher under Sections 1 and 2 of this Agreement are conditioned solely upon the satisfaction of the following conditions, unless waived by Albert Fisher in writing in its sole discretion:

     (a) The shareholders of Albert Fisher Group PLC shall have approved the consummation of the Transaction by the passing of an ordinary resolution in a general meeting in accordance with the requirements of the Companies Act 1985 (as amended);

     (b) The payment of the Transaction Fees and the Prepayment as provided in Sections 3 and 4 hereof; and

     (c) The Registration Rights Agreement and the Stockholders Agreement, attached as exhibits to the Merger Agreement, shall be executed and Albert Fisher shall receive shares of Fresh America as contemplated by Section 2 hereof.

     If, after compliance with its obligations under Section 6 the conditions set forth in this Section 7(a) are not satisfied or if the conditions set forth in Section 7(b) or (c) are not satisfied, then Albert Fisher shall have the right to terminate this Agreement, including the consent granted by Albert Fisher in Section 1 hereof, and, if Albert Fisher exercises such right, this Agreement shall terminate and shall be of no further force and effect.

     SECTION 8. Termination of Certain Agreements. Holdings and Albert Fisher, together with their respective subsidiaries and affiliates, hereby agree as follows:

     (a) Upon the Effective Time, the Non-Competition and Confidentiality Agreement, dated as of November 21, 1996, by and between Holdings and The Albert Fisher Group PLC and the Indemnity Agreement, dated as of November 21, 1996, by and among Holdings, Albert Fisher Holdings, Inc., Albert Fisher North America, Inc. and The Albert Fisher Group PLC shall be terminated and of no further force and effect, and the parties thereto shall have no further rights, benefits or obligations with respect thereto.

     (b) Upon the Effective Time, the Stock Purchase Agreement, dated as of October 9, 1996, by and among Albert Fisher entities and Holdings, as amended, shall be terminated and of no further force and effect, except (i) Sections 5.27, 8.6, 8.11, 8.12, 8.13, 8.14, 8.15, 8.15 A-D, 8.16, 8.16A, 8.22, 8.23 and
9.2 shall continue in full force and effect in accordance with their terms except for the modifications to Section 9.2 set forth in Amendment No. 3 attached hereto as Exhibit C, and (ii) Albert Fisher shall continue its remediation and/or monitoring efforts at the Diana Street and Movsovitz/Orlando properties until a "sign-off" letter is received from the respective governmental agencies.

     (c) Upon the Effective Time, the Stockholders Agreement, dated as of November 21, 1996, among Holdings, Rosecliff-RCD Partners, Rosecliff Albert Fisher Partners, L.P., Rosecliff, Inc., Buttonwood Capital and Rosecliff RCD Partners Benefit Reserve Trust shall be terminated and of no further force and effect and the parties thereto shall have no further rights, benefits or obligations with respect thereto.

     (d) Upon the Effective Time, Rosecliff Albert Fisher Partners, L.P. shall be liquidated and its assets shall be distributed to its limited partners in accordance with the terms and conditions of its partnership agreement with the carried interest calculated as set forth on Exhibit 5(c) hereto.

     SECTION 9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

     SECTION 10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

     SECTION 11. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors or assigns.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its respective officers thereunto duly authorized all as of the date first above written.

                                            FRESHPOINT HOLDINGS, INC.

                                            By:       /s/ MITT PARKER
                                               ---------------------------------
                                               Name:  Mitt Parker
                                               Title: President and Chief
                                                      Executive Officer

                                            THE ALBERT FISHER GROUP PLC

                                            By:     /s/ TERRY ROBINSON
                                               ---------------------------------
                                               Name:  Terry Robinson
                                               Title: Chief Executive

AGREED AND ACKNOWLEDGED

This 2nd day of May, 1999

FRESH AMERICA CORP.

By:          /s/ JOHN GRAY
   ------------------------------------
   Name:  John Gray
   Title: Chief Financial Officer

                                                                       EXHIBIT I

                   FORM OF LEGAL OPINION OF COMPANY'S COUNSEL

     Capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the Merger Agreement.

     1. Each of Company and Francisco Acquisition Corp. and 1277649 Ontario Limited (each a "Material Subsidiary", and collectively, the "Material Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect on Company.

     2. The authorized capital stock of Company consists of (i) 10,000,000 shares of Company Common Stock, of which, to our knowledge, as of March 11, 1999, (A) 5,239,051 shares were issued and outstanding, (B) no shares were held in treasury, and (C) 1,932,572 shares were reserved for future issuance pursuant to Company's employee stock option plans, warrants and contingent seller notes incurred in connection with acquisitions; and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, of which, to our knowledge, no shares are issued and outstanding. Except as described in Section 4.03 of the Merger Agreement, to our knowledge, no shares of capital stock of Company are reserved for any purpose.

     3. The outstanding shares of capital stock of Company and the Material Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights created by statute, the charter or bylaws of Company or any of its Material Subsidiaries, or any agreement known to us to which Company or any of its Material Subsidiaries is a party or bound. Except as set forth in Section 4.03(a) of the Merger Agreement or in Schedule 4.03(b) to the Company Disclosure Schedule, to our knowledge, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Company or any of the Material Subsidiaries are a party relating to the issued or unissued capital stock of Company or any of the Material Subsidiaries or obligating Company or any of the Material Subsidiaries to grant, issue or sell any shares of its capital stock.

     4. Company has all requisite corporate power and authority to execute and deliver the Merger Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Merger Agreement by Company and the consummation by Company of the transactions contemplated thereby have been duly authorized by all necessary corporate (including shareholder) action and no other corporate (including shareholder) proceedings on the part of Company are necessary to authorize the Merger Agreement or to consummate the transactions contemplated thereby. The Merger Agreement has been duly executed and delivered by Company and constitutes the legal, valid and binding obligation of Company.

     5. The execution and delivery of the Merger Agreement by Company does not, and the consummation of the transactions contemplated thereby will not (i) conflict with or violate the charter or bylaws, in each case as amended or restated, of Company or any of the Material Subsidiaries, (ii) conflict with or violate in any material respect any material Laws applicable to Company or any of the Material Subsidiaries or by which any of their properties is bound or subject, or (iii) result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the properties or assets of Company or any of the Material Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract or agreement or other instrument or obligation known to us and to which Company or any of the Material Subsidiaries is a party or by or to which Company or any of the Material Subsidiaries or any of their respective properties is bound or subject.

     6. The execution and delivery of the Merger Agreement by Company does not, and the consummation of the transactions contemplated thereby will not, require Company to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except for (i) filings or consents which have been made or obtained;
(ii) the filing of the certificate of merger with the Texas Secretary of State and a certificate of merger with the Delaware Secretary of State and similar documents with the relevant authorities of other states in which Company is qualified to do business; and (iii) such consents, approvals, orders or authorizations the failure of which to be made or obtained could not reasonably be expected to have a Material Adverse Effect on Company.

     7. The Registration Statement has become effective under the Securities Act, and no order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and, to our knowledge, no proceeding for that purpose has been instituted by the SEC. The Merger Shares are, subject to notice of issuance, approved for listing on NASDAQ.

     8. To our knowledge, except as set forth in Schedule 4.10 to the Company Disclosure Schedule, (i) there is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or threatened against Company or any of the Material Subsidiaries or any properties or rights of Company or any of the Material Subsidiaries, except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which could not reasonably be expected to have a Material Adverse Effect on Company and (ii) neither Company nor any of the Material Subsidiaries is subject to any material order of, consent decree, settlement agreement or other similar written agreement with, or, continuing material investigation by, any Governmental Entity, or any material judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

     9. Upon the filing of a certificate of merger with the Delaware Secretary of State and a certificate of merger with the Texas Secretary of State, the Merger will be effective in accordance with the laws of the States of Texas and Delaware.

                                                                       EXHIBIT J

                         REGISTRATION RIGHTS AGREEMENT

                                     among

                            FRESHPOINT AMERICA, INC.

                                      and

                        ROSECLIFF RCD MANAGEMENT, L.P.,

                    ROSECLIFF ALBERT FISHER PARTNERS, L.P.,

                            ROSECLIFF RCD PARTNERS,

                       ALBERT FISHER NORTH AMERICA, INC.

                                      and

                  ROSECLIFF RCD PARTNERS BENEFIT RESERVE TRUST

                             ---------------------

                    Common Stock, par value $0.01 per share

                             ---------------------

                         Dated as of             , 1999

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
1.       Securities Subject to this Agreement........................   1
2.       Registration Under Securities Act...........................   1
         2.1  Registration on Request................................   1
         2.2  Piggy-Back Registration................................   3
         2.3  Registration Procedures................................   4
         2.4  Underwritten Offerings Holdback Agreement..............   6
         2.5  Preparation; Reasonable Investigation..................   6
         2.6  Indemnification........................................   6
3.       Lock Up.....................................................   8
4.       Definitions.................................................   8
5.       Rule 144....................................................   9
6.       Amendments and Waivers......................................   9
7.       Nominees for Beneficial Owners..............................   9
8.       Notices.....................................................   10
9.       Assignment..................................................   10
10.      Calculation of Percentage Interests in Registrable             10
         Securities..................................................
11.      No Inconsistent Agreements..................................   10
12.      Remedies....................................................   10
13.      Severability................................................   10
14.      Entire Agreement............................................   10
15.      Descriptive Headings........................................   10
16.      Governing Law...............................................   10
17.      Counterparts................................................   11
18.      Term of Agreement...........................................   11
19.      No Third Party Beneficiaries................................   11

                         REGISTRATION RIGHTS AGREEMENT

     REGISTRATION RIGHTS AGREEMENT, dated as of             , 1999 (the
"Agreement"), by and among FreshPoint America, Inc., a Delaware corporation (the "Company"), and Rosecliff RCD Management, L.P., Rosecliff Albert Fisher Partners, L.P., Rosecliff RCD Partners, Albert Fisher North America, Inc. and Rosecliff RCD Partners Benefit Reserve Trust, whose names appear on the signature pages hereto under the heading "RIGHTS HOLDERS" (collectively, the "Initial Holders"), and, subject to Section 9 hereof, any of their respective
(a) successors-in-interest by merger, consolidation or similar transaction, (b) family members, trusts wholly or principally for the benefit of family members and affiliates to whom an Initial Holder or its successor-in-interest transfers any of the Registrable Securities (as hereinafter defined) initially issued to such Initial Holder and (c) any other person or persons to whom an Initial Holder transfers the Registrable Securities initially issued to such Initial Holder in accordance with the terms hereof or any subsequent transferee of such person (including partners of the various partnerships signatory to the Agreement), which family member, trust, affiliate or person described in clause
(b) or (c) is registered on the books of the Company (together with the Initial Holders, such successors-in-interest, family members, trusts, affiliates and other persons are hereinafter sometimes referred to as the "Holders").

     This Agreement is made pursuant to the Agreement and Plan of Merger, dated
as of             , 1999, as amended from time to time (the "Merger Agreement"), by and between Fresh America, Inc. and FreshPoint Holdings, Inc. ("Holdings"), pursuant to which, among other things, (a) Holdings is merging with and into the Company (the "Merger"), with the Company being the surviving corporation and (b) the Company is issuing shares (the "Shares") of its common stock to the Initial Holders. In order to induce Holdings to enter into the Merger Agreement and the Initial Holders to vote in favor of, or consent to, the Merger, the Company has agreed to provide certain registration rights with respect to the Shares as set forth in this Agreement.

     In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Securities Subject to this Agreement. The securities entitled to the benefits of this Agreement are the Shares and any other securities issued by the company in exchange for any of the Shares (collectively, the "Registrable Securities") but, with respect to any particular Registrable Security, only so long as it continues to be a Registrable Security. Registrable Securities shall include any securities issued as a dividend or distribution on account of Registrable Securities or resulting from a subdivision of the outstanding shares of Registrable Securities into a greater number of shares (by reclassification, stock split or otherwise). For the purposes of this Agreement, a security that was at one time a Registrable Security shall cease to be a Registrable Security when (a) such security has been effectively registered under the Securities Act and has been disposed of pursuant to such registration statement, (b) such security has been distributed, or may be distributed without any limitation on volume, to the public pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, provided, that, for purposes of this Agreement, any Holder which, together with its affiliates, holds at least 5% of the Company's issued and outstanding capital shall be deemed to hold Registrable Securities hereunder whether or not such Holder is subject to such volume limitations under Rule 144 or, (c) such security has ceased to be outstanding.

     2. Registration Under Securities Act.

     2.1 Registration on Request.

     (a) Shelf Registration. The Company agrees that it shall cause to be filed as soon as reasonably practicable following the date hereof but in no event later than 45 days after the date hereof a "shelf" registration statement (a "Shelf Registration") on Form S-3 or any other appropriate form under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder or any similar rule that may be adopted by the Securities and Exchange Commission (the "Commission") (and shall register or qualify the shares to be sold in such offering under such other securities or "blue sky" laws as would be required pursuant to Section 2.2 hereof) covering the entire issue of Registrable Securities. Prior to the filing of the Shelf Registration or any supplement or amendment thereto, the Company will furnish copies of the Shelf Registration or such amendment to one counsel designated by the Holders of a majority of the Registrable Securities participating in the offering (who shall provide copies to any Holder upon its request), and will not file the Shelf Registration or such amendment without the prior consent of such counsel, which consent shall not be unreasonably withheld. The Company shall use its best efforts to (a) cause the Shelf Registration to be declared effective by the Commission as soon as reasonably practicable after its filing, but in any event on the 180th day following the date hereof, and (b) keep the Shelf Registration continuously effective (and register or qualify the shares to be sold in such offering under such other securities or "blue sky" laws as would be required pursuant to Section 2.2 hereof) until the termination of this Agreement pursuant to Section 18. Each Holder of Registrable Securities wishing to sell Registrable Securities pursuant to a Shelf Registration agrees to deliver a notice to the Company at least three Business Days prior to any intended distribution of Registrable Securities under the Shelf Registration Statement. The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration, if required by the registration form used by the Company for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations thereunder or as may reasonably be requested by the Holders of a majority of the Registrable Securities then outstanding. Notwithstanding the foregoing, if (i) the Company shall furnish to the Holders a certificate signed by the Chief Financial Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be significantly disadvantageous to the Company and its stockholders for any such Shelf Registration to be amended or supplemented and
(ii) the need for such an amendment or supplement is not caused by a proposed public offering of any securities of the Company by any of its shareholders (other than an offering made pursuant to a registration on Form S-8), the Company may defer such amending or supplementing of such Shelf Registration for not more than 60 days and in such event the Holders shall be required to discontinue disposition of any Registrable Securities covered by such Shelf Registration during such period; provided, however, that the Company may not, in any 180 day period, defer such amendment or supplement for more than 60 days. Notwithstanding the foregoing, in connection with any amendment or supplement required to effect a public offering of securities by the Company, the Company shall file such amendment or supplement no later than the same day that it files a registration statement relating to such offering and shall provide written notice of the filing of such amendment or supplement to the Holders of Registrable Securities promptly following such filing. The Company shall pay all Registration Expenses incurred in connection with the Shelf Registration and any supplements or amendments thereto, whether or not it becomes effective, and whether all, none or some of the Registrable Securities are sold pursuant to the Shelf Registration. Each of the Holders that distributes Registrable Securities pursuant to such registration shall pay its pro rata portion of any underwriting discounts or commissions and transfer taxes relating to the sale of its Registrable Securities. In no event shall the Shelf Registration include securities other than Registrable Securities, unless the Holders of a majority of the Registrable Securities then outstanding consent to such inclusion.

     (b) Underwriting Procedures. If the Holders of 20% or more of the Registrable Securities then outstanding, but not less than 5% of the Company's issued and outstanding common stock, or any Holder, directly or together with any permitted transferees (including, but not limited to, affiliates) of such Holder, of at least 5% of the Company's issued and outstanding common stock (the "Demanding Holders") so elect from time to time, the offering of all or a portion of the Registrable Securities pursuant to such Shelf Registration shall be in the form of an underwritten offering. Upon receiving notification by the Demanding Holders of their election for an underwritten offering, the Company shall promptly deliver a notification of such election to each Holder of Registrable Securities who is not a Demanding Holder. All Holders of Registrable Securities shall be entitled to participate in such offering in accordance with the terms hereof if they so notify the Company of their desire to do so, specifying the amount of Registrable Securities they wish to include, within 15 days of receipt of such notice from the Company. The managing underwriter or managing underwriters of the underwritten offering to which the Shelf Registration relates shall be a firm or firms of nationally recognized standing selected by the Holders of a majority of the Registrable Securities participating in such offering, and shall be reasonably acceptable to the Company.

     (c) Priority in Requested Registration. If a registration under this
Section 2.1 involves an underwritten public offering, and the managing underwriter of such underwritten offering shall in good faith advise the Company in writing (with a copy to each selling Holder) that, in its opinion, the number of shares of

Registrable Securities requested to be included in such registration would materially and adversely affect the success of such offering, then the number of shares of Registrable Securities to be included in such offering shall be reduced to the amount recommended by such managing underwriter, and the shares to be included in such registration shall be determined in the following order of priority: first, the Put Shares (as defined below) held by any Holder; and second, among the remaining number of the Registrable Securities (the "Demand Share Balance") as provided below.

     A Holder's amount of Registrable Securities to be included in an underwritten public offering pursuant to clause second above shall equal the product of the Demand Share Balance multiplied by a fraction, the numerator of which is the sum (the "Sum") of (i) the number of C Shares (as defined below) held by such Holder plus (ii) twice the number of P Shares held by such Holder, and the denominator of which is the aggregate of the Sum calculated for all the Holders participating in such offering.

     "C Shares" means, as at any date, the number of shares of Registrable Securities held by a Holder that were received by such Holder upon the exchange of the common stock (or warrants exercisable into common stock), of Holdings. The initial amount of C shares for each Initial Holder is set forth on Schedule 2.1.

     "P Shares" means, as at any date, the number of shares of Registrable Securities held by a Holder that were received by such Holder upon the exchange of the Series A and A-2 Exchangeable Preferred Stock of Holdings. The initial amount of P Shares for each Initial Holder is set forth on Schedule 2.1.

     "Put Shares" means, as at any date, the number of shares of Registrable Securities held by a Holder that were received by such Holder upon the exchange of the Series A-1 Exchangeable Preferred Stock of Holdings (plus accrued dividends). The initial amount of Put Shares for each Initial Holder is set forth on Schedule 2.1.

     If any shares of a Holder cease to be Registrable Securities, the Holder's Put Shares, P Shares and C Shares shall be reduced first by reducing Put Shares, then P Shares and last C Shares.

     2.2  Piggy-Back Registration.

     (a) Piggy-Back Rights. If the Company proposes to file a registration statement for an underwritten public offering under the Securities Act with respect to an offering by the Company of any class of security (other than a registration statement on Form S-4 or S-8 (or any successor form thereto)) under the Securities Act (a "Company Offering"), then the Company shall give written notice of such proposed filing to each of the Holders at least fifteen (15) days before the anticipated filing date, and such notice shall describe in detail the proposed registration and distribution (including those jurisdictions where registration under the securities or blue sky laws is intended) and offer such Holders the opportunity to register the number of Registrable Securities as each such Holder may request. The Company shall use its best efforts to cause the managing underwriter or underwriters of an underwritten Company Offering (the "Company Underwriter") to permit the Holders who have requested to participate in the registration for the Company Offering within fifteen (15) days of the notice provided for in the preceding sentence to include such Registrable Securities in the Company Offering on the same terms and conditions as the securities of the Company included therein. Notwithstanding the foregoing, (i) if it is the Company Underwriter's opinion that the total amount of securities which the Holders and the Company intend to include in the Company Offering is sufficiently large so as to have a material adverse effect on the distribution of the securities included in the Company Offering, then the securities proposed to be included in the Company Offering by all Holders shall be reduced, in accordance with Section 2.2(b) below, to the extent necessary to reduce the securities included in the Company Offering to the amount recommended by the Company Underwriter.

     (b) Priority in Piggy-Back Registration. The shares of Registrable Securities to be included in the registration of a Company Offering shall be determined in the following order of priority: first, the securities proposed to be registered by the Company; second, the Put Shares held by any Holder; and third among the remaining number of Registrable Securities of the Holders participating in such registration (the "Piggy Back Share Balance") as provided below.

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     A Holder's amount of Registrable Securities to be included in a Company
Offering pursuant to clause third above shall equal the product of the Piggy Back Share Balance multiplied by a fraction, the numerator of which is the sum of (i) the number of C Shares held by such Holder plus (ii) twice the number of P Shares held by such Holder and the denominator of which is the aggregate of the Sum calculated for all the Holders participating in such offering.

     (c) Expenses. The Company shall bear all Registration Expenses in connection with any registration pursuant to this Section 2.2; provided, however, that each of the Holders that distributes Registrable Securities pursuant to a Shelf Registration shall pay its pro rata portion of any underwriting discounts or commissions and transfer taxes relating to the sale of its Registrable Securities.

     2.3 Registration Procedures. In connection with the registration statement filed pursuant to Section 2.1, the Company will, as expeditiously as possible:

          (i) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement or as may be reasonably requested by the Holders of a majority of the Registrable Securities participating in such offering, until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement;

          (ii) furnish to each seller of Registrable Securities covered by such registration statement, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits) and such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request;

          (iii) use its best efforts (x) to register or qualify all Registrable Securities and other securities covered by such registration statement under such other securities or blue sky laws of such States of the United States of America where an exemption is not available and as the sellers of Registrable Securities covered by such registration statement shall reasonably request, (y) to keep such registration or qualification in effect for so long as such registration statement remains in effect, and
     (z) to take any other action which may be reasonably necessary or advisable to enable such sellers to consummate the disposition in such jurisdictions of the securities to be sold by such sellers, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (iii) be obligated to be so qualified, subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

          (iv) use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other federal or state governmental agencies or authorities as may be necessary in the opinion of counsel to the Company and counsel to the seller or sellers of Registrable Securities to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

          (v) use its best efforts to furnish at the effective date of such registration statement and, if applicable, the date of the closing under the underwriting agreement, to each seller of Registrable Securities, and each such seller's underwriters, if any, a signed counterpart of (x) an opinion of counsel for the Company, dated the closing date of the offering under such registration statement addressed to the underwriter(s), if any, and the participating Holders and (y) in connection with an underwritten offering, a "comfort" letter signed by the independent public accountants who have certified the Company's financial statements included or incorporated by reference in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' comfort letter, with respect to events subsequent to the date

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     of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' comfort letters delivered to the underwriters in underwritten public offerings of securities;

          (vi) promptly notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, and promptly prepare and furnish to each such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

          (vii) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder, and promptly furnish to each such seller of Registrable Securities a copy of any amendment or supplement to such registration statement or prospectus;

          (viii) use its best efforts to list all Registrable Securities covered by such registration statement on the NYSE, the AMEX or such other national securities exchange on which Registrable Securities of the same class and, if applicable, series, covered by such registration statement are then listed or on the National Association of Securities Dealers Automated Quotations System, Inc. ("NASDAQ") if the Registrable Securities are quoted on NASDAQ; and

          (ix) In connection with an underwritten offering, participate, to the extent reasonably requested by the managing underwriter for the offering, in customary efforts to sell the securities under the offering, including, without limitation, participating in "road shows".

The Company may (i) require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing and (ii) require each seller of Registrable Securities to agree to comply with the Securities Act and the Exchange Act in connection with the registration and distribution of the Registrable Securities.

     Notwithstanding the foregoing, if any such registration or comparable statement refers to any Holder by name or otherwise as the Holder of any securities of the Company and in its sole and exclusive judgment such Holder is or might be deemed to be a controlling person of the Company, such Holder shall have the right to require the insertion therein of language, in form and substance reasonably satisfactory to such Holder and the Company, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company's securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company.

     Each Holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in subdivision (vi) of this Section 2.3, such Holder will forthwith discontinue such Holder's disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by subdivision (vi) of this
Section 2.3 and, if so directed by the Company, will promptly deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such Holder's possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.
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     2.4 (a) Underwritten Offerings. If requested by the underwriters for any underwritten offering by Holders of Registrable Securities pursuant to the Shelf Registration, the Company will use its best efforts to enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in form and substance to each such Holder, the Company and the underwriters and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including, without limitation, indemnities to the effect and to the extent provided in Section 2.6. The Holders of the Registrable Securities proposed to be sold by such underwriters will reasonably cooperate with the Company in the negotiation of the underwriting agreement. Such Holders of Registrable Securities to be sold by such underwriters shall be parties to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Holders of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Holders of Registrable Securities. Any such Holder of Registrable Securities shall not be required to make any representations or warranties to or agreements with the Company other than representations, warranties or agreements regarding such Holder and such Holder's Registrable Securities and such Holder's intended method of distribution.

     (b) Holdback Agreement. The Company agrees (i) not to effect any public offering or distribution of any capital stock of the Company during the 10 days prior to the date on which any underwritten registration pursuant to Section 2.1 has become effective and until 90 days after the effective date of such underwritten registration, except as part of such underwritten registration, and
(ii) to cause each holder of any capital stock acquired from the Company at any time on or after the date of this Agreement (other than in a public offering), to agree not to effect any public offering or distribution of such securities, during such period.

     2.5 Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company (i) shall give a representative Holder designated in writing to the Company by the Holders of a majority of the Registrable Securities participating in the offering (the "Representative"), such Holders' underwriters, if any, and counsel and accountants designated by the Representative, as the case may be, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto,
(ii) shall give each of them such reasonable access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Representative and such underwriters or such counsel or accountants, to conduct a reasonable investigation within the meaning of the Securities Act and (iii) shall promptly notify the Representative and its counsel of any stop order issued or threatened by the Commission and promptly take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

     2.6 Indemnification.

     (a) Indemnification by the Company. The Company will, and hereby does, indemnify, hold harmless and defend, in the case of any registration statement filed pursuant to, or otherwise covered by, Sections 2.1, 2.2 or 2.3, each seller of any Registrable Securities covered by such registration statement and each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act, and their respective directors, officers, partners, shareholders, employees and affiliates against any losses, claims, damages or liabilities, joint or several, to which such seller or underwriter or any such director, officer, partner, shareholder, employee, affiliate or controlling person may become subject under the Securities Act or otherwise, including, without limitation, the fees and expenses of legal counsel, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated
                                       J-6
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therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, or any violation by the Company of the Securities Act, the Exchange Act, any state securities laws or other laws or any rule or regulation thereunder applicable to the Company and the Company will reimburse each such seller or underwriter and each such director, officer, partner, shareholder, employee, affiliate and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by or on behalf of such seller or underwriter, as the case may be, specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such seller or any such director, officer, employee, affiliate, partner or controlling person and shall survive the transfer of such securities by such seller.

     (b) Indemnification by the Sellers. As a result of including any Registrable Securities in any registration statement, each prospective seller of such Registrable Securities shall severally, and not jointly, indemnify, hold harmless and defend (in the same manner and to the same extent as set forth in subdivision (a) of this Section 2.6) the Company, and each director, officer, employee and shareholder of the Company and each other Person, if any, who participates as an underwriter in the offering or sale of such securities and each other Person who controls the Company or any such underwriter within the meaning of the Securities Act, with respect to any untrue statement or alleged untrue statement of a material fact contained in or any omission or alleged omission to state therein a material fact in any such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement; provided, however, that the liability of such indemnifying party under this Section 2.6(b) shall be limited to the amount of proceeds received by such indemnifying party in the offering giving rise to such liability.

     (c) Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this Section 2.6, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this Section 2.6, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice and provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 2.6. In case any such action is brought against an indemnified party the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, and so assuming such defense in a timely manner, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if the indemnified party reasonably believes it is advisable for it to be represented by separate counsel because there exists a conflict of interest between its interests and those of the indemnifying party with respect to such claim, or there exist defenses available to such indemnified party which may not be available to the indemnifying party, or if the indemnifying party shall fail to assume responsibility for such defense, the indemnified party may retain counsel satisfactory to it and the indemnifying party shall pay all fees and expenses of such counsel. No indemnifying party shall be liable for any settlement of any action or proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No indemnifying party shall, without
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the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation or which requires action other than the payment of money by the indemnifying party. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably requested in connection with the defense of such claim and litigation resulting therefrom.

     The obligations of the Company and the Holders of Registrable Securities under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement and the termination of this Agreement.

     (d) Contribution. If the indemnification provided for in this Section 2.6 shall for any reason be held by a court of competent jurisdiction to be unavailable to an indemnified party under subparagraph (a) or (b) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under subparagraph (a) or
(b) hereof, the indemnified party and the indemnifying party under subparagraph
(a) or (b) hereof shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of the Company and the prospective sellers of Registrable Securities covered by the registration statement in connection with the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations (the relative fault of the Company and such prospective sellers to be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or such prospective sellers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission) or
(ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company and such prospective sellers from the offering of the securities covered by such registration statement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Such prospective sellers' obligations to contribute as provided in this subparagraph (d) are several in proportion to the relative value of their respective Registrable Securities covered by such registration statement and not joint. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person's consent, which consent shall not be unreasonably withheld or delayed.

     (e) Indemnification Payments. The indemnification and contribution required by this Section 2.6 shall be made by prompt periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

     3. Lock Up. Each of the Holders of the Registrable Securities agrees that it shall not, for a period of 180 days from the date hereof (the "Lock Up Period"), without the prior written consent of the Company, directly or indirectly, offer to sell, pledge, contract to sell, grant any option to purchase, or otherwise dispose of (each a "Transfer"), pursuant to a registration statement filed under the Securities Act or Rule 144 under the Securities Act, any shares of Registrable Securities of which the Holder is now the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act); provided, however, that each Holder of Registrable Securities may Transfer any shares of Registrable Securities in any other transaction but not in a transaction where the transferee reduces its risk by directly or indirectly engaging in a hedging or similar transaction through selling shares in the public market.

     4. Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

          "AMEX" means the American Stock Exchange Inc.

          "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required by law to be closed.

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          "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include a reference to the comparable section, if any, of any such successor federal statute.

          "NYSE" means the New York Stock Exchange, Inc.

          "Person" means any individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency, department or political subdivision thereof) or other entity of any kind.

          "Registration Expenses" means all costs, fees and expenses incident to the Company's performance of or compliance with Section 2, including, without limitation, all registration, filing and NASD fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of "cold comfort" letters required by or incident to such performance and compliance, any fees and disbursements of underwriters customarily paid by issuers or sellers of securities (excluding any underwriting discounts or commissions or transfer taxes with respect to the Registrable Securities) and the reasonable fees and expenses of one counsel to Holders of a majority of the Registrable Securities participating in an offering as contemplated herein.

          "Securities Act" means the Securities Act of 1933, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to a particular section of the Securities Act of 1933 shall include a reference to the comparable section, if any, of any such successor federal statute.

     5. Rule 144. The Company shall take all actions reasonably necessary to enable Holders of Registrable Securities to sell such securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, (b) any similar rules or regulations hereafter adopted by the Commission, including, without limiting the generality of the foregoing, filing on a timely basis all reports required to be filed by the Exchange Act. Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

     6. Amendments and Waivers. This Agreement may be amended with the written consent of the Company and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act, of each Holder of the Registrable Securities then outstanding affected by such amendment, action or omission to act, provided, however, that, such consent need not be obtained from any Holder owning less than 2% of the Company's issued and outstanding common stock. Each Holder of any Registrable Securities at the time or thereafter outstanding shall be bound by any consent authorized by this Section 6, whether or not such Registrable Securities shall have been marked to indicate such consent.

     7. Nominees for Beneficial Owners. In the event that any Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election in writing delivered to the Company, be treated as the Holder of such Registrable Securities for purposes of any request, consent, waiver or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, the Company may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Registrable Securities.

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     8. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telex, telegram, telecopier, reputable courier service or personal delivery to the following addresses (or at such other address for a party as shall be specified by like notice):

          (i) if to

          (ii) if to the Company, to

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; one business day after being sent by reputable courier service; three business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; and when receipt is acknowledged, if telecopied.

     9. Assignment. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the parties hereto and, with respect to the Company, its respective successors and assigns and, with respect to any Holder of any Registrable Securities, subject to the provisions respecting the minimum numbers of percentages of shares of Registrable Securities required in order to be entitled to certain rights, or to take certain actions, contained herein. Any Holder may assign its rights with respect to the registration of any Registrable Securities to any transferee of such securities.

     10. Calculation of Percentage Interests in Registrable Securities. For purposes of this Agreement, all references to a percentage of the Registrable Securities shall be calculated based upon the total number of shares of Common Stock included in the definition of the Registrable Securities outstanding at the time such calculation is made.

     11. No Inconsistent Agreements. The Company will not hereafter enter into any agreement, or amend any existing agreement, with respect to its securities which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement. The Holders hereby acknowledge that the John Hancock entities are the beneficiaries of certain registration rights pursuant to the Warrant Agreement dated as of May 4, 1998 among the Company and the Purchasers named therein.

     12. Remedies. Each Holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

     13. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended and understood that all of the rights and privileges of the Holders shall be enforceable to the fullest extent permitted by law.

     14. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     15. Descriptive Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

     16. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

     17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

     18. Term of Agreement. This Agreement shall become effective upon the execution hereof and shall continue in effect until the earlier of (i) the third anniversary of the date hereof, or (ii) such time as all Registrable Securities shall cease to be Registrable Securities; provided, however, that, Sections 2.6, 8, 9, 12, 13, 14, 15, 16, 17 and 19 of this Agreement shall survive such termination.

     19. No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to or shall confer upon anyone other than the parties hereto (and their permitted successors and assigns) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                            FRESHPOINT AMERICA, INC.

                                            By:

                                              ----------------------------------
                                              Name:
                                              Title:

                                            RIGHTHOLDERS

                                            ROSECLIFF RCD MANAGEMENT, L.P.

                                            By:

                                              ----------------------------------
                                              Name:
                                              Title:

                                            ROSECLIFF ALBERT FISHER
                                            PARTNERS, L.P.

                                            By:

                                              ----------------------------------
                                              Name:
                                              Title:

                                            ROSECLIFF RCD PARTNERS

                                            By:

                                              ----------------------------------
                                              Name:
                                              Title:

                                            ALBERT FISHER NORTH AMERICA, INC.

                                            By:

                                              ----------------------------------
                                              Name:
                                              Title:

                                            ROSECLIFF RCD PARTNERS BENEFIT
                                            RESERVE TRUST

                                            By:

                                              ----------------------------------
                                              Name:
                                              Title:

                                  SCHEDULE 2.1

HOLDER                                                        PUT SHARES   P SHARES   C SHARES
------                                                        ----------   --------   --------

                                                                      APPENDIX B

                                 April 29, 1999

Board of Directors
Fresh America Corp.
6600 LBJ Freeway, Suite 180
Dallas, Texas 75240

Dear Sirs:

     We understand Fresh America Corp. ("Fresh America") and FreshPoint Holdings ("Holdings") intend to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Holdings will be merged with and into Fresh America (the "Merger"), and FreshPoint, Inc. ("FPI" and together with Holdings, "FreshPoint"), a current wholly-owned subsidiary of Holdings, will become a wholly-owned subsidiary of Fresh America. You have provided us a copy of the Merger Agreement together with the exhibits and schedules thereto in substantially final form. As a result of the Merger, each outstanding share of Common Stock of FreshPoint ("FreshPoint Common Stock") and FreshPoint's Series A, A-1 and A-2 Exchangeable Preferred Stock ("Series A Preferred") will be converted into 5,685,826 shares of Common Stock of Fresh America ("Fresh America Common Stock"). Prior to the Merger, all of the warrants to purchase shares of FreshPoint Common stock will be exercised for or exchanged into shares of FreshPoint Common Stock and will be included in the 5,685,826 shares of Fresh America Common Stock to be received by FreshPoint shareholders. Such 5,685,826 shares of Fresh America Common Stock to be received by FreshPoint shareholders is herein defined as the "Consideration".

     You have asked us to render our opinion as to whether the Consideration is fair, from a financial point of view, to the shareholders of Fresh America.

     In the course of our analyses for rendering this opinion, we have:

          1. reviewed the Merger Agreement in substantially final form;

          2. reviewed Fresh America's Annual Reports on Form 10-K for the years ended January 3, 1997, January 2, 1998 and January 1, 1999 and its Quarterly Reports on Form 10-Q for the quarters ended April 3, July 3 and October 2, 1998;

          3. reviewed FreshPoint's audited financial statements for the seven months ended June 28, 1997 and the year ended June 27, 1998, the unaudited financial statements for the six months ended December 26, 1998, and preliminary results for the quarter ended March 27, 1999;

          4. reviewed certain operating and financial information of Fresh America and FreshPoint, including projections and projected cost savings and operating synergies, provided to us by Fresh America's and FreshPoint's management relating to their respective businesses and prospects;

          5. met with certain members of Fresh America's and FreshPoint's senior management to discuss their respective operations, historical financial statements and future prospects and their views of the business, operational and strategic benefits, cost savings, potential synergies and other implications of the Merger;

          6. reviewed publicly available financial data and stock market performance data of other publicly held companies that we deemed generally comparable to Fresh America and FreshPoint;

          7. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In the course of our review we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by Fresh America and FreshPoint. With respect to Fresh America's and FreshPoint's projected financial results (including projected cost savings and operating synergies resulting from the Merger), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Fresh America and FreshPoint as to the expected future performance of Fresh America and FreshPoint, respectively. We have also assumed that the Merger and financing thereof will not violate, result in a default under, or be in contravention of the terms of any material agreement, including without limitation any agreements evidencing indebtedness of Fresh America or FreshPoint. We have not assumed any responsibility for the independent verification of the information or the projections (including projected cost savings and operating synergies resulting from the Merger) provided to us and we have further relied upon the assurances of the managements of Fresh America and FreshPoint that they are unaware of any facts that would make the information or projections (including projected cost savings and operating synergies resulting from the Merger) provided to us incomplete or misleading. On arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Fresh America or FreshPoint. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

     Our opinion does not constitute a recommendation of the Merger or a related financing transaction or a recommendation to any shareholder of Fresh America as to how any such shareholder should vote with respect to the approval of the issuance of the Fresh America Common Stock in connection with the Merger. Further, we are not expressing any opinion as to what the value of Fresh America Common Stock actually will be at the time of the Merger or the prices at which the Fresh America Common Stock will trade during the period following announcement of the Merger or subsequent to the consummation of the Merger. Finally, our opinion does not address Fresh America's underlying business decision to effect the Merger. We have not reviewed any proxy statement or similar document that may be distributed in connection with the Merger as such materials have not yet been completed.

     Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the shareholders of Fresh America.

     We have acted as financial advisor to Fresh America in connection with the Merger and will receive a fee for such advisory services, including the rendering of this opinion, payment of a significant portion of which is contingent upon consummation of the Merger.

                                            Very truly yours,

                                            BEAR, STEARNS & CO. INC.

                                            By:
                                                    /s/ SHELDON STEIN
                                              ----------------------------------
                                              Senior Managing Director

                              FRESH AMERICA CORP.

                  BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING
             OF SHAREHOLDERS AT 10:00 A.M. FRIDAY, AUGUST 27, 1999

     The undersigned shareholder of Fresh America Corp. (the "Company") hereby appoints David I. Sheinfeld and John H. Gray or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof.

  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ITEMS (1) THROUGH (4).

  (1) Approval of the Agreement and Plan of Merger dated as of May 3, 1999 relating to the merger of the Company with FreshPoint Holdings, Inc.

                  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

  (2) Approval of the charter amendment changing the Company's name to "FreshPoint America, Inc.," increasing the number of authorized shares of Fresh America common stock from 10,000,000 to 50,000,000, and expanding the Fresh America Board of Directors from a six-member Board to an eleven-member Board.

                  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

  (3) Election of Lawrence V. Jackson as Class II Director until the merger is consummated or until the expiration of his term if the merger is not consummated.

[ ] FOR all nominees                             [ ] WITHHOLD AUTHORITY
   (except as provided to the contrary              to vote for all nominees
below)

 (INSTRUCTION: To withhold authority to vote for any individual nominees, write that nominee's name here):

--------------------------------------------------------------------------------
                (Continued and to be signed on the reverse side)

                         (Continued from reverse side)

(4) Approval of the amendment to the Fresh America Corp. 1996 Stock Option and Award Plan as Amended and Restated Effective May 22, 1998 changing the name of the stock option plan to the "FreshPoint America, Inc. 1999 Stock Option and Award Plan," increasing the number of shares of common stock authorized for issuance under the plan from 625,000 shares to 1,250,000 shares, and providing for future annual increases in the total number of shares authorized for issuance pursuant to non-qualified options and restricted stock grants under the plan equal to any percentage increase in the number of issued and outstanding shares of FreshPoint America common stock from the prior year.

                  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

(5) In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS (1), (2), (3) AND (4) THIS PROXY WILL BE VOTED "FOR" SUCH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (5). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

YOUR VOTE IS IMPORTANT. FAILURE TO VOTE IN PERSON OR BY PROXY IS EQUIVALENT TO A VOTE AGAINST ITEMS (1) AND (2).

   Receipt herewith of the Company's Annual Report and Notice of Meeting and Proxy Statement, dated July 22, 1999, is hereby acknowledged.

                                                    Dated:

            -------------------------------------------------------------------,
                                                           1999

                                                    ----------------------------

                                                    ----------------------------
                                                    Signature(s) of
                                                    Shareholder(s))

                                                    (Joint owners must EACH
                                                    sign. Please sign EXACTLY as
                                                    your name(s) appear(s) on
                                                    this card. When signing as
                                                    attorney, trustee, executor,
                                                    administrator, guardian or
                                                    corporate officer, please
                                                    give your FULL title.)

                                                    PLEASE SIGN, DATE, AND MAIL
                                                    TODAY.